Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Exhibit 99.1
Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
PRELIMINARY AND SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2024
INFORMATION STATEMENT
Evertect AG
Ordinary Shares
This information statement is being furnished in connection with the distribution (the “Distribution”) by Holcim Ltd (“Parent”) to its shareholders of ordinary shares of Evertect AG (the “Company”), a wholly-owned subsidiary of Parent. Prior to such Distribution, we, Parent and each of our applicable affiliates will consummate a series of internal reorganization transactions to separate us from Parent, resulting in us owning the business, activities and operations of Parent and its affiliates in the United States, Canada and Jamaica (the “Evertect Territories”), including the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions in the Evertect Territories, as well as certain support operations in Colombia and certain trading operations (collectively, the “Evertect Business”) and Parent continuing to own the business, activities and operations of Parent and its affiliates outside of the Evertect Territories, including the manufacturing of cement, aggregates, ready-mix concrete and other products outside the Evertect Territories, as well as certain other support operations in Colombia (the “Holcim Business”), as more fully described in this information statement (the Separation and Distribution together, the “Spin-Off”). After the separation, Parent will cause UBS AG, as the Swiss settlement agent, to effect the Distribution by distributing ordinary shares of the Company (“Company Shares”) to holders of ordinary shares of Parent (“Parent Shares”) on a pro rata basis as a dividend-in-kind. For every     Parent Shares held or acquired by you prior to 5:40 p.m., Zurich Time, on     (the “Cum-Dividend Time” for the Distribution) that you did not sell or otherwise dispose of prior to the Cum-Dividend Time, you will receive     Company Shares (the “Distribution Ratio”). Immediately after the Distribution is completed, Parent will not own any Company Shares and the Company will be an independent, publicly traded company.
The Distribution is subject to certain conditions, as set forth in this information statement. Approval of certain matters required for the Distribution is being sought from the holders of Parent Shares at a general meeting of Parent’s shareholders (the “Parent Shareholder Meeting”) to be held at    , on     at    . In connection with and prior to the Parent Shareholder Meeting, Parent will publish a meeting invitation and shareholder information brochure (the “Parent Shareholder Meeting Materials”) on or around    . The Parent Shareholder Meeting Materials will describe the procedures for voting Parent Shares and other details regarding the Parent Shareholder Meeting. As a result, this information statement does not contain a proxy and is not intended to constitute solicitation material under the U.S. federal securities laws.
By the time you receive this document in completed form, the Distribution and certain related matters may have been approved by holders of Parent Shares and certain other conditions to the Distribution may have been satisfied. However, because this information statement is being filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the completion of those steps, the descriptions contained in this information statement are written from the perspective that they have not yet occurred.
You will not be required to make any payment or surrender or exchange your Parent Shares or take any other action to receive Company Shares, except as described in “The Separation and Distribution—When and How You Will Receive Company Shares—Holders of Parent Shares in Physical Certificated Form” with respect to holders of physical certificates representing Parent Shares.
The Distribution is intended to be tax-free to holders of Parent Shares for U.S. federal income tax purposes and is intended to be tax-neutral to holders of Parent Shares for Swiss tax purposes. See “Material U.S. Federal Income Tax Consequences of the Distribution” and “Material Swiss Tax Consequences of the Spin-Off.” You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local, Swiss and other foreign tax laws.
A public market for Company Shares does not currently exist. We intend to apply to list Company Shares on the     (the “Stock Exchange”) under the symbol “    .” We expect that Company Shares will commence
trading on a standalone basis on the Stock Exchange at 9:30 a.m., New York City time, on     (the

“Ex-Dividend Date”). If you hold your Parent Shares in book-entry form with a custodian bank or broker through SIX SIS AG, the Swiss central securities depositary (“SIX SIS”), we expect that your bank or broker will credit your custody account with the number of Company Shares you are entitled to receive in the Distribution on or shortly after the Ex-Dividend Date, at which time you should be able to commence trading your Company Shares. There will not be any trading of Company Shares on a “when-issued” basis before the Ex-Dividend Date.
This information statement describes our business, our relationship with Parent and how the Spin-Off affects Parent and its shareholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Company Shares that you will receive in the Distribution. You should be aware of certain risks relating to the Spin-Off, our business and ownership of Company Shares, which are described under the section of this information statement entitled “Risk Factors.”
This information statement is being furnished solely to provide information to holders of Parent Shares who are entitled to receive Company Shares in the Distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Parent. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and none of us, Parent, our Board of Directors (the “Board of Directors”) or the Parent Board of Directors (the “Parent Board of Directors”) undertake any obligation to update such information, except in the normal course of our and Parent’s public disclosure obligations and practices and as required by applicable law.
At the time our registration statement, of which this information statement is a part, is declared effective by the SEC, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we will file periodic reports (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K), proxy statements and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. We encourage you to review our periodic reports, proxy statements and information statements and any other information we file with the SEC when they are made available, as they will contain important information about us and the Company Shares, in particular for periods after the date of this information statement. See “Where You Can Find More Information.”
In reviewing the information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 15.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is    .

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
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Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
PRESENTATION OF INFORMATION
Unless the context otherwise requires, references in this information statement to (i) the “Company” refer to Evertect AG, a Swiss corporation, (ii) “Evertect,” “we,” “us” and “our” refer to the Company and its consolidated subsidiaries after giving effect to the Spin-Off and (iii) “Holcim” refer to Parent and its consolidated subsidiaries (including Evertect for the period prior to the Spin-Off).
As of the date of this information statement, the Company has no standalone business operations and holds no assets or liabilities of any kind other than those incidental to its formation and the Spin-Off. Prior to the Distribution, the Company and Parent intend to effect a series of internal reorganization transactions to establish a new legal entity structure such that, as of immediately prior to the Distribution, in accordance with and subject to the Separation and Distribution Agreement and the Ancillary Agreements (each as defined in “Certain Relationships and Related Person Transactions—Agreements with Parent”), Parent and its subsidiaries will transfer to us all of Parent’s and its subsidiaries’ respective rights, title and interest in and to the Evertect Assets (as defined in “Certain Relationships and Related Person Transactions—Agreements with Parent”), including all of the outstanding shares of capital stock or other ownership interests in certain specified legal entities that will form Evertect (the “Separation”). As a result, following the Spin-Off, the Evertect Business will be conducted by Evertect and the Holcim Business will be conducted by Holcim. The internal reorganization transactions are primarily expected to occur during the months preceding the Spin-Off; however, the transfer of Evertect Assets and assumption of Evertect Liabilities (as defined in “Certain Relationships and Related Person Transactions—Agreements with Parent”) will not be effective until immediately prior to the Distribution. See “Certain Relationships and Related Person Transactions—Agreements with Parent.”
Unless the context otherwise requires, the information included in this information statement about us assumes the completion of the Spin-Off. This information statement describes the assets, liabilities and businesses to be transferred to us by Holcim in the Separation as if such assets, liabilities and businesses were our assets, liabilities and businesses for all historical periods described. References in this information statement to our historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as conducted as part of Holcim prior to the Spin-Off. Information in this information statement with respect to the assets and liabilities of Evertect and Holcim following the Spin-Off is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. For additional information regarding the Separation and Distribution Agreement, see “Certain Relationships and Related Person Transactions—Agreements with Parent—The Separation and Distribution Agreement.”
References to “$” in this information statement shall be deemed references to U.S. dollars. References to “€” in this information statement shall be deemed references to Euros.
FINANCIAL STATEMENT INFORMATION
The Company is a wholly-owned subsidiary of Parent, and the results of the Evertect Business were historically consolidated under Parent and reported under its North America and Solutions & Products segments. The Company has no operating history as a standalone company. As a result, separate financial statements have not historically been prepared for the Company. The historical combined financial statements for the Company and its subsidiaries as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 were prepared on a “carve-out” basis in connection with the expected Spin-Off, and have been derived from the consolidated financial statements and historical accounting records of Parent.
The financial information in this information statement may differ from the financial information presented in annual reports published by Parent. These differences relate primarily to the accounting basis applied. The financial information presented in this information statement has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), while the financial information in the annual reports published by Parent is prepared under International Financial Reporting Standards (“IFRS”).
This information statement includes certain historical combined financial information and other information for Evertect and certain historical combined financial information and other information of Parent. In connection with the Spin-Off, we will become the holder of the assets and liabilities of the Evertect Business. We are the registrant under the registration statement of which this information statement is a part and will be the financial reporting entity following the completion of the Spin-Off. This information statement also includes summary unaudited pro forma

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
condensed combined balance sheet information as of       and summary unaudited pro forma condensed combined statements of operations information for the year ended December 31, 2023, which present our combined financial position and results of operations after giving effect to the Spin-Off and the other transactions described under “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and may not reflect what our financial condition or results of operations would have been if we had been a standalone company during the periods presented. In addition, the unaudited pro forma condensed combined financial statements may not reflect what our financial condition or results of operations may be in the future. See “Risk Factors—Risks Relating to the Spin-Off—We have no history operating as an independent, publicly traded company, and our financial information in this information statement is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”
You should read the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” which are qualified in their entirety by reference to our audited historical combined financial statements and accompanying notes included elsewhere in this information statement, as well as the financial and other information in the sections of this information statement entitled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
AUDITOR INDEPENDENCE
For an initial registration, compliance with all independence rules of the SEC and the Public Company Accounting Oversight Board (United States) (“PCAOB”) are required during the period covering the most recent annual financial statements included in the registration statement and subsequent periods. In addition, compliance with applicable home country independence rules and the SEC’s general standard of independence in Rule 2-01(b) is required for all prior periods included in the registration statement.
Beginning prior to 2021, a member firm of Ernst & Young Global Limited (“EYG”) in the United Kingdom provided tax advisory services, which included representation in a court commencing in December 2021, to a sister affiliate of the Company under a contingent fee arrangement. The service and fee arrangement were permissible under the International Ethics Standards Board for Accountants Code of Ethics (“IESBA Code”) and Switzerland home country independence rules but are inconsistent with the SEC and PCAOB independence rules. The service was terminated in December 2023 prior to Ernst & Young AG (“EY Switzerland”) becoming engaged as the Company’s auditor under PCAOB standards. No fees were collected related to this service.
In certain periods during 2021 and 2022, an EYG member firm in Mexico provided mergers and acquisition advisory services under a success-based fee arrangement and legal due diligence services related to potential acquisitions to a sister affiliate of the Company. The fee arrangement and legal services, which were permissible under the IESBA Code and Switzerland home country independence rules, were also evaluated under and determined not to be inconsistent with the SEC’s general standard of independence. The fees for these services were not material to the respective parties.
For all matters described above, the services and fee arrangements had no impact on the Company’s operations, our audited historical combined financial statements included elsewhere in this information statement or internal control over financial reporting and did not involve any EYG member firm making management decisions on behalf of the sister affiliates.
After careful consideration of the facts and circumstances and the applicable independence rules, including the SEC’s general standard, EY Switzerland has concluded that (i) the aforementioned matters do not impair its ability to exercise objective and impartial judgment in connection with its audits of our historical combined financial statements included elsewhere in this information statement and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering these matters, management and the audit committee of the Parent Board of Directors concurred with EY Switzerland’s conclusions.
MARKET AND INDUSTRY DATA
This information statement includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this information statement is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.
TRADEMARKS, SERVICE MARKS, COPYRIGHTS AND TRADENAMES
We own or otherwise have rights to the trademarks, service marks and copyrights, including those mentioned in this information statement, used in conjunction with the operation of our business. This information statement includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this information statement may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
SUMMARY
This summary highlights select information contained elsewhere in this information statement and may not contain all information that may be important to you. You should read the entire information statement carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical combined financial statements and accompanying notes included elsewhere in this information statement.
Business Overview
We are the largest pure-play North American building solutions company, providing high-performance, sustainable and innovative building solutions to our customers, helping them realize their most demanding ambitions across the full building lifecycle. Our innovative brands, expertise and products and solutions make us the trusted partner for customers, building owners, architects, engineers, public authorities and cities across the United States and Canada.
North America is one of the world’s most attractive construction markets, with more than $2 trillion of construction spending per year across infrastructure, commercial and residential construction in the United States and Canada according to S&P Construction Data. Historical underinvestment in commercial real estate and housing, aging infrastructure, recent onshoring trends and the combination of population growth and rapid urbanization are key growth drivers for our business. These growth drivers are underpinned by government incentives and spending packages aimed at improving core infrastructure in the United States and Canada.
Evertect is the No. 1 player in cement in the United States and Canada, as measured by both sales and production, and a leader in advanced roofing systems. We are also strongly positioned in aggregates and ready-mix concrete, with 950 sites across the Evertect Territories. Building on our large footprint, we are ideally positioned to capitalize on strong construction spend and once-in-a-generation infrastructure investments across North America. State-of-the-art facilities in superior locations and a large distribution network help us to minimize our distribution costs and provide unparalleled customer service.
In 2023, we generated revenues of $11.7 billion, net income of $1.0 billion and Adjusted EBITDA of $2.8 billion. We believe our regional and integrated growth strategy will be able to capitalize on strong market tailwinds and make the best use of our platform to serve our customers with innovative and sustainable building solutions. We are committed to continuing our value-accretive growth trajectory, focusing on operational improvements with a return-focused capital allocation to drive shareholder value.
Business Segments
We operate in two reportable segments, offering a complete range of advanced solutions to support large-scale and complex construction projects from bridges to data centers in the areas of infrastructure, residential, commercial and industrial construction. Our services span new builds, repairs and refurbishment, with the repair and refurbishment market accounting for 46% of overall revenues in 2023.
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Our Building Materials segment offers a range of branded solutions delivering high-performance products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials. Leading brands within our Building Materials include OneCem and RapidForce.

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Our Building Envelope segment offers advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems. Products are sold individually or in warranted systems for new construction or refurbishment in commercial or residential projects. Commercial products are primarily sold under the Elevate and Duro-Last brands, while residential products are sold under the Malarkey brand. These products are sold either directly to contractors or through authorized distributors or a network of sales representatives in North America.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Business Strategy
We strive to be customers’ choice for innovative and sustainable building solutions. We have a strategy of accelerated growth to achieve our ambition of $20 billion in revenues and more than $5 billion of Adjusted EBITDA by 2030. Our strategy is broken down into six pillars of profitable growth:
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Positioned in most attractive markets to service our North American customers: Population growth, urbanization, climate change, onshoring and a once in a generation investment in infrastructure are shaping the future of construction and driving demand for innovative and sustainable solutions in key markets.

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Building solutions powering growth opportunities: We aim to provide the most advanced branded solutions in the industry that address customers’ most sophisticated needs while being the trusted partner enabling our customers to meet their ambitious goals across the whole building lifecycle.

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Deeply embedded performance culture: We aim to continue growing margins through empowered leadership with more than 100 local market leaders across the United States and Canada and a performance-based culture driving customer-focused decision-making.

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Value accretive and disciplined acquisitions: Through a track record of disciplined and value-focused acquisitions, we have established ourselves as a leader in advanced roofing and insulation systems, creating a platform for further organic and inorganic growth in the Building Envelope segment. We also pursue an active strategy of synergistic bolt-on acquisitions in the highly-fragmented construction materials market, particularly for aggregates and concrete.

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Committed to driving shareholder value: We strive to maintain an investment grade credit rating with a capital allocation strategy that includes investing in our business to drive sustainable growth, pursuing strategic mergers and acquisitions and returning capital to shareholders.

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Emphasis on Innovation: Through our research and development engine, we seek to make cutting-edge investments that address tomorrow’s customer challenges. Our experts span all building fields, from masons and engineers to material scientists experts in artificial intelligence and data mining.

Summary Risk Factors
Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this information statement. These risks could materially and adversely impact our business, financial condition and results of operations, which could cause the trading price of Company Shares to decline and could result in a loss of all or part of the value of your Company Shares. Some of these risks include:
Risks Relating to our Business and Industry
•	Economic conditions, including inflation, have affected and may continue to adversely affect our business, financial condition, liquidity and results of operations.
•	We are affected by the level of demand in the construction industry.
•	We and our customers participate in cyclical industries and regional markets, which are subject to industry downturns.
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Changes in the cost and/or availability of raw materials required to run our business, including related supply chain disruptions, could have a material adverse effect on our business, financial condition and results of operations.

•	High energy and fuel costs have had and may continue to have a material adverse effect on our operating results.
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The development and introduction of new products and technologies, or the failure to do so, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

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We operate in a highly competitive industry with numerous players employing different competitive strategies and if we do not compete effectively, our revenues, market share and results of operations may be adversely affected.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
•	Activities in our business can be hazardous and can cause injury to people or damage to property in certain circumstances.
Risks Relating to Regulatory and Legal Matters
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We are subject to the laws and regulations of the countries where we operate and do business and non-compliance, any material changes in such laws and regulations and/or any significant delays in assessing the impact and/or adapting to such changes in laws and regulations may have an adverse effect on our business, financial condition, liquidity and results of operations.

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We or our third-party suppliers may fail to maintain, obtain or renew or may experience material delays in obtaining requisite governmental or other approvals, licenses and permits for the conduct of our business.

Risks Relating to the Ownership of Company Shares
•	We cannot be certain that an active trading market for Company Shares will develop or be sustained after the Distribution. Following the Distribution, our share price may fluctuate significantly.
•	Any sales of substantial amounts of Company Shares in the public market, or the perception that such sales might occur, may cause the market price of Company Shares to decline.
•	Holders of Company Shares may not be able to exercise certain shareholder rights if they are not registered as shareholders of record.
Risks Relating to the Spin-Off
•	We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may adversely impact our business.
•	The Spin-Off might not be completed or not be completed within the envisaged time frame and the one-time and ongoing costs of the Spin-Off may be greater than we expected.
•	The Spin-Off or any of the related transactions may not qualify as tax-free transactions for U.S. federal income tax purposes or as a tax-neutral restructuring for Swiss tax purposes.
Corporate Information
Evertect AG was incorporated in Switzerland on April 6, 2023 as Holcim North America Finance Ltd. On July 1, 2024, Parent acquired all of the ordinary shares of Holcim North America Finance Ltd from Holcim Continental Finance Ltd, and shortly thereafter the name of this entity was changed to Evertect AG. As of the date of this information statement, the Company is a wholly-owned subsidiary of Parent and all Company Shares are owned by Parent. As of the date of this information statement, the Company has no standalone business operations and holds no assets or liabilities of any kind other than those incidental to its formation and the Spin-Off.
Our principal executive offices are located at Grafenauweg 10, 6300 Zug, Switzerland, and our telephone number is +41 (0) 58 858 58 58. Our website address is     . The information contained on, or that can be accessed through, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part; we have included this website address solely as an inactive textual reference.
Foreign Private Issuer
We currently qualify as a foreign private issuer for purposes of the Exchange Act. As a result, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies and we may follow Swiss law for certain corporate governance matters. However, we do not plan to take advantage of any of these exemptions, and we intend to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC instead of filing on the reporting forms available to foreign private issuers.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
SUMMARY OF THE SEPARATION AND DISTRIBUTION
The following provides a summary of the terms of the Separation and Distribution. For a more detailed description of the matters described below, see “The Separation and Distribution.”
Distributing Company
Holcim Ltd, a Swiss corporation. Following the Spin-Off, Parent will not own any Company Shares.
Distributed Company
Evertect AG, a Swiss corporation. Pursuant to the Separation, we will receive the legal entities containing the Evertect Business. Following the Spin-Off, the Company will hold, directly or indirectly, and conduct the Evertect Business. As of the date of this information statement, the Company is a wholly-owned subsidiary of Parent and all Company Shares are owned by Parent. After completion of the Separation and Distribution, the Company will be an independent, publicly traded company.
Distribution
Parent will cause UBS AG, as the Swiss settlement agent, to effect the Distribution by distributing Company Shares to holders of Parent Shares on a pro rata basis as a dividend-in-kind. Each holder of Parent Shares (other than Parent and its subsidiaries) will receive     Company Shares for every     Parent Shares held or acquired by such holder prior to the Cum-Dividend Time and not sold or otherwise disposed of by such holder prior to the Cum-Dividend Time. Any excess Company Shares held by Parent which will not be distributed to holders of Parent Shares as set forth in the preceding sentence will be contributed by Parent to the Company in connection with the Separation prior to the Spin-Off and will be held by the Company at the time of the Spin-Off. Immediately following the Spin-Off, we expect to have approximately     Company Shares outstanding. See “The Separation and Distribution—Results of the Spin-Off.”
Cum-Dividend Time; Ex-Dividend Date
The Cum-Dividend Time is 5:40 p.m., Zurich Time, on    .
The Ex-Dividend Date is    .
Reasons for the Spin-Off
The Parent Board of Directors has determined that the Spin-Off is in the best interests of Parent and its shareholders because it will provide the following key benefits:
•	greater strategic focus of financial resources and management’s efforts;
•	direct and differentiated access to capital resources;
•	value creation by offering separate investment opportunities;
•	improved ability to use stock as an acquisition currency; and
•	improved management incentives, recruitment and retention.
In determining whether to effect the Spin-Off, the Parent Board of Directors also considered the costs and risks associated with the Spin-Off, including:
•	potential costs and disruptions to the Evertect Business as a result of the Spin-Off;
•	risks of being unable to achieve the benefits expected from the Spin-Off;
•	increased significance of certain costs and contingent liabilities;
•	the decreased capital available for investment;
•	the reaction of Parent’s shareholders to the Spin-Off;
•	the potential loss of purchasing power and higher cost structure;
•	the risk that the Separation might not be completed and the one-time and ongoing costs of the Spin-Off may be greater than expected; and

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
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the risk that the Separation, Distribution or any of the related transactions does not qualify as tax-free for U.S. federal income tax purposes or as a tax-neutral restructuring for Swiss tax purposes.

See “The Separation and Distribution—Reasons for the Spin-Off.”
The Parent Board of Directors considered these potential benefits and risks and concluded that the potential benefits of the Spin-Off outweighed these risks.
The anticipated benefits of the Spin-Off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the Spin-Off does not result in such benefits, the costs associated with the Spin-Off could have an adverse effect on the Evertect Business and the Holcim Business. For more information, see the section of this information statement entitled “Risk Factors.”
Conditions to the Distribution
Under Swiss law and Parent’s articles of incorporation, the approval of holders of a majority of Parent Shares represented at the Parent Shareholder Meeting is required to effect the Distribution. The resolution to be proposed at the Parent Shareholder Meeting, as set forth in the Parent Shareholder Meeting Materials, will require that the following conditions are met or waived by the Parent Board of Directors prior to consummation of the Distribution:
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The SEC will have declared effective the registration statement of which this information statement is a part, and no stop order relating to the registration statement will be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC.

•	The Stock Exchange will have approved the listing of Company Shares, subject to official notice of issuance.
•	Parent will have received the Tax Opinions (as further described in “Material U.S. Federal Income Tax Consequences of the Distribution—Tax Opinions”).
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All actions, filings, permits, registrations and consents necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder with respect to the Company will have been taken or made and, where applicable, become effective or accepted.

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No order, injunction or decree issued by any court or governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, Distribution or any of the related transactions will be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Spin-Off.

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No event or development shall have occurred or exist as of the Ex-Dividend Date that, in the reasonable judgment of the Parent Board of Directors, would result in the Separation, the Distribution or the other related transactions having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on Parent or its shareholders.

Prior to the Parent Shareholder Meeting, Parent will receive an audit report of EY Switzerland, a state supervised auditing enterprise, stating that the Distribution complies with Swiss law. We further expect that, prior to the Distribution, the internal reorganization transactions with respect to the Evertect Business and the Holcim Business to be completed prior to the Distribution (including the execution of all instruments, assignments, documents and other agreements necessary to effect such portion of the Separation) and the Debt Financing Transactions (as defined in “The Separation and Distribution—Debt Financing Transactions”) will have been effectuated and the mailing of this information statement (or notice of internet availability thereof) to holders of Parent Shares registered in the Parent Share Register (as defined in “The Separation and Distribution—Registration in the Company Share Register”) as of     will have occurred.
Neither we nor Parent can assure you that any or all of these conditions will be met and all actions described in the preceding paragraph will be completed, and the Parent Board of Directors may also waive conditions to the Distribution in its sole discretion prior to obtaining Parent shareholder approval. In the event that the Distribution is approved by holders of a majority of Parent Shares represented at the Parent Shareholder Meeting, and assuming the conditions to the Distribution set forth above are met or otherwise satisfied, Parent will be obligated to effect the Distribution. See “The Separation and Distribution—Conditions to the Distribution.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Stock Exchange Listing
We intend to apply to list Company Shares on the Stock Exchange under the symbol “   .”
Tax Considerations
It is a condition to the consummation of the Distribution that Parent shall receive the Tax Opinions. Accordingly, and so long as the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, qualifies as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income for U.S. federal income tax purposes, upon the receipt of Company Shares pursuant to the Distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution.”
Additionally, the Swiss Federal Tax Administration and the tax administration of the Canton of Zug have considered the tax consequences of the Separation, the Distribution and certain related transactions under applicable Swiss tax law and provided written confirmations (the “Swiss Tax Rulings”) confirming that the Separation, the Distribution and certain related transactions generally qualify as a tax-neutral restructuring. Accordingly, as long as the conditions in the Swiss Tax Rulings are satisfied, the Distribution will not be subject to Swiss withholding tax and should generally be tax-neutral for the purposes of Swiss federal, cantonal and communal income tax. See “Material Swiss Tax Consequences of the Spin-Off—Swiss Withholding Tax” and “Material Swiss Tax Consequences of the Spin-Off—Swiss Income Taxes.”
You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local, Swiss and other foreign tax laws.
Relationship between Evertect and Holcim Following the Spin-Off
Following the completion of the Spin-Off, we and Holcim will be independent, publicly traded companies. Parent will not own any Company Shares, and we expect that the relationship between us and Holcim will be governed by, among others, a Separation and Distribution Agreement and each of the Ancillary Agreements. These agreements will provide for the allocation between us and Holcim of Holcim’s and our assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-Off, and govern the relationship between us and Holcim for certain commercial services and other matters such as insurance. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Relating to the Spin-Off” and “Certain Relationships and Related Person Transactions.”
Reasons for Furnishing This Information Statement; Changes in the Terms of the Spin-Off
This information statement is being furnished solely to provide information to holders of Parent Shares who are entitled to receive Company Shares in the Distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Parent. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and none of us, Parent, our Board of Directors or the Parent Board of Directors undertake any obligation to update such information, except in the normal course of our and Parent’s public disclosure obligations and practices and as required by applicable law.
Parent does not intend to notify its shareholders of any modifications to the terms of the Spin-Off, including the waiver of any conditions to the Distribution, that, in the judgment of the Parent Board of Directors, are not material. However, the Parent Board of Directors would likely consider material matters such as significant changes to the assets to be contributed or the liabilities to be assumed in the Separation. To the extent that the Parent Board of Directors determines that any modification by Parent materially changes the material terms of the Spin-Off, including through the waiver of a condition to the Distribution, Parent will notify holders of Parent Shares in a manner reasonably calculated to inform them about the modification as may be required by applicable law and regulations, by, for example, publishing a press release or making available a supplement to this information statement on its website

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
The summary historical combined statement of operations information and summary historical combined statement of cash flows information for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 and the summary historical combined balance sheet information as of December 31, 2023 and December 31, 2022 have been derived from our audited historical combined financial statements and accompanying notes included elsewhere in this information statement, which were prepared on a “carve-out” basis in connection with the expected Spin-Off and have been derived from the consolidated financial statements and historical accounting records of Parent.
Our audited historical combined financial statements include the assets, liabilities, revenues and expenses that management has determined are specifically identifiable or directly attributable to us. The historical combined statements of operations include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to finance, treasury, supply chain, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to us. These expenses have been allocated to us on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. We consider this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. See Note 18 (Related party) to our audited historical combined financial statements included elsewhere in this information statement. The historical combined balance sheets reflect all of the assets and liabilities of Parent that are specifically identifiable or directly attributable to us, including Net parent investment as a component of equity.
The summary unaudited pro forma condensed combined financial information as of      and for the fiscal year ended December 31, 2023 has been derived from our unaudited pro forma condensed combined financial statements included in the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial statements have been derived from our audited historical combined statement of operations for the fiscal year ended December 31, 2023 and our audited historical combined balance sheet as of     . The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2023 assume that the Separation and related transactions occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet information gives effect to the Separation and related transactions as if they had occurred on     . See “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is based upon available information and assumptions that we believe are reasonable and supportable. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only.
The summary historical combined financial information below is only a summary and should be read in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our audited historical combined financial statements and accompanying notes included elsewhere in this information statement. The unaudited pro forma condensed combined financial information below is only a summary and should be read in conjunction with the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The historical combined financial information and the unaudited pro forma condensed combined financial information may not reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented. In addition, the historical combined financial information and the unaudited pro forma condensed combined financial information may not reflect what our financial condition, results of operations and cash flows may be in the future. See “Risk Factors—Risks Relating to the Spin-Off—We have no history operating as an independent, publicly traded company, and our financial information in this information statement is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Combined Statement of Operations Information

	Pro Forma Fiscal Year Ended	Historical Fiscal Year Ended
($ in millions, except per share data)	December 31, 2023	December 31, 2023	December 31, 2022	December 31, 2021
	(unaudited)
Revenues		$$11,677	$10,726	$8,132
Cost of revenues		(8,908)	(8,254)	(6,314)
Gross profit		2,769	2,472	1,818
Selling, general and administrative expenses		(898)	(752)	(552)
Gain on disposal of long-lived assets		32	36	22
Loss on impairments		(15)	(57)	—
Operating income		1,888	1,699	1,288
Interest expense, net		(549)	(248)	(178)
Other non-operating income (expense), net		(36)	9	5
Income before income tax expense and income from equity method investments		1,303	1,460	1,115
Income tax expense		(361)	(366)	(284)
Income from equity method investments		13	13	12
Net income		955	1,107	843
Net (income) loss attributable to noncontrolling interests		1	1	(2)
Net income attributable to the Company		$$956	$1,108	$841

Combined Balance Sheet Information

	Pro Forma	Historical
($ in millions)	As of	As of December 31, 2023	As of December 31, 2022
Cash and cash equivalents		$$1,107	$351
Total assets		$23,047	$20,670
Total liabilities		$13,844	$12,460
Total equity		$9,203	$8,210

Combined Statement of Cash Flows Information

	Pro Forma	Historical
($ in millions)	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2022	Fiscal Year Ended December 31, 2021
Net cash provided by (used in) operating activities		$$2,036	$1,988	$1,492
Net cash provided by (used in) investing activities		$(2,025)	$(2,521)	$(2,498)
Net cash provided by (used in) financing activities		$734	$497	$1,236

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Evertect and why is Holcim separating the Evertect Business and distributing Company Shares?
As of the date of this information statement, the Company is a wholly-owned subsidiary of Parent. Following the Spin-Off, the Company will hold the assets and liabilities related to the Evertect Business. The Separation and the Distribution are intended to provide you with equity investments in two independent, publicly traded companies, each of which will be able to focus on its respective businesses. We and Holcim believe that the Spin-Off will result in enhanced long-term performance of each business for the reasons discussed in the section of this information statement entitled “The Separation and Distribution—Reasons for the Spin-Off.”

Why are you receiving this document?
Parent is making this document available to you because you are a holder of Parent Shares. This document will help you understand how the Spin-Off will affect your investment in Parent and the value of your Company Shares after the Spin-Off.

How will the Spin-Off work?
To effect the Spin-Off, Holcim will undertake a series of internal reorganization transactions, as well as other transactions, that will result in us holding, through our subsidiaries, the Evertect Business. Parent will then cause UBS AG, as the Swiss settlement agent, to effect the Distribution by distributing Company Shares to holders of Parent Shares on a pro rata basis as a dividend-in-kind. Immediately following the completion of the Spin-Off, the Company will be an independent, publicly traded company holding the Evertect Business, and Parent will not own any Company Shares. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution.”

Why is the Spin-Off structured as a Distribution?
Parent believes that the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, which Parent intends to be tax-free to holders of Parent Shares for U.S. federal income tax purposes and tax-neutral to holders of Parent Shares for Swiss tax purposes, is an efficient way to separate the Evertect Business in a manner that is expected to create long-term benefits and value for Parent, the Company and their respective shareholders. Following the Spin-Off, Parent will not retain any ownership interest in us.

What will be distributed in the Distribution?
Each holder of Parent Shares (other than Parent and its subsidiaries) will receive     Company Shares for every     Parent Shares held or acquired by such holder prior to the Cum-Dividend Time and not sold or otherwise disposed of by such holder prior to the Cum-Dividend Time. Any excess Company Shares held by Parent which will not be distributed to holders of Parent Shares as set forth in the preceding sentence will be contributed by Parent to the Company in connection with the Separation prior to the Spin-Off and will be held by the Company at the time of the Spin-Off. Following the completion of the Spin-Off, Parent will not own any Company Shares. Your proportionate interest in Parent will not change as a result of the Distribution. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution.”

What is the Cum-Dividend Time for the Distribution?	The Cum-Dividend Time for the Distribution is 5:40 p.m., Zurich Time, on .

When will the Distribution occur?
The Ex-Dividend Date is    . We expect that Company Shares will commence trading on a standalone basis on the Stock Exchange at 9:30 a.m., New York City time, on the Ex-Dividend Date. If you hold your Parent Shares in book-entry form with a custodian bank or broker through SIX SIS, we expect that your bank or broker will credit your custody account with the number of Company Shares you are entitled to receive in the Distribution on or shortly after the Ex-Dividend Date, at which time you should be able to commence trading your Company Shares. However, no assurance can be provided as to the timing of the Distribution or that all conditions to the Distribution will be met.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Is a shareholder vote required to approve the Spin-Off?
Yes. Approval of certain matters required for the Distribution will be sought from the holders of Parent Shares at the Parent Shareholder Meeting. Such matters must be approved by holders of a majority of Parent Shares represented at the Parent Shareholder Meeting. In connection with the Parent Shareholder Meeting, Parent will publish the Parent Shareholder Meeting Materials on or around    . The Parent Shareholder Meeting Materials will describe the procedures for voting Parent Shares and other details regarding the Parent Shareholder Meeting. As a result, this information statement does not contain a proxy and is not intended to constitute solicitation material under the U.S. federal securities laws.

What do shareholders need to do to participate in the Distribution?
You will not be required to make any payment or surrender or exchange your Parent Shares or take any other action to receive Company Shares, except as described in “The Separation and Distribution—When and How You Will Receive Company Shares—Holders of Parent Shares in Physical Certificated Form” with respect to holders of physical certificates representing Parent Shares. However, you are urged to read this entire information statement carefully.

Will you receive physical certificates representing Company Shares following the Spin-Off?
No. All holders of physical certificates representing Parent Shares duly registered in the Parent Share Register who have previously provided a valid mailing address to Parent will be sent a notice with instructions on how to receive Company Shares in the Distribution. See “The Separation and Distribution—When and How You Will Receive Company Shares—Holders of Parent Shares in Physical Certificated Form.”

How many Company Shares will you receive in the Distribution?
Each holder of Parent Shares (other than Parent and its subsidiaries) will receive     Company Shares for every     Parent Shares held or acquired by such holder prior to the Cum-Dividend Time and not sold or otherwise disposed of by such holder prior to the Cum-Dividend Time. Immediately following the Spin-Off, we expect to have approximately     Company Shares outstanding. See “The Separation and Distribution—Results of the Spin-Off.”

Will the Company issue fractional shares in the Distribution?	No. The Company will not issue fractional Company Shares in the Distribution.

What are the conditions to the Distribution?
Under Swiss law and Parent’s articles of incorporation, the approval of holders of a majority of Parent Shares represented at the Parent Shareholder Meeting is required to effect the Distribution. The resolution to be proposed at the Parent Shareholder Meeting, as set forth in the Parent Shareholder Meeting Materials, will require that the following conditions are met or waived by the Parent Board of Directors prior to consummation of the Distribution:

 •
The SEC will have declared effective the registration statement of which this information statement is a part, and no stop order relating to the registration statement will be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC.

 •
The Stock Exchange will have approved the listing of Company Shares, subject to official notice of issuance.

 •
Parent will have received the Tax Opinions.

 •
All actions, filings, permits, registrations and consents necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken or made and, where applicable, become effective or accepted.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

 •
No order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, Distribution or any of the related transactions will be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Spin-Off.

 •
No event or development shall have occurred or exist as of the Ex-Dividend Date that, in the reasonable judgment of the Parent Board of Directors, would result in the Separation, the Distribution or the other related transactions having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on Parent or its shareholders.

Prior to the Parent Shareholder Meeting, Parent will receive an audit report of EY Switzerland, a state supervised auditing enterprise, stating that the Distribution complies with Swiss law. We further expect that, prior to the Distribution, the internal reorganization transactions with respect to the Evertect Business and the Holcim Business to be completed prior to the Distribution (including the execution of all instruments, assignments, documents and other agreements necessary to effect such portion of the Separation) and the Debt Financing Transactions (as defined in “The Separation and Distribution—Debt Financing Transactions”) will have been effectuated and the mailing of this information statement (or notice of internet availability thereof) to holders of Parent Shares registered in the Parent Share Register as of     will have occurred.

Neither we nor Parent can assure you that any or all of these conditions will be met and all actions described in the preceding paragraph will be completed, and the Parent Board of Directors may also waive conditions to the Distribution in its sole discretion prior to obtaining Parent shareholder approval. As of the date hereof, the Parent Board of Directors does not intend to waive any of the conditions described herein.

In the event that the Distribution is approved by holders of a majority of Parent Shares represented at the Parent Shareholder Meeting, and assuming the conditions to the Distribution set forth above are met or otherwise satisfied, Parent will be obligated to effect the Distribution. See “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the Distribution?
The completion and timing of the Distribution are dependent upon a number of conditions. No assurance can be provided as to the timing of the Distribution or that all conditions to the Distribution will be met.

Can Parent decide to cancel the Distribution even if all the conditions have been met?
No. Under Swiss law, the power and authority to authorize the distribution of a dividend falls within the sole competence of the shareholders of the relevant company acting pursuant to a shareholders’ meeting and may not be delegated to a company’s board of directors. Parent may only decide to cancel the Distribution in the event that any of the conditions to the Distribution as determined in the resolution of the Parent Shareholder Meeting have not been met. See “The Separation and Distribution—Conditions to the Distribution.”

What if you want to sell your Parent Shares or Company Shares?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Will there be any “when-issued” trading of Company Shares or any “ex-distribution” trading of Parent Shares?
There will not be any trading of Company Shares on a “when-issued” basis or any “ex-distribution” trading of Parent Shares before the Ex-Dividend Date. This means that Company Shares will not trade separately from Parent Shares prior to the Ex-Dividend Date and any Parent Share purchased or sold up to the Cum-Dividend Time will include the right to receive Company Shares in the Distribution. See “The Separation and Distribution—No When-Issued Trading or Ex-Distribution Trading.”

Where will you be able to trade Company Shares?
We intend to apply to list Company Shares on the Stock Exchange under the symbol “   .” We expect that Company Shares will commence trading on a standalone basis on the Stock Exchange at 9:30 a.m., New York City time, on the Ex-Dividend Date.

What will happen to the listing of Parent Shares?	Parent Shares will continue to trade on the SIX Swiss Exchange (the “SIX”) under the symbol “HOLN.”

Will the number of Parent Shares that you own change as a result of the Distribution?	No. The number of Parent Shares that you own will not change as a result of the Distribution.

What are the U.S. federal income tax consequences of the Spin-Off?
It is a condition to the consummation of the Distribution that Parent shall receive the Tax Opinions.

Accordingly, and so long as the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, qualifies as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income for U.S. federal income tax purposes, upon the receipt of Company Shares pursuant to the Distribution.

For more information regarding the potential U.S. federal income tax consequences to us, to Parent and to you, see the section of this information statement entitled “Material U.S. Federal Income Tax Consequences of the Distribution.” You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state and local, Swiss and any foreign, tax laws.

What are the Swiss tax consequences of the Spin-Off?
The Swiss Federal Tax Administration and the tax administration of the Canton of Zug have considered the tax consequences of the Separation, the Distribution and certain related transactions under applicable Swiss tax law and provided written confirmations that the Separation, the Distribution and certain related transactions generally qualify as a tax-neutral restructuring. Accordingly, as long as the conditions in the Swiss Tax Rulings are satisfied, the Distribution will not be subject to Swiss withholding tax and should generally be tax-neutral for the purposes of Swiss federal, cantonal and communal income tax. See “Material Swiss Tax Consequences of the Spin-Off—Swiss Withholding Tax” and “Material Swiss Tax Consequences of the Spin-Off—Swiss Income Taxes.”

What are the material state or local income tax consequences of the Distribution?
The Tax Opinions will not address the state or local income tax consequences of the Distribution. You should consult your tax advisor about the particular state and local tax consequences of the Distribution to you, which consequences may differ from those described in the sections of this information statement entitled “Material U.S. Federal Income Tax Consequences of the Distribution” and “Material Swiss Tax Consequences of the Spin-Off.” The Tax Opinions also will not address any tax consequences of the Distribution other than U.S. federal income tax consequences.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

How will you determine your tax basis in the Company Shares you receive in the Distribution?
Assuming that the Distribution is tax-free to holders of Parent Shares for U.S. federal income tax purposes, your aggregate tax basis for U.S. federal income tax purposes in your Parent Shares held by you immediately prior to the Distribution will be allocated between your Parent Shares and Company Shares that you receive in the Distribution in proportion to the relative fair market values of each immediately following the Distribution. Holcim will provide you with information to enable you to compute your tax basis in both Parent Shares and Company Shares. This information will be posted on Holcim’s website following the Ex-Dividend Date.

You should consult your tax advisor about the particular consequences of the Spin-Off to you, including a situation where you have purchased Parent Shares at different times or for different amounts and the application of state, local, Swiss and other foreign tax laws.

For a more detailed description, see the sections of this information statement entitled “Material U.S. Federal Income Tax Consequences of the Distribution.”

What will our relationship be with Holcim following the Spin-Off?
Following the completion of the Spin-Off, Parent and the Company will be independent, publicly traded companies. Parent will not own any Company Shares, and we expect that the relationship between us and Holcim will be governed by, among others, a Separation and Distribution Agreement and Ancillary Agreements. These agreements will provide for the allocation between us and Holcim of Holcim’s and our assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-Off, and in the case of commercial agreements, govern the relationship between the parties for certain commercial services following the Spin-Off. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Relating to the Spin-Off” and “Certain Relationships and Related Person Transactions.”

Will you have appraisal rights in connection with the Distribution?	No. Holders of Parent Shares are not entitled to appraisal rights in connection with the Distribution.

Are there risks associated with owning Company Shares?
Yes. Ownership of Company Shares is subject to both general and specific risks relating to the Evertect Business, the industry in which we operate, our ongoing contractual relationships with Holcim and our status as an independent, publicly traded company. Ownership of Company Shares is also subject to risks relating to the Spin-Off, including that following the Spin-Off, the Evertect Business will be less diversified than Holcim’s business prior to the Spin-Off. These risks are described in the section of this information statement entitled “Risk Factors.” You are encouraged to read that section carefully.

Who will manage Evertect after the Spin-Off?
Following the Spin-Off, we will be led by    , who will be our Chief Executive Officer.

For more information regarding our expected executive officers and other members of our management team, see the section of this information statement entitled “Management.”

What will Evertect’s dividend policy be after the Spin-Off?
While we expect to pay dividends, it will (within the boundaries of Swiss law) fall within the discretion of our Board of Directors to propose to shareholders the timing and amount of any future dividends on Company Shares. There can be no assurance that we will pay or declare dividends in the future. See “Dividend Policy.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

What will happen to Parent share options and performance-based restricted share units in connection with the Spin-Off?
The Employee Matters Agreement (as defined in “Certain Relationships and Related Person Transactions”) will provide for the treatment of equity awards granted under Parent’s Performance Share Plan which are outstanding immediately prior to the Separation (“Parent Equity Awards”) in connection with the Separation. We currently expect that the Parent Equity Awards will be adjusted using the following principles: (i) for each Parent Equity Award recipient, the intent is to maintain the economic value of that recipient’s Parent Equity Awards before and after the Ex-Dividend Date; (ii) for recipients that are employed by Evertect on the Ex-Dividend Date (“Evertect Employees”), such recipients’ Parent Equity Awards will be assumed by the Company and converted into Company Adjusted Awards; and (iii) for recipients employed by Parent or any of its affiliates (excluding the Company and its subsidiaries), such recipients’ Parent Equity Awards will remain unchanged. See “The Separation and Distribution—Treatment of Equity Incentive Arrangements.”

Will the Distribution affect the market price of Parent Shares?
As a result of the Distribution, we expect the trading price of Parent Shares to be different from the trading price of Parent Shares immediately prior to the Distribution because the trading price of Parent Shares will no longer reflect the combined value of the businesses. Furthermore, until the market has fully analyzed the value of Parent without the Evertect Business, the price of Parent Shares may fluctuate. There can be no assurance that, following the Spin-Off, the combined value of Parent Shares and Company Shares (adjusting for the Distribution Ratio) will equal or exceed what the value of Parent Shares would have been in the absence of the Distribution.

Will Evertect incur any debt prior to or at the time of the Distribution?
Yes. In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $    . For more information, see “The Separation and Distribution—Debt Financing Transactions.” We expect that the Debt Financing Transactions will be completed prior to the consummation of the Distribution. However, no assurance can be given whether the Debt Financing Transactions will occur in the anticipated time frame on favorable terms, or at all.

Who will be the transfer agent and registrar for Company Shares?
    will serve as the transfer agent and registrar for Company Shares. UBS AG will serve as the Swiss settlement agent in connection with the Distribution.

For questions relating to the transfer or mechanics of the Distribution, you should contact the transfer agent at    .

Where can you find more information about Holcim and us?	If you have any questions relating to Parent, you should contact: Holcim Investor Relations General Inquiries Grafenauweg 10, 6300 Zug, Switzerland
Phone: +41 (0) 58 858 87 87 Email: investor.relations@holcim.com Website: https://www.holcim.com/investors

After the Distribution, our shareholders who have any questions relating to us should contact us through any means set forth below, or at the phone numbers or email addresses posted on our website: .

Evertect Investor Relations Grafenauweg 10, 6300 Zug, Switzerland
Phone: +41 (0) 58 858 58 58 Email:

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
RISK FACTORS
Our business and financial results are subject to a number of risks and uncertainties. You should consider carefully the following risks, together with the financial and all other information contained in this information statement, in evaluating us and Company Shares. If any of the following risks or uncertainties or a combination thereof actually occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. In that case, the market price for Company Shares could decline and you may lose all or a part of the value of your Company Shares. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that any of the events discussed below will not occur.
Risks Relating to our Business and Industry
Economic conditions, including inflation, have affected and may continue to adversely affect our business, financial condition, liquidity and results of operations.
Global economic conditions have had and may continue to have a material adverse effect on our business, financial condition, liquidity and results of operations. In recent years, inflation has reached record highs in the United States and Canada, driven mainly by supply chain issues (including input shortages, labor constraints and rising commodity prices), an excess demand for goods and services and a significant increase in energy and food prices, in part due to the war in Ukraine. High inflation can deteriorate global economic conditions and cause a rise in the costs of manufacturing our products, as well as an increase in related expenses, such as freight related expenses. High inflation can also increase our costs of capital. Inflation and its related effects could have a material adverse effect on our business, financial condition, liquidity and results of operations. See “—High energy and fuel costs have had and may continue to have a material adverse effect on our operating results” for information on how energy and fuel costs affect the costs of manufacturing our products and related expenses. In recent years, central banks worldwide have increased interest rates in an attempt to reduce persistent inflation, anchor inflation expectations and, in many cases, protect their own currencies from potential depreciation and market turmoil. Energy or food price shocks could cause inflation to persist despite these efforts. If higher interest rates or other efforts to curb inflation fail to reduce inflation in the short term, central banks may be inclined to keep interest rates higher for longer, potentially causing deep damage to their economies (affecting the investment capacity of consumers and enterprises and damaging the purchasing power of consumers due to higher loan payments, causing governments to issue debt), enlarging and deepening a potential recession in many of the markets where we operate.
In addition to inflation, potential causes of deterioration in global economic conditions include worsening geopolitical relations, pandemics or epidemics, cyber-attacks involving critical infrastructure, decreased trade and capital flows, social unrest and adverse climate shocks. In general, demand for our products is strongly correlated to levels of construction activity, as well as private and public infrastructure spending. Declines in the construction industry are usually correlated with declines in general economic conditions. As a result, the deterioration of global economic conditions could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We are affected by the level of demand in the construction industry.
Demand for our construction products and materials is directly related to the level of activity in the construction industry, which includes residential, commercial and infrastructure construction. Although our products are essential to commercial and residential constructions, any decrease in demand for such construction projects could have a material adverse effect on our business, financial condition, liquidity and results of operations. Our products are also used in a variety of public infrastructure projects that are funded and financed by federal, state and local governments, including public construction projects and projects to build, expand and repair roads and highways. Infrastructure spending may be adversely affected by several factors. For instance, under U.S. law, annual funding levels for highways are subject to yearly appropriation reviews. The uncertainties associated with these reviews or other factors could result in states being reluctant to undertake large multi-year highway projects. In general, there can be no assurance as to the amount and timing of appropriations for spending on federal, state or local projects. Any decrease in the amount of government funds available for such projects could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
We and our customers participate in cyclical industries and regional markets, which are subject to industry downturns.
A majority of our revenues is from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. For example, many of our customers operate in the construction industry, which is affected by a variety of factors, such as general economic conditions, changes in interest rates, demographic and population shifts, levels of infrastructure spending and other factors beyond our control. Such factors may materially impair the ability of current and/or prospective customers to obtain credit. In addition, since our operations are in a variety of geographic markets within the Evertect Territories, our business may be impacted by differing economic conditions in a particular geographic market within the Evertect Territories.
Our business may suffer as a result of worsening economic conditions. Economic downturns in the industries to which we sell our products or localized downturns in the regions where we sell our products, particularly in North America and Europe, generally have an adverse effect on demand for our products and negatively affect our ability to collect receivables. In general, any downturns in these industries or regions could have a material adverse effect on our business, financial condition, liquidity and results of operations. While demand for certain of our Building Envelope products is driven by repair and refurbishment activities (such as re-roofing) which are less likely to be postponed during periods of recession or slower economic growth, economic downturns may have a stronger impact on new construction, which could have a material impact on demand for our Building Materials products.
Changes in the cost and/or availability of raw materials required to run our business, including related supply chain disruptions, could have a material adverse effect on our business, financial condition and results of operations.
Our cement, ready-mix and aggregates businesses, as well as our trading operations, depend on a reliable supply of mineral resources, such as aggregates, sand and limestone, as well as mineral additives such as slag and fly ash. Our Building Envelope segment requires a different set of raw materials, with a large dependency on petroleum-based products, chemicals, resins, asphalt, glass fiber, granules and other commodities. While we try to secure our needed supply of such materials, products or resources through long-term renewable contracts, those contracts may not be sufficient to meet our needs, or we may be unable to renew or replace existing contracts when they expire or are terminated in the future. If our suppliers are not able to deliver to us the contractual quantities because of volatile shipping or trade situations, or if laws and/or regulations limit our access to these materials, products, reserves or resources, sourcing costs for these materials could increase significantly or require us to find alternative sources for these materials. Our focus on sustainable sourcing practices and environmental, social, governance and other sustainability (“ESG”) considerations may also limit the pool of qualified suppliers from which we may choose to source, as we prioritize contractors that respect decent working conditions, protect the environment and observe human rights standards. If our existing suppliers are unable to satisfy our demand, and we are unable to secure supply elsewhere, it could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.
Further, although we generally maintain our own reserves of limestone, aggregates and other materials that we use to manufacture our products, costs of such resources could increase and we may be unable to find alternative suppliers at more reasonable costs, if at all. Our ability to find and develop quality reserves and accurately calculate and report our reserve estimates depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analyses, which are subject to inherent uncertainties. If any of these estimates prove to be inaccurate, our operations and financial condition could be materially adversely impacted.
High energy and fuel costs have had and may continue to have a material adverse effect on our operating results.
Energy, including diesel fuel, natural gas, electricity, coal, petroleum coke and liquid asphalt represent an important part of our cost structure. The price and availability of energy and fuel are generally subject to market volatility and inflation, and have had, and may continue to have, an adverse impact on our costs and operating results. If third-party suppliers fail to provide to us the required amounts of energy or fuel under existing agreements, we may need to acquire energy or fuel at an increased cost from other suppliers to fulfill contractual commitments with third parties or for use in our operations. Governments may also introduce or tighten clean energy obligations or impose

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
excise taxes and carbon emission caps. For example, Canada, where we produce cement, has a cap-and-trade system, which imposes a dollar/carbon tax applied directly to oil and gas emissions. Any new carbon emission caps or taxes, or any tightening of existing caps, could increase our energy costs and have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our commitment to transition to and increase the use of alternative energy sources and fuels may limit our flexibility to use energy sources and fuels that may be more cost-effective and require us to incur more in capital expenditures and investments than we currently have planned. However, if our efforts to increase our use of alternative fuels are unsuccessful, due to their limited availability, price volatility or otherwise, we would be required to use traditional fuels, which may be more expensive at any given time and increase our energy and fuel costs. Further, use of traditional fuels may subject us to increased governmental scrutiny and regulations. Any of this could have a material adverse effect on our business, financial condition, liquidity and results of operations.
The development and introduction of new products and technologies, or the failure to do so, could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Materials such as plastic, aluminum, ceramics, glass, wood and steel can be used in construction as a substitute for cement, ready-mix concrete or aggregates. In addition, the integration of new technologies in the construction industry, such as 3D printing, mini-mills and mobile plants, could adversely impact the demand and price for our existing products. Research aimed at developing new construction techniques and modern materials and digitalizing the construction industry may result in the introduction of new products and technologies that could reduce the demand for and prices of our products. While we strive to introduce new products or products with non-traditional compositions, and to develop and market new construction techniques and technologies, our efforts to introduce new products and develop construction techniques and technologies may be unsuccessful or unprofitable, which could adversely affect our business, financial condition, liquidity and results of operations.
We may also from time to time pursue opportunities which are natural extensions of our existing core businesses and which allow us to take advantage of our core competencies, existing infrastructure and customer relationships. Our likelihood of success in pursuing and realizing these opportunities must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the early phases of business development or product line expansion, including the difficulties involved in obtaining permits; planning and constructing new facilities; transporting and storing products; establishing, maintaining or expanding customer relationships; as well as navigating the regulatory environment in which we operate. We may not be successful in the pursuit and realization of such opportunities, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We operate in a highly competitive industry with numerous players employing different competitive strategies and if we do not compete effectively, our revenues, market share and results of operations may be adversely affected.
The industry in which we operate is highly competitive and are served by numerous companies with recognized brand names, as well as new entrants and increasing imports. Companies in this industry compete based on a variety of factors. For example, we generally compete based on quality, value proposition, capacity, price, customer service, delivery time and proximity to the customer. In certain regions in which we compete, some of our competitors may be more established, benefit from greater brand recognition or have greater manufacturing and distribution channels and other resources than we do or offer a better customer experience than we do. In addition, if our competitors were to combine, or if our competitors individually acquire operations from one another, they may be able to compete more effectively with us. In addition, if our competitors were to dispose of assets to new entrants, asset optimization by buyers of the disposed assets could result in an operational cost advantage. As a result, if we are not able to compete effectively, we may lose market share and our revenues could decline or grow at a slower rate and our business and results of operations would be harmed, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Activities in our business can be hazardous and can cause injury to people or damage to property in certain circumstances.
Most of our production facilities, as well as mineral extraction locations, require individuals to work with chemicals, equipment and other materials that have the potential to cause fatalities, harm and injury when used without due care. An accident or injury that occurs at our facilities could result in disruptions to our business and operations and could have legal and regulatory, as well as reputational, consequences. Such injuries, as well as any liabilities related thereto, could have a material adverse impact on our reputation, business, financial condition, liquidity, results of operations and prospects.
Additionally, cement production raises a number of health and safety issues, which could expose us to possible liability claims for personal injury or property damage due to alleged design or manufacturing defects in our products. As is the case with other companies in our industry, some of our aggregate products contain and some of our construction and material processing operations release particles that may directly or indirectly lead to personal injury. While we believe that our practices are consistent with professional standards recognized or required in the industries in which we operate, we may face claims related to exposure to these products or substances, which could have a material adverse impact on our reputation, business, financial condition, liquidity, results of operations and prospects.
Other health and safety issues related to our business include burns arising from contact with hot cement kiln dust or dust on preheater systems; noise, including from chutes and hoppers, milling plants, exhaust fans and blowers; the potential for dioxin formation if chlorine-containing alternative fuels are introduced into kilns; plant cleaning and maintenance activities involving working at elevated heights or in confined or other awkward locations, and the storage and handling of coal, pet coke and certain alternative fuels, which, in their finely ground state, can pose a risk of fire or explosion; and health hazards associated with operating ready-mix concrete trucks.
We may also be exposed to liability resulting from injuries or fatalities involving third-party service providers, such as drivers for our suppliers when delivering products or services to us. While we actively seek to minimize the risk posed by these issues, personal injury claims may be made and substantial damages awarded against us, which could have a material adverse impact on our reputation, business, financial condition, liquidity and results of operations. Additionally, we may also be required to change our operational practices, involving material capital expenditure.
We could face product liability claims and we may not have sufficient insurance to cover those claims.
Our products are used in a wide variety of residential, commercial and industrial applications. We face an inherent risk of exposure to product liability or other claims in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or their property. If product liability lawsuits against us are successful, it could have an adverse impact on our financial condition and results of operations. Moreover, any such lawsuits, whether or not successful, could result in adverse publicity to us, which could harm our reputation and cause our sales to decline. We maintain insurance coverage to protect us against product liability claims, but that coverage may not be adequate to cover all claims that may arise, or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or that exceeds our established reserves could materially and adversely impact our business, financial condition and results of operations.
We may face warranty claims if customers are not satisfied with the performance of our Building Envelope products.
Consistent with industry practice, we offer separately priced extended warranties, generally ranging from five to 30 years, on many of our roofing systems. We may experience costs of warranty claims when our products are not performing to the satisfaction of the customer even though they have not caused harm to others or property. We have received and may in the future receive notices of claims arising from such warranties. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs. Warranty claims are not insurable, and any increase in warranty claims relative to historical levels could have an adverse impact on our results of operations.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Our portfolio of products, and in particular our Building Envelope portfolio, has grown largely through acquisitions, and there is no assurance that we will be able to continue to acquire additional products to support future growth.
In prior years, we have been able to increase the size and scope of our product offerings in large part through acquisitions from third parties. For example, in 2023, we completed the acquisition of Duro-Last, a manufacturer of polyvinyl chloride (“PVC”) roofing systems, and in 2022 we acquired Malarkey, a residential roofing company. Companies producing building materials at scale in the United States and Canada typically become available for purchase only infrequently, and often only in connection with a merger, acquisition or corporate reorganization or refinancing. When companies become available for purchase, the process is often highly competitive, which tends to result in relatively high valuations for the target company. There can be no assurance that we will be able to continue to identify appropriate acquisition candidates or acquire new products at values that we consider reasonable.
We may not be able to successfully integrate or realize the expected benefits from any acquisitions or joint ventures.
Strategic acquisitions are a core part of our growth strategy, and we expect to acquire new operations and enter into joint ventures or investments and integrate such operations or assets into our existing operations in the future. We may not be successful in identifying or acquiring suitable assets in the future, and we may not be able to acquire assets or enter into joint ventures on favorable terms or at all. Acquisitions, joint ventures or investments may have a material impact on our business, financial condition, liquidity and results of operations. Our ability to realize the expected benefits from any acquisitions, joint ventures, investments or partnerships depends, in large part, on our ability to integrate acquired operations with our existing operations in a timely and effective manner or our ability to properly manage, together with our partners, any joint venture, partnership or other business where we hold an interest. These efforts may not be successful.
In particular, we may not be able to retain key employees of the companies we acquire and we may fail to achieve any anticipated cost savings from any acquisitions, joint ventures or investments. Failure to realize the expected benefits from such acquisitions or joint ventures, if at all made, may cause us to not achieve certain of our strategic goals and, in turn, our business, financial condition, liquidity and results of operations could be materially and adversely affected.
The loss of, a significant decline in business with, or pricing pressures from, one or more of our key customers or distributors could adversely affect our financial condition, liquidity and results of operations.
We operate in several niche areas within our Building Envelope segment in which a significant portion of our revenues are attributable to a few large distributors. A significant reduction in purchases by one or more of these distributors could have an adverse effect on the performance of our Building Envelope segment. Some of our key customers enjoy significant purchasing power that may be used to exert pricing pressure on us. Additionally, as many of our products are purchased as part of a long supply chain to the ultimate consumer, our business, financial condition, liquidity and results of operations could be adversely affected if one or more key customers or distributors elects to in-source or find alternative suppliers for any of the products that we currently provide.
Our operations and ability to source products and materials can be affected by adverse weather conditions and natural disasters, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Construction activity, and thus demand for our products, has historically substantially decreased during periods of cold weather, or generally in any rainy and snowy weather. Consequently, demand for our products has historically been significantly lower during the winter or raining and snowing seasons in the United States and Canada. Generally, winter weather significantly reduces our first quarter sales volumes, and to a lesser extent our fourth quarter sales volumes. Sales volumes in these regions generally increase during the second and third quarters because of normally better weather conditions and thus our ability to source materials, and our customers’ ability to utilize these materials for construction activity. However, high levels of rainfall and/or snow can also adversely affect our operations during these periods, as well as our access to products and materials used in our operations.
Further, natural disasters, such as severe droughts, hurricanes, snowstorms, tornadoes and other such weather phenomena have had, and in the future could have, a negative impact on our sales volumes, which could also have a material adverse effect on our results of operations. Our operations in the southeastern United States are particularly

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
exposed to hurricanes and similar weather events. Severe weather conditions could increase our costs. In general, decreases in sales volumes because of weather events or natural disasters are usually counterbalanced by the increase in the demand for our products during the reconstruction phase after such events, unless any of our operating units or facilities are impacted by the natural disaster, or if our access to our sources of raw materials and the general supply chain is also affected. Such adverse weather conditions and natural disasters can have a material adverse effect on our business, financial condition, liquidity and results of operations if they occur with unusual intensity, during abnormal periods, or last longer than usual, or if they cause scarcity and increases in the cost of the products we need to run our business, especially during peak construction periods.
If we fail to accurately forecast project budgets and timelines, or if we deliver projects that do not meet contracted standards, it could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Construction projects are complex endeavors, with each project posing a unique set of requirements, challenges and variables. A substantial portion of our revenues is derived from projects that involve multiple parties, years and/or products. The confluence of geographical conditions, regulatory environments and fluctuating costs of raw materials can introduce uncertainties that complicate the process of demand estimation for our products. While we employ sophisticated forecasting models and consider historical data to predict project needs with the highest possible accuracy, the inherent variability of project specifications and external market conditions means that there is always a risk of deviation from our projections. An incorrect forecast of the quantity or type of products required for a particular project can lead to either a surplus or a shortage, each carrying its own set of financial implications. A surplus may result in increased inventory holding costs and potential write-downs if the product remains unsold, while a shortage could lead to project delays, contractual penalties or the loss of future business opportunities due to an inability to meet customer demand in a timely manner.
We could be adversely affected by any significant or prolonged disruption to our production facilities.
Any prolonged and/or significant disruption to our production facilities, whether due to repair, maintenance or servicing, governmental or administrative actions, regulatory issues, civil unrest, industrial accidents, unavailability or excessively high cost of raw materials such as energy to the point of making it inefficient to run our production facilities, mechanical equipment failure, human error, cyber-attack to our systems, public health threat or other reasons, could adversely affect our operations. Additionally, any major or sustained disruptions in the supply of utilities such as water, gas or electricity or any fire, flood, earthquake, hurricane, volcanic eruption, landslide, blizzard or other natural calamities or communal unrest or acts of terrorism may disrupt our operations or damage our production facilities or inventories and could have a material adverse effect on our business, financial condition, liquidity and results of operations. We typically shut down our facilities to undertake maintenance and repair work at scheduled intervals. Although we schedule shutdowns such that not all our facilities are shut down at the same time, the unexpected shutdown or closure of any facility or the unexpected prolongation for unforeseen reasons of any scheduled shutdown or temporary closure, may materially affect our business, financial condition, liquidity and results of operations from one period to another.
Labor activism and unrest, rising labor rates, further unionization, work stoppages or failure by us to maintain satisfactory labor relations, could adversely affect our results of operations.
Labor activism and unrest may adversely affect our operations and thereby adversely affect our business, financial condition, liquidity, results of operations and prospects. We may experience labor unrest, activism, disputes or actions in the future, including as a result of labor laws and regulations. Further, rising labor rates may lead to significant increases in our operating and administrative expenses.
As of December 31, 2023, a significant portion of our work force was unionized under several different unions. The unions in several of our facilities require us to negotiate the wages, benefits and other terms of employment with these employees collectively pursuant to collective bargaining agreements. Our financial results could be materially adversely affected if such labor negotiations result in substantially higher compensation costs or materially restrict how we are able to run our operations. In addition, our inability to negotiate acceptable contracts with any of these labor unions as existing collective bargaining agreements expire could result in strikes or work stoppages by the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
affected workers. While we do not expect any labor interruptions of significant duration, if our unionized employees were to engage in a strike or other work stoppage, at one or more of our major facilities, we could experience a significant disruption of our operations, which could materially adversely affect our business, financial condition, liquidity and results of operations.
Although we are not aware of any present active union organizing drives at any of our other facilities, we cannot predict the impact of any further unionization of our workplace. Future labor disagreements could result in work stoppages. Any prolonged work stoppages at any of our facilities could have a material adverse effect on our business.
In addition, some of our direct or indirect customers, third-party suppliers and critical transportation providers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers, suppliers or transportation providers could cause delays in our ability to produce and deliver our products and/or result in decreased demand for our products, such as due to closures of construction sites where our products are used. In recent years, labor strikes and work stoppages have become more frequent in North America and in the United States in particular. Any interruption in our business due to a labor strike or slowdown could have a material adverse effect on us.
We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our businesses.
Our success depends to a significant degree upon the continued services of, and on our ability to attract and retain, our key personnel and executive officers, including qualified management, operations, engineering, manufacturing, technical, marketing and sales, and support personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such qualified personnel, which could negatively affect our businesses. Our future success depends, in part, on our ability to identify and develop or recruit talent to succeed our senior management and other key positions throughout the organization. If we fail to identify and develop or recruit successors, we are at risk of being harmed by the departures of these key employees. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution and adversely affect our results of operations and prospects.
We are increasingly dependent on information technology and our systems and infrastructure, as well as those provided by third-party service providers, face certain risks, including cybersecurity risks. An inability to successfully maintain information technology systems and their security, as well as protect data and other confidential information, could adversely affect our business and reputation.
We increasingly rely on a variety of information technology and automated operating systems to manage and support our operations, including for the processing, storage and transmission of confidential, sensitive, proprietary, personal and other types of information. The proper functioning of this technology and these systems is critical to the efficient operation and management of our business. Our systems and technologies may require modifications or upgrades as a result of technological changes, growth in our business and to enhance our business security. These changes may be costly and disruptive to our operations and could impose substantial demands on our systems and increase system outage time. See “—The transitional services Holcim has agreed to provide to us may not be sufficient for our needs. In addition, Holcim may fail to perform under various transaction agreements that will be executed as part of the Separation, which may create risks to the protection and value of our trade secrets, or we may fail to have necessary systems and services in place when Holcim is no longer obligated to provide services under the various agreements.”
Our information technology systems and data processing centers are located in Colombia. These information technology systems, as well as those provided by third-party service providers, may be vulnerable to damage, disruption or intrusion, such as physical or electronic break-ins, catastrophic events, power outages, natural disasters, computer system or network failures, security breaches, vendor software supply chain compromises, computer viruses and cyber-attacks, including malicious codes, worms, ransomware, malware, phishing, hacking, denial of service attacks and unauthorized access. Furthermore, while we expect to further integrate digital technologies into our operations, these integration efforts and the engagement of additional technology service providers and systems in our operations could increase our exposure to these risks. To try to minimize such risks, we attempt to safeguard

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
our systems and electronic information through a set of cybersecurity controls, processes and a proactive monitoring service to attend to potential breaches, but such policies and procedures may not be sufficient to avoid all damages, disruption or intrusion to our information technology systems, particularly as the sophistication of bad actors continues to evolve.
In addition, we have disaster recovery plans in case of incidents that could cause major disruptions to our business. However, these measures may not be sufficient, and our systems may have in the past been, and may in the future be, subject to certain intrusions that could result in a material breach or material impact to us, including distributed denial of service attacks, unauthorized access attempts, brute force attacks and phishing. We cannot assure you that our systems will not be subject to certain intrusions, or that we will be able to promptly identify every intrusion that may occur. In a business environment that relies on complex digital networks, cybercriminals are often outpacing a company’s ability to prevent and manage cyberthreats. The digitalization of global supply chains creates new risks as they increasingly rely on technology and other third parties.
In recent years there has been an increase in security threats, including, but not limited to, phishing and malware/ransomware campaigns, exploitation of video collaboration vulnerabilities, among other things. These advanced cybersecurity threats are persistent and continue to evolve, making them increasingly difficult to identify and prevent. Protecting against these threats may require significant resources, and we may not be able to implement measures that will protect against all of the significant risks to our systems. In addition, we rely on a number of third-party service providers to execute certain business processes and maintain certain information technology systems and infrastructure, and any breach of security of, or failure to perform by, such service providers could impair our ability to effectively operate. Furthermore, as the number of employees working from home and from jurisdictions in which we do not have material business operations, such as Colombia, has increased, and may continue to increase, so does cyber risk due to inadequate security configurations of domestic (home) networks and use of non-corporate devices. While we have implemented additional cybersecurity technology and controls designed to reduce and mitigate the impact of such risks, we cannot assure you that intrusions will not occur.
Any significant information leakages or theft of information, or any unlawful processing of or access to personal data, including in connection with activities of our applicable third-party service providers, could affect our compliance with data privacy laws in the countries in which we currently operate, or operate in the future, and make us subject to regulatory and civil actions, including substantial fines and private litigation, and could damage our relationship with our employees, customers and suppliers, which could have a material adverse impact on our business, financial condition, liquidity, results of operations and prospects.
Furthermore, while we may from time to time carry insurance coverage that, subject to its terms and conditions, is intended to address certain costs associated with cyber incidents, network failures and data privacy-related concerns, this insurance coverage may not, depending on the specific facts and circumstances surrounding an incident, cover all losses or types of claims that may arise from an incident or the damage to our reputation or brands that may result from an incident. Accordingly, any significant disruption to our systems could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could also harm our reputation.
Our intellectual property rights may not provide meaningful commercial protection for our products, manufacturing processes or services, which could have a material adverse impact on our business, financial condition and results of operations.
We rely on our intellectual property, including patents, trademarks, trade secrets, copyrights, confidential information, as well as intellectual property licensed from third parties, to protect and differentiate our products, manufacturing processes and services. We attempt to monitor and protect against activities that might infringe, dilute, or otherwise harm our intellectual property and try to rely on intellectual property laws to protect our rights. However, we may not protect our intellectual property to the maximum extent permitted under applicable law, and we may be unaware of unauthorized use of our intellectual property. To the extent we cannot protect our products, manufacturing processes or services with intellectual property law protection, or are unable to enforce our intellectual property rights, unauthorized use and misuse of our intellectual property or innovations, including by Parent, could harm our competitive position and have a material adverse impact on our business, financial condition and results of operations. In addition, the laws of some jurisdictions outside of the United States provide lesser protection for our proprietary rights, and we therefore may not be able to effectively enforce our intellectual property rights in these jurisdictions. Additionally, there can be no assurance as to the breadth or degree of protection that future intellectual property, such as patents and trademarks, may afford us, or that any pending patent or trademark applications will

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
result in issued patents or trademark registrations, or that competitors will not develop similar or superior methods or products outside the protection of any intellectual property owned by us or licensed or sublicensed to us. Current employees, contractors and suppliers have, and former employees, contractors and suppliers may have, access to trade secrets and confidential information regarding our business that could be disclosed improperly and in breach of contract to our competitors or otherwise used to materially adversely harm us.
We may be required to defend our intellectual property against infringement or against infringement claims of others.
It is possible that our patents, trademarks or other intellectual property rights may be alleged or deemed not to be valid or that infringement, misappropriation or other violation by us of patents, trademarks or other intellectual property rights of others may occur. In the event that our products, manufacturing processes or services or our names and marks, including new names and marks adopted by us in connection with the Spin-Off, are deemed to infringe upon, misappropriate or otherwise violate the patent, trademark or other proprietary rights of others, we could be required to modify the design of our products, manufacturing processes or services, change such names and marks, obtain a license for the use of certain technologies incorporated into our products, manufacturing processes or services or otherwise take appropriate action to cease any such infringement, misappropriation or other violation (including by ceasing to sell or otherwise commercially exploit affected products, names or brands). There can be no assurance that we would be able to do any of the foregoing in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could have a material adverse effect on our business. In addition, enforcing or defending a patent, registered trademark or other proprietary right may require substantial financial resources and management attention, and if our products, manufacturing processes or services are deemed to infringe upon or otherwise violate the patents, trademarks or other proprietary rights of others, we could become liable for damages, which could also have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our insurance coverage may not cover all the risks to which we may be exposed, and unexpected factors affecting our self-insurance could adversely affect our business and financial condition.
Among others, we face the risks of fatalities and injury of our employees and contractors, loss and damage to our products, property and machinery due to, among other things, public health threats, fire, theft and natural disasters, and also face risks related to cybersecurity related matters. Such events may cause a disruption to, or cessation of, our operations and business. Further, we face risks of litigation for injuries or other damage as a result of our operations and the use of our products by customers and other third parties. See “—Activities in our business can be hazardous and can cause injury to people or damage to property in certain circumstances.”
We are continuing to assess our approach to insurance following the Spin-Off. Additional information about our insurance program will be included in an amendment to the registration statement of which this information statement is a part. Our insurance coverage may not be sufficient to cover all of our potential losses and liabilities. In addition, our insurance coverage may not cover all the risks to which we may be exposed. If our losses exceed our insurance coverage, or if we are not covered by the insurance policies we have taken up, we may be liable to cover any shortfall or losses. Our insurance premiums may also increase substantially because of such claims. Such circumstances could have a material adverse effect on our business, financial condition, liquidity and results of operations.
In addition to our responsibility for standard deductibles charged by our insurers, we have elected to self-insure a portion of our property, liability, marine cargo and cyber risks. While self-insurance can provide cost savings by reducing premium expenses to third-party insurers, it exposes us to potential volatility in expense levels due to unpredictable and potentially significant claims. The lack of predictability in claims may result in substantial financial exposure, which could materially affect our financial condition and operating results. While we maintain a reserve for estimated self-insurance liabilities, if actual claims exceed these reserves, or if a catastrophic event occurs that is not fully covered by our excess insurance policies, our earnings and cash flows could be adversely impacted.
Future pandemics and epidemics, such as the COVID-19 pandemic, could materially adversely affect our financial condition and results of operations.
Our operations expose us to risks associated with pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic. Pandemics have in the past resulted and may in the future result in governments implementing strict measures to help control the spread of a virus, including quarantines, “shelter in place” and “stay

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
at home” orders, travel restrictions, business curtailments, school closures and other measures. Such public health emergencies may have negative impacts on our operations, supply chain, transportation networks and customers. The extent to which a resurgence of the COVID-19 pandemic, or any variant thereof, or any other pandemic, in our primary areas of operation may impact our employees, employee productivity, business, results of operations, financial condition or cash flows will depend on future developments, which remain highly uncertain and cannot be predicted, including, but not limited to, the duration and geographic spread of any outbreak, its severity, the actions to contain the virus or treat its impact.
Some of our products are commodities, which are subject to significant changes in supply and demand and price fluctuations.
Some of the products sold by us are commodities, and competition among manufacturers is based largely on price. Prices are often subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond our control. Increases in the production capacity of industry participants for products such as asphalt or cement, or increases in cement imports, tend to create an oversupply of such products leading to an imbalance between supply and demand, which can have a negative impact on product prices. There can be no assurance that prices for products sold by us will not decline in the future or that such declines will not have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our business is capital intensive, resulting in significant fixed and semi-fixed costs. Therefore, our earnings are sensitive to changes in volume.
Due to the high levels of fixed capital required to produce our products, our ability to remain profitable is dependent on achieving and maintaining strong volumes of production and sales. Any decreases in volume could have an adverse effect on our ability to raise capital in the private or public markets, our financial condition and our results of operations. In addition, our plants require significant capital expenditures to support our business. If we are unable to generate sufficient cash to maintain the property and machinery necessary to operate our business, we may be required to reduce or delay planned capital expenditures or incur additional debt, which could in turn materially adversely affect our business, financial condition, liquidity and results of operations. See “—Risks Relating to the Spin-Off—After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.”
Significant changes in the cost and availability of transportation and related logistical disruptions could adversely affect our financial condition, liquidity, results of operations and business, including our trading operations.
Some of the raw materials used in our manufacturing processes, such as coal or coke, are transported to our facilities by truck, rail cars, ships, barges or tugs. In addition, transportation logistics play an important part in allowing us to supply products to our customers, whether by truck, rail or marine. Certain of our products are more difficult and costly to transport over long distances, which limits the areas typically served by our business. Significant increases in the cost of fuel or energy can result in material increases in the cost of transportation, which could materially and adversely affect our operating income. In addition, reductions in the availability of certain modes of transportation, such as rail, marine or trucking, could limit our ability to deliver products and therefore materially and adversely affect our operating income, business, financial condition and liquidity.
Fluctuations in foreign exchange rates may have an adverse effect on our business.
Although the majority of our operations are in the United States and Canada, we have suppliers and customers across the world, and therefore face foreign exchange risks arising from various currency exposures such as the U.S. dollar and Canadian dollar. As a result, movements in exchange rates may have a negative influence on our business, financial condition, liquidity and results of operations. Currency fluctuations can result in the recognition of foreign exchange losses on transactions, which are reflected in our historical combined statement of operations. With regard to transaction-based foreign currency exposures, our policy is to hedge material foreign currency exposures through derivative instruments. If we are unable to manage foreign exchange risk effectively through hedging or otherwise, our business, financial condition, liquidity and results of operations could be adversely affected in the future.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Our use of derivative financial instruments could negatively affect our net income and liquidity.
We may use various derivative financial instruments, including interest rate swaps, foreign exchange forwards and swaps and commodity contracts, to manage our exposure to certain market risks. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time. There is no assurance that our use of such instruments will allow us to achieve these objectives due to the inherent risks in any derivatives transaction or the risk that we may be unable to access such instruments at reasonable costs, or at all. If we enter into new derivative financial instruments, we may incur net losses and be subject to margin calls requiring a substantial amount of cash to be covered, which may reduce the funds available to us for our operations or other capital needs. In addition, as with any derivative position, we assume the creditworthiness risk of the counterparty, including the risk that the counterparty may not honor its obligations to us.
Political, social and geopolitical events, possible changes in public policies and other societal risks could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are mostly located in the United States, Canada and Jamaica. We also have employees and support operations in Colombia. We are also exposed to the circumstances prevalent in the countries from which we procure materials and in which we market our products. Political, economic, geopolitical or social developments such as elections, new governments, changes in public policy, economic circumstances, laws and/or regulations, trade policies, political agreements or disagreements, civil disturbances or a rise in violence or the perception of violence, could have a material adverse effect on global or local financial markets, and in turn on our business, financial condition, liquidity and results of operations.
A change in federal or national government and the political party in control of the legislature in any of the countries where we operate could result in changes to the countries’ economic, political or social conditions, as well as changes to laws, regulations and public policies, which may contribute to economic uncertainty or adverse business conditions and could also materially impact our business, financial condition, liquidity and results of operations. Similarly, if no political party wins a clear majority in the legislative bodies of these countries, legislative gridlock and political and economic uncertainty may continue or result. For example, gridlock in the United States could impact, among other things, the ability of the U.S. Congress to raise the U.S. government’s federal debt ceiling.
We expect an increase of “green” taxes in jurisdictions where we operate. Our operations may also be subject to risks such as increases in governmental royalties, as well as any laws and policies affecting foreign trade, taxation and investment. We supply and ship certain materials and goods pursuant to the North American Free Trade Agreement, now known as the U.S.-Mexico-Canada Agreement, and may be subject to audits, assessments and penalties for non-compliance. While we maintain records to support such inquiries and confirm our compliance, we may face costs and penalties for non-compliance which may be material to our operations. Our ability to import raw materials may be affected by changes in local regulations and government policies regarding such importations. These and any other policies, laws and regulations which are further adopted could result in a deterioration of investment sentiment, political and economic uncertainty, and increased costs for our business, which may in turn have a material adverse effect on our business, financial condition, liquidity and results of operations.
Further, we sell to customers in countries, including in North America and Europe, where the governments have indicated a willingness to impose, and have in fact imposed, new or strengthened trade protection measures, including tariffs on imports of certain products. Some foreign governments, including China, have instituted retaliatory measures on certain U.S. goods and indicated a willingness to impose additional tariffs. We cannot be sure that such additional tariffs will not impact our business, thereby adversely affecting our financial condition. Further conflict between the United States and China, or similar geopolitical challenges, could cause important disruptions in the global economic, financial markets and trade dynamics which could impact the markets in which we operate and materially and adversely affect our business, financial condition, liquidity and results of operations.
There have been terrorist attacks and ongoing threats of future terrorist attacks in countries in which we operate. There may be new attacks or threats that cause any damage to our facilities, or harm our employees, including members of our Board of Directors or senior management, or lead to an economic contraction, financial markets volatility or erection of material barriers to trade.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Our goodwill and long-lived assets represent a substantial amount of our total assets. Significant underperformance in any of our operations in the future may give rise to a material write-down of goodwill or long-lived assets, adversely effecting on our business, results of operations and financial condition.
Our audited historical combined financial statements and accompanying notes included elsewhere in this information statement have been prepared in accordance with U.S. GAAP, under which goodwill is not amortized but rather is tested for impairment once a year, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Such events and changes in circumstances may include continued economic uncertainty, lower than forecasted revenue, reduced future cash flow estimates, a sustained decline in stock price or a substantial decline in business performance. We assess goodwill for impairment at the reporting unit level, which is at the operating segment level, or one level below. If we determine that the carrying amount of the reporting unit exceeds its fair value, then we recognize an impairment loss equal to that excess, up to the total amount of goodwill associated with that reporting unit.
We also review long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived intangible assets may not be recoverable. Such events and changes in circumstances may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in our business strategy. If any such indication exists, the recoverable amount of the long-lived asset is estimated in order to determine the extent of the impairment loss, if any. If the recoverable amount of a long-lived asset is determined to be less than the carrying amount, the carrying amount of the long-lived asset is reduced to its recoverable amount.
The impairment assessment requires us to estimate future cash flows based on cash flow models that incorporate various significant assumptions. These significant assumptions generally include forecasted revenues, expenses, resulting EBITDA Margins (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and related cash flows based on assumed long-term growth rates and demand trends, future projected investments to expand our units, discount rates and terminal growth rates. The outcome of the impairment assessment could vary significantly based on the different assumptions used. Impairment losses are recognized in the statement of operations and may therefore have a material adverse effect on our results of operations and financial condition.
Risks Relating to Regulatory and Legal Matters
We are subject to the laws and regulations of the countries where we operate and do business and non-compliance, any material changes in such laws and regulations and/or any significant delays in assessing the impact and/or adapting to such changes in laws and regulations may have an adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are subject to the laws and regulations of the countries where we operate and do business, which laws and regulations (and/or governmental interpretations of such laws and regulations) are subject to change. Such changes in laws and regulations, and/or governmental interpretations of such laws and regulations, may require us to devote a significant amount of time and resources to assess and, if required, to adjust our operations to be compliant with any such changes, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. In addition, any significant delays in assessing the impact and/or adapting to changes in laws and regulations and/or governmental interpretations of such laws and regulations could result in a failure to comply with such laws and regulations, which in turn could lead to significant investigation costs, financial penalties, debarment, profit disgorgement and reputational damage. All of the aforementioned may have a material adverse effect on our business, financial condition, liquidity and results of operations.
We or our third-party suppliers may fail to maintain, obtain or renew or may experience material delays in obtaining requisite governmental or other approvals, licenses and permits for the conduct of our business.
We and our third-party suppliers require various governmental, environmental, mining and other approvals, licenses, permits, concessions and certificates in the conduct of our business and operations of our facilities. We and our third-party suppliers may encounter significant problems in obtaining new or renewing existing approvals, licenses, permits, concessions and certificates and may not continue to satisfy the current or new conditions to such approvals, licenses, permits, concessions and certificates that we currently have or may be granted in the future. There may also be delays on the part of regulatory and administrative bodies in reviewing our applications and granting approvals which we cannot control.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
We make efforts to maintain good long-term relationships and continuous communication with cities and neighboring communities where we operate; however, such communities may develop interests or objectives which are different from, or even in conflict with, our objectives, which could result in legal or administrative proceedings, protests, negative media coverage, direct action or campaigns, including, but not limited to, requests for the government to revoke or deny our concessions, licenses or other permits to operate. This could delay our ability to obtain the related approvals, licenses, permits, concessions and certificates, or could result in us not being able to obtain them at all.
In addition, implementation of new laws and regulations on environmental matters in the Evertect Territories or in the countries from which our third-party suppliers source the materials they deliver to us could delay our ability to obtain the related approvals, licenses, permits, concessions and certificates, or could result in us not being able to obtain them at all. If previously obtained approvals, licenses, permits and certificates are revoked and/or if we or our third-party suppliers fail to obtain and/or maintain the necessary approvals, licenses, permits, concessions and certificates required for the conduct of our business, we may be required to incur substantial costs or temporarily suspend or alter the operation of one or more of our facilities, mineral extraction locations or of any relevant component of them, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Further, title to, and the area of, mineral properties and water rights may be disputed. Mineral properties sometimes contain claims or transfer histories that examiners cannot verify. A successful claim that we do not have title to one or more of our properties or lack appropriate water rights could cause us to lose any rights to explore, develop and extract any minerals or utilize water on that property, without compensation for our prior expenditures relating to such property. Our business may suffer a material adverse effect in the event one or more of our properties are determined to have title deficiencies. In some instances, we have received access rights or easements from third parties, which allow for a more efficient operation than would exist without the access or easement. A third party could take action to suspend such access or easement, and any such action could have a material adverse effect on our results of operations or financial condition.
We are subject to litigation proceedings, including, but not limited to, government investigations relating to antitrust and other proceedings, that could harm our business and our reputation.
From time to time, we are and may become involved in litigation, investigations and other legal or administrative proceedings relating to claims arising from our operations or arising from violations or alleged violations of laws, regulations or acts. Investigations and litigation, and in general any legal or administrative proceedings, are subject to inherent uncertainties and unfavorable rulings may occur. Defending ourselves against such lawsuits and invitations can prove costly and divert management’s attention, which could materially adversely affect our business. Regulatory matters and legal proceedings may harm our reputation or affect our ability to conduct our business in the manner that we expect. We may incur substantial costs to settle such matters. In addition, an adverse ruling in any legal proceeding could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are subject to environmental laws and regulations, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we operate. See “Business—Regulatory Matters.” These laws and regulations impose stringent environmental protection standards, which in recent years have become and in the future are expected to continue becoming, progressively stricter regarding, among other things, air emissions (including greenhouse gas emissions), land use and biodiversity, use of alternative fuels, water availability, wastewater discharges, the use and handling of hazardous waste or materials, disclosures and reporting obligations related to the use and handling of hazardous materials, and the remediation of environmental impacts from our operations.
These environmental laws and regulations expose us to the risk of substantial costs and liabilities, including taxes, higher investment in equipment and technology, administrative, civil and criminal fines and other sanctions, the payment of compensation to third parties, removal and remediation costs, business disruption and damage to reputation. Under these laws and regulations, we could also be liable for costs of investigation, damages to and loss of use of natural resources, loss of profits or impairment of earning capacity, property damages, costs of increased public services and the issuance of orders enjoining future operations. Certain environmental statutes impose strict

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
joint and several liability for costs required to clean up and restore sites where hazardous substances or other waste products have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.
Under certain environmental laws and regulations, liability associated with investigation or remediation of hazardous substances can arise at a broad range of properties, including properties currently or formerly owned or operated by us, as well as facilities at which any hazardous substances or wastes generated by us were sent for treatment, storage or disposal, or any areas affected while any hazardous substances or wastes were transported. Such laws and regulations may apply without regard to fault, causation or knowledge of contamination. We occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities (or ongoing operational or construction activities) may lead to hazardous substance releases or discoveries of historical contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. While compliance with these laws and regulations has not materially adversely affected our operations in the past, we cannot assure you that compliance will not adversely affect our operations in the future. Furthermore, we cannot assure you that existing or future circumstances or developments with respect to the impact of our operations will not require us to make significant remediation or restoration expenditures, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
The cement manufacturing process requires the combustion of large amounts of fuel and creates carbon dioxide as a by-product of the calcination process. While we expect to meet all emissions standards in the areas in which we operate, we estimate that we will continue to incur operating costs at each plant to comply and could incur penalties if we fail to comply.
Further, we have in the past, and may in the future, receive notices of violations for various infractions associated with our plants. We have also in the past, and may in the future, be subject to consent decrees, which are time consuming to litigate and costly to remediate should it be found that we in fact violated certain federal, state, provincial or other environmental laws and regulations. Such violations could require us to not only pay a fine but make certain upgrades to our facilities and equipment. Further, we may be required to obtain certain operating permits under Title V of the U.S. Clean Air Act (“CAA”), which are timely, costly, difficult to obtain and may subject us to public opposition, which may materially adversely affect our business, financial condition and results of operations.
While we arrange certain types of environmental impairment insurance as part of our broader corporate insurance strategy, we cannot assure you that a given environmental incident will be covered by the environmental insurance we have in place, or that the amount of such insurance will be sufficient to offset the liability arising from the incident. Any such liability may be deemed to be material to us and could have a material adverse effect on our business, financial condition, liquidity and results of operations, as well as our reputation.
Climate change legislation or regulations, including those related to energy supply and greenhouse gas emissions, could become increasingly stringent and may adversely affect our business operations or results of operations.
A number of governmental bodies have finalized, proposed, or are contemplating, legislative and regulatory changes in response to the potential effects of climate change. For example, Canada has in effect a cap-and-trade system, which imposes a dollar/carbon tax applied directly to oil and gas emissions, and has committed to reducing greenhouse gas emissions by 30% from 2005 levels by 2030. Other governments, including the United States government, have previously proposed and may in the future implement similar regulatory frameworks. These climate-related goals and regulatory frameworks subject us to taxations on our emissions, as well as increased costs in implementing ‘green’ policies in our manufacturing processes.
New enforcement initiatives may also result in the need for additional investments beyond what we had projected or expected to incur, which could result in a material decline in our profitability. Any additional regulatory restrictions on emissions of greenhouse gases imposed by rules and regulations promulgated by the U.S. Environmental Protection Agency (the “EPA”), the Canadian Environmental Protection Act, 1999 (the “CEPA”) or any state, provincial or other laws and regulations will likely impact our cement plants. However, it is impossible to estimate the cost of any such future requirements at this time. We may not be able to recover any increased operating costs, taxes or capital investments relating to greenhouse gas emission limits at those plants from our customers in order to remain competitive in pricing.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
The nature of future climate change legislation and regulation (including regulation concerning greenhouse gas emissions) is highly uncertain and difficult to estimate. However, because a chemical reaction inherent to the manufacture of Portland cement releases carbon dioxide, a greenhouse gas, cement kiln operations may be disproportionately affected by future regulation of greenhouse gas emissions. Our cement plants, like those of other cement operators, require combustion of significant amounts of fuel to generate high kiln temperatures and create carbon dioxide as a product of the calcination process, which is an unavoidable step in making cement clinker. Accordingly, we continue to closely monitor environmental regulations and their potential impact on our cement business. There is also a potential for climate change legislation and regulation that adversely affects the cost of purchased energy and electricity, which could have a material adverse effect on our business, results of operations and liquidity.
We may communicate certain initiatives and goals regarding greenhouse gas emissions and related matters in our SEC filings or in other public disclosures. The initiatives and goals we undertake may be difficult and expensive to implement or may not advance at a pace sufficient to meet our goals, and we could be criticized for the scope, accuracy, adequacy or completeness of the disclosure. Further, statements about our progress towards these goals may be based on standards, internal controls and processes that are still developing, and assumptions that are subject to change in the future. If our data, processes and reporting are inaccurate or incomplete, or if we fail to achieve progress with respect to these goals or initiatives on a timely basis or at all, our operations and financial performance could be adversely affected.
Increased attention to ESG matters and our response to these matters could negatively affect our business.
We are subject to increasing governmental, stakeholder and societal attention to ESG matters, including climate change, air emissions, waste management, water management, community engagement, human rights, labor, health and safety and information disclosure. Such attention may alter the environment in which we do business and may increase the ongoing costs of compliance, assessment and reporting and adversely impact our financial condition, results of operations and liquidity. For example, the SEC has in the past considered and may in the future adopt new disclosure requirements related to ESG, such as a requirement to disclose any climate-related risks that have had or are reasonably likely to have a material impact on us and describe any material expenditures incurred and material impacts on financial estimates and assumptions that result from any mitigation or adaptation activities. In addition, we are required by the Swiss Code to publish an annual report regarding non-financial matters including environmental matters (including goals related to carbon dioxide emissions), social matters, employee-related matters, human rights and combating corruption, as well as due diligence and reporting requirements on child labor. These and other rules that may apply to us in the future could also become more extensive or stricter. Such requirements may be cumbersome to comply with and may divert funds and management’s attention from other matters.
Non-compliance with, or a failure to address, the regulatory, stakeholder and societal expectations and accompanying emerging ESG regulation and policy requirements (and related interpretations) may result in cost increases, fines, penalties, production restrictions, brand or reputational damage, loss of customers, failure to retain and attract talent and investor activism. All of the above could have a material adverse effect on our business, financial condition and results of operations.
We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust, anti-boycott, economic sanctions, trade embargoes and export control laws and regulations in the countries in which we do business. Any violation of any such laws or regulations could have a material adverse impact on our business, financial condition, liquidity and results of operations, as well as harm our reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust and other laws and regulations and are required to comply with the applicable laws and regulations of the countries in which we do business. In addition, we are subject to regulations on international trade that restrict dealings with certain sanctioned countries, individuals and entities, including regulations administered by the United States, Canada, Switzerland and other countries in Europe in which we do business, including export control regulations, economic sanctions and trade embargoes.
Although we have implemented policies and procedures, which include training certain groups of our employees, seeking compliance with anti-corruption and other applicable laws and regulations, there can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices,

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
fraud or violations of law by our affiliates, employees, directors, officers, partners, agents, contractors and service providers or that any such persons will not take actions in violation of our policies and procedures. If we fail to comply in any material respect with applicable laws and regulations, the relevant government authorities have the power and authority to investigate us and, if necessary, impose fines, penalties and remedies, which could cause us to lose customers, suppliers and access to debt and capital markets. Any violations by us, or the third parties we transact with, of anti-bribery, anti-corruption, anti-money laundering, antitrust, anti-boycott, economic sanctions, trade embargoes and export control laws or regulations could have a material adverse effect on our business, financial condition, liquidity and results of operations, as well as our reputation.
We face risks associated with our pensions and other postretirement benefit obligations, including multiemployer pension plans.
We sponsor a range of defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only our employees, retirees and former employees participate. The assets and liabilities of these schemes and plans are susceptible to significant volatility based on prevailing market conditions. Our employees also participate in certain union-sponsored multiemployer pension plans to which we contribute along with other employers. We have minimal control over the management of these plans. The assets and liabilities of these plans are also susceptible to substantial deficits arising from market conditions, business decisions, trustee decisions, plan failures and the actions and decisions of other contributing employers. Any deficits in these plans may require us to make cash contributions to fund unrecoverable amounts, which could impact our results of operations. See Note 15 (Pension and other postretirement benefits) to our audited historical combined financial statements included elsewhere in this information statement.
We operate in multiple tax jurisdictions. Changes in tax law or its application in the jurisdictions in which we operate, or successful challenges to our tax positions by tax authorities, could adversely affect our results of operations and cash flow.
We conduct operations in multiple tax jurisdictions. In the ordinary course of our business, certain judgments and estimations are required in determining our provision of income, sales, value-added and other taxes and duties (including but not limited to stamp duties, custom duties and excise taxes) as well as employment taxes and social security contributions. Accordingly, there may be various transactions for which the ultimate tax determination or the timing of the tax effect is uncertain.
We are regularly audited, and our tax calculations and interpretation of tax laws are regularly reviewed by tax authorities. We believe that we operate in compliance with our tax filing obligations and that our tax estimates are reasonable; however, the final determination of any such tax audits or reviews could differ from our tax provisions and accruals, and any additional tax liabilities resulting from such final determination or any interest or any penalties or any regulatory, administrative or other sanctions relating thereto could have a material adverse effect on our business, results of operations and financial condition. We may become involved in proceedings with national or regional tax authorities that take different views on our tax positions. While we attempt to assess in advance the likelihood of adverse judgments or outcomes to these proceedings or claims, it is difficult to predict final outcomes with certainty. Adverse outcomes in any such tax proceedings could have a material adverse effect on our business, results of operations and financial condition.
Additionally, the integrated nature of our operations can produce conflicting claims from tax authorities in different countries as to the profits to be taxed in the individual countries (including claims of tax residence or permanent establishment). While the main jurisdictions in which we operate have double tax treaties with other foreign jurisdictions, which provide a framework for mitigating the impact of double taxation on our revenues and capital gains, efforts to resolve conflicting claims can be very lengthy and costly, without certainty that double taxation may be avoided.
The tax laws of the jurisdictions in which we operate generally require that transfer prices between affiliated companies in different jurisdictions be the same as those between unrelated companies dealing at arm’s length, and that such prices be supported by contemporaneous documentation. We believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so; however, our transfer pricing procedures are not binding on applicable tax authorities and could be challenged by tax authorities. If our intercompany transactions

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
were to be successfully challenged as not reflecting arm’s length transactions, we could be required to adjust such transfer prices and thereby reallocate part of our income to reflect these revised transfer prices, which could result in a higher overall tax liability to us, and possibly interest and penalties.
In recent years, international tax regulations and initiatives have led to increased focus on tax transparency and international exchange of information between tax authorities. In this context, the Organization for Economic Cooperation and Development first introduced its Base Erosion and Profit Shifting (“BEPS”) Action Plan to address issues relating to aggressive tax planning and cross-border taxation, with a specific focus on transfer pricing. The BEPS project has been further expanded and is organized around a two-pillar approach implementing (i) a new right to tax companies regardless of physical presence in the applicable jurisdiction (Pillar One) and (ii) a global minimum effective tax rate (Pillar Two) which has been implemented in the meantime by Switzerland and by certain other jurisdictions in which we operate, such as Canada. Such taxes in Switzerland and other jurisdictions in which we operate have impacted and may continue to impact us adversely and have led to and may continue to lead to a higher tax compliance burden for us.
Further, the Inflation Reduction Act of 2022 (the “IRA”) includes a 15% corporate alternative minimum tax for certain large corporations and a 1% excise tax on certain share repurchases by U.S. domestic subsidiaries of publicly traded foreign corporations (including repurchases conducted by such foreign corporations that are treated as funded by such U.S. domestic subsidiaries for purposes of the excise tax). If we become subject to additional taxes under the IRA, our financial condition and our operations could be negatively impacted.
In general, tax reform initiatives, including with respect to tax rates, transfer pricing, intercompany dividends, cross border transactions and limitations on tax relief for interest on intercompany debt, as well as the global minimum effective tax rate under Pillar Two, could increase our compliance and administrative costs and could lead to an increased risk of international and domestic tax disputes and an increase in our effective tax rate, and could adversely affect our financial condition.
In 2022, representatives from the governments of Switzerland and the United States announced an intention to commence negotiations regarding potential revisions to the tax treaty between Switzerland and the United States that is currently in force. Any such revisions could have potentially adverse effects on us and our U.S. shareholders, including by increasing the taxes imposed on our operations or payments made by us (including distributions) by, for example, increasing the rates of withholding taxes imposed on entities in our ownership structure (including with respect to payments made from the United States to Switzerland) or otherwise changing the manner in which a holder qualifies for the benefits of the treaty.
Risks Relating to the Ownership of Company Shares
We cannot be certain that an active trading market for Company Shares will develop or be sustained after the Distribution. Following the Distribution, our share price may fluctuate significantly.
A public market for Company Shares does not currently exist. We intend to apply to list Company Shares on the Stock Exchange under the symbol “   .” We expect that Company Shares will commence trading on a standalone basis on the Stock Exchange at 9:30 a.m., New York City time, on the Ex-Dividend Date. However, we cannot guarantee that an active trading market will develop or be sustained for Company Shares after the Distribution. We also cannot predict the prices at which Company Shares may trade after the Distribution.
Until the market has fully evaluated our business, the price at which Company Shares trade may fluctuate significantly. The market price of Company Shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
•	our business profile, market capitalization or capital allocation policies may not fit the investment objectives of Parent’s current shareholders, causing a shift in our investor base;
•
Company Shares may not be included in any indices in which Parent Shares are included and may not be included in U.S. indices such as the Standard and Poor’s 500 or the Russell 1000 Index, causing certain holders to sell their shares;

•	the failure of securities analysts to cover Company Shares after the Distribution;
•	actual or anticipated fluctuations in our operating results;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
•	our ability to meet our forward looking guidance;
•	the operating and share price performance of other comparable companies;
•	overall market fluctuations and domestic and worldwide economic conditions;
•	regulatory or legal developments in the United States, Switzerland and other countries;
•	changes in tax laws; and
•	other factors described in these “Risk Factors” and elsewhere in this information statement.
Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. Broad market and industry factors may materially harm the market price of Company Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits and/or securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, and in turn materially adversely affect our business and results of operations.
Following the Distribution, the value of Company Shares and Parent Shares may collectively trade at an aggregate price less than what Parent Shares might trade at had the Distribution not occurred.
The Parent Shares and Company Shares that you hold following the Distribution (taking into account the Distribution Ratio) may collectively trade at a value less than the price at which Parent Shares might have traded had the Distribution not occurred or the price at which Parent Shares were trading prior to the Distribution. Reasons for this potential difference include the future performance of either Parent or us as separate, independent companies and the future shareholder base and market for Parent Shares and Company Shares and the prices at which these ordinary shares individually trade.
Any sales of substantial amounts of Company Shares in the public market, or the perception that such sales might occur, may cause the market price of Company Shares to decline.
Upon completion of the Distribution, we expect that we will have an aggregate of approximately     Company Shares issued and outstanding. All of these shares will be freely tradeable without restriction or further registration under the United States Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act. None of the Company Shares distributed to holders of Parent Shares will be subject to lock-up agreements.
We are unable to predict the extent to which Company Shares will be sold in the open market following the Distribution. However, it is likely that a significant number of shareholders receiving Company Shares in connection with the Distribution will desire to sell their Company Shares shortly following the Ex-Dividend Date. Some of the reasons for such sales could be that holders of Parent Shares do not wish to invest in the Evertect Business, including because we have no experience operating on a standalone basis. In addition, Company Shares may not be included in any indices in which Parent Shares are included, and may not be included in U.S. indices such as the Standard and Poor’s 500 or the Russell 1000 Index. Whether related to the foregoing or otherwise, sales of substantial amounts of Company Shares in the public market following the Distribution, or the perception that such sales might occur, may cause the market price of Company Shares to decline after the Company Shares are admitted to trading. While we may offer to purchase certain Company Shares following the Ex-Dividend Date, we are unable to predict whether others will be interested in purchasing Company Shares at that time.
We cannot guarantee the timing, amount or payment of dividends on Company Shares.
While we expect to pay dividends, it will (within the boundaries of Swiss law) fall within the discretion of our Board of Directors to propose to shareholders the timing and amount of any future dividends on Company Shares. There can be no assurance that we will pay or declare dividends in the future. Under Swiss law, we may only pay dividends if (i) we have sufficient net income from the immediately preceding fiscal year, (ii) we have brought forward net income from prior fiscal years or (iii) we have otherwise freely distributable reserves, each as evidenced by our audited annual standalone financial statements prepared pursuant to Swiss law, after allocations of net income to statutory retained earnings as required by Swiss law and by our New Articles. See “Description of Share Capital and New Articles—Dividends and Distributions.” Additionally, any decision by our Board of Directors to propose to shareholders the payment of a dividend will depend on many factors, such as our financial condition, earnings,

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
corporate strategy, credit rating, capital requirements, debt service obligations, debt covenants, industry practice, legal requirements, regulatory constraints and other factors that our Board of Directors deems relevant. Additionally, the declaration, timing and amount of any dividends to be paid by us following the Distribution will be subject to approval by our shareholders at the relevant general meeting of shareholders. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access to the capital markets. We cannot guarantee that we will pay a dividend in the future or pay any further dividend if we have paid dividends at some point. See “Dividend Policy.”
Dividends on Company Shares may subject our shareholders to Swiss withholding tax.
Dividends paid on Company Shares are generally subject to Swiss withholding tax at a rate of 35% on any amount that cannot be allocated to share capital as reported on our annual standalone financial statements prepared pursuant to Swiss law (i.e., would constitute a reduction of share capital) or capital reserves from tax capital contributions as reported on our annual standalone financial statements prepared pursuant to Swiss law and recognized as such by the Swiss Federal Tax Administration. We expect to have only $    of capital reserves from tax capital contributions available after the Distribution. There can be no assurance that our shareholders will approve a dividend out of capital reserves from tax capital contributions. It is also possible that Swiss withholding tax rules will be changed in the future or that a change in Swiss law will adversely affect us or our shareholders, in particular as a result of distributions out of capital reserves from tax capital contributions becoming subject to additional corporate law or other restrictions. If we are unable to allocate any portion of a dividend to share capital (i.e., reduce our share capital) or capital reserves from tax capital contributions, we will not be able to make distributions without subjecting our shareholders to Swiss withholding tax. For additional information, including regarding potential recovery routes, see “Material U.S. Federal Income Tax Consequences of the Distribution” and “Material Swiss Tax Consequences of the Ownership of Company Shares—Swiss Withholding Tax.”
Swiss law imposes certain restrictions on our ability to repurchase our shares.
Swiss law limits our ability to hold or repurchase Company Shares. We and our subsidiaries may only repurchase Company Shares to the extent that (i) we have freely distributable reserves in the amount of the purchase price (as reported on our annual standalone financial statements prepared pursuant to Swiss law) and (ii) the aggregate nominal amount (par value) of all Company Shares held by the Company and its subsidiaries does not exceed 10% of our share capital (excluding any treasury shares dedicated for cancellation pursuant to a shareholder-ratified repurchase program) registered in the Zug Commercial Register. See “Description of Share Capital and New Articles—Repurchase of Company Shares.” As a result, should we choose to repurchase Company Shares in the future, our shareholders would be required to periodically approve a reduction in our share capital through the cancellation of designated blocks of repurchased shares held in treasury and may from time to time, as necessary, in a separate vote, have to approve share repurchase programs. If our shareholders do not approve the cancellation of repurchased shares or, if necessary, approve a proposed share repurchase program, we may be unable to return capital to shareholders through share repurchases.
Repurchases of Company Shares could be subject to Swiss and U.S. tax, and it may not be possible to manage such share repurchases efficiently at a sufficiently large scale.
The repurchase of Company Shares for cancellation is treated as a partial liquidation, and the proceeds from any repurchase of Company Shares are generally subject to Swiss withholding tax at a rate of 35% on any amount that cannot be allocated to share capital (as reported on our annual standalone financial statements prepared pursuant to Swiss law) or capital reserves from tax capital contributions (as reported on our annual standalone financial statements prepared pursuant to Swiss law and recognized as such by the Swiss Federal Tax Administration). We expect to have only $    of capital reserves from tax capital contributions available after the Distribution. While the repurchase of Company Shares for purposes other than for cancellation (such as to retain the repurchased Company Shares as treasury shares for use in connection with acquisitions, equity incentive plans, convertible debt or other instruments) would generally not be subject to Swiss withholding tax, the repurchase of Company Shares for purposes other than cancellation would also be treated as a partial liquidation if we repurchase Company Shares in excess of certain thresholds or if we fail to sell or reissue such Company Shares within the applicable time period after the repurchase.
In most instances, Swiss companies with shares listed on the SIX will repurchase shares for cancellation through a second trading line on the SIX. On the second trading line, the Swiss withholding tax of 35% is deducted from the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
portion of the purchase price that is subject to Swiss withholding tax as required by Swiss tax laws, and certain shareholders may subsequently apply for a full or partial refund of this Swiss withholding tax. Should the Company not deduct the Swiss withholding tax upon repurchase (for example, in the case of a repurchase on an ordinary trading line), the Company would have to pay the grossed-up Swiss withholding tax (53.8%) upon cancellation of the repurchased Company Shares.
We do not expect to list Company Shares on the SIX. Moreover, opening a second trading line that would allow us to deduct the Swiss withholding tax of 35% from the purchase price is not possible on the Stock Exchange. Therefore, we do not expect to be able to use the customary second trading line process to repurchase Company Shares. While it is possible that companies whose shares are not listed on the SIX are allowed in the future to have second trading lines on the SIX, we expect there to be significant practical hurdles for us to efficiently manage repurchases on such second trading lines in a sufficiently large scale given the materially different trading hours of the SIX and the Stock Exchange, among other things. While in certain cases we may be able to conduct repurchases through arrangements with certain financial institutions (referred to as “virtual second trading lines”), such arrangements may be less efficient than a customary second trading line and in any case will be subject to confirmation in a tax ruling with the competent Swiss tax authorities. We may not be able to receive such a Swiss tax ruling and there is no certainty that in the future a second trading line for Swiss companies with shares listed on a foreign stock exchange will be available, or that such second trading line would allow us to efficiently manage repurchases in a sufficiently large scale, thus limiting our ability to conduct share repurchases.
In addition, on August 16, 2022, the U.S. government enacted the IRA, which includes an excise tax on certain share repurchases by certain publicly traded foreign corporations. This excise tax is currently 1% and may increase in the future. If repurchases of Company Shares cause us to be subject to the excise tax, our financial condition and our operations could be negatively impacted, and we may be restricted or unable to return capital to shareholders through share repurchases.
Certain provisions of the New Articles and Swiss law may limit our flexibility to raise capital, issue dividends and otherwise manage ongoing capital needs.
The rights of our shareholders are governed by Swiss law and the New Articles (as defined below). Swiss law requires approval by shareholders for certain corporate actions over which a board of directors would have authority in some other jurisdictions. For example, Swiss law provides that the payment of dividends and other distributions and the cancellation of treasury shares must be approved by shareholders. Swiss law also requires that our shareholders resolve to, or authorize our Board of Directors to, increase our share capital. While shareholders may authorize a board of directors to increase or reduce the company’s share capital by introducing a capital band into the company’s articles of incorporation, Swiss law limits this capital band to between 50% and 150% of the issued share capital as recorded in the Zug Commercial Register at the time of the introduction of the capital band. The capital band, furthermore, has a limited duration of up to five years unless renewed by shareholders (by holders of at least two-thirds of the votes represented at a general meeting of shareholders) from time to time. According to the New Articles, our Board of Directors will be authorized to increase our share capital to a maximum of $    and/or reduce it to a minimum of $    without a shareholder vote. However, this capital band authorization will expire after five years, at which point a new capital band must be approved by shareholders before our Board of Directors may increase and/or reduce our share capital under a capital band. See “Description of Share Capital and New Articles—General—Capital Band.”
Additionally, Swiss law grants preemptive rights to existing shareholders to subscribe for new issuances of shares and advance subscription rights for convertible bonds or similar instruments with conversion or option rights. See “Description of Share Capital and New Articles—Preemptive Rights.”
Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares as the laws of some other jurisdictions. These Swiss law requirements relating to our capital management may limit our flexibility, and situations may arise where greater flexibility would have provided substantial benefits to our shareholders.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Company Shares are not listed in Switzerland. Therefore, the rights provided to our shareholders may differ in certain aspects from the rights that would typically be enjoyed by shareholders of a Swiss corporation with shares listed in Switzerland.
Swiss law provides certain protections for shareholders of a Swiss company with shares listed on a Swiss stock exchange. Because Company Shares are listed only on the Stock Exchange, several of these rules will not apply to us. In particular, the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 19 June 2015 on disclosure of shareholdings and tender offer rules, including mandatory tender offer requirements and regulations of voluntary tender offers, will not apply to us.
Under Swiss law, a shareholder (or group of shareholders acting in concert) is required to launch a mandatory tender offer if it exceeds 1/3 of the voting rights (whether exercisable or not) of the company, and this tender offer must meet certain requirements (including with respect to the offered price). However, because Company Shares are not listed on a Swiss stock exchange, holders of Company Shares will not have this protection or other protections afforded by takeover rules applicable to a Swiss company with shares listed on a Swiss stock exchange. As a result, in certain instances, holders of Company Shares could receive less protection than a shareholder of a Swiss company with shares listed on a Swiss stock exchange, including a shareholder or group of shareholders acquiring a controlling stake in us without having to launch a tender offer, or making such tender offer without meeting the standards (including on the offered price) required by Swiss law for a Swiss company with shares listed on a Swiss stock exchange.
We are a Swiss corporation. Therefore, the rights provided to our shareholders may differ in certain aspects from the rights that would typically be enjoyed by shareholders of a U.S. corporation.
Swiss law and the New Articles may not grant our shareholders certain of the rights and protections generally afforded to shareholders of U.S. corporations. In particular, Swiss corporate law limits the ability of a shareholder to challenge resolutions or actions of the board of directors in court. Under Swiss law, shareholders generally cannot bring a suit to reverse a decision by the board of directors, but may seek damages for breaches of duty. Furthermore, remedies against transactions involving conflicts of interest or other procedural flaws may be limited if a claimant cannot prove that the benefits inuring to us are manifestly disproportionate to the consideration rendered in return.
Certain provisions in the New Articles may limit or preclude your ability to exercise control over us.
The New Articles will contain provisions that are intended to limit your ability to exercise control over us. For example, the New Articles provide that no person may, directly or indirectly, formally, constructively or beneficially own or otherwise control voting rights with respect to    % or more of our share capital (as registered in the Zug Commercial Register) at any time prior to the annual general meeting of shareholders in 2028. See “Description of Share Capital and New Articles—Voting Restrictions.”
We could be subject to actions or proposals from shareholders that do not align with our business strategies or the interests of our other shareholders.
While we seek to actively engage with shareholders and consider their views on business, strategy, and environmental, social and governance issues, responding to these shareholders could be costly and time-consuming, disrupt our business and operations, and divert the attention of our Board of Directors and senior management. Uncertainties associated with such activities could interfere with our ability to effectively execute our strategic plan, impact customer retention and long-term growth, and limit our ability to hire and retain personnel. In addition, actions of these shareholders may cause periods of fluctuation in the price of Company Shares based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.
Your percentage of ownership in us may be diluted in the future.
We may choose to raise additional capital in the future, depending on market conditions or strategic considerations. To the extent that additional capital is raised through the issuance of equity securities or other securities that are convertible into equity securities, the issuance may dilute your proportional holding of Company Shares. The equity securities we issue in any future capital raising transaction may include liquidation or other preferences that adversely affect your rights as a shareholder.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Your percentage ownership in us may, in particular, be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees using conditional share capital provided for in the New Articles for employee participation plans. See “Description of Share Capital and New Articles—General—Conditional Share Capital.” Certain of our employees will have rights to purchase or receive Company Shares after the Distribution as a result of the conversion of their Parent Equity Awards into awards denominated in Company Shares. See “The Separation and Distribution—Treatment of Equity Incentive Arrangements.” We expect to grant additional equity awards denominated in or relating to Company Shares to our employees and directors after the Spin-Off. See “Executive and Director Compensation—    .” Company Shares for such awards may also be issued under the capital band that is limited to    % of our issued share capital on the Ex-Dividend Date. These additional awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of Company Shares.
Shareholders may not be able to exercise preemptive rights in future issuances of equity or other securities that are convertible into equity.
Under Swiss law, shareholders may receive certain preemptive rights to subscribe on a pro rata basis to issuances of equity or other securities that are convertible into equity. See “Description of Share Capital and New Articles—Preemptive Rights.” Due to laws and regulations in their respective jurisdictions, however, non-Swiss shareholders may not be able to exercise such rights unless we take action to register or otherwise qualify the rights offering under the laws of such shareholders’ jurisdiction. We cannot give any assurance that we will register or otherwise qualify the offering of subscription rights or shares under the law of any jurisdiction where the offering of such rights is restricted. If shareholders in such jurisdictions were unable to exercise their subscription rights, their ownership interest in us would be diluted.
The obligations associated with being a standalone public company will require significant resources and management attention.
Following the effectiveness of the registration statement of which this information statement is a part, we will be directly subject to reporting and other obligations under the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the SEC, as well as certain Swiss law requirements. As a standalone public company, we will be required to:
•	prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the U.S. federal securities laws and rules as well as Swiss laws;
•	have our own Board of Directors and committees thereof, which comply with U.S. federal securities laws and rules and applicable stock exchange requirements, as well as Swiss corporate law;
•	maintain an internal audit function;
•	institute our own financial reporting and disclosure compliance functions;
•	institute our own non-financial reporting and disclosure compliance functions;
•	establish an investor relations function; and
•	establish internal policies, including those relating to trading in our securities and disclosure controls and procedures.
These reporting and other obligations will place significant demands on our management, diverting their time and attention from sales-generating activities to compliance activities, and require increased administrative and operational costs and expenses that we did not incur prior to the Spin-Off, which could adversely affect our business, results of operations or financial condition. Our accounting and management resources may not be adequately prepared to meet these obligations. See “—If we are unable to implement and maintain effective internal control over financial reporting in the future, investors could lose confidence in the accuracy and completeness of our financial reports and the market price of Company Shares could be adversely affected.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Holders of Company Shares may not be able to exercise certain shareholder rights if they are not registered as shareholders of record on the Company Share Register.
We intend to issue Company Shares as uncertificated securities which are either held in the name of Cede & Co. through the Depository Trust Company, the U.S. central securities depositary (“DTC”), or directly registered on the Company Share Register. See “Description of Share Capital and New Articles—Form of Shares—Forms of Holding Company Shares.” Given that Company Shares are primarily held through DTC, the U.S. central securities depositary, SIX SIS will not serve as the primary central securities depositary for Company Shares, and any Company Shares held through SIX SIS, including those received in the Distribution, will be derivatives of Company Shares held through DTC. Therefore, and contrary to the practice at Parent and other Swiss companies with shares listed on the SIX, Company Shares will not be eligible for the system of SIX SIS (AREG-Data) that allows for the automated registration of a company’s shareholders in the company’s share register. Accordingly, holders of Parent Shares that are currently registered as shareholders of record on the Parent Share Register, or other holders of Parent Shares having provided their bank or broker with a general authorization to be registered as holders of record in a company’s share register, will not be registered as holders of record of Company Shares on the Company Share Register in an automated manner. Rather, holders of Company Shares will have to contact their bank or broker, which in turn will have to move their Company Shares out of DTC and register them directly on the Company Share Register. It may be difficult to make such arrangements with banks or brokers that are unfamiliar with DTC’s practices or if Company Shares are held by investors outside the United States.
In relation to the Company, only those shareholders directly registered in the Company Share Register will be recognized as shareholders. Voting rights may only be exercised by holders of Company Shares registered with voting rights in the Company Share Register. While holders of Company Shares who are not registered as shareholders of record on the Company Share Register will be able to receive dividends and in certain cases, if duly authorized by a proxy issued by the relevant holder of record and depending on their bank or broker, vote their Company Shares at general meetings of shareholders, certain other shareholder rights (such as the right to request that a general meeting of shareholders be called, the right to put items on the agenda of a general meeting of shareholders, the right to sue our corporate bodies, or the right to inspect our books and records) will not be available to such holders of Company Shares who are not registered as shareholders of record on the Company Share Register.
U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against us or our executive officers or members of our Board of Directors.
We are organized under the laws of Switzerland and our jurisdiction of incorporation is Switzerland. In addition, certain of our directors and officers reside outside the United States and certain of our assets and the assets of such persons are located in jurisdictions outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons, obtain documents or other discovery in connection with any legal proceedings against such persons in the United States or enforce against them judgments obtained in U.S. courts.
Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement in Switzerland of a judgment of the courts of the United States are governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;
•	the judgment of such non-Swiss court has become final and non-appealable;
•	the judgment does not contravene Swiss public policy;
•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and
•
no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

In particular, there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the civil liability provisions

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
of the federal and state securities laws of the United States. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Swiss courts as contrary to public policy. Also, provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.
We are currently a foreign private issuer and, as a result, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.
We currently qualify as a foreign private issuer for purposes of the Exchange Act. As a result, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including, without limitation, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations and Regulation Fair Disclosure, which prevents companies from making selective disclosures of material information. Additionally, we may follow Swiss law for certain corporate governance matters, and our officers, directors and principal shareholders are not subject to the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
While we do not currently plan to take advantage of any of these exemptions, if we decide in the future to take advantage of one or more of these exemptions, or to file on the reporting forms available to foreign private issuers instead of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, you may not have the same information or protections afforded to shareholders of companies that are not foreign private issuers.
The New Articles will contain an exclusive forum provision that could limit a shareholder’s ability to bring a claim in a judicial forum that the shareholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees.
The New Articles will provide that, except as set forth below, the exclusive jurisdiction for any disputes arising from company matters (including but not limited to disputes between individual shareholders and the Company or its corporate bodies, as well as between the Company and its corporate bodies, or between the corporate bodies themselves) is at the registered seat of the Company in Zug, Switzerland. The exclusive jurisdiction for any disputes arising under the Securities Act, the Exchange Act and any rules and regulations promulgated thereunder is    , except that if     does not have jurisdiction over the claims assigned to it, any other federal district court of the United States of America may hear such claims. See “Description of Share Capital and New Articles—Exclusive Forum.” This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that the shareholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees. However, a court could also find our forum selection provisions to be inapplicable or unenforceable and, accordingly, we could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that we expect our forum selection provisions to provide.
Risks Relating to the Spin-Off
We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may adversely impact our business.
We may not be able to achieve the full strategic and financial benefits expected to result from the Spin-Off on a timely basis or at all. The Spin-Off is expected to provide the following benefits, among others:
•	greater strategic focus of financial resources and management’s efforts;
•	direct and differentiated access to capital resources;
•	value creation by offering separate investment opportunities;
•	improved ability to use stock as an acquisition currency; and
•	improved management incentive tools.
We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the Spin-Off will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (b) following the Spin-Off, our share price may be more susceptible to market fluctuations and other events particular to the Evertect Business than if we were still a part of Holcim; and (c) following the Spin-Off, our operational and financial profile will change such that our diversification of revenue

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
sources across multiple geographic markets will diminish, and our results of operations, cash flows, working capital and financing requirements may be subject to greater volatility than they were prior to the Spin-Off. Additionally, we may experience unanticipated competitive developments, including changes in the conditions of the markets in which we operate, that could negate the expected benefits from the Spin-Off. If we do not realize some or all of the benefits expected to result from the Spin-Off, or if such benefits are delayed, our business, financial condition, results of operations and cash flows could be adversely impacted.
The Spin-Off might not be completed or not be completed within the envisaged time frame and the one-time and ongoing costs of the Spin-Off may be greater than we expected.
There are risks and uncertainties relating to the execution of the Spin-Off, including the timing and certainty of the completion of the Separation and the timing and certainty of the satisfaction or waiver of the conditions to the Distribution. Additionally, if the Parent Board of Directors waives any condition to the Spin-Off and the Spin-Off is completed, such waiver could have a material adverse effect on Holcim and our business, financial condition or results of operations, including, without limitation, as a result of litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the Spin-Off, or the failure to obtain any required regulatory approvals. See “The Separation and Distribution—Conditions to the Distribution.”
The Separation process is complex, time-consuming and involves significant costs and expenses. Costs in connection with the transition to being a standalone public company include accounting and financial reporting, human resources, tax, treasury, supply chain, insurance, legal and other professional costs; financing costs in connection with the Debt Financing Transactions; compensation expenses, such as the grant of Company Adjusted Awards; recruiting and relocation costs associated with hiring our senior management personnel; and costs to separate information systems. If we are unable to transition effectively or within the envisaged time frame, we may incur temporary interruptions in business operations. The costs of the Separation, whether incurred before or after the Spin-Off, may be significantly greater than anticipated. In addition, any delay in separating and implementing, or any operational interruptions suffered while separating and implementing, our information technology infrastructure could disrupt our business and have a material adverse effect on our business, financial condition, liquidity and results of operations.
We have no history operating as an independent, publicly traded company, and our financial information in this information statement is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.
We have historically operated as wholly-owned subsidiaries of Parent, and the results of the Evertect Business were historically consolidated under Parent and reported under its North America and Solutions & Products segments. We have no operating history as a standalone company. As a result, separate financial statements have not historically been prepared for us. Our historical financial information as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 in this information statement, including our audited historical combined financial statements and accompanying notes included elsewhere in this information statement, has been derived from the consolidated financial statements and historical accounting records of Parent. Accordingly, such historical financial information may not reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future. In addition, the unaudited pro forma condensed combined financial information in this information statement has been derived from such historical financial information. The unaudited pro forma condensed combined financial statements have been prepared to include transaction accounting and autonomous entity adjustments to reflect our financial condition and results of operations as if we were a standalone company. See “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information may not reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future. In particular:
•
our historical and pro forma financial results reflect the direct and indirect costs for the services historically provided by Holcim to us. Following the Spin-Off, certain services that Parent historically provided to us will continue to be provided to us by Parent on a transitional basis pursuant to the Transition Services Agreement and other Ancillary Agreements. Our historical financial information does not reflect our obligations under these agreements or the other agreements we will enter into with Parent in connection with the Distribution. At the end of the transitional periods specified in these agreements, we will need to

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
perform these services using our own resources or hire third-party service providers to perform these services on our behalf. We may need to make significant investments to replicate or outsource certain systems, infrastructure and functional expertise after the Separation, such as finance, human resources, corporate governance and other professional services and general commercial support functions. These initiatives to develop our independent ability to operate without access to Holcim’s existing operational and administrative infrastructure will be costly to implement, which could have a material adverse effect on our business, financial condition, liquidity and results of operations following the Distribution. We may not be able to operate our business efficiently or effectively or at comparable costs, and our profitability may decline;
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historically, our business has been integrated with the other businesses of Holcim, and we have benefited from Holcim’s size and scale, including with respect to costs, employees and relationships with customers and third-party partners. Although we will enter into certain agreements with Parent in connection with the Distribution, these arrangements will not fully capture the benefits that we have enjoyed as a result of being integrated with Holcim, and the costs we will incur as a standalone public company may significantly exceed comparable costs we would have incurred as part of Holcim;

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income taxes attributable to us were determined using the separate return method, under which current income taxes, including uncertain tax positions, and deferred income tax liabilities are calculated as if we were a separate group of companies under common ownership and had prepared a separate tax return in each tax jurisdiction. In various tax jurisdictions, the Holcim Business and the Evertect Business operated within the same legal entity and certain of our subsidiaries were part of a Holcim tax group. Applying the separate return method required an assumption that operations of the Evertect Business operated on a standalone basis in those tax jurisdictions and such subsidiaries constitute separate taxable entities, as set forth in the Tax Matters Agreement (as defined in “Certain Relationships and Related Person Transactions—Agreements with Parent—Tax Matters Agreement”). Actual outcomes and results could differ from these separate tax return estimates, including those estimates and assumptions related to realization of tax benefits within certain Holcim tax groups; and

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we have historically relied upon Holcim to finance the working capital requirements and other cash requirements of the Evertect Business. After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements. After the Distribution, our access to and cost of debt financing may be different from our access to and cost of debt financing as a part of Holcim. See “—After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.”

For additional information about the past financial performance of our business and the basis of presentation of our audited historical combined financial statements and unaudited pro forma condensed combined financial statements, see “Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical combined financial statements and accompanying notes included elsewhere in this information statement.
If we are unable to implement and maintain an effective system of internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports and the market price of Company Shares could be adversely affected.
As a standalone public company, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we will be required to maintain internal control over financial reporting and to report any material weaknesses in our internal control, as well as to furnish a report by management on the effectiveness of our internal control over financial reporting starting with our second Annual Report on Form 10-K.
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of combined financial statements in accordance with U.S. GAAP.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls.
Our audited historical combined financial statements included elsewhere in this information statement were prepared on a “carve-out” basis and in accordance with U.S. GAAP and have been derived from the consolidated financial statements and historical accounting records of Parent, which were prepared under IFRS.
As we are a wholly-owned subsidiary of Parent and have no operating history as a standalone company, including reporting under U.S. GAAP, we identified a material weakness in the design and operation of our internal control over financial reporting related to insufficient accounting and supervisory personnel who have the appropriate level of U.S. GAAP technical accounting experience and training. In response to this material weakness, we plan to hire and utilize additional U.S. GAAP qualified personnel within our financial reporting function in the future to assist with the preparation and review of future financial statements.
The process of designing, implementing and testing the internal control over financial reporting required to comply with requirements of Section 404 of the Sarbanes-Oxley Act is complex, time-consuming and costly. If we identify any material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, potentially resulting in restatements of our combined financial statements. If we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports and the market price of Company Shares could be adversely affected. We could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.
The transitional services Holcim has agreed to provide to us may not be sufficient for our needs. In addition, Holcim may fail to perform under various transaction agreements that will be executed as part of the Separation, which may create risks to the protection and value of our trade secrets, or we may fail to have necessary systems and services in place when Holcim is no longer obligated to provide services under the various agreements.
Each of the Separation and Distribution Agreement and each of the Ancillary Agreements provide for the performance by each of us and Holcim for the benefit of the other for a period of time after the Spin-Off.
We will rely on Holcim to satisfy its performance and payment obligations under these agreements. If Holcim is unable to satisfy its obligations under these agreements, including its indemnification obligations in favor of us, we could incur operational difficulties or losses. If we do not have in place our own systems and services, and do not have agreements with other providers of these services when the Transition Services Agreement or other Ancillary Agreements terminate, or if we do not implement the new systems or replace Holcim’s services successfully, we may not be able to operate our business effectively, which could disrupt our business and have a material adverse effect on our business, financial condition, liquidity and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient or effective than the systems and services Holcim is expected to provide during the transition period. After the Transition Services Agreement and other Ancillary Agreements terminate, Holcim will no longer pay us for certain services and rights we provide to Holcim, and accordingly, our cost of carrying the assets used to provide such services and rights may increase.
After the expiration of our rights to continue to use the “Holcim” brand, “Lafarge” brand and other product or service brands to be owned by Holcim following the Spin-Off, we may not be able to replace the use of such brands with new brands that are as familiar to, or positively viewed by, our customers, service providers, investors and other applicable third-party stakeholders, which could materially and adversely affect our businesses. See “Certain Relationships and Related Person Transactions—Agreements with Parent—Trademark Cross-License Agreement.” Additionally, as disclosed above, we rely on our intellectual property, including trade secrets, to protect and differentiate our products and services, and Holcim may have had access to some or all of such trade secrets prior to the Spin-Off by virtue of our affiliated relationship. Holcim will also have certain rights to own and/or use certain such trade secrets following the Spin-Off, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Parent.” These agreements may not effectively prevent disclosure or misappropriation of our trade secrets, know-how or other proprietary information, and we may not have adequate remedies for any disclosure or misappropriation of our trade secrets, know-how or other proprietary information in violation of these agreements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Further, we will license Holcim to use certain of our intellectual property and technologies, in certain markets, in certain of their product and/or service offerings following the Spin-Off, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Parent,” and we may offer the same or similar product and/or service offerings, and use the same or similar intellectual property and technologies, in the same or other markets and for the same or related product and/or service offerings as Holcim. Although Holcim may conduct its business, and offer products and/or services, under different names or brands than us, the similarity in our and Holcim’s product and/or service offerings, as well as the similarity in the intellectual property and technology related thereto, may create additional exposure related to product safety, quality and sustainability, among other potential risks, including risks to our intellectual property and our reputation. If Holcim fails to maintain appropriate quality standards and other controls with respect to product and/or service offerings, and intellectual property and technology related thereto, such issues or conduct by Holcim could materially and adversely affect our similar product and/or service offerings, and intellectual property and technology related thereto.
Under applicable tax law, we may be liable for certain tax liabilities of Parent following the Spin-Off if Parent were to fail to pay such taxes.
After the Spin-Off, there is the possibility that certain liabilities of Holcim could become our obligations. This could occur if, notwithstanding our intentions, we take or fail to take any action we are prohibited from taking or required to take by the terms of the Tax Matters Agreement to preserve the intended tax treatment of the transaction, a representation or covenant we made that serves as the basis for the Swiss Tax Rulings is determined to be false or as a result of the application of legal rules that depend in part on facts outside our control. If we are required to indemnify Parent, we may be subject to substantial liabilities that could materially adversely affect our financial position.
In connection with the Separation, Parent will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Parent’s ability to satisfy its indemnification obligation will not be impaired in the future.
Parent will agree to indemnify us for certain liabilities, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Parent.” However, third parties could also seek to hold us responsible for liabilities that Parent has agreed to retain, and there can be no assurance that the indemnity from Parent will be sufficient to protect us against the full amount of such liabilities, or that Parent will be able to fully satisfy its indemnification obligations. In addition, Parent’s insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the Spin-Off.
In connection with the Separation we will assume, and indemnify Parent for, certain liabilities. If we are required to make payments pursuant to these indemnities to Parent, our financial results could be adversely impacted.
We will agree to assume, and indemnify Parent for, certain liabilities as discussed in “Certain Relationships and Related Person Transactions—Agreements with Parent.” Payments pursuant to these obligations may be significant and could adversely impact our business, financial condition, liquidity and results of operations, particularly indemnities relating to our actions that could impact the tax-free nature of the Distribution or indemnities relating to environmental matters.
If the Separation and Distribution, together with certain related transactions, do not qualify as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code that is generally tax-free for U.S. federal income tax purposes or as a tax-neutral restructuring for Swiss tax purposes, we, you and Parent could be subject to significant U.S. federal income tax liability and/or Swiss tax liability, as applicable and, in certain circumstances, we could be required to indemnify Parent for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.
It is a condition to the consummation of the Distribution that Parent receives the Tax Opinions. Additionally, the Swiss Federal Tax Administration and the tax administration of the Canton of Zug have considered the tax consequences of the Separation, the Distribution and certain related transactions under applicable Swiss tax law and provided written confirmations that the Separation, the Distribution and certain related transactions generally qualify as a tax-neutral restructuring. Certain tax attributes or latent tax positions may transfer to us and Swiss group companies in the course of the tax-neutral restructuring. The Swiss Tax Rulings and the Tax Opinions rely on certain facts, assumptions, representations and undertakings from Parent and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding the Tax Opinions and/or the Swiss Tax Rulings, each relevant tax authority could determine that the Separation and/or Distribution or any such

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
related transaction is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated. In addition, notwithstanding the Tax Opinions, the IRS could determine that the Distribution or any such related transaction should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinions. The Tax Opinions and the Swiss Tax Rulings will not be binding in any court, and no assurance can be given that the relevant tax authorities or any court will not take a contrary position.
If the Separation, Distribution or any of the above referenced related transactions is determined to be taxable for U.S. federal income tax purposes and/or Swiss tax purposes, a holder of Parent Shares that has received Company Shares in the Distribution could incur significant U.S. federal and/or Swiss income tax liabilities. Further, we and Holcim could incur significant U.S. federal income tax, Swiss corporate income tax, Swiss withholding tax, Swiss stamp duty and capital tax obligations, whether under applicable law or under the Tax Matters Agreement. See “Material U.S. Federal Income Tax Consequences of the Distribution” and “Material Swiss Tax Consequences of the Spin-Off.”
To preserve the tax-free treatment to us, Parent and its shareholders of the Distribution and certain related transactions under the Tax Matters Agreement and under applicable law, we will be restricted from taking certain actions after the Distribution that could adversely impact the intended tax treatment of the Distribution and such related transactions for U.S. and Swiss tax purposes.
To preserve the tax-free treatment to us, Parent and its shareholders of the Distribution and certain related transactions under the Tax Matters Agreement and under applicable law, we may be restricted from taking certain actions (including, among others, actions related to the sale and/or discontinuance of certain business activities and/or assets) after the Spin-Off that could adversely impact the intended U.S. federal income and Swiss tax treatment of the Spin-Off, together with certain related transactions. Failure to adhere to any such restrictions, including in certain circumstances that may be outside of our control, could result in tax being imposed on us and/or Holcim for which we could bear responsibility and for which we could be obligated to indemnify Parent. Any indemnity obligation to Parent might discourage, delay or prevent a change of control that we or our stockholders may consider favorable. In addition, even if we are not responsible for tax liabilities of Parent under the Tax Matters Agreement, we nonetheless could potentially be liable under applicable tax law for such liabilities if Parent were to fail to pay such taxes.
The terms of the Tax Matters Agreement may, furthermore, restrict us from discontinuing certain business operations, moving our registered seat and/or tax residence, freely issuing shares, making certain acquisitions and raising additional equity capital, among other actions, following the Spin-Off. Any such restrictions could impair our ability to implement strategic initiatives. These restrictions, as well as restrictions under applicable tax laws, may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our shareholders or that might increase the value of our business. In addition, under the Tax Matters Agreement, we may be required to indemnify Parent against certain tax liabilities as a result of the acquisition of our shares or assets, even if we did not participate in or otherwise facilitate the acquisition. See “Certain Relationships and Related Person Transactions—Agreements with Parent—Tax Matters Agreement.”
Certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Holcim.
Because of their current or former positions with Holcim, certain of our expected executive officers and directors own equity interests in Parent. Even though our Board of Directors will consist of a majority of directors who are independent, and any of our expected executive officers who are currently employees of Holcim will cease to be employees of Holcim prior to the Ex-Dividend Date, some of our executive officers and directors will continue to have a financial interest in Parent Shares following the Ex-Dividend Date. This ownership of Parent Shares could create, or appear to create, potential conflicts of interest if we and Holcim pursue the same corporate opportunities or face decisions that could have different implications for us and Holcim.
The Separation and Distribution Agreement and Ancillary Agreements were negotiated in the context of an affiliated relationship.
The agreements expected to be entered into between the Company and Parent in connection with the Spin-Off (as described in “Certain Relationships and Related Person Transactions—Agreements with Parent”) were prepared in the context of our separation from Holcim while the Company was still a wholly-owned subsidiary of Parent. Accordingly, the terms of those agreements were negotiated between persons who were all, at the time of preparation

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
and negotiation, employees of Holcim. While we believe the terms are in line with market terms for transactions of their type and reflect arm’s-length terms, we might have received terms more favorable to us if the negotiations had involved unaffiliated third parties from the outset. See “Certain Relationships and Related Person Transactions—Agreements with Parent.”
Some contracts and other assets which will need to be transferred or assigned from Holcim to us in connection with the Separation may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts and other assets in the future, which could adversely impact our financial condition and future results of operations.
The Separation and Distribution Agreement and various other agreements will provide that a number of contracts with third parties and other assets are to be transferred or assigned from Parent or its affiliates to us or our anticipated subsidiaries in connection with the Separation. However, the transfer or assignment of certain of these contracts or assets may require the consent of a third party. Similarly, in some circumstances, we and another business unit of Holcim are joint beneficiaries of contracts, and we will need to enter into a new agreement with the third party to replicate the existing contract or be assigned the portion of the existing contract related to the Evertect Business. There may also be contracts of ours that contain change of control provisions that may allow our counterparties to terminate those contracts as a result of the Distribution. It is possible that some parties may use the requirement of a consent or the fact that the Spin-Off is occurring to seek more favorable contractual terms from us, to terminate the contract, or to otherwise request additional accommodations, commitments or other agreements from us. If we are unable to obtain such consents on commercially reasonable and satisfactory terms or if certain contracts are terminated, we may be unable to obtain the benefits, assets and contractual commitments which are intended to be allocated to us as part of the Separation. The failure to timely complete the assignment of existing contracts or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could have a material adverse impact on our business, financial condition, liquidity and results of operations. To the extent we require a specific arrangement and agree to less favorable terms in connection with obtaining any consent to retain that arrangement, the basis for that arrangement may be less favorable than currently held by Holcim and could adversely impact our business, financial conditions, liquidity and results of operations. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require the third-party counterparties’ consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be materially and adversely impacted.
Our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.
Some of our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of our suppliers or other parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.
After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.
We have historically relied upon Holcim to finance the working capital requirements and other cash requirements of the Evertect Business. After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements. As a result, after the Distribution, we will be responsible for obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements and service our own debt. After the Distribution, our access to and cost of debt financing may be different from our access to and cost of debt financing as a part of Holcim. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on debt financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us, which could have an adverse effect on our business, financial condition, results of operations, and cash flows.
In addition, if our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may need to incur additional debt or raise additional funds. However, debt or equity financing may

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
not be available to us on terms acceptable or favorable to us, if at all, and will depend on a number of factors, many of which are beyond our control, such as the state of the credit and financial markets and other economic, financial and geopolitical factors. If we incur additional debt, the terms of the debt may give the holders thereof rights, preferences and privileges senior to those of holders of Company Shares, particularly in the event of liquidation. The terms of such debt may impose additional and more stringent restrictions on our operations. If we raise funds through the issuance of additional equity or convertible debt securities, the percentage ownership in us of our then-existing shareholders may be diluted, and holders of these securities may also have rights, preferences or privileges senior to those of our then-existing shareholders. If we are unable to raise additional capital when needed, it could affect our financial condition, which could adversely impact the value of your Company Shares.
Certain entities or assets that are part of the Separation may not be transferred to us prior to the Distribution or at all.
Certain entities and assets that are part of the Separation may not be transferred prior to the Ex-Dividend Date because the entities or assets, as applicable, are subject to foreign government or third-party approvals that we may not receive prior to the Ex-Dividend Date. Such approvals may include, but are not limited to, approvals to merge or demerge, to form new legal entities (including obtaining required registrations and/or licenses or permits) and to transfer assets and/or liabilities (including under certain foreign investment laws). We currently expect that all material transfers will occur without material delays beyond the Ex-Dividend Date, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. To the extent such transfers do not occur prior to the Ex-Dividend Date, under the Separation and Distribution Agreement, the economic benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to us.
In the event such transfers do not occur or are significantly delayed because we do not receive the required approvals, we may not realize all of the anticipated benefits of the Separation and we may be dependent on Holcim for transition services for a longer period of time than would otherwise be the case.
In connection with the Separation, we will incur debt obligations that could adversely affect our business, profitability and our ability to meet obligations.
In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $   . See “The Separation and Distribution—Debt Financing Transactions.” This amount of debt could potentially have important consequences to us and our debt and equity investors, including:
•	requiring a substantial portion of our cash flow from operations to make interest payments on this debt;
•	making it more difficult for us to satisfy debt and other obligations;
•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	reducing the cash flow available to fund capital expenditures and grow our business;
•	limiting our flexibility in planning for, or reacting to, changes in our business and industry;
•	placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; and
•	limiting our ability to pay cash dividends or repurchase Company Shares.
To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of our outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement contains forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, financial condition, results of operations, prospects, the impact of planned acquisitions and dispositions, our strategy for growth and the effects of the Spin-Off on our business. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates, and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which you should consider and read carefully, including but not limited to the matters described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this information statement. You should read and evaluate all forward-looking statements made in this information statement in the context of these risks and uncertainties.
We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this information statement, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.
In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this information statement. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
You should read this information statement and the documents that we reference in this information statement and have filed as exhibits to the registration statement of which this information statement is a part completely and with the understanding that our future results may be materially different from what we expect. We qualify all of our forward-looking statements by the cautionary statements contained in this section and elsewhere in this information statement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
THE SEPARATION AND DISTRIBUTION
General
On January 28, 2024, Holcim announced its intention to separate its North American business and list it in the United States. Holcim intends to effect the Spin-Off pursuant to an internal reorganization followed by a pro rata distribution of Company Shares held by Parent to holders of Parent Shares, subject to certain conditions. See “—Conditions to the Distribution.” At the Parent Shareholder Meeting, holders of Parent Shares will be asked to approve the Distribution on the terms described in this information statement and in the Parent Shareholder Meeting Materials. In the event that the Distribution is approved by holders of a majority of Parent Shares represented at the Parent Shareholder Meeting, and assuming the conditions to the Distribution set forth in “—Conditions of the Distribution” below are met or otherwise satisfied on the Ex-Dividend Date, each holder of Parent Shares (other than Parent and its subsidiaries) will receive     Company Shares for every     Parent Shares held or acquired by such holder prior to the Cum-Dividend Time and not sold or otherwise disposed of by such holder prior to the Cum-Dividend Time, as described below. Any excess Company Shares held by Parent which will not be distributed to holders of Parent Shares as set forth in the preceding sentence will be contributed by Parent to the Company in connection with the Separation prior to the Spin-Off and will be held by the Company at the time of the Spin-Off. Immediately following the Spin-Off, Parent will not hold any Company Shares, and the Company will be an independent, publicly traded company. You will not be required to make any payment or surrender or exchange your Parent Shares or take any other action to receive Company Shares, except as described in “—When and How You Will Receive Company Shares—Holders of Parent Shares in Physical Certificated Form” with respect to holders of physical certificates representing Parent Shares. The number of Parent Shares you own will not change as a result of the Spin-Off.
The Distribution is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the Distribution will be completed. See “—Conditions to the Distribution.”
Reasons for the Spin-Off
The Parent Board of Directors has determined that the Spin-Off is in the best interests of Parent and its shareholders because it will provide the following key benefits:
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Greater strategic focus of financial resources and management’s efforts. The Evertect Business historically exhibited different financial and operating characteristics than the Holcim Business. In particular, unlike the Holcim Business, we generate substantially all of our revenues from the United States and Canada. Owing to this and other factors, we and Holcim’s other businesses employ different capital expenditure and acquisition strategies. Consequently, Parent has determined that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business. The Company and Parent believe that our respective management resources would be more efficiently utilized if Parent’s management concentrated solely on the Holcim Business and our management concentrated solely on the Evertect Business. The Spin-Off will result in dedicated, independent management for each of the businesses and enable the respective management teams to adopt strategies and pursue objectives specific to their respective businesses and better focus on both strengthening their respective core businesses and operations and unlocking new growth opportunities. Both Parent and we expect to more efficiently use management and financial resources as a result of having board and management teams solely focused on our respective businesses. We believe the Spin-Off will allow us to better align our management’s attention, compensation and resources to pursue opportunities for long-term growth in the markets that we serve and to manage our cost structure more actively. Parent similarly expects to benefit from its management’s ability to focus on the operation of its businesses.

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Direct and differentiated access to capital resources. After the Spin-Off, we will no longer need to compete with Holcim for capital resources. As a business with operations in the Evertect Territories, the Evertect Business has financial and operating characteristics that differ from the Holcim Business. The Company and Parent believe that direct and differentiated access to capital resources will allow us to better optimize the amounts and terms of the capital needed for our respective businesses, aligning financial and operational characteristics with investor and market expectations applicable to businesses operating in our and Parent’s geographies. We and Holcim believe that the Spin-Off will provide us and Holcim the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
flexibility to better manage capital structure based on each company’s forecasted cash generation, planned investments, credit rating requirements, acquisition activity and capital returns, among other factors. Parent’s management also believes that as an independent, publicly traded company, we will attract investors who are interested in the unique characteristics of the Evertect Business.
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Value creation by offering separate investment opportunities. The Separation will result in two more focused businesses with different strategies that are more aligned with the markets in which they operate. We believe that after the Spin-Off, investors will be better positioned to evaluate our financial performance and strategy within the context of our markets and peer groups, and that the ability to value us against a comparable peer set will enhance the likelihood that we achieve an appropriate market valuation. Parent’s management and financial advisors believe that our investment characteristics may appeal to types of investors who differ from Parent’s current investors. We expect that, as a result of the Spin-Off, our management will be better positioned to target these investors by implementing goals and evaluating strategic opportunities in light of investor expectations within the context of the markets we serve.

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Improved ability to use stock as an acquisition currency. The Spin-Off will provide each of Parent and Evertect with its own distinct equity currency that relates solely to its business to use in pursuing certain financial and strategic objectives, including acquisitions. For example, each of Parent and Evertect will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors. We expect that we will be able to more easily facilitate potential future transactions with similar businesses through the use of Company Shares as consideration.

•
Improved management incentives, recruitment and retention. We expect to use our equity to compensate current and future employees. It is more difficult for conglomerates such as Holcim to structure equity incentives that reward managers in a manner directly related to the performance of their geographic and product lines. By granting stock linked to a specific business, we will be able to better align our equity compensation structures and targets at each of Parent and the Company with the underlying business, thus offering our managers equity compensation that is linked more directly to their work product than Holcim’s current equity compensation. The Company and Parent believe that improved alignment of equity incentives will allow each of Parent and Evertect to more effectively recruit, retain and motivate employees.

In determining whether to effect the Spin-Off, the Parent Board of Directors also considered the costs and risks associated with the Spin-Off, including:
•
Potential costs and disruptions to the Evertect Business as a result of the Spin-Off. Some of our current and prospective customers and suppliers may believe that our financial stability on an independent basis does not satisfy their requirements for doing business with us. If our customers, prospective customers or suppliers are not satisfied with our financial stability, we may not be successful in obtaining new business or retaining existing business.

•
Risks of being unable to achieve the benefits expected from the Spin-Off. By separating from Holcim, we may become more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in our operating results due to factors related to the Evertect Business; and competitive pressures from new or existing competitors.

•
Increased significance of certain costs and contingent liabilities. Certain costs and contingent liabilities that were less material to Holcim as a whole will be more material for us as an independent company.

•
The decreased capital available for investment. We have relied upon Holcim for working capital requirements and other cash requirements. Subsequent to the Spin-Off, Holcim will not be providing us with funds to finance our working capital or other cash requirements. Given our smaller size relative to Holcim prior to the Spin-Off, our access to and cost of debt financing after the Spin-Off may be different from our access to and cost of debt financing as a part of Holcim. See “Risk Factors—Risks Relating to the Spin-Off—After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
•
The reaction of Parent’s shareholders to the Spin-Off. The market price of Company Shares may fluctuate widely, depending on many factors, many of which will be beyond our control, including the sale of Company Shares by Parent shareholders after the Spin-Off because our business profile and market capitalization may not fit their investment objectives. See “Risk Factors—Risks Relating to the Ownership of Company Shares—Any sales of substantial amounts of Company Shares in the public market, or the perception that such sales might occur, may cause the market price of Company Shares to decline.”

•
The potential loss of purchasing power and higher cost structure. As a part of Holcim prior to the Spin-Off, we take advantage of Holcim’s size and purchasing power in procuring certain goods, services and other resources. After the Spin-Off, as a separate, independent, publicly traded company, we may be unable to obtain such resources at prices or on terms as favorable to us as those we obtained prior to the Spin-Off. Our costs for functions previously performed by or paid for by Holcim, such as accounting, tax, legal, human resources and other general and administrative functions, may be higher than the amounts reflected in our financial statements, which could cause our profitability to decrease. See “Risk Factors—Risks Relating to the Spin-Off—We have no history operating as an independent, publicly traded company, and our financial information in this information statement is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”

•
The risk that the Separation might not be completed and the one-time and ongoing costs of the Spin-Off may be greater than expected. There are risks and uncertainties relating to the execution of the Spin-Off, including the timing and certainty of the completion of the Separation and the timing and certainty of the satisfaction or waiver of the conditions to the Distribution. See “Risk Factors—Risks Relating to the Spin-Off—The Spin-Off might not be completed or not be completed within the envisaged time frame and the one-time and ongoing costs of the Spin-Off may be greater than we expected.” In addition, we will incur substantial costs in connection with the transition to being an independent publicly traded company. See “Risk Factors—Risks Relating to the Ownership of Company Shares—The obligations associated with being a standalone public company will require significant resources and management attention.” These costs, whether incurred before or after the Spin-Off, may be greater than anticipated and could have a material adverse effect on our financial position, results of operations and cash flows.

•
The risk that the Separation, Distribution or any of the related transactions does not qualify as tax-free for U.S. federal income tax purposes or as a tax-neutral restructuring for Swiss tax purposes. If the Separation, Distribution or any of the related transactions is determined to be taxable for U.S. federal income tax purposes and/or Swiss tax purposes, a holder of Parent Shares that has received Company Shares in the Distribution could incur significant U.S. federal and/or Swiss income tax liabilities. Further, we and Holcim could incur significant U.S. federal income tax, Swiss corporate income tax, Swiss withholding tax, Swiss stamp duty and capital tax obligations, whether under applicable law or under the Tax Matters Agreement. See “Material U.S. Federal Income Tax Consequences of the Distribution” and “Material Swiss Tax Consequences of the Spin-Off.”

The Parent Board of Directors considered these potential benefits and risks and concluded that the potential benefits of the Spin-Off outweighed these risks. The Parent Board of Directors also considered other alternative transactions, including an initial public offering or partial spin-off of Evertect. The Parent Board of Directors concluded that the Spin-Off would be the most effective and tax-efficient way to position Evertect and Holcim for sustained growth and value creation.
The anticipated benefits of the Spin-Off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the Spin-Off does not result in such benefits, the costs associated with the Spin-Off could have an adverse effect on our business. For more information, see the section of this information statement entitled “Risk Factors.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Conditions to the Distribution
Under Swiss law and Parent’s articles of incorporation, the approval of holders of a majority of Parent Shares represented at the Parent Shareholder Meeting is required to effect the Distribution. The resolution to be proposed at the Parent Shareholder Meeting, as set forth in the Parent Shareholder Meeting Materials, will require that the following conditions are met or waived by the Parent Board of Directors prior to consummation of the Distribution:
•
The SEC will have declared effective the registration statement of which this information statement is a part, and no stop order relating to the registration statement will be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC.

•	The Stock Exchange will have approved the listing of Company Shares, subject to official notice of issuance.
•	Parent will have received the Tax Opinions.
•
All actions, filings, permits, registrations and consents necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder with respect to the Company will have been taken or made and, where applicable, become effective or accepted.

•
No order, injunction or decree issued by any court or governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, Distribution or any of the related transactions will be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Spin-Off.

•
No event or development shall have occurred or exist as of the Ex-Dividend Date that, in the reasonable judgment of the Parent Board of Directors, would result in the Separation, the Distribution or the other related transactions having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on Parent or its shareholders.

Prior to the Parent Shareholder Meeting, Parent will receive an audit report of EY Switzerland, a state supervised auditing enterprise, stating that the Distribution complies with Swiss law. We further expect that, prior to the Distribution, the internal reorganization transactions with respect to the Evertect Business and the Holcim Business to be completed prior to the Distribution (including the execution of all instruments, assignments, documents and other agreements necessary to effect such portion of the Separation) and the Debt Financing Transactions (as defined in “The Separation and Distribution—Debt Financing Transactions”) will have been effectuated and the mailing of this information statement (or notice of internet availability thereof) to holders of Parent Shares registered in the Parent Share Register as of     will have occurred.
Neither we nor Parent can assure you that any or all of these conditions will be met and all actions described in the preceding paragraph will be completed, and the Parent Board of Directors may also waive conditions to the Distribution in its sole discretion prior to obtaining Parent shareholder approval. As of the date hereof, the Parent Board of Directors does not intend to waive any of the conditions described herein.
In the event that the Distribution is approved by holders of a majority of Parent Shares represented at the Parent Shareholder Meeting, and assuming the conditions to the Distribution set forth above are met or otherwise satisfied, Parent will be obligated to effect the Distribution.
Transferability of Company Shares You Receive
Company Shares distributed in connection with the Distribution will be transferable without registration under the Securities Act, except for Company Shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the Distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell Company Shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
When and How You Will Receive Company Shares
UBS AG, as the Swiss settlement agent, in coordination with SIX SIS, as the Swiss central securities depositary, will arrange for the distribution of Company Shares to holders of Parent Shares as of the Cum-Dividend Time.
Holders of Parent Shares in Book-Entry Form with a Custodian Bank or Broker through SIX SIS
If you hold your Parent Shares in book-entry form with a custodian bank or broker through SIX SIS, we expect that your bank or broker will credit your custody account with the number of Company Shares you are entitled to receive in the Distribution on or shortly after the Ex-Dividend Date, at which time you should be able to commence trading your Company Shares. For completeness, the technical Swiss record date of the Distribution for SIX SIS participants will be    , the first trading day following the Ex-Dividend Date, and we expect that the allocation of Company Shares to the accounts of SIX SIS participants will settle within the SIX SIS system on    , the second trading day following the Ex-Dividend Date. However, notwithstanding these later dates, banks or brokers may already credit your custody account with the number of Company Shares you are entitled to receive in the Distribution on the Ex-Dividend Date, at which time you should be able to commence trading your Company Shares. The exact timing of such credit will ultimately depend on your specific bank or broker. We encourage you to contact your bank or broker for further information about your custody account and when you will be able to commence trading your Company Shares.
Holders of Parent Shares in Book-Entry Form through Euroclear France
We expect that the allocation of Company Shares to the accounts of custodian banks or brokers that are participants in SIX SIS will settle within the SIX SIS system on    , the second trading day following the Ex-Dividend Date. This includes Euroclear Bank, which is a participant in SIX SIS and a custodian of Euroclear France. If you hold your Parent Shares through Euroclear France, we encourage you to contact your bank or broker for further information about when you will be able to commence trading your Company Shares.
Holders of Parent Shares in Physical Certificated Form
All holders of physical certificates representing Parent Shares (Heimverwahrer) that are duly registered in the Parent Share Register who have previously provided a valid mailing address to Parent will be sent a notice with instructions on how to receive Company Shares in the Distribution. Holders of physical certificates representing Parent Shares that are not duly registered in the Parent Share Register will not be sent a notice. If you do not receive such notice from Parent by    , please contact Devigus Engineering AG by telephone at +41 (0) 41 798 48 48 or by email at holcim@devigus.com. If you deposit your physical certificates representing Parent Shares with a Swiss custodian bank at least ten business days prior to the Ex-Dividend Date, we expect that your bank or broker will credit your custody account with the number of Company Shares you are entitled to receive in the Distribution on or shortly after the Ex-Dividend Date.
If you hold physical certificates representing Parent Shares and do not deposit your physical certificates representing Parent Shares with a Swiss custodian bank at least ten business days prior to the Ex-Dividend Date, you will not receive any Company Shares in the Distribution. In lieu of receiving Company Shares, UBS AG, as the Swiss settlement agent, will sell the Company Shares you are entitled to receive in the Distribution on or shortly after the Ex-Dividend Date, convert the proceeds of such sale to Swiss Francs and remit such proceeds to Parent. If you have previously provided valid payment details to Parent, Parent will pay the proceeds of such sale to you on or around    . If you have not previously provided payment details to Parent, Parent will hold the proceeds of such sale for your benefit, and you may apply to Parent to obtain such proceeds at any time following the Ex-Dividend Date. The right to receive these proceeds expires five years after the Ex-Dividend Date.
No When-Issued Trading or Ex-Distribution Trading
If you hold or acquire Parent Shares prior to the Cum-Dividend Time and do not sell or otherwise dispose of such Parent Shares prior to the Cum-Dividend Time, you will be entitled to receive Company Shares in the Distribution. If you sell Parent Shares up to and including the Cum-Dividend Time, you will be selling your right to receive Company Shares in the Distribution, unless otherwise agreed as part of your specific transaction. There will not be any trading of Company Shares on a “when-issued” basis or any “ex-distribution” trading of Parent Shares before the Ex-Dividend Date. If you sell or otherwise dispose of your Parent Shares after the Cum-Dividend Time, you will still be entitled to receive Company Shares in the Distribution. As of 9:00 a.m., Zurich Time, on the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Ex-Dividend Date, Parent Shares will trade without the entitlement to receive Company Shares in the Distribution and will reflect an ownership interest solely in Parent, but may not yet accurately reflect the value of such Parent Shares excluding the Evertect Business. It should be noted that the Parent Shares, which are traded on the SIX, will start to trade on the SIX at 9:00 a.m., Zurich Time, on the Ex-Dividend Date, which is before the commencement of trading of Company Shares on the Stock Exchange at 9:30 a.m., New York City time, on the Ex-Dividend Date. Investors acquiring or selling Parent Shares at or around the Ex-Dividend Date in over-the-counter or other transactions not effected on the SIX should ensure such transactions take into account the treatment of the Company Shares to be distributed in respect of such Parent Shares in the Distribution.
Treatment of Equity Incentive Arrangements
The Employee Matters Agreement will provide for the treatment of Parent Equity Awards. The intent is for each holder of Parent Equity Awards to maintain the economic value of that holder’s Parent Equity Awards before and after the Ex-Dividend Date.
For Evertect Employees, the Parent Equity Awards will be assumed by the Company and converted into equity awards denominated in Company Shares (“Company Adjusted Awards”). The terms of such Company Adjusted Awards, such as the term, exercisability and time-based vesting schedule, will generally be the same as the terms that were applicable to the corresponding Parent Equity Awards, other than the performance-based vesting conditions applicable to the corresponding Parent Equity Awards (if any), the treatment of which will be described in more detail in an amendment to the registration statement of which this information statement is a part.
For individuals employed by Parent or any of its affiliates (excluding the Company and its subsidiaries), the Parent Equity Awards will remain unchanged.
As a result of the adjustments being made to the Parent Equity Awards granted to Evertect Employees in connection with the Separation, the precise number of Company Adjusted Awards will not be known until the Ex-Dividend Date or shortly thereafter.
Registration in the Company Share Register
Following the Distribution, voting rights may only be exercised by holders of Company Shares registered with voting rights in the Company Share Register on the record date for the relevant general meeting of shareholders and subject to the voting restrictions in the New Articles. See “Description of Share Capital and New Articles—Voting Rights and Voting Restrictions—Voting Rights.” Holders of Parent Shares registered in the share register maintained by Devigus Engineering AG (the “Parent Share Register”) will not automatically be registered in the Company Share Register. Holders of Company Shares through a custodian bank or broker should contact their custodian bank or broker for more information on how to register their Company Shares in the Company Share Register following the Distribution. See “Description of Share Capital and New Articles—Form of Shares—Company Share Register and Registration Restrictions” and “Description of Share Capital and New Articles—Form of Shares—Forms of Holding Company Shares.”
Results of the Spin-Off
Parent will cause UBS AG, as the Swiss settlement agent, to effect the Distribution by distributing Company Shares to holders of Parent Shares on a pro rata basis as a dividend-in-kind. Each holder of Parent Shares (other than Parent and its subsidiaries) will receive     Company Shares for every     Parent Shares held or acquired by such holder prior to the Cum-Dividend Time and not sold or otherwise disposed of by such holder prior to the Cum-Dividend Time. Any excess Company Shares held by Parent which will not be distributed to holders of Parent Shares as set forth in the preceding sentence will be contributed by Parent to Evertect in connection with the Separation prior to the Spin-Off and will be held by Evertect at the time of the Spin-Off. We expect the number of such excess Company Shares, and therefore the number of Company Shares to be held by Evertect following the Spin-Off, to be insignificant.
Immediately following the Spin-Off, we expect to have approximately     Company Shares outstanding. This calculation is based on     Parent Shares outstanding as of     (excluding Parent Shares held by Parent and its subsidiaries), plus an estimated     Parent Shares expected to be delivered under equity participation plans prior to the Cum-Dividend Time, less an estimated     Parent Shares expected to be purchased in share repurchases prior to the Cum-Dividend Time. The actual number of Company Shares to be distributed will be

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
determined at the Cum-Dividend Time and will depend on the actual number of Parent Shares outstanding (excluding Parent Shares held by Parent and its subsidiaries) as of the Cum-Dividend Time. The Distribution will not affect the number of outstanding Parent Shares or any rights of holders of outstanding Parent Shares, although the trading price of Parent Shares immediately following the Distribution is expected to be lower than immediately prior to the Distribution because the trading price of Parent Shares will no longer reflect the value of the Evertect Business. No fractional Company Shares will be distributed.
Market for Company Shares
As of the date of this information statement, the Company is a wholly-owned subsidiary of Parent. Accordingly, a public market for Company Shares does not currently exist. It is a condition to the consummation of the Distribution that the Stock Exchange will have approved the listing of Company Shares, subject to official notice of issuance. We intend to apply to list Company Shares on the Stock Exchange under the symbol “   .” We expect that Company Shares will commence trading on a standalone basis on the Stock Exchange at 9:30 a.m., New York City time, on the Ex-Dividend Date. We have not and will not set the initial price of Company Shares. The initial price will be established by the public markets. See “Risk Factors—Risks Relating to the Ownership of Company Shares—We cannot be certain that an active trading market for Company Shares will develop or be sustained after the Distribution. Following the Distribution, our share price may fluctuate significantly.”
There will not be any trading of Company Shares on a “when-issued” basis before the Ex-Dividend Date. We cannot predict the price at which Company Shares will trade after the Ex-Dividend Date. In fact, the Parent Shares and Company Shares that you hold following the Distribution (taking into account the Distribution Ratio) may collectively trade at a value less than the price at which Parent Shares might have traded had the Distribution not occurred or the price at which Parent Shares were trading prior to the Distribution. The price at which Company Shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Company Shares will be determined in the public markets and may be influenced by many factors.
Transaction and Separation Costs
We will incur certain costs in connection with the consummation of the Spin-Off. We currently estimate that the one-time Spin-Off costs we will incur, primarily employee-related costs such as recruitment expenses, costs to establish certain standalone functions and information technology systems, professional services fees and other separation-related costs during our transition to being a standalone public company, will be approximately $   . Except as otherwise provided in the Separation and Distribution Agreement or any Ancillary Agreement, Parent will be responsible for any third-party costs and expenses incurred on or prior to the Ex-Dividend Date by Holcim or Evertect in connection with the Spin-Off (including, without limitation, costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the Separation) that remain unpaid as of the Ex-Dividend Date.
Debt Financing Transactions
In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $   , which may include one or more capital markets transactions and the entry into one or more credit facilities with financial institutions (the “Debt Financing Transactions”). The specific terms of the Debt Financing Transactions are unknown at this time, but will be included in an amendment to the registration statement of which this information statement is a part. We expect that the Debt Financing Transactions will be completed prior to the consummation of the Distribution. However, no assurance can be given whether the Debt Financing Transactions will occur in the anticipated time frame on favorable terms, or at all.
Insurance
We are continuing to assess our approach to insurance following the Spin-Off. Additional information about our insurance program will be included in an amendment to the registration statement of which this information statement is a part.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Regulatory Approval
It is a condition to the consummation of the Distribution that the SEC will have declared effective the registration statement of which this information statement is a part, and no stop order relating to the registration statement will be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC. It is also a condition to the consummation of the Distribution that the Stock Exchange will have approved the listing of Company Shares, subject to official notice of issuance.
In certain jurisdictions outside the United States, we will also require consents, authorizations, orders or approvals from certain foreign governments in order to complete the Separation with respect to certain entities and assets which may include, but are not limited to, approvals to merge or demerge, to form new legal entities (including obtaining required registrations and/or licenses or permits) and to transfer assets and/or liabilities (including under certain foreign investment laws). It is currently anticipated that all material transfers will occur without material delays beyond the Distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. For more information, see “Risk Factors—Certain entities or assets that are part of the Separation may not be transferred to us prior to the Distribution or at all.” Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Spin-Off.
Shareholder Vote
At the Parent Shareholder Meeting, holders of Parent Shares will be asked to approve the Distribution on the terms described in this information statement and in the Parent Shareholder Meeting Materials. The Parent Shareholder Meeting Materials will describe the procedures for voting Parent Shares and other details regarding the Parent Shareholder Meeting. As a result, this information statement does not contain a proxy and is not intended to constitute solicitation material under the U.S. federal securities laws.
Reasons for Furnishing This Information Statement; Changes in the Terms of the Spin-Off
This information statement is being furnished solely to provide information to holders of Parent Shares who are entitled to receive Company Shares in the Distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Parent. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and none of us, Parent, our Board of Directors or the Parent Board of Directors undertake any obligation to update such information, except in the normal course of our and Parent’s public disclosure obligations and practices and as required by applicable law.
Parent does not intend to notify its shareholders of any modifications to the terms of the Spin-Off, including the waiver of any conditions to the Distribution, that, in the judgment of the Parent Board of Directors, are not material. However, the Parent Board of Directors would likely consider material matters such as significant changes to the assets to be contributed or the liabilities to be assumed in the Separation. To the extent that the Parent Board of Directors determines that any modification by Parent materially changes the material terms of the Spin-Off, including through the waiver of a condition to the Distribution, Parent will notify holders of Parent Shares in a manner reasonably calculated to inform them about the modification as may be required by applicable law and regulations, by, for example, publishing a press release or making available a supplement to this information statement on its website.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION
The following is a summary of the material U.S. federal income tax consequences to Parent and the Company and to holders of Parent Shares in connection with the Distribution.
This summary is limited to holders of Parent Shares that are U.S. Holders. A “U.S. Holder” is a beneficial owner of Parent Shares that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or a resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:
•	brokers, dealers or traders in securities or currencies;
•	tax-exempt entities;
•	regulated investment companies or real estate investment trusts;
•	banks, financial institutions or insurance companies;
•	persons who acquired Parent Shares pursuant to the exercise of employee stock options or otherwise as compensation;
•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Parent equity;
•	shareholders owning Parent Shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;
•	taxpayers subject to special tax accounting rules;
•	certain former citizens or long-term residents of the United States;
•	holders who are subject to the alternative minimum tax; or
•	persons that own Parent Shares through partnerships or other pass-through entities.
This summary does not address the U.S. federal income tax consequences to shareholders who do not hold Parent Shares as a capital asset. Moreover, this summary does not address any state, local, or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Parent Shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Distribution.
HOLDERS OF PARENT SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION AND THE ONGOING OWNERSHIP OF COMPANY SHARES.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Tax Opinions
The completion of the Spin-Off is conditioned upon the receipt by Parent of tax opinions from Skadden, Arps, Slate, Meagher & Flom LLP and a nationally recognized accounting firm (the “Tax Opinions”) substantially to the effect that, among other things, the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code.
The Tax Opinions will be based on the law in effect as of the time of the Spin-Off and will rely on certain assumptions, as well as statements, representations and undertakings made by officers of Parent and certain other individuals. These assumptions, statements, representations and undertakings are expected to relate to, among other things, the parties’ business reasons for engaging in the Spin-Off, the conduct of certain business activities by Parent and the Company, and the plans and intentions of Parent and the Company to continue conducting those business activities and not to materially modify their ownership or capital structure following the Spin-Off.
The legal authorities upon which the Tax Opinions will be based are subject to change or differing interpretations at any time, possibly with retroactive effect. Opinions of counsel are not binding on courts or the IRS, and the IRS may challenge the conclusions reached in such opinions.
The Distribution
Assuming that the Distribution qualifies as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Internal Revenue Code, then, for U.S. federal income tax purposes:
•	a U.S. Holder will not recognize any income, gain or loss as a result of the receipt of Company Shares in the Distribution;
•	a U.S. Holder’s holding period for Company Shares received in the Distribution will include the period for which such U.S. Holder’s Parent Shares were held; and
•
a U.S. Holder’s aggregate tax basis for Company Shares received in the Distribution will be determined by allocating to such Company Shares, on the basis of the relative fair market values of Company Shares and Parent Shares at the time of the Distribution, a portion of the U.S. Holder’s tax basis in its Parent Shares. A U.S. Holder’s tax basis in its Parent Shares will be decreased by the portion allocated to Company Shares.

U.S. Holders who have acquired different blocks of Parent Shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the Company Shares distributed with respect to such blocks of Parent Shares.
If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, each U.S. Holder that receives Company Shares in the Distribution would be treated as if the U.S. Holder had received a distribution equal to the fair market value of the Company Shares that were distributed to it, which generally would be treated first as a taxable dividend to the extent of such U.S. Holder’s pro rata share of Parent’s earnings and profits, then as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Parent Shares, and thereafter as capital gain with respect to any remaining value. However, as Parent does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles, the Distribution would generally be treated as a taxable dividend to U.S. Holders. If the Distribution were determined not to qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, a U.S. Holder would have a tax basis in Company Shares following the Distribution equal to the fair market value of the Company Shares that were distributed to it. Certain U.S. Holders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction, extraordinary dividends and qualified dividend income.
A U.S. Holder of Company Shares who owns at least 5% of the outstanding equity of Parent (by vote or value) immediately before the Distribution and who receives Company Shares pursuant to the Distribution will generally be required to attach to such U.S. Holder’s U.S. federal income tax return for the year in which the Distribution occurs a statement setting forth certain information relating to the Distribution, including the aggregate fair market value of the Company Shares received by such U.S. Holder in the Distribution. U.S. Holders should consult their tax advisors to determine whether they are required to provide the foregoing statement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
The foregoing discussion of U.S. federal income tax consequences of the Distribution assumes that Parent is not and has not been a PFIC (as defined in “Material U.S. Federal Income Tax Consequences of the Ownership of Company Shares—Passive Foreign Investment Company Considerations”). If Parent is or has been a PFIC in any year in which a U.S. Holder held Parent Shares, adverse consequences could result for such U.S. Holder upon the receipt of Company Shares. Parent believes that Parent Shares are not and have never been stock of a PFIC for U.S. federal income tax purposes, but this conclusion is based on a factual determination made annually and thus is subject to change. Because PFIC status is a fact-intensive determination made on an annual basis and depends on Parent’s assets and income at such time, however, there can be no assurance that Parent is not classified as a PFIC.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP
OF COMPANY SHARES
The following discussion is a summary of material U.S. federal income tax consequences of the ownership and disposition of Company Shares by U.S. Holders who receive such shares pursuant to the Distribution. This summary is based on the Internal Revenue Code, and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this information statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.
This summary is limited to U.S. Holders.
Taxation of Dividends
Dividends paid by the Company will generally be taxed as ordinary income to U.S. Holders to the extent that they are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of the dividends, if any, paid by the Company to U.S. Holders, without reduction for Swiss withholding taxes, may be eligible to be taxed at lower rates applicable to certain qualified dividends, subject to the special rules described in “—Passive Foreign Investment Company Considerations” below. Recipients of dividends from foreign corporations will be taxed at such rates, provided that certain holding period requirements are satisfied and certain other requirements are met, if the dividends are received from certain “qualified foreign corporations,” which generally includes corporations eligible for the benefits of an income tax treaty with the United States that the Secretary of the Treasury determines is satisfactory and includes an information exchange program. The U.S. Department of the Treasury and the IRS have determined that the income tax treaty between Switzerland and the United States is satisfactory for this purpose. Dividends paid with respect to stock of a foreign corporation that is readily tradable on an established securities market in the United States will also be treated as having been received from a “qualified foreign corporation.” The U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States, such as the Stock Exchange. Accordingly, dividends paid by the Company received by individual U.S. Holders should be entitled to favorable treatment as dividends received with respect to stock of a “qualified foreign corporation.” Dividends paid by the Company will not be eligible for the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations.
To the extent that the amount of any dividend exceeds our current and accumulated earnings and profits for a taxable year as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in Company Shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held Company Shares for more than one year at the time the dividend is received (as described below in “—Sale, Exchange or Other Taxable Disposition”). However, as the Company does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles, distributions made by the Company will generally be treated as taxable dividends to U.S. Holders.
In certain circumstances, a U.S. Holder may be eligible to receive a foreign tax credit for Swiss withholding taxes (if any) payable in respect of dividends received by the U.S. Holder.
As of the date of this information statement, the Company is a wholly-owned subsidiary of Parent and all Company Shares are owned by Parent. Following the Distribution, it is possible that the Company will be at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by the Company as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. Holder’s ability to claim a foreign tax credit for the Swiss withholding taxes payable in respect of the dividends. The Internal Revenue Code permits a U.S. Holder entitled to benefits under the income tax treaty between Switzerland and the United States to elect to treat any company dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. Holder’s foreign tax credit. U.S. Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
We expect that any dividends we declare will be paid in U.S. dollars. However, to the extent we pay a dividend in Swiss Francs, the amount of the dividend will be the U.S. dollar value of the Swiss Francs, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the Swiss Francs are converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.
Sale, Exchange or Other Taxable Disposition
Subject to the following discussion of special rules applicable to PFICs (as defined below), a U.S. Holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of Company Shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such U.S. Holder’s tax basis in Company Shares. Gain or loss, if any, will generally be U.S. source income for foreign tax credit limitation purposes.
Gain or loss realized on the sale, exchange or other taxable disposition of Company Shares generally will be capital gain or loss and will be long-term capital gain or loss if Company Shares have been held for more than one year. Long-term capital gain of an individual generally is subject to tax at preferential rates. The deduction of capital losses is subject to limitations.
Passive Foreign Investment Company Considerations
A Passive Foreign Investment Company (“PFIC”) is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Internal Revenue Code, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. Holder is treated as owning PFIC stock, such U.S. Holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. Holder of dividends paid by the Company and of sales, exchanges and other dispositions of Company Shares, and may result in other adverse U.S. federal income tax consequences.
Parent and the Company believe that Company Shares should not be treated as shares of a PFIC, and Parent and the Company do not expect that the Company will become a PFIC in the future. Because PFIC status is a fact-intensive determination made on an annual basis and depends on the Company’s assets and income at such time, however, there can be no assurance that the Company is not classified as a PFIC. Furthermore, there can be no assurance that the IRS will not successfully challenge this position or that the Company will not become a PFIC at some future time as a result of changes in the Company’s assets, income or business operations.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
MATERIAL SWISS TAX CONSEQUENCES OF THE SPIN-OFF
Consequences to Swiss Holders of Parent Shares
This summary is limited to holders of Parent Shares that are Swiss Holders. A “Swiss Holder” is a beneficial owner of Parent Shares that is:
•	a Swiss tax resident individual who holds Parent Shares as private assets;
•
a Swiss tax resident individual or a non-Swiss tax resident individual who is subject to Swiss income tax for reasons other than residency, who holds Parent Shares as business assets or qualifies as a professional securities dealer for Swiss tax purposes; or

•	a legal entity tax resident in Switzerland or a non-Swiss tax resident legal entity who holds Parent Shares as part of a Swiss permanent establishment or fixed place of business.
This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences for shareholders subject to special treatment under Swiss tax laws, including but not limited to:
•	tax-exempt entities;
•	banks, financial institutions or insurance companies;
•	persons who acquired Parent Shares pursuant to an employment share plan or otherwise as compensation; or
•	persons who own Parent Shares through partnerships or other pass-through entities.
This summary does not address any non-Swiss tax consequences or non-income tax consequences (such as estate, gift, inheritance, capital or wealth taxes).
You are urged to consult your own tax advisor with respect to the Swiss and foreign tax consequences of the Spin-Off.
General
Parent and the Company have received the Swiss Tax Rulings which cover the relevant Swiss tax aspects of the Spin-Off. The following statements are based on the requirement of the continuing effectiveness and validity of the Swiss Tax Rulings. Please note that the Swiss Tax Rulings rely upon certain facts, assumptions, representations and undertakings from the Company and Parent regarding the past and future conduct of our and Parent’s businesses and other matters. If any of the facts, assumptions, representations or undertakings described in the Swiss Tax Rulings are incorrect or incomplete or not otherwise satisfied, both Parent and the Company may not be able to rely upon the Swiss Tax Rulings. Accordingly, notwithstanding the Swiss Tax Rulings, the relevant Swiss tax authorities may assert a position contrary to one or more of the conclusions set forth below.
Swiss Withholding Tax
The Distribution will not be subject to Swiss withholding tax, subject to Parent reducing its capital reserves from tax capital contributions (as reported on Parent’s annual standalone financial statements prepared pursuant to Swiss law and recognized by the Swiss Federal Tax Administration) as part of the Distribution in the same amount as capital reserves from tax capital contributions and/or additional share capital are created at the Company level in view of the Separation, in accordance with the Swiss Tax Rulings.
Swiss Income Taxes
Non-Resident Shareholders
A holder of Parent Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income tax as a result of the transaction.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Private Swiss Holders
For individual Swiss Holders who hold Parent Shares as a private investment, the Distribution should be tax-neutral for the purposes of Swiss federal, cantonal and communal income tax, subject to compliance with the capital reduction undertaking described under “Material Tax Consequences of the Spin-Off—Swiss Withholding Tax” above in accordance with the Swiss Tax Rulings.
Commercial Swiss Holders
For commercial Swiss Holders who hold Parent Shares as part of a trade or business carried on in Switzerland, the Distribution is tax-neutral for the purposes of Swiss federal, cantonal and communal income tax, provided that the relevant book value (and thus, tax book value) of the Parent Shares is maintained. This means that for Swiss Holders who hold Parent Shares as business assets, the aggregate tax basis of the Parent Shares and the Company Shares immediately after the Distribution should be the same as the aggregate tax basis of the Parent Shares held immediately before the Distribution, allocated between the Parent Shares and the Company Shares. Otherwise, a taxable gain or tax deductible loss for the purposes of Swiss federal, cantonal and communal income tax may arise.
This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities.
Consequences to Parent and the Indemnification Obligation
The following is a summary of the material tax consequences to Parent in connection with the Spin-Off that may be relevant to holders of Parent Shares. As discussed above, the Spin-Off will be preceded by several internal restructuring steps to separate the Evertect Business from Parent as part of the Separation. Parent has received the Swiss Tax Rulings providing that the Spin-Off and certain internal restructuring steps taken prior to the Spin-Off should qualify as tax-neutral restructuring for Swiss tax purposes. In addition, the Swiss Tax Rulings provide that no Swiss withholding tax or stamp duty should apply to the Distribution. Additionally, we intend to enter into the Tax Matters Agreement with Parent, which will restrict us from taking certain actions that could affect the qualification of the Spin-Off and certain internal restructuring steps taken prior to the Spin-Off as tax-neutral, as applicable. See “Certain Relationships and Related Person Transactions—Agreements with Parent—Tax Matters Agreement.” Notwithstanding the foregoing, if it were determined that the Spin-Off or certain internal restructuring steps taken prior to the Spin-Off that were intended to qualify as tax-neutral, as applicable, did not so qualify, we could be required to indemnify Parent for taxes resulting therefrom. See “Risk Factors—Risks Relating to the Spin-Off—In connection with the Separation we will assume, and indemnify Parent for, certain liabilities. If we are required to make payments pursuant to these indemnities to Parent, our financial results could be adversely impacted.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
MATERIAL SWISS TAX CONSEQUENCES OF THE OWNERSHIP OF COMPANY SHARES
The following summary sets forth the material Swiss tax consequences of owning and disposing of Company Shares and is based on Swiss tax laws and the practices of the Swiss tax authorities in effect on the date of this information statement. Such laws and administrative practice are subject to change at any time, possibly with retroactive effect. This summary does not constitute tax advice and is intended only as a general guide. Holders of Company Shares should consult their own tax advisors about the Swiss tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the ownership and disposal of Company Shares. This summary does not discuss all tax considerations that may be relevant to holders of Company Shares in light of their particular circumstances, nor does it address the consequences for holders of Company Shares subject to special treatment under Swiss tax laws, including but not limited to tax-exempt entities; banks, financial institutions or insurance companies; persons who acquired Company Shares pursuant to an employment share plan or otherwise as compensation; or persons who own Company Shares through partnerships or other pass-through entities.
Swiss Withholding Tax
Non-taxable and Taxable Distributions
Under present Swiss tax law, dividends and similar cash or in-kind distributions made by the Company to a holder of Company Shares (including liquidation proceeds and bonus shares) are subject to Swiss withholding tax, currently at a rate of 35% (applicable to the gross amount of taxable distribution). The Company is obliged to deduct the Swiss withholding tax from the gross amount of any taxable distribution and to pay the tax to the Swiss Federal Tax Administration within 30 days of the due date of such distribution, unless a notification procedure applies (notification procedure does not apply to portfolio holdings) or such gross amount is paid out of share capital (reducing the nominal amount (par value) of the Company Shares) or capital reserves from tax capital contributions (as reported on the company’s annual standalone financial statements prepared pursuant to Swiss law and recognized by the Swiss Federal Tax Administration).
Capital gains realized on the sale of Company Shares are not subject to Swiss withholding tax (other than in case of a sale (i) for cancellation, (ii) if the total of repurchased shares exceeds 10% of the Company share capital or (iii) if the repurchased Company Shares are not resold within the applicable time period after the repurchase, if and to the extent the redemption price less the nominal amount (par value) of the redeemed Company Shares is not booked against capital reserves from tax capital contributions (as reported on the company’s annual standalone financial statements prepared pursuant to Swiss law and recognized by the Swiss Federal Tax Administration) (“Taxable Repurchase”)).
Refund of Swiss Withholding Tax on Taxable Distributions
Swiss Resident Recipients
Swiss resident individuals who hold their Company Shares as private assets (“Resident Private Shareholders”) and who, among other things, are also the beneficial owners of the Company Shares and the dividends or the other distributions made or paid by the Company on Company Shares, are in principle eligible for a full refund or credit against income tax of the Swiss withholding tax if they duly report the underlying income in their income tax return. In addition, (i) corporate and individual shareholders who are resident in Switzerland for tax purposes who hold their Company Shares as business assets, (ii) corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their Company Shares as part of a trade or business carried on in Switzerland through a permanent establishment with fixed place of business situated in Switzerland for tax purposes and (iii) Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons including frequent dealing or leveraged investments in shares and other securities (collectively, “Domestic Commercial Shareholders”) and who, among other things, are also the beneficial owners of the Company Shares and the dividends or the other distributions made or paid by the Company on Company Shares, are in principle eligible for a full refund or credit against income tax of the Swiss withholding tax if they, among other things, duly report the underlying income in their income statements or income tax return, as the case may be.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Non-Resident Shareholders
Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (collectively, “Non-Resident Shareholders”) may be entitled to a total or partial refund of the Swiss withholding tax if the country in which such Non-Resident Shareholder resides for tax purposes maintains a bilateral treaty for the avoidance of double taxation with Switzerland and further conditions of such treaty are met. Non-Resident Shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) may differ from country to country. Non-Resident Shareholders should consult their own legal, financial or tax advisors regarding receipt, ownership, purchases, sale or other dispositions of Company Shares and the procedures for claiming a refund of the Swiss withholding tax.
Residents of the United States
A holder of Company Shares who is a resident of the United States for purposes of the U.S.-Swiss Double Taxation Treaty without a trade or business carried on through a permanent establishment in Switzerland to whom the Company Shares are attributable and who, in each case, is also the beneficial owner of the shares and the dividend or other distribution and who meets the conditions of the U.S.-Swiss Double Taxation Treaty, may, (i) if the holder is a qualified U.S. pension fund, apply for a full refund of the Swiss withholding tax, (ii) if the holder is a corporation owning at least 10% of voting rights in the Company, apply for a refund of the Swiss withholding tax withheld in excess of the 5% reduced treaty rate, and (iii) in all other cases, apply for a refund of the Swiss withholding tax withheld in excess of the 15% treaty rate. The claim for a refund must be filed on Swiss Tax Form 82 (82C for corporations, 82I for individuals, 82E for other entities and 82R for regulated investment companies), which forms, together with the form providing instructions, may be obtained from the Swiss embassy or any Swiss consulate general in the United States or the Swiss Federal Tax Administration at the address below, or may be downloaded from the Swiss Federal Tax Administration’s website. Four copies of the form must be duly completed and then signed before a notary public of the United States and three of them must then be sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH-3003 Bern, Switzerland. The form must be accompanied by suitable evidence demonstrating the deduction of the Swiss withholding tax, such as certificates of deduction, bank vouchers or credit slips. The form must be filed no later than December 31 of the third year following the calendar year in which the dividend subject to the Swiss withholding tax became payable.
Swiss Income Tax
Non-Resident Shareholders
A holder of Company Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, is not subject to any Swiss federal, cantonal or communal income tax as a result of the receipt of dividends or other distributions on Company Shares or in respect of any capital gains realized on the sale of Company Shares. Refer to “—Swiss Withholding Tax” above for a summary of the Swiss withholding tax treatment of dividends and other distributions and capital gains on Company Shares.
Resident Private Shareholders
A Resident Private Shareholder who receives dividends and similar distributions (including stock dividends and liquidation proceeds) in excess of share capital (reducing the nominal amount (par value) of the Company Shares) or capital reserves from tax capital contributions (as reported on the company’s annual standalone financial statements prepared pursuant to Swiss law and recognized by the Swiss Federal Tax Administration), as well as Taxable Repurchases, from the Company must include these distributions in his or her personal tax return and will be subject to federal, cantonal and communal income tax on any net taxable income for the relevant tax period. However, dividends and similar distributions (including stock dividends and liquidation proceeds) allocated to the share capital (reducing the nominal amount (par value) of the Company Shares) or capital reserves from tax capital contributions (as reported on the company’s annual standalone financial statements prepared pursuant to Swiss law and recognized by the Swiss Federal Tax Administration) will not be subject to federal, cantonal and communal income tax. A capital gain or loss realized by Resident Private Shareholders (except in respect of Taxable Repurchases which qualify as dividend for tax purposes) is classified as a tax-exempt private capital gain and a

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
capital loss as a non-tax deductible private capital loss for purposes of Swiss federal, cantonal and communal income tax. See “—Domestic Commercial Shareholders” below for a summary of the taxation treatment of Swiss resident individuals who, for income tax purposes, qualify as “professional securities dealers.”
Domestic Commercial Shareholders
Domestic Commercial Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares) are required to recognize such payments in their income statements for the relevant tax period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including dividends) for such period. Domestic Commercial Shareholders who are corporate taxpayers may qualify for participation relief on dividend distributions (Beteiligungsabzug), provided such Company Shares represent at the time of the distribution at least 10% of the share capital or 10% of the profit and reserves of the Company, respectively, or have a fair market value of at least 1 million Swiss francs. For cantonal and communal income tax purposes, the regulations on participation relief are broadly similar, depending on the canton of residency. Domestic Commercial Shareholders are required to recognize a gain or loss realized upon the disposal of Company Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the sale or other disposition of Company Shares) for such taxation period. Domestic Commercial Shareholders who are corporate taxpayers may benefit from taxation relief on capital gains realized upon the disposal of Company Shares (Beteiligungsabzug), provided such Company Shares were held for at least one year and the shareholder disposes of at least 10% of the share capital or 10% of the profit and reserves, respectively. Subsequent sales can be less than 10% of the share capital in order to qualify for the participation relief, provided the fair market value of the Company Shares held as of the previous financial year end prior to this sale amounts to at least 1 million Swiss francs. For cantonal and communal income tax purposes, the regulations on participation relief are broadly similar, depending on the canton of residency.
Swiss Securities Tax
The transfer of Company Shares may be subject to Swiss securities transfer tax (Umsatzabgabe) at a current rate of up to 0.15% if a bank or other securities dealer in Switzerland or Liechtenstein, as defined in the Swiss Federal Stamp Tax Act (Stempelabgabengesetz), is a party or an intermediary to the transaction and no exemption applies.
Swiss Wealth Tax and Capital Tax
Non-Resident Shareholders
Non-Resident Shareholders are not subject to any cantonal and communal wealth or annual capital tax because of the mere holding of the Company Shares.
Resident Private Shareholders
Resident Private Shareholders are required to report the market value of their Company Shares at the end of each tax period as part of their private wealth and which is subject to cantonal and communal wealth tax.
Domestic Commercial Shareholders
Domestic Commercial Shareholders are required to report their Company Shares as part of their business wealth or taxable capital, as defined, and which is subject to cantonal and communal wealth or annual capital tax.
International Automatic Exchange of Information in Tax Matters
On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Swiss Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.
The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have been, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of specialty (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
proceedings)) and adequate data protection. Based on such multilateral and bilateral agreements and the implementing laws of Switzerland, Switzerland collects and has collected data in respect of financial assets, which may include Company Shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU member state or in a treaty state since 2017, and has exchanged such data since 2018. Switzerland has signed and is expected to sign AEOI agreements with other countries. A list of such agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance.
Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act
Switzerland has concluded an intergovernmental agreement with the United States to facilitate the implementation of the U.S. Foreign Account Tax Compliance Act (“FATCA”). The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the United States and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between Switzerland and the United States entered into force, allowing competent authorities in the United States to request all the information on U.S. accounts without a declaration of consent or nonconsenting nonparticipating financial institutions, in accordance with the information reported in aggregated form. On June 27, 2024, the United States and Switzerland signed a new FATCA agreement. Under this agreement, the competent tax authorities of both parties shall annually exchange information in respect of reportable accounts on an automatic basis. Implementation of the new FATCA agreement requires national law to be amended in Switzerland. In Switzerland, the Federal Assembly will decide on this. According to the current schedule, Switzerland’s change of model should come into force on January 1, 2027.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
DIVIDEND POLICY
While we expect to pay dividends, it will (within the boundaries of Swiss law) fall within the discretion of our Board of Directors to propose to shareholders the timing and amount of any future dividends on Company Shares. There can be no assurance that we will pay or declare dividends in the future.
Under Swiss law, we may only pay dividends if (i) we have sufficient net income from the immediately preceding fiscal year, (ii) we have brought forward net income from prior fiscal years or (iii) we have otherwise freely distributable reserves, each as evidenced by our audited annual standalone financial statements prepared pursuant to Swiss law, after allocations of net income to statutory retained earnings as required by Swiss law and by our New Articles. See “Description of Share Capital and New Articles—Dividends and Distributions.”
Additionally, any decision by our Board of Directors to propose to shareholders the payment of a dividend will depend on many factors, such as our financial condition, earnings, corporate strategy, credit rating, capital requirements, debt service obligations, debt covenants, industry practice, legal requirements, regulatory constraints and other factors that our Board of Directors deems relevant. Additionally, the declaration, timing and amount of any dividends to be paid by us following the Distribution will be subject to approval by our shareholders at the relevant general meeting of shareholders.
Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access to the capital markets. We cannot guarantee that we will pay a dividend in the future or pay any further dividend if we have paid dividends at some point. See “Risk Factors—Risks Relating to the Ownership of Company Shares—We cannot guarantee the timing, amount or payment of dividends on Company Shares.”
Dividends paid on Company Shares are generally subject to Swiss withholding tax. See “Risk Factors—Risks Relating to the Ownership of Company Shares—Dividends on Company Shares may subject our shareholders to Swiss withholding tax.”
We expect that any dividends we declare will be paid in U.S. dollars.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of     as follows:
•	on a historical basis as reflected in our audited historical combined financial statements included elsewhere in this information statement; and
•	on a pro forma basis to give effect to the adjustments described in the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
You should read this information in conjunction with our audited historical combined financial statements and accompanying notes included elsewhere in this information statement, our unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this information statement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this information statement.
The cash and cash equivalents and capitalization information in the following table may not reflect what our cash and cash equivalents and capitalization would have been had we been operating as a standalone company as of      . In addition, the cash and cash equivalents and capitalization information in the following table may not reflect what our cash and cash equivalents and capitalization may be in the future.
A final determination regarding our capital structure has not yet been made, and the Separation and Distribution Agreement, Ancillary Agreements and certain other transaction agreements have not been finalized.

As of
	Historical	Pro Forma
($ in millions)
Cash and cash equivalents	$	$
Liabilities
Total liabilities(1)
Equity
Net parent investment
Accumulated other comprehensive loss
Total equity
Total liabilities and equity	$	$
Total capitalization	$	$

(1)	See “The Separation and Distribution—Debt Financing Transactions” for more detail.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements give effect to the Separation and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended. The Separation and related transactions are described in the section of this information statement entitled “The Separation and Distribution.”
The unaudited pro forma condensed combined financial statements have been derived from our audited historical combined statement of operations for the fiscal year ended December 31, 2023 and our audited historical combined balance sheet at December 31, 2023, which were prepared on a “carve-out” basis in connection with the expected Spin-Off and were derived from the consolidated financial statements and historical accounting records of Parent. The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2023 assume that the Separation and related transactions occurred as of January 1, 2023. The unaudited pro forma condensed combined balance sheet gives effect to the Separation and related transactions as if they had occurred on December 31, 2023, the latest balance sheet date.
The unaudited pro forma condensed combined financial statements have been prepared to include transaction accounting and autonomous entity adjustments to reflect our financial condition and results of operations as if we were a standalone company. In addition, management’s adjustments, presented in the accompanying notes to the unaudited pro forma condensed combined financial statements, provide supplemental information to understand the synergies and dis-synergies that are expected to result from the Separation, primarily comprising incremental costs that we expect to incur as a standalone company.
Transaction accounting and autonomous entity adjustments include the following:
•	differences between our historical combined balance sheet prepared on a carve-out basis and assets and liabilities expected to be contributed by Parent to us;
•	the effect of our anticipated post-Separation capital structure, including (i) the issuance of Company Shares and (ii) the Debt Financing Transactions;
•	the one-time expenses associated with the Separation and related transactions;
•	the impact of the transactions contemplated by the agreements described under “Certain Relationships and Related Person Transactions—Agreements with Parent”; and
•	other adjustments as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information is based upon available information and assumptions, including those described in the accompanying notes, that we believe are reasonable and supportable given the information and estimates available at this time. However, these adjustments are subject to change as the terms of the Separation are finalized. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information may not reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented. In addition, the unaudited pro forma condensed combined financial information may not reflect what our financial condition, results of operations and cash flows may be in the future. See “Risk Factors—Risks Relating to the Spin-Off—We have no history operating as an independent, publicly traded company, and our financial information in this information statement is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”
The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the sections of this information statement entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical combined financial statements and accompanying notes. For factors that could cause actual results to differ materially from those presented in the unaudited pro forma condensed combined financial statements, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited historical combined financial statements and accompanying notes included elsewhere in this information statement as well as the information presented in “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in the following discussion and analysis includes forward-looking statements that involve risks and uncertainties. You should review the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are the largest pure-play North American building solutions company, providing high-performance, sustainable and innovative building solutions to our customers, helping them realize their most demanding ambitions across the full building lifecycle. Our innovative brands, expertise and products and solutions make us the trusted partner for customers, building owners, architects, engineers, public authorities and cities across the United States and Canada.
We earn revenue from the sale of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions. We operate in two reportable segments, offering a complete range of advanced solutions to support large-scale and complex construction projects from bridges to data centers in the areas of infrastructure, residential, commercial and industrial construction. Our services span new builds, repairs and refurbishment, with the repair and refurbishment market accounting for 46% of overall revenues in 2023.
•
Our Building Materials segment offers a range of branded solutions delivering high-performance products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.

•
Our Building Envelope segment offers advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems. Products are sold individually or in warranted systems for new construction or refurbishment in commercial or residential projects. These products are sold either directly to contractors or through authorized distributors or a network of sales representatives in North America.

We are the No. 1 player in cement in the United States and Canada, as measured by both sales and production, and a leader in advanced roofing systems. We are also strongly positioned in aggregates and ready-mix concrete, with 950 sites across the Evertect Territories. Building on our large footprint, we are ideally positioned to capitalize on strong construction spend and once-in-a-generation infrastructure investments across North America. State-of-the-art facilities in superior locations and a large distribution network help us to minimize our distribution costs and provide unparalleled customer service.
Financial Summary
A summary of our performance highlights for the fiscal year ended December 31, 2023 is as follows:
•	Total revenues of $11,677 million, compared with $10,726 million in 2022 and $8,132 million in 2021;
•	Net income of $955 million, compared with $1,107 million in 2022 and $843 million in 2021;
•	Net income margin of 8%, compared with 10% in both 2022 and 2021;
•	Adjusted EBIT of $1,993 million, compared with $1,811 million in 2022 and $1,320 million in 2021;
•	Adjusted EBIT Margin of 17% in both 2023 and 2022, compared with 16% in 2021;
•	Adjusted EBITDA of $2,844 million, compared with $2,599 million in 2022 and $2,032 million in 2021;
•	Adjusted EBITDA Margin of 24% in both 2023 and 2022, compared with 25% in 2021; and

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
•	Cash flows from operating activities of $2,036 million, compared with $1,988 million in 2022 and $1,492 million in 2021.
Capital Allocation
We believe our balanced approach to capital allocation allows us to invest in our business to drive sustainable growth, pursue strategic mergers and acquisitions and return capital to shareholders. We remain committed to diligently executing this capital allocation strategy through continuous enhancements to our facilities, investment in new greenfield projects and increased allocation of capital towards future innovation initiatives. Furthermore, we have historically been able to effectively acquire and merge businesses in fragmented industries, aligning with our overarching capital allocation strategies.
•
We completed five acquisitions in 2023, nine acquisitions in 2022 and six acquisitions in 2021 for total cash consideration, net of cash acquired, of $1,607 million, $2,033 million and $3,454 million, respectively; and

•	We invested $630 million in capital expenditure projects in 2023, compared with $488 million and $394 million in 2022 and 2021, respectively.
Transition to Standalone Company
We are a carve-out business of Parent. On January 28, 2024, Parent announced its intention to separate its North American business and list it in the United States. Parent intends to effect the Spin-Off pursuant to an internal reorganization followed by a distribution of Company Shares to holders of Parent Shares on a pro rata basis as a dividend-in-kind.
Prior to the Distribution, we intend to enter into the Separation and Distribution Agreement and the Ancillary Agreements. These agreements will govern the relationship between Parent and us after completion of the Spin-Off and allocate between Parent and us various assets, liabilities, rights and obligations, including with respect to employee benefits, intellectual property and tax, among others. See “Certain Relationships and Related Person Transactions—Agreements with Parent.”
In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $   . See “The Separation and Distribution—Debt Financing Transactions.”
Basis of Presentation
We have historically operated as wholly-owned subsidiaries of Parent, and the results of the Evertect Business were historically consolidated under Parent and reported under its North America and Solutions & Products segments. We have no operating history as a standalone company. As a result, separate financial statements have not historically been prepared for us. Our audited historical combined financial statements included elsewhere in this information statement were prepared on a “carve-out” basis in connection with the expected Spin-Off and have been derived from the consolidated financial statements and historical accounting records of Parent. Our audited historical combined financial statements and accompanying notes included elsewhere in this information statement have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. See Note 1 (Organization and basis of presentation) to our audited historical combined financial statements included elsewhere in this information statement.
Our historical combined statements of operations include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to finance, treasury, supply chain, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to us. These expenses have been allocated to us on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. See Note 18 (Related party) to our audited historical combined financial statements included elsewhere in this information statement.
Historically, we participated in Parent’s centralized cash management and financing function. Our residual cash pooling balances as of the end of each reporting period are recorded within Related-party notes receivable, and we have related-party note agreements in place with Parent for the financing of our capital needs, which are reflected as Related-party notes payable. Interest expense in the historical combined statements of operations reflects the allocation of interest on borrowing and funding associated with the related-party note agreements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Certain related-party transactions between the Company and Parent have been included in our audited historical combined financial statements. Additionally, certain of our unsecured notes have historically been guaranteed by Parent. See Note 10 (Debt) and Note 18 (Related party) to our audited historical combined financial statements included elsewhere in this information statement for additional information.
Market Conditions and Outlook
We operate in competitive markets with respect to each of our segments. Despite economic and geopolitical uncertainties, inflation and rising interest rates over the past three years, manufacturing spend has remained consistent in the Building Materials segment. We expect continued demand due to rapid urbanization, aging infrastructure, recent onshoring trends, population growth and historical underinvestment in commercial real estate and housing. We believe that we are well-positioned to capitalize on this continued demand to grow our business.
Factors Affecting Our Performance
We continue to evolve our business to improve performance and drive sustainable growth. Building on our large footprint consisting of 950 sites across the Evertect Territories, we are ideally positioned to capitalize on strong construction spend and once-in-a-generation infrastructure investments across North America.
The future success of our business depends on many factors. While these factors present opportunities for us, they also pose risks and challenges, including those discussed below and in “Risk Factors.” We must successfully address these risks to achieve growth, improve our results of operations and generate profits.
Emphasis on Building Envelope. Our strong presence in the Building Materials category has allowed us to grow additional product lines, such as roofing and insulation products, in the Building Envelope segment. By acquiring Elevate, Malarkey and Duro-Last (each as defined in Note 4 (Acquisitions) to our audited historical combined financial statements included elsewhere in this information statement) in 2021, 2022 and 2023, respectively, we bolstered our roofing system offerings and positioned ourselves to meet growing demand for re-roofing and new builds. Our Building Envelope segment accounted for 27% and 28% of our revenues in the year ended December 31, 2023 and 2022, respectively, up from 18% of our revenues in the year ended December 31, 2021. We intend to continue building out our Building Envelope segment through expansions, acquisitions and development of additional solutions and products, as we believe this will unlock long-term value creation. Such expansions and acquisitions depend on our ability to raise capital and seamlessly integrate new products into our current product mix.
Emphasis on Aggregates. Our scaled aggregates franchise shows compelling growth potential. The North American aggregates industry is fragmented and consists of specialized businesses that present ideal opportunities for acquisition and future growth. We have the size, scale and acquisition currency to procure businesses that we believe would expand our offerings. Although inorganic growth through acquisitions may subject us to significant up-front costs, we believe such acquisitions will enhance our competitive advantage, provide strategic value creation and ultimately increase our Building Materials revenue and Adjusted EBITDA Margin.
Infrastructure Investment. Demand for our products is directly related to the level of activity in the construction industry, which includes residential, commercial and infrastructure construction. A recent focus on improving infrastructure in North America is being fueled by, among other things, onshoring of manufacturing, structural housing shortages and once-in-a generation infrastructure investments, such as the IRA and the $1.2 trillion Infrastructure Investment and Jobs Act (the “IIJA”). State and federal agencies are beginning to allocate these funds on various projects throughout the United States. Because many of our customers operate in the construction industry, they may be awarded contracts under the IIJA and the IRA, which could positively impact our business. We have already begun leveraging our market position across all product lines within our Building Materials segment and have secured over 145 infrastructure projects between 2023 and 2026 in the United States. Our ability to capitalize on this growing need for manufacturing, and specifically infrastructure-related projects across the Evertect Territories, has the ability to increase our operations and revenues.
Innovation. Through our research and development engine, we seek to make investments that address tomorrow’s customer challenges. We believe we are at the forefront of new product developments, and our experts span all building fields, from masons and engineers to material scientists experts in artificial intelligence and data mining. We conduct cutting-edge research and empower smart design while deploying new building technologies. Maintaining this level of innovation requires us to spend a substantial amount on research and development efforts, as well as on retaining and recruiting talent. Whether this spending results in increased revenue and more profitable

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
operations will depend on our ability to introduce new products and improve our current product offerings. Although we will strive to introduce new products and to develop and market new construction techniques and technologies, our efforts may be unsuccessful or unprofitable, which could negatively affect our revenues and market positions.
ESG Initiatives. Our goal is to uphold the highest standards of social responsibility in our industry, while keeping in line with government environmental standards. Our low-carbon and circular building solutions help our customers meet sustainability and performance goals and obtain valuable certifications, such as LEED, BREEAM and WELL. In addition, we are increasingly powering our operations with renewable energy through signing agreements for the supply of solar power to plants in Portland, Alpena and Exshaw. We are also adopting more sustainable and efficient transportation options, including the use of electric vehicles where possible across our operations. To maintain our environmental standards, we will be required to continue making environmentally-conscious investments in our cement plants and reducing our CO2 emissions.
Components of Results of Operations
Revenues
We earn revenue from the sale of Building Materials products (cement, aggregates, ready-mix concrete, asphalt and other construction materials) and Building Envelope products (advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems). Revenues are recognized in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, and ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers, when we satisfy a performance obligation by transferring a promised good or service to a customer. This occurs when the customer obtains control of that good or service. See Note 2 (Summary of significant accounting policies) and Note 3 (Revenue) to our audited historical combined financial statements included elsewhere in this information statement.
Operating Costs and Expenses
The key components of our operating costs and expenses consist of costs of revenues, selling, general and administrative expenses, gain on disposal of long-lived assets and loss on impairments, as defined and outlined below:
Cost of Revenues
Cost of revenues primarily consists of all direct production costs of Building Materials products and Building Envelope products, including labor, materials, transportation and fuel. Cost of revenues also includes a portion of our depreciation and depletion expense related to property, plant and equipment directly attributable to the production of goods sold, as well as defined benefit pension plan and other postretirement benefit plan expenses, operating lease expenses and finance lease expenses.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include salaries and related costs for roles not directly attributable to the production of goods sold, such as sales and marketing, legal, finance and accounting, information technology, human resources and certain other employees. Selling, general and administrative expenses also include a portion of our depreciation, depletion and amortization expense related to property, plant and equipment, intangible assets not directly attributable to the production of goods sold, acquisition-related transaction costs, defined benefit pension plan and other postretirement benefit plan expenses, operating lease expenses and finance lease expenses. Additionally, selling, general and administrative expenses also include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to finance, treasury, supply chain, human resources, information technology, insurance, employee benefits and other shared services.
Gain on Disposal of Long-Lived Assets
Gain on disposal of long-lived assets primarily includes gains on the disposal and retirement of specific assets, such as ready-mix concrete, cement and roofing assets.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Loss on Impairments
Loss on impairments primarily includes losses on the impairment of long-lived assets, specifically intangible assets, as well as the annual impairment review of all property, plant and equipment.
Interest Expense, net
Interest expense, net consists of interest incurred on leases, third-party and related-party notes and the amortization of the associated deferred financing costs net of interest income.
Other Non-Operating Income (Expense), net
Other non-operating income (expense), net primarily includes the amortization of actuarial gains or losses on pension and other postretirement benefit plans, curtailment and settlement gains or losses incurred in connection with pension and other postretirement benefit plans and proceeds from property and casualty insurance.
Income Tax Expense
Income tax expense consists of federal, state and local income taxes related to the tax jurisdictions in which we conduct business. Income tax provision consists of taxes currently payable and deferred amounts related to both U.S. and non-U.S. taxes on our income. The effective tax rate depends on a number of factors, including the jurisdiction in which operating profit is earned and the nature and timing of discrete items.
Income from Equity Method Investments
Income from equity method investments primarily includes the results of our share of income from our equity method investments.
Results of Operations
As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Conditions and Outlook” above, and as discussed in more detail below, our results of operations are highly dependent upon activities within the construction industry, economic cycles within the public and private business sectors, volume and price variances and seasonality. Accordingly, financial results for any period presented, or period-to-period comparisons of reported results, may not be indicative of future results of operations.
Our financial results for the years ended December 31, 2023, 2022 and 2021 were affected by rising interest rates, energy costs and inflation. Nevertheless, the extent to which the global economic challenges will ultimately impact our business, operations, financial condition and results of operations will depend on numerous factors, which are highly uncertain, rapidly changing and cannot be predicted.
Combined Statements of Operations

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021	2023 vs 2022 % change	2022 vs 2021 % change
Revenues	$11,677	$10,726	$8,132	9%	32%
Cost of revenues	(8,908)	(8,254)	(6,314)	8%	31%
Gross profit	2,769	2,472	1,818	12%	36%
Selling, general and administrative expenses	(898)	(752)	(552)	19%	36%
Gain on disposal of long-lived assets	32	36	22	(11)%	64%
Loss on impairments	(15)	(57)	—	(74)%	N/A
Operating income	1,888	1,699	1,288	11%	32%
Interest expense, net	(549)	(248)	(178)	121%	39%
Other non-operating income (expense), net	(36)	9	5	(500)%	80%
Income before income tax expense and income from equity method investments	1,303	1,460	1,115	(11)%	31%

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021	2023 vs 2022 % change	2022 vs 2021 % change
Income tax expense	(361)	(366)	(284)	(1)%	29%
Income from equity method investments	13	13	12	—%	8%
Net income	955	1,107	843	(14)%	31%
Net (income) loss attributable to noncontrolling interests	1	1	(2)	—%	(150)%
Net income attributable to the Company	$956	$1,108	$841	(14)%	32%
Adjusted EBIT(1)	$1,993	$1,811	$1,320	10%	37%
Adjusted EBIT Margin(1)	17%	17%	16%
Adjusted EBITDA(1)	$2,844	$2,599	$2,032	9%	28%
Adjusted EBITDA Margin(1)	24%	24%	25%
Net income margin	8%	10%	10%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Fiscal Year 2023 Compared to Fiscal Year 2022
Revenues
Revenues were $11,677 million in 2023, an increase of $951 million, or 9%, from $10,726 million in 2022. The increase in our overall revenues in 2023 was primarily driven by organic growth in volumes and price increases mainly in the cement and aggregates product lines within the Building Materials segment, in addition to inorganic growth from Duro-Last which contributed $362 million of revenues in 2023. The proportion of revenues related to the Building Materials and Building Envelope segment was 73% and 27%, respectively, in 2023, compared to 72% and 28%, respectively, in 2022.
Cost of Revenues
Cost of revenues were $8,908 million in 2023, an increase of $654 million, or 8%, from $8,254 million in 2022. The increase of $654 million was comprised of increases of $588 million, $60 million and $6 million from Building Materials, Building Envelope and corporate costs, respectively. The increase was primarily driven by higher raw material costs and inflation, compounded by additional direct costs stemming from acquired businesses. Cost of revenues as a percentage of Revenues was 76% and 77% in 2023 and 2022, respectively. The proportion of Cost of revenues related to the Building Materials and Building Envelope segment was 75% and 25% respectively, for 2023, compared to 74% and 26%, respectively, for 2022.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $898 million in 2023, an increase of $146 million, or 19%, from $752 million in 2022. The increase in selling, general and administrative expenses was primarily due to inflation and inorganic growth from acquisitions, such as Duro-Last. This led to an increase of $85 million in personnel expenses related to salaries, an increase of $22 million in marketing, administrative and sales expenses, an increase of $21 million in depreciation and amortization expenses, and an increase of $18 million in third-party services.
Gain on Disposal of Long-Lived Assets
Gain on disposal of long-lived assets was $32 million in 2023, a decrease of $4 million from $36 million in 2022. The decrease was primarily driven by the timing of asset disposals, primarily in the Building Materials segment, made in the normal course of operations, which may fluctuate from year to year.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Loss on Impairments
Loss on impairments was $15 million in 2023, a decrease of $42 million from $57 million in 2022. The decrease was primarily driven by a reduction in obsolete plant assets that were deemed no longer in service, specifically within the Building Materials segment.
Interest Expense, net
Interest expense, net was $549 million in 2023, an increase of $301 million, or 121%, from $248 million in 2022. This increase was primarily driven by an increase of $308 million in interest expense from related-party notes payable, as additional borrowing was required for acquisitions completed during the year, including Duro-Last in our Building Envelope segment. The increase in interest expense, net was partially offset by an increase in net third-party interest income.
Other Non-Operating Income (Expense), net
Other non-operating expense was $36 million in 2023, a decrease of $45 million from other non-operating income of $9 million in 2022. This decrease is predominantly related to the impact of defined benefit settlement losses which contributed $33 million of expense in 2023, and an increase in defined benefit plans costs due to higher interest rates.
Income Tax Expense
Income tax expense was $361 million in 2023, a decrease of $5 million from $366 million in 2022. The decrease was primarily driven by a reduction in net income before tax.
Income from Equity Method Investments
Income from equity method investments was $13 million in both 2023 and 2022, reflecting consistent year over year business performances.
Adjusted EBIT and Adjusted EBIT Margin
Adjusted EBIT increased to $1,993 million in 2023 from $1,811 million in 2022. Adjusted EBIT Margin was 17% in both 2023 and 2022, reflecting consistent year over year performance. The increase to Adjusted EBIT was primarily due to price growth across all product lines within the Building Materials segment, along with additional contributions from acquisitions.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA increased to $2,844 million in 2023 from $2,599 million in 2022. Adjusted EBITDA Margin was 24% in both 2023 and 2022. Adjusted EBITDA and Adjusted EBITDA Margin performance was as follows:

	Analysis of Change
(in millions)	2022	Acquisitions & Divestments	Organic Growth	FX	2023	% change
Total Revenues	$10,726	611	448	(108)	11,677	9%
Adjusted EBITDA(1)	$2,599	118	152	(25)	2,844	9%
Adjusted EBITDA Margin(1)	24%				24%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Fiscal Year 2022 Compared to Fiscal Year 2021
Revenues
Revenues were $10,726 million in 2022, an increase of $2,594 million, or 32%, from $8,132 million in 2021. The increase in our overall revenues in 2022 was primarily driven by organic growth in cement and aggregates volumes and price growth across most markets and product lines within the Building Materials and Building Envelope segments, in addition to inorganic growth from Malarkey which contributed $413 million of revenues in 2022. The proportion of revenues related to the Building Materials and Building Envelope segment was 72% and 28%, respectively, in 2022, compared to 82% and 18%, respectively, in 2021.
Cost of Revenues
Cost of revenues were $8,254 million in 2022, an increase of $1,940 million, or 31%, from $6,314 million in 2021. The increase of $1,940 million was comprised of increases of $990 million, $947 million and $3 million from Building Envelope, Building Materials and corporate costs, respectively. The increase was primarily driven by higher raw material and energy costs, compounded by additional direct costs related to acquisitions. Cost of revenues as a percentage of Revenues was 77% and 78% in 2022 and 2021, respectively. The proportion of Cost of revenues related to the Building Materials and Building Envelope segment was 74% and 26% respectively, for 2022, compared to 81% and 19%, respectively, for 2021.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $752 million in 2022, an increase of $200 million, or 36%, from $552 million in 2021. The increase in selling, general and administrative expenses was primarily due to inflation and inorganic growth from acquisitions, such as Malarkey. This led to an increase of $74 million in personnel expenses related to salaries, an increase of $63 million in depreciation and amortization expenses, an increase of $38 million in marketing, administrative and sales expenses, and an increase of $25 million in third-party services.
Gain on Disposal of Long-Lived Assets
Gain on disposal of long-lived assets was $36 million in 2022, an increase of $14 million from $22 million in 2021. The increase was primarily driven by the timing of asset disposals in the Building Materials segment, made in the normal course of operations, which may fluctuate from year to year.
Loss on Impairments
Loss on impairments was $57 million in 2022 due to a reduction in obsolete plant assets that were deemed no longer in service, specifically within the Building Materials segment. There was no loss on impairments recorded during the year ended December 31, 2021.
Interest Expense, net
Interest expense, net was $248 million in 2022, an increase of $70 million, or 39%, from $178 million in 2021. This increase was primarily driven by an increase of $40 million in interest expense from related-party notes payable, as additional borrowing was required for acquisitions completed during the year, including Malarkey in our Building Envelope segment. This was further compounded by an increase in net third-party interest expense, due to less interest income related to pension assets.
Other Non-Operating Income (Expense), net
Other non-operating income was $9 million in 2022, an increase of $4 million, from $5 million in 2021. This increase is predominantly related to proceeds from property and casualty insurance.
Income Tax Expense
Income tax expense was $366 million in 2022, an increase of $82 million from $284 million in 2021. This increase primarily relates to increased net income before tax, specifically increased operating income on improved business performance and full year impact of acquisitions, less higher interest expense.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Income from Equity Method Investments
Income from equity method investments was $13 million and $12 million in 2022 and 2021, respectively, and is comprised of increased operating income on the business performances.
Adjusted EBIT and Adjusted EBIT Margin
Adjusted EBIT increased to $1,811 million in 2022 from $1,320 million in 2021. Adjusted EBIT Margin was 17% in 2022, compared with an Adjusted EBIT Margin of 16% in 2021. The increase was primarily due to price growth across most markets and product lines within the Building Materials and Building Envelope segments.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA increased to $2,599 million in 2022 from $2,032 million in 2021. Adjusted EBITDA Margin was 24% in 2022, compared with an Adjusted EBITDA Margin of 25% in 2021. Adjusted EBITDA and Adjusted EBITDA Margin performance was as follows:

	Analysis of Change
(in millions)	2021	Acquisitions & Divestments	Organic Growth	FX	2022	% change
Total Revenues	$8,132	629	2,067	(102)	10,726	32%
Adjusted EBITDA(1)	$2,032	91	498	(22)	2,599	28%
Adjusted EBITDA Margin(1)	25%				24%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Results of Operations by Segment
Fiscal Year 2023 Compared to Fiscal Year 2022
Our results of operations by segment were as follows:

	For the years ended December 31,
(in millions)	2023	2022	% change
Segment revenues:
Building Materials(1)	$8,564	$7,724	11%
Building Envelope	3,113	3,002	4%
Total revenues	$11,677	$10,726	9%

	For the years ended December 31,
(in millions)	2023	2022	% change
Adjusted EBIT:
Building Materials	$1,666	$1,404	19%
Building Envelope	482	519	(7)%
Corporate	(155)	(112)	(38)%
Total Adjusted EBIT(2)	$1,993	$1,811	10%
Adjusted EBITDA:
Building Materials	$2,314	$2,049	13%
Building Envelope	685	662	3%
Corporate	(155)	(112)	(38)%
Total Adjusted EBITDA(2)	$2,844	$2,599	9%

(1)
Segment revenues for Building Materials are presented net of interproduct revenues between our Cement and Aggregates and other construction materials product lines of $668 million and $579 million for the years ended December 31, 2023 and 2022, respectively.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
(2)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Building Materials
Building Materials segment revenues increased $840 million, or 11%, in 2023 compared to 2022. This was mainly attributable to improved organic growth in volumes in cement and aggregates and improved price growth across most markets and product lines.
Cement revenues were $4,561 million in 2023, an increase of $534 million, or 13%, from $4,027 million in 2022. Cement volumes were 26 million tons in 2023, a decrease of 3% from 27 million tons in 2022, primarily due to lessening demand in the construction industry. The average sales price per ton for cement was $161 in 2023, an increase of 12% as compared to the average sales price per ton of $143 in 2022, primarily due to strong pricing actions designed to more than offset recent inflationary conditions. The average sales price for cement is computed based on our core domestic products, which generate substantially all of our revenues within the cement business.
Aggregates and other construction materials revenues were $4,671 million in 2023, an increase of $395 million, or 9%, from $4,276 million in 2022. Aggregates volumes were 129 million tons in 2023, an increase of 8% from 120 million tons in 2022, primarily due to inorganic growth via acquisitions and organic growth through increased project workloads. The average sales price per ton for aggregates was $14 in 2023, an increase of 8% as compared to the average sales price per ton of $13 in 2022, primarily due to the implementation of pricing strategies strategically designed to mitigate the effects of recent inflationary pressures.
Building Materials Adjusted EBIT increased $262 million, or 19%, in 2023 compared to 2022. Building Materials Adjusted EBITDA increased $265 million, or 13%, in 2023 compared to 2022. The increases in Building Materials Adjusted EBIT and Adjusted EBITDA were mainly attributable to increased revenues outpacing the rises in costs of raw materials, maintenance and logistics.
Building Envelope
Building Envelope segment revenues increased $111 million, or 4%, in 2023 compared to 2022. This was mainly attributable to the contribution from acquisitions, such as Duro-Last, offset by an organic decline in commercial roofing systems as higher interest rates led to a broad industry underperformance and distributors continued to adjust inventory to pre-pandemic levels.
Building Envelope Adjusted EBIT decreased $37 million, or 7%, in 2023 compared to 2022. This was primarily attributable to a decrease in organic growth from commercial roofing systems.
Building Envelope Adjusted EBITDA increased $23 million, or 3%, in 2023 compared to 2022. This was mainly attributable to the contribution from acquisitions, such as Duro-Last, offset by an organic decline due to lower sales from commercial roofing systems.
Fiscal Year 2022 Compared to Fiscal Year 2021
Our results of operations by segment were as follows:

	For the years ended December 31,
(in millions)	2022	2021	% change
Segment revenues:
Building Materials(1)	$7,724	$6,663	16%
Building Envelope	3,002	1,469	104%
Total revenues	$10,726	$8,132	32%

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

	For the years ended December 31,
(in millions)	2022	2021	% change
Adjusted EBIT:
Building Materials	$1,404	$1,283	9%
Building Envelope	519	145	258%
Corporate	(112)	(108)	(4)%
Total Adjusted EBIT(2)	$1,811	$1,320	37%
Adjusted EBITDA:
Building Materials	$2,049	$1,921	7%
Building Envelope	662	219	202%
Corporate	(112)	(108)	(4)%
Total Adjusted EBITDA(2)	$2,599	$2,032	28%

(1)
Segment revenues for Building Materials are presented net of interproduct revenues between our Cement and Aggregates and other construction materials product lines of $579 million and $476 million for the years ended December 31, 2022 and 2021, respectively.

(2)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Building Materials
Building Materials segment revenues increased $1,061 million, or 16%, in 2022 compared to 2021. This was mainly attributable to improved organic growth in volumes in cement and ready-mix concrete and improved price growth across most markets and product lines.
Cement revenues were $4,027 million in 2022, an increase of $627 million, or 18%, from $3,400 million in 2021. Cement volumes were 27 million tons in 2022, an increase of 14% as compared to 24 million tons in 2021, primarily due to a notable surge in demand following the pandemic-induced slowdown, alongside a concurrent rise in trading activity. The average sales price per ton for cement was $143 in 2022, an increase of 10% as compared to the average sales price per ton of $130 in 2021, primarily due to pricing strategies crafted to counteract recent inflationary pressures. The average sales price for cement is computed based on our core domestic products, which generate substantially all of our revenues within the cement business.
Aggregates and other construction materials revenues were $4,276 million in 2022, an increase of $537 million, or 14%, from $3,739 million in 2021. Aggregates volumes remained flat between the periods, with 120 million tons in 2022 and in 2021. The average sales price per ton for aggregates was $13 in 2022, an increase of 8% as compared to the average sales price per ton of $12 in 2021, primarily due to the implementation of pricing strategies aimed at mitigating the impact of recent inflationary conditions.
Building Materials Adjusted EBIT increased $121 million, or 9%, in 2022 compared to 2021. Building Materials Adjusted EBITDA increased $128 million, or 7%, in 2022 compared to 2021. The increases in Building Materials Adjusted EBIT and Adjusted EBITDA were primarily attributable to revenue growth outpacing the costs of raw materials, maintenance and logistics.
Building Envelope
Building Envelope segment revenues increased $1,533 million, or 104%, in 2022 compared to 2021. This was mainly attributable to the contribution from acquisitions, such as Malarkey, and improved pricing across all product categories.
Building Envelope Adjusted EBIT increased $374 million, or 258%, in 2022 compared to 2021. Building Envelope Adjusted EBITDA increased $443 million, or 202%, in 2022 compared to 2021. The increases in Building Envelope Adjusted EBIT and Adjusted EBITDA were mainly attributable to positive pricing, favorable product mix and contribution from acquisitions, such as Malarkey.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Non-GAAP Financial Measures
In addition to the key operational metrics above and our financial results as reported under U.S. GAAP, we evaluate our operating performance using certain financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin, EBITDA and EBITDA Margin, Free Cash Flow and Cash Conversion Ratio, that are not defined by, or prepared in accordance with, U.S. GAAP. We refer to these measures as “non-GAAP” financial measures.
These non-GAAP financial measures should not be considered as alternatives to the earnings measures defined by U.S. GAAP. We utilize these non-GAAP financial measures, among others, to assess our operating performance and to provide a consistent comparison of performance from period to period and as a basis for strategic planning and forecasting given our belief that such non-GAAP financial measures closely correlate to long-term enterprise value. We believe that measuring performance on the basis of Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin, EBITDA and EBITDA Margin, Free Cash Flow and Cash Conversion Ratio is useful to investors because it enables consistent evaluation of our operational performance period to period.
“Adjusted EBITDA” is defined as Net income, excluding Depreciation, depletion and amortization (including accretion), Loss on impairments, Other non-operating income (expense), net, Interest expense, net, Income tax expense, Income from equity method investments, and certain other items, such as costs related to acquisitions, litigation and restructuring, and charges associated with non-core sites. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by revenues. “Adjusted EBIT” is defined as Net income, excluding Loss on impairments, Other non-operating income (expense), net, Interest expense, net, Income tax expense, Income from equity method investments, and certain other items, such as costs related to acquisitions, litigation and restructuring, and charges associated with non-core sites. Adjusted EBIT is equivalent to Segment EBIT, as defined within Note 14 (Segment Information) of our audited historical combined financial statements included elsewhere in this information statement. “Adjusted EBIT Margin” is defined as Adjusted EBIT divided by revenues. “EBITDA” is defined as Net income, excluding Depreciation, depletion and amortization (including accretion), Interest expense, net and Income tax expense. “EBITDA Margin” is defined as EBITDA divided by revenues. “Free Cash Flow” is defined as net cash provided by operating activities plus proceeds from property and casualty insurance and proceeds from disposals of long-lived assets less purchases of property, plant and equipment. “Cash Conversion Ratio” is defined as Free Cash Flow divided by Adjusted EBITDA.
Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin, EBITDA and EBITDA Margin, Free Cash Flow and Cash Conversion Ratio have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. Because of these limitations, Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin, EBITDA and EBITDA Margin, Free Cash Flow and Cash Conversion Ratio should not be considered as replacements for revenues, net income, net income margin or net cash provided by operating activities, as determined by U.S. GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our U.S. GAAP results and using non-GAAP financial measures only for supplemental purposes.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBIT and Adjusted EBIT Margin, including Adjusted EBIT and Adjusted EBIT Margin by segment, are monitored by management in order to efficiently allocate resources between segments and to assess performance. The table below reconciles our net income and net income margin, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted EBIT and Adjusted EBIT Margin, respectively.

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021
Net income	$955	$1,107	$843
Loss on impairments	15	57	—
Other non-operating income (expense), net(1)	36	(9)	(5)
Interest expense, net	549	248	178
Income tax expense	361	366	284
Income from equity method investments	(13)	(13)	(12)
Other(2)	90	55	32

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021
Adjusted EBIT	$1,993	$1,811	$1,320
Building Materials	1,666	1,404	1,283
Building Envelope	482	519	145
Corporate	(155)	(112)	(108)
Net income margin	8%	10%	10%
Adjusted EBIT Margin	17%	17%	16%

(1)	Other non-operating income (expense), net primarily consists of costs related to pension and other postretirement benefit plans and proceeds from property and casualty insurance.
(2)	Other primarily consists of costs related to acquisitions, litigation and restructuring, and charges associated with non-core sites.
Adjusted EBITDA and Adjusted EBITDA Margin, including Adjusted EBITDA and Adjusted EBITDA Margin by segment, are monitored by management in order to efficiently allocate resources between segments and to assess performance. The table below reconciles our net income and net income margin, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively.

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021
Net income	$955	$1,107	$843
Depreciation, depletion and amortization	851	788	712
Loss on impairments	15	57	—
Other non-operating income (expense), net(1)	36	(9)	(5)
Interest expense, net	549	248	178
Income tax expense	361	366	284
Income from equity method investments	(13)	(13)	(12)
Other(2)	90	55	32
Adjusted EBITDA	$2,844	$2,599	$2,032
Building Materials	2,314	2,049	1,921
Building Envelope	685	662	219
Corporate	(155)	(112)	(108)
Net income margin	8%	10%	10%
Adjusted EBITDA Margin	24%	24%	25%

(1)	Other non-operating income (expense), net primarily consists of costs related to pension and other postretirement benefit plans and proceeds from property and casualty insurance.
(2)	Other primarily consists of costs related to acquisitions, litigation and restructuring, and charges associated with non-core sites.
EBITDA and EBITDA Margin are monitored by management in order to assess performance. The table below reconciles our net income and net income margin, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to EBITDA and EBITDA Margin, respectively.

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021
Net income	$955	$1,107	$843
Depreciation, depletion and amortization	851	788	712
Interest expense, net	549	248	178
Income tax expense	361	366	284
EBITDA	$2,716	$2,509	$2,017
Net income margin	8%	10%	10%
EBITDA Margin	23%	23%	25%

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Free Cash Flow and Cash Conversion Ratio are monitored by management in order to assess liquidity. The table below reconciles our net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Free Cash Flow and Cash Conversion Ratio.

	For the years ended December 31,
(in millions, except for percentage data)	2023	2022	2021
Net cash provided by operating activities	$2,036	$1,988	$1,492
Capital expenditures, net(1)	(581)	(436)	(356)
Free cash flow	$1,455	$1,552	$1,136
Adjusted EBITDA	2,844	2,599	2,032
Cash conversion ratio	0.51	0.60	0.56

(1)	Capital expenditures, net includes purchases of property, plant and equipment, proceeds from property and casualty insurance income and proceeds from disposals of long-lived assets.
Liquidity and Capital Resources
As of December 31, 2023, we had cash and cash equivalents of $1,107 million and total net working capital (total current assets less total current liabilities) of $1,496 million. Historically, we have participated in Parent’s centralized cash management program, including its overall financing arrangements. Following the Spin-Off, our cash management, capital structure and liquidity sources will change significantly, and we expect to implement our own centralized cash management model and use a combination of cash on hand and other sources of funding to fund day-to-day operations. See “Risk Factors—Risks Relating to the Spin-Off—After the Spin-Off, we will not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.”
In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $   . See “The Separation and Distribution—Debt Financing Transactions.”
The production of our products requires high levels of fixed capital. Our ability to fund our cash needs will depend on our ongoing ability to generate cash from operations. In addition, we will rely on access to the capital markets, in particular for debt financing, in order to satisfy capital requirements not satisfied by cash flows from operating activities, particularly between April and October, due to the seasonality of our business. We expect to utilize our capital resources to fund operations and capital expenditures, pursue strategic acquisitions and other business development transactions and repay our indebtedness over time. We continually evaluate our liquidity requirements in light of our operating needs, growth initiatives and capital resources. We believe that our existing cash reserves, together with these additional financing activities, will provide adequate resources to fund our short- and long-term capital requirements, including to fund our debt requirements and expected pension contributions.
Cash Flows
The following table summarizes our net cash used in and provided by operating, investing and financing activities for the periods indicated:

	For the years ended December 31,
(in millions)	2023	2022	2021
Net cash provided by (used in):
Operating activities	$2,036	$1,988	$1,492
Investing activities	(2,025)	(2,521)	(2,498)
Financing activities	734	497	1,236
Effect of exchange rate changes on cash and cash equivalents	11	(12)	(4)
Increase (decrease) in cash and cash equivalents	756	(48)	226
Cash and cash equivalents – beginning of year	351	399	173
Cash and cash equivalents – end of year	$1,107	$351	$399

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Cash Flows from Operating Activities
Our most significant source of operating cash flows is cash received from customer purchases of our Building Materials and Building Envelope products. Our primary use of cash from operating activities is to pay for raw materials, labor costs, repair and maintenance expenses and energy costs for our manufacturing operations.
For the years ended December 31, 2023 and 2022, net cash provided by operating activities was $2,036 million and $1,988 million, respectively. The increase in cash provided by operating activities for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by an increase in operating income of $189 million and a reduction in inventory purchases which was partially offset by an increase in cash interest payments.
For the years ended December 31, 2022 and 2021, net cash provided by operating activities was $1,988 million and $1,492 million, respectively. The increase in cash provided by operating activities for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily driven by an increase in operating income of $411 million, improvements in cash collections from accounts receivable, faster inventory turnover and a decrease in cash tax payments.
Cash Flows from Investing Activities
For the years ended December 31, 2023 and 2022, cash used in investing activities was $2,025 million and $2,521 million, respectively. The decrease in cash used in investing activities for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by a decrease of acquisition spending of $426 million and an increase in proceeds from cash pooling of $264 million for higher net working capital needs and capital expenditures, which was partially offset by an increase in capital expenditures of $142 million due to purchases of fixed assets and replacement of obsolete fixed assets.
For the years ended December 31, 2022 and 2021, cash used in investing activities was $2,521 million and $2,498 million, respectively. Specifically, for the year ended December 31, 2022, as compared to the year ended December 31, 2021, there was a decrease of acquisition spending of $1,421 million, which was offset by a decrease in proceeds from cash pooling of $1,448 million as less funding was needed for acquisitions and capital expenditures in 2022.
Cash Flows from Financing Activities
For the years ended December 31, 2023 and 2022, cash provided by financing activities was $734 million and $497 million, respectively. The increase in cash provided by financing activities for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by an increase in proceeds from debt issuance related to acquisitions of $325 million and a decrease in transfers to Parent in connection to general financing activities of $168 million, which was partially offset by an increase of $298 million in related-party debt repayments and other financing activities primarily associated with related-party entities.
For the years ended December 31, 2022 and 2021, cash provided by financing activities was $497 million and $1,236 million, respectively. The decrease in cash provided by financing activities for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily driven by a decrease in proceeds from debt issuance related to acquisitions of $730 million, an increase in transfers to Parent in connection to general financing activities of $665 million and an increase in third-party debt repayments of $336 million, which was partially offset by a decrease of $1,034 million in related-party debt repayments and other financing activities primarily associated with related-party entities

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Contractual Obligations and Commitments
Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements and pension and other postretirement benefit plan contributions. The following table presents our significant contractual obligations and commitments with definitive payment terms as of December 31, 2023:

(in millions)	2024	2025	2026	2027	2028	Thereafter	Total
Principal on debt	$6	$—	$400	$—	$—	$590	$996
Operating lease obligations	130	101	77	69	46	131	554
Finance lease obligations	83	78	63	36	21	28	309
Pension and other postretirement benefit plan contributions	59	25	24	23	22	458	611
Purchase obligations(1)	467	54	35	35	33	244	868
Related-party debt obligations	125	125	105	412	545	6,478	7,790
Total	$870	$383	$704	$575	$667	$7,929	$11,128

(1)	Purchase obligations is comprised of purchase commitments of $676 million for goods and services and capital expenditures of $192 million for property, plant and equipment.
Off Balance Sheet Arrangements
Periodically, we enter into off balance sheet commitments, including surety bonds and letters of credit, to fulfill certain obligations related to specific projects, insurance and site restoration. As of December 31, 2023, 2022 and 2021 we had outstanding commitments amounting to $742 million, $560 million and $557 million, respectively. We did not have any other off balance sheet arrangements as of December 31, 2023, 2022 and 2021.
Critical Accounting Policies and Estimates
Our audited historical combined financial statements are prepared in accordance with U.S. GAAP, which requires management to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be reasonable under the circumstances. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our audited historical combined financial statements are presented fairly and in accordance with U.S. GAAP, and we revise our estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Because future events and their effects cannot be determined with certainty, actual results could differ materially from our assumptions and estimates. Although our assumptions and estimates are based on management’s knowledge of, and experience with, past and current events, actual results could differ materially from our assumptions and estimates.
For a discussion of our significant accounting policies, see Note 2 (Summary of significant accounting policies) to our audited historical combined financial statements included elsewhere in this information statement. Management believes that the following accounting estimates are those most critical to fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.
Goodwill Impairment
Goodwill represents the excess purchase price paid for acquired businesses over the estimated fair value of identifiable assets and liabilities. Goodwill is tested for impairment once a year, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Such events and changes in circumstances may include continued economic uncertainty, lower than forecasted revenue, reduced future cash flow estimates, or a substantial decline in business performance. We assess goodwill for impairment at the reporting unit level, which is at the operating segment level, or one level below. Our test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. The qualitative assessment involves the evaluation of certain events and circumstances, such as industry and market conditions, macroeconomic conditions, cost factors, and relevant events

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
impacting the financial trends, which may impact a reporting unit’s fair value. If qualitative factors indicate that it is more likely than not that the fair value of the reporting unit is less than the carrying value of its net assets, then we proceed with a quantitative goodwill impairment test. We may also choose to bypass the qualitative assessment for any reporting unit in its goodwill assessment and proceed directly to performing the quantitative assessment
Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then we recognize an impairment loss equal to that excess, up to the total amount of goodwill associated with that reporting unit. Under the quantitative impairment test, we calculate the estimated fair value of a reporting unit using the income approach. For this approach, we utilize internally developed discounted cash flow models that incorporate various significant assumptions. These significant assumptions utilized in determining the fair values of our reporting units generally include forecasted revenues, expenses, resulting EBITDA Margins and related cash flows based on assumed long-term growth rates and demand trends, future projected investments to expand our reporting units, discount rates and terminal growth rates. These assumptions are based on our historical data and experience, industry projections and general economic condition projections and they can change year to year based on operating results, market conditions and other factors. Changes in assumptions or estimates could materially affect the estimate of fair value of a reporting unit, and therefore could affect the likelihood and amount of any potential impairment. For further information, see Note 8 (Goodwill and intangible assets, net) to our audited historical combined financial statements included elsewhere in this information statement.
Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Significant improvements are capitalized, while maintenance and repair expenditures are charged to operations as incurred. We capitalize interest cost as a component of construction in progress on qualifying construction projects. We begin capitalizing quarry development costs at a point when reserves are proven or probable, economically mineable and when demand supports investment in the market. We use the straight-line method of depreciation for substantially all assets for financial reporting purposes, except for mining-related equipment which uses units-of-production method. Property, plant and equipment is reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. We recognize an impairment loss if expected future undiscounted cash flows over the estimated remaining service life of the related asset group are less than the asset group’s carrying value. For further information, see Note 7 (Property, plant and equipment, net) to our audited historical combined financial statements included elsewhere in this information statement.
We also recognize asset retirement obligations (“AROs”) related to our mining, cement and aggregates plant operations. AROs are legal obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development or normal use of the underlying assets, such as legal obligations for land reclamation. We recognize AROs at the estimated fair value in the period incurred, and accretion of the liability is recorded within Cost of revenues on the historical combined statements of operations. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount over the estimated useful life of the underlying long-lived asset. We recognize a gain or loss on settlement of an ARO if the ARO is settled for an amount other than the carrying amount of the liability. For further information, see Note 12 (Asset retirement obligations) to our audited historical combined financial statements included elsewhere in this information statement.
Intangible Assets
Our long-lived intangible assets consist of customer lists, software, mining rights, patented and unpatented technology, trademarks and other intangible assets. Long-lived intangible assets are amortized on a straight-line basis over their respective estimated useful lives to the estimated residual values, except for mining rights which are depleted on a volume basis. We review long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived intangible assets may not be recoverable. Such events and changes in circumstances may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in our business strategy. We recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. For further information, see Note 8 (Goodwill and intangible assets, net) to our audited historical combined financial statements included elsewhere in this information statement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Business Combinations
Acquisitions are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations, which requires the purchase price to be allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price is determined based on the fair value of consideration transferred to and liabilities assumed from the seller as of the date of acquisition. We allocate the purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed as of the date of acquisition. Any excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.
Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes the highest and best use of the asset by market participants.
Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received including appraisals and other analyses which support underlying estimates within the measurement period, a period of no more than one year from the acquisition date. Measurement period adjustments are generally recorded as increases or decreases to goodwill, if any, recognized in the transaction.
Our audited historical combined financial statements include the operating results of acquired businesses beginning on the acquisition date. For further information on our business combinations, see Note 4 (Acquisitions) to our audited historical combined financial statements included elsewhere in this information statement.
Income Taxes
Our income tax provision was prepared using the separate return method. The separate return method applies ASC Topic 740, Income Taxes, to the standalone financial statements of each member of the combined group as if the group members were separate taxpayers. The calculation of our income taxes using the separate return method requires judgment and use of both estimates and allocations. Furthermore, the tax treatment of certain items reflected in our audited historical combined financial statements may not be reflected in the consolidated financial statements and tax returns of Parent. Items such as net operating losses, credit carryforwards and valuation allowances may exist in our audited historical combined financial statements but not in the consolidated financial statements of Parent. As a result, the income taxes presented in our audited historical combined financial statements may not be indicative of the income taxes that we will generate in the future. Furthermore, current obligations for taxes that may arise under the separate return method where our operations were included in tax returns with the activities of Parent are deemed settled with Parent as a component of Net parent investment for purposes of our audited historical combined financial statements.
We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. We also recognize deferred tax assets for net operating losses and tax credit carryforwards. Deferred tax assets are assessed for realizability and, where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to an amount that will, more likely than not, be realized in the future. Judgment is applied in assessing the realizability of these deferred tax assets and the need for any valuation allowances. In determining the amount of deferred tax assets that are more likely than not to be realized, management considers all positive and negative evidence, including our historical results and forecasts of future taxable income by jurisdiction, as well as the expected timing of the reversals of existing temporary differences and tax planning strategies. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect of a change in tax law on deferred tax assets and liabilities is recognized in the provision for income taxes in the period that includes the enactment date.
The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We determine if the weight of available evidence indicates that it is more likely than not that a tax position will be sustained on tax audit, assuming that all issues are audited and resolution of any related appeals or litigation processes are concluded. The tax benefit is then measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The reserves for uncertain tax positions are adjusted as facts and circumstances change, such as upon closing of a tax audit, expiration of statutes of limitation on potential assessments

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
or refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such a determination is made. The provisions for income taxes include the impact of reserves for uncertain tax positions, along with the related interest and penalties. For further information, see Note 13 (Income taxes) to our audited historical combined financial statements included elsewhere in this information statement.
Inventories
Inventories are stated at the lower of inventory cost and net realizable value. We reduce the carrying value of our inventory for any difference between the cost of inventory and its estimated net realizable value.
Inventory cost includes all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Inventory cost is determined using the weighted-average cost method. To determine inventory cost, we allocate fixed expenses to the cost of production based on the normal capacity of the production facility. In determining the net realizable value, we consider factors such as deterioration, obsolescence, expected future demand and past experience.
For further information, see Note 6 (Inventories) to our audited historical combined financial statements included elsewhere in this information statement.
Pension and Other Postretirement Benefits
We sponsor defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees participate. Our employees also participate in certain union-sponsored multiemployer pension plans to which we contribute along with other employers.
We use professionally qualified independent actuaries to value our defined benefit pension plan obligations on an annual basis. The liabilities and costs of pension benefits are determined using the projected unit credit method. We recognize the funded status of our defined benefit pension plans and other postretirement benefit plans (the difference between the fair value of plan assets and the benefit obligation) as an asset or liability on the historical combined balance sheets.
Actuarial gains and losses are recognized as a component of Other comprehensive income (loss), net of tax. Amounts recognized in Accumulated other comprehensive income (loss) on our audited historical combined balance sheets are reclassified to Net income on our audited historical combined statements of operations in a systematic manner over the average remaining service period of participants and the amount amortized is determined using a corridor approach. The pension and other post-employment obligations are measured as the present value of estimated future cash flows using discount rates that are determined by reference to the interest rates on high quality corporate bonds, with the currency and terms of the corporate bonds consistent with the currency and estimated terms of the pension and other post-employment obligations.
The cost for pension and other post-employment plans charged to the historical combined statements of operations consists of service cost, net interest expense, expected return on plan assets, amortization of actuarial gains and losses on defined benefit pension plan and other postretirement benefit plan assets and curtailment and settlement gains and losses incurred in connection with pension and other postretirement benefit plan assets. We present the service cost component of Net periodic pension benefit (credit) cost within Cost of revenues and Selling, general and administrative expenses on the historical combined statements of operations. The other components of Net periodic pension benefit (credit) cost are reported within Other non-operating income (expense), net on the historical combined statements of operations.
In addition to the defined benefit pension plans described above, we sponsor defined contribution plans. Our contributions to defined contribution plans are charged to Cost of revenues and Selling, general and administrative expenses on the historical combined statements of operations in the period to which the contributions relate. We also sponsor, participate in and contribute to union-sponsored multiemployer pension plans. Our contributions to union-sponsored multiemployer pension plans are charged to Cost of revenues on the historical combined statements of operations in the period to which the contributions relate.
For additional information about pension and other postretirement benefits, see Note 15 (Pension and other postretirement benefits) to our audited historical combined financial statements included elsewhere in this information statement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Accounting Standards to be Adopted in Future Periods
For a discussion of new accounting standards, see Note 2 (Summary of significant accounting policies) to our audited historical combined financial statements included elsewhere in this information statement.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to certain market risks, which exist as a part of our ongoing business operations. We monitor and manage these financial exposures as an integral part of our overall risk management program. To manage the aforementioned risks, we use various derivative financial instruments, including interest rate swaps, foreign exchange forwards and swaps and commodity contracts.
Interest Rate Risk
In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $   . See “The Separation and Distribution—Debt Financing Transactions.” One or more of the debt instruments incurred pursuant to the Debt Financing Transactions may bear interest at floating rates. As a result, we may be exposed to fluctuations in interest rates. To help manage this mix of interest rates, we may enter into interest rate swap agreements in which we exchange periodic payments based on notional amounts and agreed upon fixed and floating interest rates.
Our sensitivity analysis has been determined based on the interest rate exposure relating to our financial liabilities at a variable rate on a post-hedge basis as of December 31, 2023. A hypothetical 1% change is used when the interest rate risk is reported internally to key management personnel and represents management’s assessment of a reasonably possible change in interest rates. A hypothetical 1% change in interest rates, with all other assumptions held constant, would increase our interest rate expense by approximately $8 million, $10 million and $11 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Credit Risk
We are primarily exposed to credit risks which arise when customers may not be able to settle their obligations to us as agreed. Management periodically assesses the financial reliability of our customers and counterparties to manage this risk, including through credit approvals, credit limits, selecting major international financial institutions as counterparties to hedging transactions, and monitoring procedures such as assessing the financial reliability of our customers and monitoring credit risks. If one or more of our customers were to default in their obligations under their contractual arrangements with us, we could be exposed to potentially significant losses. Moreover, a prolonged downturn in the global economy could have an adverse impact on the ability of our customers to pay their obligations on a timely basis. Many of our customers operate in the construction industry, which is affected by a variety of factors, including changes in interest rates, and such factors may materially impair the ability of our customers to obtain credit. We believe that our reserves for potential losses are adequate. As of December 31, 2023, we have no significant concentration of credit risk with any single counterparty or group of counterparties, and we do not expect any counterparty to be unable to fulfill its obligations under its agreements with us.
Commodity Risk
We are subject to commodity risks with respect to price changes with respect to energy, including diesel fuel, natural gas, electricity and coal, as well as petroleum-based products, chemicals, resins, asphalt, glass fiber, granules and other commodities. We try to secure our needed supply of these commodities and limit our exposure to price fluctuations in these commodities through long-term renewable contracts, and from time to time we have used derivative instruments to hedge part of our exposure to certain of these risks. With respect to energy and fuel risk, we also aim to increase the use of alternative energy sources.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Foreign Exchange Risk
We are exposed to foreign exchange risks primarily as a result of foreign currency cash flows related to third-party purchases. Additionally, volatile market conditions arising from geopolitical uncertainty may result in significant changes in foreign exchange rates. In particular, a weakening of foreign currencies relative to the U.S. dollar may negatively affect the translation of foreign currency denominated earnings to U.S. dollars. Primary exposures include the U.S. dollar versus the Canadian dollar. A hypothetical 5% change is used when foreign currency exchange risk is reported internally to key management personnel and represents management’s assessment of a reasonably possible change in foreign currency exchange rates. A hypothetical 5% change in the U.S. dollar against any other currency would not have a material impact on our income before income tax expense and income from equity method investments in the years ended December 31, 2023, 2022 and 2021.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
BUSINESS
Overview
We are the largest pure-play North American building solutions company, providing high-performance, sustainable and innovative building solutions to our customers, helping them realize their most demanding ambitions across the full building lifecycle. Our innovative brands, expertise and products and solutions make us the trusted partner for customers, building owners, architects, engineers, public authorities and cities across the United States and Canada.
North America is one of the world’s most attractive construction markets, with more than $2 trillion of construction spending per year across infrastructure, commercial and residential construction in the United States and Canada according to S&P Construction Data. Historical underinvestment in commercial real estate and housing, aging infrastructure, recent onshoring trends and the combination of population growth and rapid urbanization are key growth drivers for our business. These growth drivers are underpinned by government incentives and spending packages aimed at improving core infrastructure in the United States and Canada.
Evertect is the No. 1 player in cement in the United States and Canada, as meassured by both sales and production, and a leader in advanced roofing systems. We are also strongly positioned in aggregates and ready-mix concrete, with 950 sites across the Evertect Territories. Building on our large footprint, we are ideally positioned to capitalize on strong construction spend and once-in-a-generation infrastructure investments across North America. State-of-the-art facilities in superior locations and a large distribution network help us to minimize our distribution costs and provide unparalleled customer service.
In 2023, we generated revenues of $11.7 billion, net income of $1.0 billion and Adjusted EBITDA of $2.8 billion. We believe our regional and integrated growth strategy will be able to capitalize on strong market tailwinds and make the best use of our platform to serve our customers with innovative and sustainable building solutions. We are committed to continuing our value-accretive growth trajectory, focusing on operational improvements with a return-focused capital allocation to drive shareholder value.
Business Segments
We operate in two reportable segments, offering a complete range of advanced solutions to support large-scale and complex construction projects from bridges to data centers in the areas of infrastructure, residential, commercial and industrial construction. Our services span new builds, repairs and refurbishment, with the repair and refurbishment market accounting for 46% of overall revenues in 2023.
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Our Building Materials segment offers a range of branded solutions delivering high-performance products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials. Leading brands within our Building Materials include OneCem and RapidForce.

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Our Building Envelope segment offers advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems. Products are sold individually or in warranted systems for new construction or refurbishment in commercial or residential projects. Commercial products are primarily sold under the Elevate and Duro-Last brands, while residential products are sold under the Malarkey brand. These products are sold either directly to contractors or through authorized distributors or a network of sales representatives in North America.

Industry Overview
The construction materials industry is highly fragmented in the Evertect Territories. Industry participants typically range from small, private companies focused on a single material, product or area to large, publicly traded corporations that provide a broad array of materials and services. Construction materials are broadly classified as either heavyside, such as cement, aggregates and concrete, or lightside, such as roofing, insulation and construction chemicals. Certain characteristics of construction materials, particularly materials like concrete and aggregates, make it inefficient to transport them for long distances. Further, cement manufacturing is particularly dependent on the availability of limestone reserves. Accordingly, the number and size of competitors varies by geography and product lines.

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The construction materials industry serves a diverse customer base in the Evertect Territories, including federal, state and municipal governmental agencies, commercial and residential developers and private parties. The mix of customers varies by region and economic conditions. The main factors and trends in the construction materials industry in the Evertect Territories include:
Economic factors. Many factors affect product demand, including public spending on roads and infrastructure projects, general economic conditions, employment levels and prevailing interest rates.
Population growth. Development projects are constantly needed to provide infrastructure for the world’s growing population. The world population is expected to increase by roughly 1.7 billion people between 2024 and 2050, with two out of every three people likely living in cities or other urban centers by 2050. This will put pressure on resources and increase demand for housing and construction.
Location and transportation. Construction materials are expensive to transport due to their weight, so they are generally produced and delivered locally or regionally. For products such as cement and aggregates, access to well-positioned reserves is critical, and a robust distribution network can create a competitive advantage.
Vertical integration. Industry participants that operate a vertically integrated business model can access certain efficiencies that lead to benefits for customers, including greater reliability of supply. Companies that possess these internalized operations may be able to distribute and price their products more efficiently.
Industry fragmentation. There are thousands of construction materials producers of varying scope and size across our core markets in North America. The barriers to entry in the construction industry vary by product, but are higher in cement and aggregates than in concrete and asphalt. Industry participants frequently enter new geographies, expand existing positions or acquire existing facilities.
Seasonality. Activity in certain areas is seasonal due to the effects of weather. Peak season for the production and sale of materials and related services in the northern United States and Canada occurs between April and October, in line with end market activity. Production of materials, as well as sales, in the southern United States is less effected by seasonality due to the warmer climate, although rain, heat and hurricanes often impact this region.
Cyclicality. The demand for construction materials is significantly influenced by the cyclical nature of the economy.
Regulations. Environmental and zoning approvals are often required for the development and expansion of facilities, and can be limited in scope and availability.
Production inputs. Cost and availability of energy, labor, materials and other inputs can vary over time based on macroeconomic factors and impact profitability of operations.
Business Strategy
We strive to be customers’ choice for innovative and sustainable building solutions. We have a strategy of accelerated growth to achieve our ambition of $20 billion in revenues and more than $5 billion of Adjusted EBITDA by 2030. Our strategy is broken down into six pillars of profitable growth:
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Positioned in most attractive markets to service our North American customers: Population growth, urbanization, climate change, onshoring and a once in a generation investment in infrastructure are shaping the future of construction and driving demand for innovative and sustainable solutions in key markets.

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Building solutions powering growth opportunities: We aim to provide the most advanced branded solutions in the industry that address customers’ most sophisticated needs while being the trusted partner enabling our customers to meet their ambitious goals across the whole building lifecycle.

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Deeply embedded performance culture: We aim to continue growing margins through empowered leadership with more than 100 local market leaders across the United States and Canada and a performance-based culture driving customer-focused decision-making.

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Value accretive and disciplined acquisitions: Through a track record of disciplined and value-focused acquisitions, we have established ourselves as a leader in advanced roofing and insulation systems, creating a platform for further organic and inorganic growth in the Building Envelope segment. We also pursue an active strategy of synergistic bolt-on acquisitions in the highly-fragmented construction materials market, particularly for aggregates and concrete.

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Committed to driving shareholder value: We strive to maintain an investment grade credit rating with a capital allocation strategy that includes investing in our business to drive sustainable growth, pursuing strategic mergers and acquisitions and returning capital to shareholders.

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Emphasis on Innovation: Through our research and development engine, we seek to make cutting-edge investments that address tomorrow’s customer challenges. Our experts span all building fields, from masons and engineers to material scientists experts in artificial intelligence and data mining.

Our Products
Our products are essential in commercial and residential construction, public construction projects and repair and remodeling activities. Within each of our product lines, we typically offer specialized products that are tailored for specific projects. Our business is divided into two reportable segments—Building Materials and Building Envelope.
Building Materials
Our Building Materials segment offers a range of branded solutions delivering high-performance products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.
Cement
Cement is a binding agent which, when mixed with sand, stone or other aggregates and water, produces either ready-mix concrete or mortar. We manufacture cement through a closely controlled chemical process that was developed through extensive research and testing. The creation of our cement begins with the mining and crushing of limestone and clay, and, in some instances, other raw materials. The clay and limestone are then pre-homogenized, a process which consists of combining different types of clay and limestone. The mix is typically dried, then fed into a mill which grinds the various materials in preparation for the kiln. The raw materials are then calcined, or processed, at a very high temperature in the kiln, to produce the semi-finished product, called clinker. In the cement mill, the clinker is ground to a fine powder to produce traditional Portland cement. Other high-grade materials such as granulated blast furnace slag, fly ash, pozzolan and limestone may be added in order to modify the properties of the cement to cater to different applications.
We produce or resell an extensive line of cements and other hydraulic binders. These range from Portland cements and classic masonry cements to specialized products designed for specific types of settings, such as environments exposed to seawater, sulfates and other harsh natural conditions, where cements with high slag or pozzolan content provide greater durability. We also develop solutions intended for specific applications, such as oil-well cements and road surfacing binders.
Whether in bags or in bulk, we provide our customers with high-quality branded cement products. We use our professional knowledge and experience to develop customized products designed to satisfy our clients’ specific requirements and also foster sustainable construction. We often deliver the bagged product to a large number of distribution outlets such that our bagged, branded cement is available to consumers at a point of sale in close proximity to where the product will be used.
OneCem, our flagship cement product, is manufactured using quality limestone and less clinker than traditional Portland cement, reducing CO2 emissions by up to 10% per ton of cement. We supplement OneCem with white cement products such as NewCem Slag or Fly Ash to further decrease the use of clinker and limestone and allow for even greater reduction in CO2 emissions.
Masonry or mortar is a Portland cement that we mix with finely ground inert matter (limestone). Our customers use this type of cement for multiple purposes, including finishes and brick work. Our masonry and mortar product lines offer quality, flexibility and selection. Ranging from basic Types M, S and N to a spectrum of pigmented masonry available in 70 standard colors, we offer endless customized options to meet any design need.
Blended hydraulic cements are produced by inter-grinding or blending Portland cement and supplementary cementitious materials such as ground granulated blast furnace slag, fly ash, silica fume, calcined clay, hydrated limestone, and other pozzolans. The use of blended cements in ready-mix concrete can reduce mixing water and bleeding, improve workability and finishing, inhibit sulfate attack and the alkali-aggregate reaction, and reduce the

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heat of hydration. We offer an array of blended cements which have a lower CO2 footprint than traditional grey cements, stemming from their lower clinker content due to the addition of supplementary cementitious materials. The use of blended cements reinforces our dedication to sustainable practices and furthers our objective of offering an increasing range of sustainable products. ECOPlanet is our most sustainable blended cement product, driven by innovative low-emission raw materials.
Aggregates
Aggregates, consisting of crushed stone, sand and gravel, are an engineered, granular material that is manufactured to specific sizes, grades and chemistry for use primarily in construction applications. We offer a full range of crushed stone, sand and gravel for applications ranging from ready-mix and precast concrete, asphalt and as a base material for street and road construction. Our customers use our aggregates for a wide array of applications: as a key component in the construction and maintenance of highways, walkways, parking lots, airport runways and railways; for drainage, water filtration, purification and erosion control; as fill material; for sand traps on golf courses, beaches, playing field surfaces, horse racing tracks and related applications; and to build bridges, homes and schools. Aggregates are obtained from land-based sources such as sand and gravel pits and rock quarries or by dredging marine deposits.
Our aggregates solutions can be divided into two main categories: primary natural aggregates and alternative aggregates. Solutions within the primary natural aggregates division consist of extracted hard rock from quarries, as well as deposits of sand and gravel. Natural aggregates sources can be found in relatively homogeneous deposits in certain areas of North America. Our alternative aggregates consist of recycled concrete and secondary aggregates from other industrial waste, such as slag.
Concrete, Asphalt & Other Building Materials
Ready-mix concrete is a combination of cement, fine and coarse aggregates, admixtures (which control properties of the concrete including plasticity, pumpability, freeze-thaw resistance, strength and setting time) and water. We tailor our ready-mix concrete to fit our customers’ specific needs. By changing the proportion of cement, aggregates, admixtures and water, we modify our concrete’s resistance, manageability and finish, among other properties. We also use additives to customize our concrete consistent with the transportation time from our plant to the project, weather conditions at the construction site, and the project’s specifications. From our low-carbon concrete to our innovative ultra-high performance concrete line, we produce a broad variety of specially designed concrete to meet the many challenges of modern construction.
We develop solutions based on our thorough knowledge and application of ready-mix concrete technology. Leveraging years of experience, a global pool of knowledge and expertise about the different ready-mix concrete constituents and their interaction, we offer our customers tailor-designed concrete. Our ready-mix concrete technologists are able to modify the properties of concrete through the use of innovative chemical admixtures, combined with the proper proportions of the various concrete constituents. Through the development of chemical admixtures solutions, our researchers design special concretes that fulfill the construction industry’s increasingly demanding performance requirements. We offer a special ready-mix concrete portfolio, comprised of such products as thermally conductive concrete, decorative concrete, ultra-high performance concrete, water management concrete, early strength concrete and a number of others.
We offer engineered concrete for office buildings and bridges with a special design of high-performance concrete that combines durability and low maintenance with resistance to aggressive environments. We also offer self-compacting concrete that improves the strength, sustainability and durability of building structures. This concrete can reduce energy use and noise as there is less need for vibration after it has been poured. We can also incorporate our concrete into building designs to take advantage of its capacity to store energy via thermal mass technology, thus minimizing temperature fluctuations in a building over the course of the day, reducing the need for additional heating and cooling. We also offer ready-mix concrete for water related projects, roads and pavements.
Asphalt paving mix is the most common roadway material used today. It is a versatile and essential building material that has been used to surface 94% of the more than 2.7 million miles of paved roadways in the United States, according to the National Asphalt Pavement Association. Typically, asphalt paving mix is placed in three distinct layers to create a flexible pavement structure. These layers consist of a base course, an intermediate or binder course, and a surface or wearing course. These layers vary in thickness and application.

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Our asphalt products are tailored for different industrial and commercial applications ranging from road surfaces to airfields and runways. We design our asphalt products to meet high performance standards and are leveraging the latest processing technology to provide environmentally responsible solutions by making optimal use of recycled aggregates products. Asphalt pavement is generally 100% recyclable and reusable and is the most reused and recycled pavement material in North America. Reclaimed asphalt pavement can be incorporated into new pavement at replacement rates in excess of 30% depending upon the mix and the application of the product. We actively engage in the recycling of previously used asphalt pavement and concrete, as this material is crushed and repurposed in the construction cycle. The use of warm mix asphalt (“WMA”) or “green” asphalt is gaining in popularity, and is manufactured at a lower temperature than traditional hot mix asphalt (“HMA”). The immediate benefit to producing WMA is the reduction in energy consumption required by burning fuels to heat traditional HMA. These high production temperatures are needed to allow the asphalt binder to become viscous enough to completely coat the aggregate in the HMA, have good workability during laying and compaction, and durability during traffic exposure. According to the Federal Highway Administration, WMA can reduce the mixing temperature by 50"F to 70"F (10"C to 21"C), resulting in lower emissions, fumes and odors generated at the plant and the paving site.
A large portion of the asphalt paving mix we produce is installed by our own paving crews. The balance is sold on a per ton basis to road contractors, state departments of transportation and local agencies. As part of our vertical integration strategy in some of the Evertect Territories, we provide asphalt paving and related contracting services to both the private and public infrastructure sectors as either a prime or subcontractor. These construction and contracting services complement our primary business of selling construction materials by providing a reliable downstream outlet, in addition to our external distribution channels. Factors affecting competitiveness in contracting services include price, estimating abilities, knowledge of local markets and conditions, project management, financial strength, reputation for quality and the availability of machinery and equipment.
With 40 plants across the Evertect Territories, our asphalt business has a strong presence in key markets and is well integrated with our aggregates business. We also have construction and contracting operations in five states and three provinces which are fully integrated with our asphalt business and seven precast facilities supporting our cement and aggregates business.
Building Envelope
We offer broad-ranging roofing expertise and solutions that are fully customizable to meet commercial and residential building requirements. Our roofing solutions include a breadth of low-slope roofing systems under the Elevate and Duro-Last brands, and high-performance premium shingles for steep slope roofing under our Malarkey brand. In addition to roofing solutions, we offer insulation and weatherproofing solutions that suit both new building projects and renovations.
With Elevate’s energy-efficient roofing solutions, we are pursuing a vision of becoming a global leader in innovative and sustainable building solutions. Elevate is a well-known, reliable staple in the commercial roofing sector. Elevate offers solutions for every system, building and budget with innovative and sustainable products including RubberGard EPDM membrane, UltraPly TPO SA with SecureBond technology, and ISOGARD PolyIso insulation.
Duro-Last, a PVC roofing system brand offering “edge-to-edge” and “deck-to-sky” systems, gives us a strong position in performance and product circularity. Duro-Last has been recognized for its innovation and sustainability, as well as superior performance. At the forefront of sustainability, its systems range from cool roofs, enhancing buildings’ energy efficiency, to the award-winning “Recycle Your Roof” program, driving circularity in roofing. Duro-Last’s systems are in line with the most advanced green building certifications, such as LEED.
For steep slope roofing, our Malarkey brand provides a complete residential roofing solution, from premium roofing shingles to ice and water barriers. Malarkey’s polymer modified asphalt shingles are aligned with our commitment to driving a circular economy and world-leading innovation. Malarkey has always prioritized innovation, launching the first SBS polymer modified asphalt shingle, the first shingle with a larger nailing area for easier installation and the first shingle using upcycled rubber and plastics to reduce landfill waste.
Superior insulation technology is essential to maximize a building’s energy efficiency, and our advanced insulation solutions enhance the efficiency of other products in our Building Envelope segment, limit the

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environmental footprint of our operations and reduce heating and cooling costs for our customers. Enverge, our spray foam insulation brand, includes both open cell and closed cell spray foam products, with a product portfolio that includes our OnePass superior yield insulation and our Sucra Seal open cell insulation made from up to 17% sucrose.
We also offer advanced weatherproofing and protective coating solutions for indoor and outdoor applications, in both single and plural component systems, providing our customers with installation and performance efficiencies. While a large portion of our technologies focus on concrete coatings, we are able to take advantage of other product lines in the Building Envelope segment, such as decking, weatherproofing and coating solutions under our Gaco product line, to offer a wider range of applications of our products and help our customers meet all types of building challenges. We also offer adhesives, tapes, and sealants that are critical to weatherproofing the building envelope.
The key raw materials for our insulation and weatherproofing products include methylene diphenyl diisocyanate and silicone polymer. The key raw materials for our roofing products also include polyol, ethylene propylene diene monomer, thermoplastic polyolefin, carbon black, coated steel and asphalt. These raw materials generally have two vendor sources, and each vendor typically has multiple processing facilities for key raw materials that are single sourced.
Trading Operations
Our seaborne trading business provides solutions for the import and export needs of cementitious materials, gypsum, solid fuels and other dry bulk goods.
Research & Development
Research and development activities include the development of new product lines, the modification of existing product lines to comply with regulatory changes and the research of cost efficiencies through raw material substitution and process improvements. We have research and development application centers and innovation hubs where scientists and technical and training experts work to strengthen our expertise and develop innovative technologies. In addition, our strategic partnerships with academic institutions and investment in high-potential startups allow us to monitor and identify the next generation of products and services and capture opportunities of technological breakthroughs.
Intellectual Property
The protection of our brands, technology and intellectual property is an important aspect of our business. We protect our intellectual property and other proprietary assets through a combination of trademarks, patents, copyrights, trade secrets, contractual provisions, confidentiality procedures and non-disclosure agreements, as well as application of applicable law. We protect our intellectual property rights in the United States, Canada, Switzerland and other international jurisdictions. Where appropriate, we supplement our owned intellectual property portfolio by licensing intellectual property from third parties, including Holcim.
Competition
The nature of the competition in the industry in which we operate varies among our products, in part due to the widely differing amounts of capital necessary to build and maintain production facilities. Crushed stone production from quarries or mines and sand and gravel production by dredging or otherwise are moderately capital intensive. Construction of cement production facilities is more capital intensive and requires long lead times to complete engineering design, obtain regulatory permits, acquire equipment and construct a plant. Ready-mix concrete production requires relatively small amounts of capital to build a concrete batching plant and acquire delivery trucks. Accordingly, economics can lead to lower barriers to entry in the concrete industry. As a result, depending on the local market, we may face competition from small producers as well as large, vertically integrated companies.
The cement industry in the markets where we operate is highly competitive, including international, national and regional cement producers located across the United States, Canada and abroad. Companies compete on a variety of factors, including quality, value proposition, capacity, price, customer service, delivery time and proximity to the customer. Our principal competitors in the United States are Cemex, Buzzi-Unicem, Heidelberg Materials and CRH, as well as numerous local and regional players. According to the Portland Cement Association, United States cement

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
production is widely dispersed, with the top five companies collectively producing approximately 57% of U.S. clinker capacity. We prioritize investment in areas with attractive fundamentals including population and economic growth, which drive demand for construction. Our robust operating network and integrated supply chain allow us to deliver quality solutions across the Evertect Territories.
Many of the regions in which we operate ready-mix concrete are highly fragmented, and as a result, our products face strong competition. According to the National Ready Mixed Concrete Association, as of December 31, 2022, there were about 6,500 plants that produce ready-mix concrete in the United States and about 65,000 ready-mix concrete mixer trucks that delivered the concrete to the point of placement. Additionally, the United States aggregates industry is highly fragmented and geographically dispersed. According to the United States Geological Survey, during 2022, an estimated 3,300 companies operated 6,200 sand and gravel sites and 1,340 companies operated 3,290 crushed stone quarries in the 50 states.
Due to the localized nature of the industry resulting from the high cost of transportation relative to the price of the product, the construction materials industry primarily operates in smaller distinct areas that can vary from one another. We believe that our ability to transport materials by rail and waterborne vessels has enhanced our ability to compete in the construction materials industry. We recognize that the difficulty in adding cement capacity, coupled with limited alternatives, leads to the need for imported cement when demand levels are high. Cement imports into the United States occur mostly to supplement domestic cement production or to supply a particular region. Cement is typically imported into deep water ports along the coast or on the Great Lakes or transported on the Mississippi River system near major population centers.
Our profits are sensitive to changes in volumes and prices which are impacted from time to time by macroeconomic conditions, competitive conditions, the degree of utilization of production capacity, the specifics of product demand, innovation and differentiation, among other factors. Fragmented market conditions continue to offer us focused growth opportunities across our differentiated products. Similarly, competitors may seek to expand their existing positions or enter new markets, which may cause us to experience changes in competition or consider potential acquisitions or divestitures.
Culture & Employees
The numbers of our employees fluctuate depending on the time of year due to seasonality. During our primary operational seasons, we have approximately 17,400 employees, of which approximately 4,900 are salaried and approximately 12,500 are hourly. Approximately 5,600 of the hourly employees are employed under collective bargaining agreements and various supplemental agreements with local unions.
Recruiting, developing and retaining diverse and qualified employees is essential to implementing our strategy and maintaining our competitive position. We are a people-first company and we believe that investing in training supports skill development, employee retention and long-term business continuity. We take care of our team by providing them with the tools, training and time to perform their work safely and successfully. This welcoming and productive workplace is achieved by providing competitive wages and benefits, and by providing a safe and respectful work environment. We embrace the diverse backgrounds and viewpoints of our team members so that we may learn from one another, and continue to improve our culture.
Properties & Facilities
We generally own or lease the real estate on which our main raw materials, aggregates and other minerals are located. As part of our vertically integrated business model, we have established an extensive network of operations throughout the Evertect Territories, comprised of 950 facilities, including 18 cement plants, seven cement grinding facilities, 148 cement distribution terminals, 295 ready-mix concrete plants, 374 aggregate sites, 31 Building Envelope production facilities, 30 portable concrete plants, 40 asphalt plants and seven asphalt production facilities. We also have a principal executive office in Zug, Switzerland, operational headquarters in Chicago, and regional offices throughout the United States and Canada (including in Nashville, Toronto and Calgary), as well as support offices and data centers in Colombia. Our extensive network of quarries, mines and mills provide us with the raw materials to manufacture various primary construction materials, such as aggregates, cement, asphalt, ready-mix concrete and precast concrete products. We offer these products directly for sale and integrate them into our downstream products.

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Cement plants
Cement terminals
Cementitious product sites
Aggregate clusters
Concrete clusters
Building Envelope sites

Our operations are required to comply with government land use plans and zoning requirements. We are required by government authorities to obtain permits to operate certain workplaces, such as quarries, mines, production and distribution facilities, including water rights required to operate many of our facilities. The terms and general availability of government permits required to conduct our business influence the scope of our operations on the respective facilities. We are also required to obtain permits and adhere to applicable restrictions, often including establishing appropriate environmental management systems, to minimize the risk that necessary permits are revoked, modified or not renewed. We are also subject to multiple laws that require us, as a mine operator, to reclaim and restore properties after mining activities have ceased. As a result, we are required to record reasonable provisions for such reclamation in our combined financial statements. Additionally, we maintain a commercial real estate presence throughout the United States and Canada. These locations consist of owned and leased properties that are primarily utilized as offices for administrative and business purposes.
Regulatory Matters
Our operations are subject to and affected by federal, state, provincial and local laws and regulations relating to, among other things, environmental matters (including climate change and greenhouse gas emissions), health and safety matters (including related to the use of hazardous materials), consumer protection, trade regulations, anti-bribery, anti-corruption and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the applicability and interpretation of these laws and regulations often are uncertain, particularly in new and rapidly evolving areas of the law, such as those relating to climate change.
In addition to the environmental laws and regulations in the United States and Canada described below, we are subject to the Foreign Corrupt Practices Act in the United States and similar anti-bribery, anti-money laundering, anti-corruption, antitrust and other international laws and regulations applicable in Switzerland and other jurisdictions in which we operate. Such laws generally prohibit, among other things, corruptly providing, offering, promising or authorizing, directly or indirectly, anything of value to foreign officials, political parties or candidates for political office or private parties for the purposes of obtaining or retaining business. Although we have implemented policies and procedures, there can be no assurance these will be sufficient to prevent or detect these inappropriate practices. See “Risk Factors—Risks Relating to Regulatory and Legal Matters.”
U.S. Regulation
Because we work with hazardous materials, we are subject to the rules and regulations promulgated by the EPA. For example, in late 2010, the EPA issued the final Portland Cement National Emission Standard for Hazardous Air Pollutants (“Portland Cement NESHAP”) under the CAA. After certain amendments to the rule, the Portland Cement

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NESHAP required Portland cement plants to limit mercury emissions, total hydrocarbons, hydrochloric acid and particulate matter. While we believe that we currently meet all emissions standards imposed by the Portland Cement NESHAP, we incur substantial operating costs at each plant to comply and could incur penalties if we fail to comply.
Under certain environmental laws and regulations, liability associated with investigation or remediation of hazardous substances can arise at a broad range of properties, including properties currently or formerly owned or operated by Holcim, as well as facilities at which any hazardous substances or wastes generated by us were sent for treatment, storage or disposal, or any areas affected while any hazardous substances or wastes were transported. Such laws and regulations may apply without regard to fault, causation or knowledge of contamination. We occasionally evaluate alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities (or ongoing operational or construction activities) may lead to hazardous substance releases or discoveries of historical contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. While compliance with these laws and regulations has not materially adversely affected our operations in the past, we cannot assure you that these requirements will not change, and that compliance will not adversely affect our operations in the future. Furthermore, existing or future circumstances or developments with respect to the impact of our operations may require us to make significant remediation or restoration expenditures, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We are also subject to the broader regulatory scheme of the CAA. We have in the past, and may in the future, face fines and be subject to consent decrees for violating certain portions of the CAA.
In addition, we are subject to U.S. federal and state rules and regulations related to water and waste disposal, such as the federal CWA. Determinations by a state, federal or local agency, court or other governmental body that our practices do not meet the legal requirements of any of the laws to which we are subject could result in fines, investigations and consent decrees which would negatively impact our business and reputation.
Canadian Regulation
In Canada, we are subject to various federal, provincial, territorial, and municipal laws and regulations governing air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed to protect threatened or endangered species. The Canadian environmental regulation is the responsibility of both the federal and provincial governments. While provincial governments and their delegates are responsible for most environmental regulation, the federal government can regulate environmental matters where they impact matters of federal jurisdiction or when they arise from operations that are subject to federal jurisdiction. In addition to the federal regulations listed below, we may be subject to various rules and regulations promulgated by the provincial governments.
For example, the CEPA focuses on the prevention and management of risks posed by toxic and other harmful substances, as well as management of environmental and human health impacts of hazardous wastes, environmental emergencies and other sources of pollution. Certain substances used in or produced by our mining or other operations, as well as downstream wastes generated by the operation of our business may bring us under the purview of the CEPA. The Impact Assessment Act (the “IAA”) requires that certain operations be subject to an environmental assessment prior to federal authorities deciding that an operation may proceed. Such operations include, but are not limited to, those that take place at wildlife areas or involve the construction, operation, decommissioning, abandonment or expansion of a new or existing stone quarry or sand or gravel pit with a certain level of production. Our mining or other operations at certain areas may bring us under the purview of the IAA, which would subject us to an environmental assessment by the Impact Assessment Agency of Canada. Complying with such assessment may cause potential delay to and additional costs associated with our mining or other operations.
In addition, the federal and provincial governments in Canada impose standards on mining activities in order to reduce or eliminate the effects of waste generated and subsequently emitted into the air or water. The construction and commercial operation of mining sites require compliance with applicable environmental legislation and review processes, as well as the obtaining of permits, particularly for the use of land and water.
Furthermore, Canada has committed to reducing greenhouse gas emissions by 30% from 2005 levels by 2030. Various jurisdictions in Canada have also adopted greenhouse gas related regulations that may directly and indirectly

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affect our business. Specifically, Canada, where we produce cement, has a cap-and-trade system, which imposes a dollar/carbon tax applied directly to oil and gas emissions. Any new carbon emission caps or taxes, or any tightening of existing caps, could increase our energy costs and have a material adverse effect on our business, financial condition, liquidity and results of operations.
Health & Safety
The health and safety of our employees is a core value integrated into all aspects of our business. As accountability and responsibility for health and safety belongs to our management team, we have a comprehensive safety operating model, and all of our employees are empowered with the necessary training to safely and effectively perform their responsibilities. We monitor and measure our safety performance, assess the effectiveness of our programs and determine improvement actions on a periodic basis. Specific areas of review include training programs; audit; best practices; and leading indicators, such as near-miss reporting and root cause analysis of all lost-time injuries. Across our businesses, we have implemented initiatives to improve safety in the workplace.
We regularly conduct surveys that measure our health and safety engagement. We also have systems in place to identify leading indicators of safety performance and act upon changes to these indicators. We also seek the assistance of outside parties in identifying potential safety trends and ways to mitigate identified risks. Our management team reviews a variety of key performance safety indicators to drive continual improvement, and updates are provided to corporate management by the business units throughout the year. During the year ended December 31, 2023, our core business segments recorded lower total recordable incident rate (TRIR) averages than the applicable industry average. These results can be attributed to our comprehensive, integrated approach to drive sustained exceptional performance in safety. We are committed to provide the resources and tools, including systems, processes and procedures that promote a culture of positive and proactive safety and a safe working environment.
Legal Proceedings
In the ordinary course of conducting our business activities, we are involved in judicial, administrative and regulatory investigations and proceedings, as well as lawsuits and claims of various natures, involving both private parties and governmental authorities, relating to product liability, general and commercial liability, competition, environmental, employment, health and safety and other matters. These claims and proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class-action basis. Such proceedings may have a material adverse effect on our reputation, business, financial position, results of operations and cash flows.

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MANAGEMENT
Executive Committee
Following the Spin-Off, the Company will be an independent, publicly traded company. Upon its election in    , our Board of Directors is expected to appoint the members of our executive committee (the “Executive Committee”), a key corporate actor under Swiss laws, with effect as of    . Our Board of Directors will delegate the operational management of Evertect entirely to the Executive Committee within the limits permitted by law and subject to the powers and duties remaining with the Board of Directors pursuant to the Organizational Regulations (as defined in “—Organizational Regulations”).
The Executive Committee is responsible for the implementation of resolutions of our Board of Directors and, within the operational management delegated to the Executive Committee pursuant to the Organizational Regulations, is responsible for our daily business operations. In case of matters requiring approval by our Board of Directors as a matter of law, the New Articles or the Organizational Regulations, the Executive Committee submits corresponding proposals to our Board of Directors or to a committee of our Board of Directors.
The Chief Executive Officer leads the Executive Committee. The Chief Executive Officer and the other members of the Executive Committee are appointed and dismissed by our Board of Directors. The Board of Directors is supported by our Nomination & Governance Committee which prepares all relevant decisions of the Board of Directors in relation to the nomination of the Chief Executive Officer and the other members of the Executive Committee and submits proposals and recommendations to the Board of Directors.
The following table sets forth information regarding the individuals who are expected to be appointed by our Board of Directors and serve as our executive officers and members of our Executive Committee with effect as of    , including their positions after the Spin-Off, and is followed by biographies of each such person. While some of our executive officers are currently officers and employees of Holcim, after the Spin-Off, none of these individuals will be employees of Holcim. We are in the process of identifying the other persons who are expected to serve as our executive officers and members of our Executive Committee following the Spin-Off and will include information concerning those persons in an amendment to the registration statement of which this information statement is a part. The information set forth below is as of June 30, 2024.

Name	Age	Position

Board of Directors
The following table sets forth information with respect to those persons who are expected to serve on our Board of Directors following the completion of the Spin-Off, and is followed by biographies of each such individual. The biography of    is provided above under the heading “Executive Committee.” The members of the Board of Directors are expected to be elected by Parent, our sole shareholder, to serve on our Board of Directors as of    . We are continuing to evaluate the composition of our future Board of Directors in order to reflect an appropriate mix of skills and experience, and additional individuals may be added to our Board of Directors in the future. The information set forth below is as of June 30, 2024.

Name	Age	Position

Election and Term of Office
The New Articles provide that the Board of Directors is composed of at least three members, including the chairperson of the Board of Directors (the “Chairperson”). Members of the Board of Directors, the Chairperson and the members of the Compensation Committee are elected individually by shareholders at a general meeting of shareholders for a one-year term ending upon completion of the annual general meeting of shareholders following their election and may only be removed by shareholders at a general meeting of shareholders. Members of all other committees of the Board of Directors are appointed and may be removed by the Board of Directors.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Organizational Regulations
In connection with the Spin-Off, our Board of Directors will adopt new organizational regulations (the “Organizational Regulations”) in the form attached as an exhibit to the registration statement of which this information statement is a part. The Organizational Regulations contain rules governing, among other things, the Board of Directors’ decision-making and delegation process. Such rules describe the duties, tasks, composition and procedures of the Board of Directors. The Board of Directors will enact the Organizational Regulations with effect as of    . A copy of the Organizational Regulations will be available at our website at         . The information on our website is not incorporated by reference into this document and should not be considered to be a part of this document. Our website address is included in this document as an inactive textual reference only.
Powers and Duties
Our Board of Directors is responsible for the ultimate direction of Evertect. Such responsibility includes the duty to select carefully, to instruct properly and to supervise diligently the Chief Executive Officer and the other members of our Executive Committee.
The Board of Directors’ non-transferable and inalienable duties include: (i) the ultimate direction of Evertect and issuing the necessary directives; (ii) determining the organization of Evertect; (iii) determining the principles of accounting, financial controlling and financial planning; (iv) appointing and removing the persons entrusted with the management and representation of Evertect; (v) supervising the persons entrusted with the management of Evertect (in particular with respect to their compliance with the law, the New Articles, regulations and directives); (vi) the preparation of the annual management report, the annual consolidated accounts and the annual standalone financial statements prepared pursuant to Swiss law, the annual compensation report prepared pursuant to Swiss law, the annual report regarding non-financial matters prepared pursuant to Swiss law and other reports which must be approved by the Board of Directors, (vii) the preparation of general meetings of shareholders and the implementation of their resolutions; (viii) filing a request for a moratorium and the notification to the court in the event of over-indebtedness; (ix) the adoption of resolutions concerning the implementation of changes in the share capital to the extent such power is vested in the Board of Directors, as well as resolutions concerning the confirmation of changes in the share capital and the respective amendments to the New Articles; and (x) all other non-transferable and inalienable duties and powers of the Board of Directors foreseen by the Swiss Federal Merger Act or other applicable law.
In accordance with the New Articles and the Organizational Regulations, the Board of Directors will delegate the operational management of Evertect, within the limits permitted by and subject to the powers and duties remaining with the Board of Directors pursuant to the Organizational Regulations, to the Executive Committee. The Board of Directors remains entitled to resolve on any matters which are not delegated to or reserved for shareholders or another executive body of Evertect by law, the New Articles or the Organizational Regulations. Additionally, the Board of Directors remains responsible for the central decisions of the investment policy. Further, the Board of Directors may, at any time on a case-by-case basis according to the general reservation of powers provided for in the Organizational Regulations, intervene in the tasks and powers of an executive body subordinated to it and resolve on the relevant matter itself.
Corporate Governance Guidelines
Our Board of Directors is further expected to adopt corporate governance guidelines (the “Corporate Governance Guidelines”), as required by the regulations of the Stock Exchange, that will provide a framework for the effective governance of our business. The Corporate Governance Guidelines will address significant corporate governance issues, including, among other things, qualification standards for directors, director independence, the leadership of our Board of Directors, roles and responsibilities of our Board of Directors, risk oversight, director compensation and ordinary share ownership, committee membership and structure, meetings and executive sessions, and director selection, training and retirement. A copy of the Corporate Governance Guidelines will be available at our website at         . The information on our website is not incorporated by reference into this document and should not be considered to be a part of this document. Our website address is included in this document as an inactive textual reference only.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Director Independence
Our Board of Directors, with input from the Nomination & Governance Committee, will annually determine whether each non-employee member of our Board of Directors is considered independent under the Stock Exchange’s independence standards and the Corporate Governance Guidelines. In doing so, our Board of Directors will take into account certain factors listed in the Corporate Governance Guidelines and such other factors as it may deem relevant. A majority of our Board of Directors will be comprised of independent directors upon completion of the Spin-Off.
Leadership Structure
In addition to the other members of the Board of Directors, the general meeting of shareholders will elect the Chairperson. Pursuant to our Corporate Governance Guidelines, the role of Chairperson may be held by    . Also under our Corporate Governance Guidelines and Organizational Regulations, if the Chairperson is a management employee or a non-independent director, the independent directors on our Board of Directors will select a lead director from the independent directors (the “Lead Independent Director”). Additionally, if the Chairperson is an employee or a non-independent director, the role of the Chairperson will be    , and the role of the Lead Independent Director will be    . Further, if our Board of Directors has appointed an independent director as Chairperson and has not appointed a Lead Independent Director, the Chairperson shall assume the roles of both the Chairperson and Lead Independent Director, as appropriate and reasonable. The Lead Independent Director, if any, will have a prominent role in our oversight, with broad purview and responsibilities to counterbalance and complement the role of the Chairperson, should they be a non-independent director.
Role of Our Board of Directors in Risk Oversight
Our Board of Directors is expected to take an active role in risk oversight, both as a full board and through its committees, each of which will have primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. In addition, the Audit Committee of our Board of Directors (the “Audit Committee”) is expected to have primary responsibility for overseeing the assessment of operational, financial, cybersecurity, legal, regulatory, strategic, ESG and reputational risks and our general risk management programs. While our management will be responsible for the day-to-day management of the various risks facing our operations, our Board of Directors, both as a full board and through its committees, will be responsible for monitoring management’s actions and decisions. As a part of its oversight responsibilities, our Board of Directors and, in particular, the Audit Committee, will regularly monitor management’s processes for identifying and addressing areas of material risk, including operational, financial, cybersecurity, legal, regulatory, strategic, ESG and reputational risks. In doing so, our Board of Directors and the Audit Committee will receive regular assistance and input from the other committees of our Board of Directors, as well as regular reports from members of senior management.
Selection of Nominees for Directors
The Nomination & Governance Committee and our other directors will be responsible for recommending nominees for membership to our Board of Directors. The director selection process will be described in detail in the Corporate Governance Guidelines. In determining candidates for nomination, the Nomination & Governance Committee will seek the input of the Chairperson and the Chief Executive Officer, and, in the event the positions of Chairperson and Chief Executive Officer are held by the same person, the Lead Independent Director. In addition, periodically our Board of Directors may engage a third-party search firm to assist in identifying candidates who have desired experience and expertise, and meet the qualification guidelines set forth in the Corporate Governance Guidelines. The Corporate Governance Guidelines will include qualification guidelines for directors standing for re-election and new candidates for membership on our Board of Directors. All candidates will be evaluated by the Nomination & Governance Committee using these qualification guidelines and any other factors the Nomination & Governance Committee deems relevant.
Committees of the Board of Directors
Effective upon the completion of the Spin-Off, our Board of Directors is expected to have four standing committees: an Audit Committee, a Compensation Committee, a Technology & Sustainability Committee and a Nomination & Governance Committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of the Stock Exchange as well as Swiss

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
laws, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors. Additionally, our Board of Directors may, from time to time, establish other committees to facilitate its oversight and management of our business and affairs.
Audit Committee
Our Audit Committee will be responsible for, among other things:
•
providing oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls and our audit process; and

•	overseeing our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.
Effective upon the completion of the Spin-Off, our Audit Committee will consist of    ,     and    , with     serving as chair. Rule 10A-3 under the Exchange Act and the rules of the Stock Exchange require that our Audit Committee have at least one independent member upon the listing of Company Shares, have a majority of independent members within 90 days of the date of this information statement and be composed entirely of independent members within one year of the date of this information statement. Our Board of Directors has affirmatively determined that     each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 under the Exchange Act and the rules of the Stock Exchange and each member of the Audit Committee also meets the financial literacy requirements of the Stock Exchange. In addition, our Board of Directors has determined that     will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors will adopt a written charter for the Audit Committee, which will be available on our principal corporate website at          substantially concurrently with the completion of the Spin-Off. The information contained on, or that can be accessed through, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part; we have included this website address solely as an inactive textual reference.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•	supporting the Board of Directors in establishing and reviewing our compensation strategy and guidelines;
•	supporting the Board of Directors in preparing the motions to the general meeting of shareholders regarding the compensation of the members of the Board of Directors and the Executive Committee; and
•
proposing to the Board of Directors the compensation policy for the Chief Executive Officer and the members of the Executive Committee, as well as the objectives for the respective current year for the Chief Executive Officer and the members of the Executive Committee.

Effective upon the completion of the Spin-Off, our Compensation Committee will consist of    , with     serving as chair. Our Board of Directors has determined that     each meet the definition of “independent director” for purposes of serving on the Compensation Committee under the rules of the Stock Exchange. All members of our Compensation Committee are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. Our Board of Directors will adopt a written charter for the Compensation Committee, which will be available on our principal corporate website at          substantially concurrently with the completion of the Spin-Off. The information contained on, or that can be accessed through, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part; we have included this website address solely as an inactive textual reference.
Nomination & Governance Committee
Our Nomination & Governance Committee will be responsible for, among other things:
•	identifying individuals qualified to become members of the Board of Directors and recommending director nominees to the Board of Directors for motions to the general meeting of shareholders;

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
•	succession planning for the Chief Executive Officer and members of the Executive Committee and recommending management nominees to the Board of Directors; and
•	developing and recommending corporate governance guidelines to the Board of Directors for approval.
Effective upon the completion of the Spin-Off, our Nomination & Governance Committee will consist of    , with     serving as chair. Our Board of Directors has determined that     each meet the definition of “independent director” for purposes of serving on the Nomination & Governance Committee under the rules of the Stock Exchange. Our Board of Directors will adopt a written charter for the Nomination & Governance Committee, which will be available on our principal corporate website at          substantially concurrently with the completion of the Spin-Off. The information contained on, or that can be accessed through, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part; we have included this website address solely as an inactive textual reference.
Technology & Sustainability Committee
Our Technology & Sustainability Committee will be responsible for, among other things, assisting the Board of Directors with its oversight relating to innovation, new technologies, sustainability, cybersecurity, and social responsibility matters.
Effective upon the completion of the Spin-Off, our Technology & Sustainability Committee will consist of    ,     and    , with     serving as chair. Our Board of Directors will adopt a written charter for the Technology & Sustainability Committee, which will be available on our principal corporate website at          substantially concurrently with the completion of the Spin-Off. The information contained on, or that can be accessed through, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part; we have included this website address solely as an inactive textual reference.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2023, we were not an independent company and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as members of our Board of Directors and our Executive Committee were made by Parent, as described in “Executive and Director Compensation—Compensation Discussion and Analysis.”
Family Relationships
There are no family relationships among any of our directors or executive officers.
Indemnification and Insurance
Subject to Swiss law, the New Articles provide for indemnification of the members of our Board of Directors and Executive Committee. Additionally, prior to the completion of the Spin-Off, we expect to enter into indemnification agreements with all of the members of our Board of Directors and Executive Committee that provide them and certain of their affiliated parties with additional indemnification and related rights. We also expect to purchase and maintain directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers. See “Description of Share Capital and New Articles—Indemnification of Directors and Officers.”
Code of Conduct and Ethics
Prior to the completion of the Spin-Off, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our principal corporate website at         . The information contained on, or that can be accessed through, any website we refer to in this information statement does not and will not constitute a part of this information

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
statement or the registration statement of which this information statement is a part; we have included this website address solely as an inactive textual reference. In addition, we intend to post on our website all disclosures that are required by law or the rules of the Stock Exchange concerning any amendments to, or waivers from, any provision of the code.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
EXECUTIVE AND DIRECTOR COMPENSATION
At the time of the submission of this information statement, we have not determined who will be our named executive officers or our directors following the completion of the Spin-Off. We are currently in the process of determining our named executive officers and directors. We are also in the process of determining the composition of our Compensation Committee and the philosophy and design of our compensation plans and programs.
We will identify our named executive officers and directors and include the relevant disclosures relating to their past and future compensation, including the employment of our named executive officers, arrangements of our named executive officers and descriptions of our equity incentive plan and awards to be granted thereunder in an amendment to the registration statement of which this information statement is a part.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
We expect to establish a written policy that will require the members of the Board of Directors and Executive Committee to report any transaction that could constitute a related person transaction prior to undertaking the transaction. We will include a description of this policy in an amendment to the registration statement of which this information statement is a part. In addition, the Organizational Regulations provide for rules on conflicts of interest. See “Description of Share Capital and New Articles—Conflicts of Interest.”
Agreements with Parent
Following the completion of the Spin-Off, Parent and the Company will be independent, publicly traded companies. Parent will not own any Company Shares, and we expect that the relationship between Evertect and Holcim will be governed by, among others, a Separation and Distribution Agreement and the following ancillary agreements: (i) the Transition Services Agreement (as defined in “—Transition Services Agreement”), (ii) the Tax Matters Agreement (as defined in “—Tax Matters Agreement”), (iii) the Employee Matters Agreement (as defined in “—Employee Matters Agreement”), (iv) the IP Cross-License Agreement (as defined in “—IP Cross-License Agreement”), (v) the Trademark Cross-License Agreement (as defined in “—Trademark Cross-License Agreement”), (vi) certain commercial agreements and (vii) the other agreements to be entered into to effectuate, or in connection with, the Spin-Off (collectively, the “Ancillary Agreements”). These agreements will provide for the allocation between us and Holcim of Holcim’s and our assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-Off, and in the case of commercial agreements, govern the relationship between Evertect and Holcim for certain commercial services. We are continuing to assess our approach to insurance following the Spin-Off. Additional information about our insurance program will be included in an amendment to the registration statement of which this information statement is a part.
The agreements described below are filed as exhibits to the registration statement of which this information statement is a part, and the summaries below set forth the current terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the Spin-Off have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to the Distribution.
The Separation and Distribution Agreement
In connection with the Spin-Off, the Company and Parent will enter into a separation and distribution agreement (the “Separation and Distribution Agreement”). The Separation and Distribution Agreement will set forth our agreement with Parent regarding the principal transactions necessary to separate us from Holcim. It will also set forth other agreements that govern certain aspects of our relationship with Holcim after the completion of the Distribution. We intend to enter into the Separation and Distribution Agreement immediately before the Distribution.
Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed, and contracts to be assigned to each of us and Holcim as part of the reorganization of Holcim, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments will have already occurred prior to our entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:
•
All assets constituting “Evertect Assets” will be retained by or transferred to us or one of our subsidiaries. “Evertect Assets” consist of, among other things, assets primarily related to the Evertect Business, certain subsidiaries of Parent, all rights, claims, causes of action and credits to the extent related to any assets or liabilities allocated to us and certain owned and leased real properties designated as Evertect Assets. All assets of Parent that are not Evertect Assets will be retained by or transferred to Parent or one of its other subsidiaries. These retained assets include, among others, certain owned and leased real properties, certain equity interests and all rights, claims, causes of action and credits to the extent related to any assets or liabilities allocated to Parent.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
•
Parent will transfer to us, and we will assume, certain liabilities (the “Evertect Liabilities”), whether accrued or contingent, and whether arising prior to, at or after the Distribution, including all liabilities, including environmental liabilities, to the extent relating to or arising out of or resulting from the operation or conduct of the Evertect Business or Evertect Assets, as conducted at any time prior to, on or after the Distribution. The Evertect Liabilities also include liabilities relating to, arising out of or resulting from any registration statement or similar disclosure document related to the Spin-Off or the Debt Financing Transactions (including the registration statement of which this information statement is a part) other than statements that expressly relate to the Holcim Business, and liabilities related to sales of certain products specified in the Separation and Distribution Agreement prior to the Distribution aligned with the Evertect Business. Parent will retain all other liabilities, including environmental liabilities, to the extent relating to or arising out of or resulting from the operation or conduct of the Holcim Business or assets, liabilities relating to, arising out of or resulting from any of Parent’s disclosure documents (including the Parent Shareholder Meeting Materials and other ad hoc Parent disclosures) or any statement that expressly relates to the Holcim Business in any registration statement or similar disclosure document related to the Spin-Off and filed on or prior to the Ex-Dividend Date (including the registration statement of which this information statement is a part) and liabilities related to any sales of certain products specified in the Separation and Distribution Agreement prior to the Distribution aligned with the Holcim Business.

•
Except as otherwise provided in the Separation and Distribution Agreement or any Ancillary Agreement, Parent will be responsible for any third-party costs and expenses incurred on or prior to the Spin-Off by Parent or Evertect in connection with the Spin-Off (including, without limitation, costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the Separation) that remain unpaid as of the Ex-Dividend Date.

The allocation of liabilities for payroll taxes and reporting and other employee tax matters is covered by the Employee Matters Agreement and the allocation of liabilities for all other taxes is covered by the Tax Matters Agreement. See “—Employee Matters Agreement” and “—Tax Matters Agreement,” respectively.
Except as expressly set forth in the Separation and Distribution Agreement or any Ancillary Agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks associated with any conveyances that prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.
Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the Ancillary Agreements may be, and following the Separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation. See “Risk Factors—Risks Relating to the Spin-Off—In connection with the Separation, Parent will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Parent’s ability to satisfy its indemnification obligation will not be impaired in the future.”
The Distribution. The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the Distribution. Prior to approval by holders of a majority of Parent Shares represented at the Parent Shareholder Meeting, Parent will have sole and absolute discretion to determine whether, when and on what basis to proceed with all or part of the Distribution.
Conditions. The Separation and Distribution Agreement will provide that the Distribution will require several conditions be met or waived prior to the consummation of the Distribution. For further information regarding the conditions to the Distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”
Releases and Indemnifications. Except as otherwise provided in the Separation and Distribution Agreement or any Ancillary Agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from or relating to any acts or events occurring or failing to occur or

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. The releases will not extend to obligations or liabilities under any agreement between the parties that is not to terminate as of the Distribution. In addition, the Separation and Distribution Agreement will provide for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of the Evertect Business with us and financial responsibility for the obligations and liabilities of the Holcim Business with Parent. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:
•	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;
•
the failure of a party or its subsidiaries to pay, perform or otherwise promptly discharge any liability assumed or retained pursuant to the Separation and Distribution Agreement in accordance with their respective terms; and

•	any breach by such party or its subsidiaries, following the Spin-Off, of the Separation and Distribution Agreement or any Ancillary Agreement.
Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the party being indemnified. The Separation and Distribution Agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed solely by the Tax Matters Agreement.
Legal Matters. Except as otherwise set forth in the Separation and Distribution Agreement (or as further described below), each party to the Separation and Distribution Agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters.
Dispute Resolution. If a dispute arises with Holcim arising out of or relating to the Separation and Distribution Agreement or any Ancillary Agreement or the transactions contemplated thereby and the parties are unable to resolve the dispute in this manner, either party may submit the dispute to arbitration administered by the International Chamber of Commerce (the “ICC”) for final and binding determination. The dispute will be exclusively and finally determined by arbitration by a panel of three arbitrators, and the seat of arbitration will be    . In certain cases, an emergency arbitrator appointed pursuant to the ICC Rules of Arbitration or a court of competent jurisdiction may issue provisional remedies, subject to modification or vacation by the arbitral tribunal.
Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation and Distribution Agreement include access to information, confidentiality, treatment of shared contracts, any transfers to be completed following the Distribution and the receipt of any related third-party consents, access to insurance policies and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
In connection with the Spin-Off, the Company and Parent will enter into a transition services agreement (the “Transition Services Agreement”) that will govern certain services to be provided by Holcim to us, and by us to Holcim, to help facilitate our and Holcim’s respective transitions to standalone businesses. The charges for such services are generally intended to allow the service provider to recover all of its direct and indirect costs, and may include a reasonable markup of such costs. The services to be provided by and to either us or Holcim will principally be set forth in one or more schedules attached to the Transition Services Agreement, and will include services currently being provided by us or Holcim to the other that we and Holcim will need to continue receiving following the Spin-Off to operate our respective businesses, including information technology, human resources, payroll, tax and real estate-related services, among others. The services to be provided under the Transition Services Agreement will be provided for a specified period of time depending on the type and scope of services to be provided, up to two years from the effective date of the Transition Services Agreement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Tax Matters Agreement
In connection with the Spin-Off, the Company and Parent will enter into a tax matters agreement (the “Tax Matters Agreement”) that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
The Tax Matters Agreement will among others provide special rules that allocate tax liabilities in the event the Distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes or tax-neutral for Swiss tax purposes. Under the Tax Matters Agreement, we will generally agree to indemnify Parent and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and certain related transactions, to the extent caused by any representation by us being incorrect or an acquisition of our shares or assets or by any other action undertaken or failure to act by us. This indemnification will apply even if Parent has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described below.
Employee Matters Agreement
In connection with the Spin-Off, the Company and Parent will enter into an employee matters agreement (the “Employee Matters Agreement”) to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The Employee Matters Agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. The Employee Matters Agreement will also govern the treatment of equity-based awards granted by Parent prior to the Separation. See “The Separation and Distribution—Treatment of Equity Incentive Arrangements.”
The Employee Matters Agreement will provide that, following the Distribution, Evertect Employees generally will no longer participate in beneﬁt plans sponsored or maintained by Parent and will instead participate in beneﬁt plans maintained by the Company.
The Employee Matters Agreement also will set forth the general principles relating to employee matters relating to the Spin-Off, including with respect to the assignment and transfer of relevant employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory ﬁlings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.
The Employee Matters Agreement will also govern the treatment of Parent Equity Awards granted by Parent prior to the Spin-Off. See “The Separation and Distribution—Treatment of Equity Incentive Arrangements.”
IP Cross-License Agreement
In connection with the Spin-Off, the Company and Parent will enter into an intellectual property cross-license agreement (the “IP Cross-License Agreement”), which agreement will set forth the terms and conditions pursuant to which we and Holcim will each grant and receive licenses to and from the other under patents, technology and related intellectual property to use in all fields of business. We and our affiliates will license to Parent, and Parent and Parent’s affiliates will license to us, certain patents, know-how and copyrights used or held for use in Parent’s and our respective businesses as of the date of the Separation. Each respective license will be non-exclusive, fully paid-up (without the obligation to pay any royalties), worldwide, perpetual, irrevocable, non-terminable (except with respect to certain change-of-control events), and worldwide.
Trademark Cross-License Agreement
In connection with the Spin-Off, we and Parent will enter into a trademark cross-license agreement (the “Trademark Cross-License Agreement”) to provide us time to phase out use of certain names, trademarks and brands owned by Parent, and to provide Parent time to phase out use of certain names, trademarks and brands owned by us. Under the Trademark Cross-License Agreement, Parent will license to us certain trademarks related to the “Holcim” and “Lafarge” names and brands and certain other trademarks owned by Parent for certain of our products and/or services, which license will be exclusive (including as against Parent) in certain jurisdictions in which we operate, subject to certain exceptions to exclusivity. In addition, we will license to Parent certain trademarks and brands owned by us for products and services of Parent and its affiliates, which license will be exclusive (including as against

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
us) in certain jurisdictions in which Parent operates, subject to certain exceptions to exclusivity. We and Parent will be required to use such names, trademarks and brands in a manner consistent with historical quality levels and not in a manner that would tarnish or otherwise adversely affect the reputation of the names, trademarks and brands, and each of us and Holcim, as a licensor, will have certain quality control rights with respect to the names, trademarks and brands licensed by such licensor. Such licenses will be obtained without additional consideration, and will last for up to thirty (30) months from the effective date of the Trademark Cross-License Agreement, unless earlier terminated for uncured material breach by the applicable licensee or a change of control of the licensee.
Commercial Agreements
In connection with the Spin-Off, we and Parent expect to enter into certain commercial agreements. We have not yet finalized the terms of these commercial agreements, but we intend to include additional details about the terms of all material agreements in a future amendment to the registration statement of which this information statement is a part.
Indemnification of Directors and Officers
Prior to the completion of the Spin-Off, we expect to enter into indemnification agreements with all of the members of our Board of Directors and Executive Committee that provide them and certain of their affiliated parties with additional indemnification and related rights. See “Description of Share Capital and New Articles—Indemnification of Directors and Officers.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Company Shares as of    , both before and after giving effect to the completion of the Spin-Off, by:
•	each person or group of affiliated persons known by us to own beneficially more than 5% of Company Shares;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our directors, director nominees and executive officers as a group.
The amounts and percentages of Company Shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power over such security, which includes the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the Company Shares beneficially owned by them.
A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding and to be beneficially owned by such person for the purposes of computing the ownership and percentage ownership of such person, but are not deemed to be outstanding for purposes of computing the ownership or percentage ownership of any other person, except with respect to the ownership and percentage ownership of all directors, director nominees and executive officers as a group.
The information set forth below regarding the beneficial ownership for Parent has been furnished by Parent. Unless otherwise indicated in the footnotes to the following table, the address of each of our directors, director nominees, named executive officers and principal shareholders listed below is Grafenauweg 10, 6300 Zug, Switzerland.

	Company Shares Beneficially Owned
	Before the Spin-Off		After the Spin-Off
Name of Beneficial Owner	Number	%	Number	%
Directors, Director Nominees and Named Executive Officers

All directors, director nominees and executive officers as a group ( persons)

Principal Shareholders
Parent		100%		0%
Thomas Schmidheiny		0%

*	Denotes less than 1.0% of beneficial ownership.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
DESCRIPTION OF CERTAIN INDEBTEDNESS
In connection with the Spin-Off, we expect to enter into financing arrangements of approximately $   . See “The Separation and Distribution—Debt Financing Transactions.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
DESCRIPTION OF SHARE CAPITAL AND NEW ARTICLES
We are organized as a Swiss corporation. In connection with the Spin-Off, we will adopt new articles of association (the “New Articles”). The following is a summary of the expected material terms that will be contained in the New Articles. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the New Articles or the applicable provisions of Swiss law, and are qualified by reference to the full text of the New Articles and the applicable provisions of Swiss law. The full text of the New Articles, in substantially the form expected to be in effect following the Spin-Off, is attached as an exhibit to the registration statement of which this information statement is a part.
General
Issued Share Capital
Immediately following the Spin-Off, our issued share capital registered in the Commercial Register of the Canton of Zug (Switzerland) (the “Zug Commercial Register”) will be up to $   , divided into up to     shares with a nominal amount (par value) of $    each. All of our outstanding ordinary shares, when issued, will be validly issued and fully paid.
Capital Band
According to the New Articles, our Board of Directors will be authorized to increase our share capital to a maximum of $    and/or reduce it to a minimum of $    without a shareholder vote. This capital band will expire after five years, at which point a new capital band must be approved by shareholders before our Board of Directors may increase and/or reduce our share capital under a capital band.
In case of a capital increase, the Board of Directors determines the amount of share capital to be issued, the date of issue, the type of contributions, the conditions governing the exercise of subscription rights and the commencement of dividend entitlement.
In case of a capital reduction, the Board of Directors determines the number of shares to be canceled and the use of the reduction amount.
Conditional Share Capital
The New Articles will also provide for a conditional share capital, whereby our share capital may be increased by up to $    through the issuance of registered shares upon the exercise of rights or entitlements to acquire shares which are granted (i) to shareholders of the Company, (ii) to employees or members of the board of directors of the Company or its consolidated subsidiaries or other entities in which we have a direct or indirect stake of at least 50%, (iii) in connection with bonds or similar instruments, including convertible bonds or bonds with warrants, loans or other financing instruments of the Company or its consolidated subsidiaries or (iv) to any persons (whether shareholders or third parties).
Preemptive Rights
Swiss law provides that any issuance of Company Shares, whether for cash or non-cash consideration, is subject to the prior approval of shareholders at a general meeting of shareholders. Shareholders are granted certain preemptive rights to subscribe for new issues of Company Shares and advance subscription rights to subscribe for warrants, convertible bonds or similar debt instruments with option rights in proportion to the nominal amount (par value) of Company Shares held. Generally, a resolution adopted at a general meeting of shareholders by holders of two-thirds of the votes represented at the meeting is required to restrict or suspend preemptive rights.
According to the New Articles, in the case of a capital increase under the capital band, the Board of Directors will, under certain circumstances, be authorized to withdraw or limit the subscription rights of shareholders, wholly or in part, and to allocate subscription rights to individual shareholders, third parties or one of our controlled companies. Such circumstances include the use of the new shares (i) to acquire companies or parts thereof or to finance or refinance such transactions, for the conversion of loans or securities into shares, for the financing of new investment projects, (ii) to extend the shareholder base in connection with the listing of Company Shares on a stock exchange to increase the free float or for investment by strategic partners, (iii) for the issuance of Company Shares in financing transactions in the international capital markets, (iv) for raising equity capital in a swift and flexible

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
manner; (v) for the participation of members of the Board of Directors, Executive Committee, employees or other service providers for up to    % of our share capital registered in the Zug Commercial Register at the time of the respective resolution; and (vi) for other important reasons in accordance with Swiss law.
In addition, preemptive rights of existing shareholders are excluded for capital increases out of conditional share capital as described in “Description of Share Capital and New Articles—General—Conditional Share Capital.”
Form of Shares
Company Shares will have a nominal amount (par value) of $    each. Company Shares will rank pari passu with each other in all respects, including entitlement to potential dividends, the right to share in the liquidation proceeds in case of liquidation of the Company and preemptive rights.
Company Shares will be issued as uncertificated securities within the meaning of article 973c of the Swiss Code of Obligations (Schweizerisches Obligationenrecht) (the “Swiss Code”). In accordance with article 973c of the Swiss Code, Evertect will maintain a register of uncertificated securities (Wertrechtebuch).
Company Share Register and Registration Restrictions
Company Shares will be in registered form (Namenaktien). The Company will have a share register (the “Company Share Register”) maintained by     (the “Share Registrar”) in which the owners, usufructuaries and nominees of Company Shares will be registered with name, first name, domicile, address and nationality (in case of legal entities the registered seat). Only those shareholders, usufructuaries or nominees directly registered in the Company Share Register will be recognized as the Company’s shareholders, usufructuaries or nominees. Voting rights may only be exercised by holders of Company Shares registered with voting rights in the Company Share Register. Acquirors of Company Shares from holders that are registered in the Company Share Register should file a registration form with the Share Registrar.
The Board of Directors may register in the Company Share Register nominees (including central securities depositaries such as DTC) with the right to vote if the nominee has entered into an agreement with the Company concerning its status, and further provided that the nominee is subject to a recognized bank or financial market supervision. The Board of Directors may, in special cases, allow exemptions from the rules concerning nominees.
The Board of Directors may delete entries in the Company Share Register retroactively as of the date of the entry, if the registration has been made on the basis of false information. The Board of Directors may give the registered shareholder or nominee the opportunity to be heard in advance of such deletion, but in either case the Board of Directors must inform the registered shareholder or nominee without delay about the deletion.
Forms of Holding Company Shares
Company Shares may be held in the following forms:
•
Company Shares held in the name of Cede & Co. Holders may hold their entitlements to Company Shares in uncertificated form through DTC, through custody accounts with custodian banks or brokers that are direct participants in DTC. Such shares will be held in the name of Cede & Co. on the books of the Share Registrar. Such holders’ entitlements to Company Shares will be recorded in the records of their custodian bank or broker. Such holders may effect the transfer of their entitlements to Company Shares through their custodian bank or broker and will receive written confirmations of any purchase or sales of Company Shares and any periodic account statements from such custodian bank or broker.

•
Company Shares directly registered on the Company Share Register. Holders may directly hold their Company Shares in the form of uncertificated shares registered in the names of such holders in the Company Share Register. Holders will receive periodic account statements from the Share Registrar evidencing their holding of Company Shares. Through the Share Registrar and by observing the transfer requirements of Company Shares, holders may effect transfers of Company Shares to others, including to custodian banks or brokers that are participants in DTC.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Transfer of Shares
Under Swiss law, any disposition of uncertificated shares (including any transfer of title or the creation of a usufruct or pledge) must be effected by way of a written declaration of assignment and requires, as a condition for its validity, notice to be given to the Company, for which the Company may prescribe the use of applicable forms. This will apply to Company Shares registered in the Company Share Register, and shareholders acquiring such Company Shares should use the forms provided by the Share Registrar.
Voting Rights and Voting Restrictions
Voting Rights
Each Company Share is entitled to one vote at general meetings of shareholders of the Company. However, voting rights may only be exercised by holders of Company Shares registered with voting rights in the Company Share Register on the record date for the relevant general meeting of shareholders and subject to the voting restrictions in the New Articles. We expect to make certain arrangements with DTC to facilitate the exercise of voting rights, by way of proxy, by beneficial owners holding their Company Shares through custodian banks or brokers that are participants in DTC. Holders of Company Shares held with a custodian bank or broker through DTC should contact their bank or broker for more information on how to exercise their voting rights.
Voting Restrictions
The New Articles provide that no person may, directly or indirectly, formally, constructively or beneficially own or otherwise control voting rights with respect to    % or more of our share capital (as registered in the Zug Commercial Register) at any time prior to the annual general meeting of shareholders in 2028. If the Board of Directors refuses to register any person in the Company Share Register as a shareholder with voting rights on the grounds that the maximum voting limit would be exceeded, the Board of Directors will notify such person within 20 days of the Company’s receipt of their application to be recorded in the Company Share Register as a shareholder with voting rights, and such person will instead be entered into the Company Share Register as a shareholder without voting rights until the annual general meeting of shareholders in 2028. If a shareholder is not registered with voting rights in the Company Share Register, such shareholder may not exercise the voting rights connected with their Company Shares or other rights associated with the voting rights (such as requests for information at the general meeting of shareholders); however, the right to receive dividends and liquidation proceeds remains.
Legal entities linked to one another through capital, voting rights, management or in any other manner, as well as all natural persons or legal entities bound by contract, forming a syndicate or otherwise acting in concert to circumvent this voting restriction shall be counted as one shareholder. The Board of Directors has the authority to interpret the respective provisions of the New Articles and to determine the ownership of Company Shares by any person so as to fully implement the voting restriction.
This voting restriction does not apply to central securities depositaries such as DTC, and their nominees such as Cede & Co., except to the extent that the voting rights represented by Company Shares held in the name of a central securities depositary or its nominee are attributable to a beneficial owner who would, if such beneficial owner was directly registered in the Company Share Register, be subject to such restriction.
General Meetings of Shareholders
Convocation of General Meetings of Shareholders
Under Swiss law and the New Articles, an annual general meeting of shareholders must be held within six months after the end of each fiscal year. Pursuant to the New Articles, general meetings of shareholders are convened by the Board of Directors upon notice published in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt) at least 20 days before the date of the meeting. Holders of Company Shares that are registered in the Company Share Register may also be informed by regular mail to the address maintained in the Company Share Register, by email or in other form that the Board of Directors deems appropriate. See “—Communications to and Inspection Rights of Shareholders.”
Extraordinary general meetings of shareholders may be convened by the Board of Directors when required, upon request of the auditors or upon resolution of shareholders at a general meeting of shareholders. In addition, a general meeting of shareholders may be convened by one or several shareholders together representing at least 5% of the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
issued share capital or at least 5% of the Company Shares with voting rights. They must do so in writing, stating the agenda item and the proposal, and in the case of elections, the names of the proposed candidates. In this case, the Board of Directors has to convene the meeting within 60 days.
Shareholders representing at least 0.5% of the issued share capital or of the voting rights may request that items be put on the agenda or that a proposal relating to an agenda item be included in the notice convening the meeting, provided the request is submitted to the Board of Directors at least 90 calendar days in advance of the relevant general meeting. According to the New Articles, each request submitted by a shareholder for inclusion of an agenda item must be in written form and include with respect to each agenda item: (i) a brief description of the business desired to be brought before the general meeting and the reasons for conducting such business at the general meeting; (ii) the name and address, as they appear in the Company Share Register, of the shareholder(s) proposing such business; (iii) the number of Company Shares which are legally or beneficially owned by such shareholder, and the dates upon which the shareholder acquired such shares; and (iv) all other information required under the applicable laws, regulations and stock exchange rules. Nominations for the election of a member of the Board of Directors submitted by a shareholder shall be admitted if (i) the nominating shareholder provides certain specified information and information reasonably requested by the Company and (ii) the nominee completes written questionnaires and provides information for purposes of determining independence and his or her relationship (including financial arrangements) with the nominating shareholder.
No resolutions may be passed on motions concerning agenda items for which no proper notice was given, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special audit upon a shareholders’ request. No prior notice is required to submit motions relating to items already on the agenda and to discuss matters on which no resolution is to be taken.
The general meetings of shareholders will be chaired by the Chairperson, or in their absence, by the vice-chair or by another member of the Board of Directors as appointed by the Board of Directors.
The New Articles allow the Board of Directors to decide that shareholders who cannot be present at the venue of the general meeting of shareholders may exercise their rights through electronic means. The Board of Directors may also order that the general meeting of shareholders be held electronically without a venue.
Powers of the General Meeting of Shareholders
The general meeting of shareholders is the supreme corporate body of a Swiss company. Under Swiss law and the New Articles, shareholders (acting at a general meeting of shareholders) have the following inalienable powers:
•	amending the New Articles;
•	resolving a merger or the dissolution of the Company;
•
approving the annual management report prepared pursuant to Swiss law, the annual consolidated financial statements and the annual report regarding non-financial matters prepared pursuant to Swiss law;

•	approving our annual standalone financial statements prepared pursuant to Swiss law;
•	approving the use of our net income (as reported on our annual standalone financial statements prepared pursuant to Swiss law), including to declare dividends;
•	approving interim dividends and our interim financial statements required for this purpose;
•	resolving the repayment of the Company’s statutory capital reserves;
•	approving the compensation of the Board of Directors and the Executive Committee;
•	electing and removing members of the Board of Directors, the Chairperson, the members of the Compensation Committee, the auditors and the independent proxy;
•	granting discharge of liability to the members of the Board of Directors and management;
•	deciding on the delisting of Company Shares; and
•
passing resolutions on all matters reserved to it by law or the New Articles or which are submitted to the general meeting of shareholders by the Board of Directors (subject to the inalienable powers of the Board of Directors) or the auditors.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Quorum and Majority Requirements
The New Articles do not prescribe that a particular quorum of shareholders would be required for general meetings of shareholders to be validly held.
Except where Swiss law or the New Articles provide otherwise, the general meeting of shareholders passes its resolutions and performs elections with the absolute majority of the votes validly represented at the respective meeting. As a result, abstentions have the effect of votes against proposals. Resolutions are taken and elections conducted either by a show of hands or by electronic voting, unless the general meeting of shareholders decides for, or the Chairperson orders, a secret ballot.
According to Swiss law, a resolution approved by holders of at least two-thirds of the votes represented at a general meeting of shareholders is required for: (i) the alteration of the purpose of the Company; (ii) a consolidation of shares, unless the approval of all affected shareholders is required; (iii) a capital increase out of the Company’s equity, against contributions in kind or by way of set-off against a receivable and the grant of special rights; (iv) a restriction or suspension of subscription rights; (v) an introduction of conditional share capital or a capital band; (vi) an introduction of restrictions on the transfer of shares registered in the Company Share Register and the removal of such restrictions; (vii) the creation of shares with privileged voting powers; (viii) a change of currency of the share capital; (ix) the introduction of the deciding vote for the Chairperson at the general meetings of shareholders; (x) the introduction or removal of a provision in the New Articles allowing to hold the general meetings abroad; (xi) the delisting of the Company Shares; (xii) the change of location of the registered seat of the Company in Zug, Switzerland; (xiii) the inclusion of arbitral clauses in the New Articles; (xiv) resolving the merger, demerger or conversion of the Company according to the Swiss Merger Act; and (xv) the dissolution of the Company. In addition, as per the New Articles, a resolution approved by holders of at least two-thirds of the votes represented at a general meeting of shareholders is also required for the removal of the voting restrictions set forth in the New Articles and the dismissal of members of our Board of Directors. Provisions of the New Articles which require higher majorities for the passing of certain resolutions than provided by law can only be adopted and removed with that same majority.
Use of Proxies; Independent Proxy
Holders of Company Shares may be represented at a general meeting of shareholders by a legal representative, by a representative of their choice (by means of a written proxy) or by the independent proxy. An independent proxy is elected annually at a general meeting of shareholders, for a term of office lasting until completion of the next annual general meeting of shareholders. If a situation arises where we do not have an independent proxy, the Board of Directors shall appoint the independent proxy for the next general meeting of shareholders.
Swiss law prohibits the representation of shareholders by corporate officers or other company representatives, as well as the institutional representation of shareholders by custodians. The Swiss Code further provides that a company’s board of directors must ensure that shareholders are able to electronically grant proxies and instruct the independent proxy on both (i) the agenda items included in the invitation to the general meeting of shareholders and (ii) new motions which were not disclosed in the invitation to the general meeting of shareholders. The independent proxy is obliged to exercise the voting rights granted by shareholders only in accordance with shareholder instructions. The independent proxy must treat the shareholder instructions confidentially until the general meeting of shareholders, except that the independent proxy may, no earlier than three days before the general meeting of shareholders, report the instructions in aggregated form to the company.
Communications to and Inspection Rights of Shareholders
We will make official publications in the Swiss Official Gazette of Commerce (currently: https://www.shab.ch). The Board of Directors may specify additional means of publication.
Notices to shareholders may be made either by official publications or by regular mail or email to the addresses recorded in the Company Share Register, or in any other form that the Board of Directors deems appropriate.
The annual report (including the management report, the consolidated annual financial statements and standalone annual financial statements prepared pursuant to Swiss law) and the auditors’ report, as well as the annual report regarding non-financial matters prepared pursuant to Swiss law, must be made available to shareholders at least 20 calendar days prior to the annual general meeting of shareholders.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Under Swiss law, a shareholder may also, upon request submitted to the Company, inspect the minutes of general meetings of shareholders. In addition, the resolutions and results of elections, including the numbers of votes (ratios), must be made available electronically to the shareholders within 15 days of the respective general meeting of shareholders. At general meetings, shareholders may further request information from the Board of Directors regarding the business and operations of the company and may request information from the company’s auditors regarding the performance and results of their examination of the company’s financial statements. The company may refuse to provide certain requested information to a shareholder if, in its opinion, the disclosure of the requested information would reveal confidential business secrets or infringe other protected interests. Such refusal must be justified in writing.
Shareholders holding in aggregate at least 5% of the issued share capital or at least 5% of the Company Shares with voting rights have the right to inspect, at any time, company ledgers and files. The Board of Directors needs to respond to such inspection request within four months after receipt of such request. Denial of the request needs to be justified in writing. In case an inspection or information request is denied by the Board of Directors, shareholders may, within 30 days after such denial, petition for a court to order an inspection or release of information to the shareholder.
Shareholders’ Right to Bring Derivative Actions
Under Swiss law, an individual shareholder may bring an action in the shareholder’s own name, but for the benefit of the company, against the company’s directors, officers or liquidators, which seeks to recover any damages the company has suffered due to the intentional or negligent breach of their duties by such directors, officers or liquidators.
Dividends and Distributions
Under Swiss law, we may only pay dividends if (i) we have sufficient net income from the immediately preceding fiscal year, (ii) we have brought forward net income from prior fiscal years or (iii) we have otherwise freely distributable reserves, each as evidenced by our audited annual standalone financial statements prepared pursuant to Swiss law, after allocations of net income to statutory retained earnings as required by Swiss law and by our New Articles.
Reserves are generally booked either as statutory retained earnings, voluntary retained earnings or statutory capital reserves (which include capital reserves from tax capital contributions). Swiss law requires that we book at least 5% of our net income in each year (as reported on our annual standalone financial statements prepared pursuant to Swiss law) as statutory retained earnings for so long as our statutory capital reserves and statutory retained earnings amount to less than 20% of our paid-in share capital registered in the Zug Commercial Register. Swiss law and the New Articles permit the Company to book excess net income as voluntary retained earnings (i.e., to accrue additional freely distributable reserves).
A statutory net loss (as reported in our annual standalone financial statements prepared pursuant to Swiss law) in any fiscal year or loss carryover would reduce the amount of our freely distributable reserves. Furthermore, if we purchase Company Shares, it would reduce the amount of our freely distributable reserves in an amount corresponding to the purchase price of such repurchased shares. Finally, Swiss law, under certain circumstances, requires the creation of revaluation reserves, which would further reduce our freely distributable reserves.
Under Swiss law, dividends are proposed by the Board of Directors and require approval by shareholders at a general meeting of shareholders. The Company’s auditors must also confirm that the dividend proposal is in accordance with Swiss law and the New Articles. To the extent approved, dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment. Dividends are paid to shareholders in proportion to the par value of the relevant shares held. There are no dividend restrictions or special procedures for Non-Resident Shareholders under Swiss law or the New Articles. Dividends that have not been claimed within five years after the dividend date are booked as statutory retained earnings.
For a description of certain tax considerations, including withholding taxes, in relation to dividend payments, see “Material U.S. Federal Income Tax Consequences of the Ownership of Company Shares—Taxation of Dividends” and “Risk Factors—Risks Relating to the Ownership of Company Shares—Dividends on Company Shares may subject our shareholders to Swiss withholding tax.”

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Repurchase of Company Shares
Swiss law limits the right of a company to hold or repurchase its own shares. We may purchase Company Shares only if and to the extent that (i) the Company has freely distributable reserves in the amount of the purchase price and (ii) the aggregate nominal amount (par value) of all Company Shares we hold does not exceed 10% of our share capital registered in the Zug Commercial Register. However, it is accepted that we may repurchase Company Shares beyond the statutory limit of 10% if the repurchased Company Shares are clearly earmarked for cancellation and such repurchase has been approved by our shareholders. Furthermore, according to Swiss accounting rules (which apply to our annual standalone financial statements prepared pursuant to Swiss law), we are required to recognize a minus position for Company Shares acquired by us, and if our subsidiaries acquire Company Shares, we are required to create a special reserve on our balance sheet, in each case in the amount of the purchase price of Company Shares acquired.
Company Shares held by us or our subsidiaries do not carry any voting rights at general meetings of shareholders, but are entitled to the economic benefits, including dividends, preemptive rights in share capital increases and advance subscription rights in the case of issuance of debt instruments with option rights, applicable to Company Shares generally.
Under the Swiss Code, we may not cancel Company Shares held in treasury without approval by our shareholders at a general meeting of shareholders.
Ordinary Capital Increase, Capital Band and Conditional Share Capital
Under Swiss law, the share capital of a company may be increased in consideration for contributions in cash by a resolution approved by holders of a majority of the votes cast at a general meeting of shareholders. An increase of the share capital against a consideration out of equity, against contributions in kind or by way of set-off against a receivable or the grant of special rights, or a share capital increase involving the exclusion of the preemptive rights of the shareholders, requires a resolution approved by holders of two-thirds of the votes represented (in person or by proxy) at the general meeting of shareholders.
Furthermore, under Swiss law, the shareholders of a company may empower its board of directors, by passing a resolution in the manner described in the preceding sentence, to issue shares of a specific aggregate nominal amount (up to a maximum amount of 50% of the share capital registered in the Zug Commercial Register at the time of the introduction of the conditional share capital) in the form of conditional share capital for the purpose of issuing shares to grant, among other things, (i) conversion rights or warrants to holders of convertible bonds or (ii) rights to employees of a company or affiliated companies to subscribe for new shares. The shareholders of a company at a general meeting of shareholders may also authorize its board of directors to increase or reduce the company’s share capital by introducing a capital band into the company’s articles of incorporation, at any time within a maximum of five years, by a maximum amount of up to 50% of the issued share capital as recorded in the Zug Commercial Register at the time of the introduction of the capital band. See “Description of Share Capital and New Articles—General.”
Liquidation Rights
Under Swiss law, a company may be dissolved at any time by way of liquidation, or in the case of a merger under the Swiss Merger Act, based on a resolution approved by holders of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal amount (par value) of the shares represented at such meeting.
Dissolution and liquidation by court order is also possible if, among other things, (i) the company becomes bankrupt or (ii) shareholders holding at least 10% of the company’s share capital or voting rights so request for important reasons. Under Swiss law, any net proceeds arising out of a liquidation (after settlement of all the claims of the company’s creditors) are distributed in proportion to the paid-up nominal amount (par value) of shares held. Such proceeds are subject to Swiss withholding tax, except to the extent such proceeds are paid out of share capital (reducing the nominal amount (par value) of the Company Shares) or capital reserves from tax capital contributions (as reported on the company’s annual standalone financial statements prepared pursuant to Swiss law).

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Conflicts of Interest
Under Swiss law, the members of a company’s board of directors and executive committee must notify the board of directors immediately and fully of conflicts of interest affecting them, and the company’s board of directors shall take the necessary measures to safeguard the interests of the company. In addition, the Swiss Code requires directors and senior management to safeguard the interests of the company and imposes a duty of loyalty and a duty of care on its directors and officers. The directors and officers are personally liable to the company for breach of these provisions. Swiss law also provides that payments by a company to a shareholder or a director or any person associated with them (other than on arm’s length terms) must be repaid to the company if such shareholder or director was acting in bad faith. Furthermore, if, in connection with the conclusion of a contract, a company is represented by the person with whom it is concluding the contract, such contract must be in writing (unless the contract relates to daily business matters and the value of the company’s performance obligations under the contract does not exceed CHF 1,000).
The Organizational Regulations also provide for rules on conflicts of interest. Pursuant to the Organizational Regulations, members of the Board of Directors and the Executive Committee shall arrange their personal and business affairs so as to avoid an actual or potential conflict of interest. Each member of the Board of Directors and the Executive Committee is obliged to immediately disclose if any circumstances arise that might affect or appear to affect the member’s independence or if any actual or potential conflict of interest arises. Disclosure by the Chairperson shall be made to the Chair of the Nomination & Governance Committee, who must review the disclosure and inform the Board of Directors along with a proposal for appropriate mitigating measures, if any. Disclosure by a member of the Board of Directors or the Chief Executive Officer shall be made to the Chairperson, who must review the disclosure and inform the Board of Directors along with a proposal for appropriate mitigating measures, if any. Disclosure by any other member of the Executive Committee shall be made to the Chief Executive Officer, who must review the disclosure and inform the Executive Committee along with a proposal for appropriate mitigating measures, if any. Until the Board of Directors or the Executive Committee, as applicable, has rendered a decision on the appropriate mitigating measures, the relevant member of the Board of Directors or the Executive Committee shall abstain from any business that could give rise to a conflict of interest.
Exclusive Forum
The New Articles will provide that, except as set forth below, the exclusive jurisdiction for any disputes arising from company matters (including but not limited to disputes between individual shareholders and the Company or its corporate bodies, as well as between the Company and its corporate bodies, or between the corporate bodies themselves) is at the registered seat of the Company in Zug, Switzerland. The exclusive jurisdiction for any disputes arising under the Securities Act, the Exchange Act and any rules and regulations promulgated thereunder is    , except that if     does not have jurisdiction over the claims assigned to it, any other federal district court of the United States of America may hear such claims. Any person or entity purchasing or otherwise acquiring Company Shares will be deemed to have notice of and consented to the provisions of the New Articles, including the exclusive forum provision.
Compensation Rules
Swiss law contains rules with respect to compensation of the Board of Directors and the Executive Committee. See “Executive and Director Compensation—Compensation Discussion and Analysis.”
Severance Pay, Advance Payments and Transaction Bonuses
The Swiss Code prohibits certain types of compensation arrangements with members of the board of directors, executive committee and advisory board (if any) of a Swiss company with securities listed on a stock exchange. The prohibitions include contractual severance payments, post-employment non-compete undertakings that exceed the average compensation of the last three years or that are not commercially justified, compensation paid in connection with former service that is not market standard, sign-on bonuses that do not compensate for a measurable financial disadvantage, compensation paid in advance, and provisions (fixed bonuses) for a takeover or a transfer of a company or parts of it. Furthermore, notice periods in employment agreements of more than one year and long-term employment contracts for a fixed duration of more than one year are prohibited. Also, certain forms of compensation or payments (such as loans and variable compensation) are only allowed if they are provided for in the company’s articles of incorporation.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Shareholder Approval of Compensation for Board of Directors, Executive Committee and Advisory Board
Swiss law requires that the shareholders of a Swiss company with securities listed on a stock exchange vote on the compensation of members of the company’s board of directors, executive committee and advisory board (if any).
Annual Compensation Report
Under Swiss law, a company’s board of directors must prepare an annual compensation report. The disclosure relates to compensation, loans and credits directly or indirectly awarded by the company during the immediately preceding fiscal year to members of the board of directors, executive committee and advisory board (if any) and, to the extent they are not market standard, to former members (and related parties of such former members) of the board of directors, executive committee and advisory board (if any). The report must also disclose the external mandates of members of the board of directors, executive committee and advisory board (if any) held at other organizations with an economic purpose.
General Compensation Principles
The New Articles further specify general compensation principles with respect to the members of the Board of Directors and the Executive Committee. Members of the Board of Directors and the Executive Committee shall be paid a fixed compensation. In addition, members of the Executive Committee may be paid a variable compensation, depending on our achievement of certain performance criteria. The performance criteria may include individual targets, targets of the company or parts thereof, and targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The Board of Directors or, where delegated to it, the Compensation Committee, determines the relative weight of the performance criteria and the respective target values.
Compensation of members of the Board of Directors and the Executive Committee may be paid or granted in the form of cash, equity (including options or similar financial instruments) or other types of benefits. The Board of Directors, or where delegated to it, the Compensation Committee, determines grant, vesting, exercise and forfeiture conditions. In particular, the Board of Directors or Compensation Committee may provide for acceleration or removal of vesting and exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of predetermined events such as a change-of-control or termination of an employment or mandate agreement. We may procure Company Shares required to meet any resulting payment obligations by purchasing Company Shares in the market or, to the extent available, issuing Company Shares from conditional share capital and/or using Company Shares held in treasury.
Gender Representation
According to the Swiss Code, unless each gender is represented by at least 30% of the members of a company’s board of directors and by at least 20% of the members of the company’s executive committee, the company’s annual compensation report prepared pursuant to Swiss law must (as of 2026 with respect to the company’s board of directors and as of 2031 with respect to the company’s executive committee) state the reasons why gender representation is not as prescribed and indicate measures to promote the less represented gender.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Comparison of Swiss Corporate Law and U.S. Corporate Law
The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the Delaware General Corporation Law (the “DGCL”) applicable to companies incorporated in Delaware and their shareholders and the provisions of the Swiss Code applicable to us. Please note that this is only a general summary of certain provisions applicable to companies in Delaware, and of certain provisions applicable to Swiss companies. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents. For a more complete discussion, please refer to the DGCL, Swiss law and the New Articles, Organizational Regulations and committee charters (in each case as in effect as of the Spin-Off).

Topic	Delaware Corporate Law	Swiss Corporate Law
Mergers and similar arrangements
Under the DGCL, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The DGCL also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary of which it owns at least 90% of each class of capital stock, without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by holders of two-thirds of the voting rights represented at the general meeting of shareholders as well as the absolute majority of the nominal amount (par value) of shares represented at such general meeting of shareholders. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Fusionsgesetz) can file a lawsuit against the surviving company, and if the consideration is deemed “inadequate,” all shareholders may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that the shareholders receive the fair value of the shares held by such shareholders. Swiss law also provides that if the merger agreement provides only for a compensation payment, the merger agreement must be approved by at least 90% of all shareholders entitled to vote.

Shareholder Lawsuits; Class Actions
Class actions and derivative actions are generally available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

In such actions, courts have discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions as such are not available under Swiss law. A class action is available only to the extent that U.S. laws and regulations provide a basis for liability and U.S. courts have jurisdiction.

Nevertheless, certain actions may have a similar effect. A shareholder of a Swiss corporation is entitled to bring suit against its directors for breach of their duties and claim the payment of the corporation’s losses or damages to the corporation (and therefor indirectly compensate all shareholders) and, in some cases, to the individual shareholder.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law

Under Swiss law, the winning party is generally entitled to recover a limited amount of attorneys’ fees incurred in connection with such action. The court has discretion to permit the shareholder who lost the lawsuit to recover attorneys’ fees incurred to some extent, provided that the court deems he acted in good faith.

Board and management compensation	Under the DGCL, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws of the corporation.
Pursuant to the Swiss Code, the general meeting of shareholders has the non-transferable right to vote separately and bindingly on the aggregate amounts of compensation of (i) the members of the board of directors, (ii) the executive board and (iii) the advisory board, if any.

Classified Board	Classified boards are permitted.	Directors are elected for a term of office until the end of the following general meeting of shareholders. Classified boards are therefore not permitted.

Indemnification of Directors and Executive Officers; Limitation of Liability
The DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

 •
any breach of a director’s duty of loyalty to the corporation or its shareholders;

 •
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 •
statutory liability for unlawful payment of dividends or unlawful share purchase or redemption; or

 •
any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify
any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or grossly negligently violated his or her corporate duties towards the corporation. Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the corporation and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons, including shareholders of the corporation, is not permitted under Swiss corporate law.

The articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law

person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

 •
a majority of the directors who are not parties to the proceeding, even though less than a quorum;

 •
a committee of directors designated by a majority of the eligible directors, even though less than a quorum;

 •
independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

 •
the shareholders.

Moreover, a Delaware corporation may not
indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

out of assets of the corporation against threatened, pending or completed actions. Our articles of association (as in effect on the first day of trading) provide for such indemnification.

Also, a corporation may enter into and pay for directors’ and officers’ liability insurance, which may cover negligent acts as well.

Fiduciary Duties of Directors
A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been duly delegated to the executive board based on organizational regulations. However, there are several non-transferable duties of the board of directors:

 •
the ultimate direction of the

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Topic	Delaware Corporate Law	Swiss Corporate Law

herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

corporation and the issuing of all necessary directives;

 •
determination of the corporation’s organization;

 •
the organization of the accounting, financial control and financial planning systems as required for management of the corporation;

 •
the appointment and dismissal of persons entrusted with managing and representing the corporation;

 •
overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

 •
compilation of the annual management report prepared pursuant to Swiss law, the annual consolidated financial statements, the annual standalone financial statements prepared pursuant to Swiss law, the annual compensation report prepared pursuant to Swiss law and the annual report regarding non-financial matters prepared pursuant to Swiss law, as well as any other reports required by Swiss law;

 •
preparation for the general meeting of the shareholders and implementation of its resolutions; and

 •
filing of a petition for debt-restructuring moratorium and the notification of the court in the event that the corporation is over-indebted.

The members of the board of directors
must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.

The duty of care requires that a director act in good faith, with the care that an

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law

ordinarily prudent director would exercise under like circumstances.

The duty of loyalty requires that a director safeguard the interests of the corporation and requires that directors act in the interest of the corporation and, if necessary, put aside their own interests. If there is a risk of a conflict of interest, the board of directors must take appropriate measures to ensure that the interests of the corporation are duly taken into account.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

The Swiss Federal Supreme Court established a doctrine that restricts its review of a business decision if the decision has been taken following proper preparation, on an informed basis and without conflicts of interest.

Shareholder Action by Written Consent	A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.
Shareholders of a Swiss corporation may only exercise their voting rights at a general meeting of shareholders and may not act by written consent. The articles of association for a Swiss corporation must allow for (independent) proxies to be present at a general meeting of shareholders. The instruction of such (independent) proxies may occur in writing or electronically.

Shareholder Proposals; Special Meetings
A shareholder has the right to present any proposal for consideration at the annual meeting of shareholders, subject to compliance with the notice provisions in the corporation’s governing documents.

A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.

A shareholder may present any proposal for consideration at any general meeting of shareholders if the proposal is part of an agenda item. No resolution may be taken on proposals relating to the agenda items that were not duly notified, with certain exceptions (see below).

Any shareholder can propose candidates for election as directors or make other proposals within the scope of an agenda item without prior written notice.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the board of directors on

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law

the affairs of the corporation (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, (iii) request that the general meeting of shareholders resolve to convene an extraordinary general meeting, (iv) request that the general meeting of shareholders resolve to carry out a special examination (Sonderuntersuchung), or (v) request that the general meeting of shareholders elect an auditor.

Unless the corporation’s articles of association provide for a lower threshold or for additional shareholders’ rights, (i) holders of at least 5% of the corporation’s share capital may request in writing that a general meeting of shareholders be called for specific agenda items and (ii) holders of 0.5% of the corporation’s share capital may request in writing that an item be put on the agenda for a scheduled general meeting of shareholders, provided such request is made with appropriate lead time.

Cumulative Voting	Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.
Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of (i) all members of the board of directors, (ii) the chairperson of the board of directors, (iii) the members of the compensation committee, (iv) the independent proxy for a term of office of one year (i.e., until the following annual general meeting of shareholders), as well as the vote on the aggregate amounts of compensation of the members of the board of directors, executive committee and advisory board (if any), is mandatory for a Swiss company with securities listed on a stock exchange.

Removal of Directors
A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

A Swiss corporation may remove, with or without cause, any director at any time with a resolution approved by holders of a majority of the voting rights represented at a general meeting of shareholders where a proposal for such removal was properly set

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law
on the agenda. According to the New Articles, such removal of directors requires the approval by a supermajority at the relevant general meeting of shareholders.

Transactions with Interested Shareholders
The DGCL generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” (a person or group who or which owns or owned 15% or more of the corporation’s outstanding voting shares within the past three years) for three years following the date that such person becomes an interested shareholder.
No such rule applies to a Swiss corporation.

Dissolution; Winding Up
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by holders of 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Dissolution of a Swiss corporation requires the approval by two-thirds of the voting rights represented at the general meeting of shareholders as well as the absolute majority of the nominal amount (par value) of shares represented at such general meeting of shareholders. The articles of association may increase the voting thresholds required for such a resolution.

Dissolution by law or court order is possible if, for example, a corporation becomes bankrupt.

Under Swiss law, any surplus arising out of a liquidation (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid-up nominal amount (par value) of shares held, unless the articles of association provide for a different form of distribution.

Variation of Rights of Shares	A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
The issuance of preference shares may be authorized by holders of a majority of the shares represented at a general meeting of shareholders. Where a corporation has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with approval by holders of a majority of the adversely affected holders of the existing preference shares and approval by holders of a majority of all shares, unless otherwise provided in the articles of association.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law
Amendment of Governing Documents	A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.
The articles of association of a Swiss corporation may be amended with a resolution approved by holders of a majority of the voting rights represented at a general meeting of shareholders, unless otherwise provided in the articles of association.

There are a number of resolutions (such as an amendment of the stated purpose of the corporation, the introduction of conditional share capital or a capital band and the introduction of shares with preferential voting rights) that require the approval by holders of two-thirds of the voting rights and holders of an absolute majority of the nominal amount (par value) of the shares represented at such general meeting of shareholders. The articles of association may increase these voting thresholds.

Inspection of Books and Records
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Under Swiss law, a shareholder may request to inspect a corporation’s minutes of general meetings of shareholders. A corporation’s annual management report prepared pursuant to Swiss law, annual consolidated financial statements, annual standalone financial statements prepared pursuant to Swiss law and auditors’ report prepared pursuant to Swiss law and annual report regarding non-financial matters prepared pursuant to Swiss law, must be made available for inspection by shareholders at least 20 calendar days prior to each annual general meeting of shareholders. If the reports are not accessible electronically, any shareholder may request a copy of these reports in advance of, or within one year after the relevant annual general meeting of shareholders.

Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The information may be refused where providing it would jeopardize the corporation’s trade secrets or other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise his or her rights as a shareholder, subject to the interests of

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83

Topic	Delaware Corporate Law	Swiss Corporate Law
the corporation. A shareholder’s right to inspect the share register is limited to the right to inspect his or her own entry in the share register.

Payment of Dividends
The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its capital stock out of its surplus or, if there is no surplus, out of its net income for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Dividend payments are subject to approval at a general meeting of shareholders. The board of directors may propose a dividend payment to shareholders, but cannot itself authorize the distribution.

Payments out of a Swiss corporation’s share capital (in other words, the aggregate nominal amount (par value) of the corporation’s share capital registered in the Zug Commercial Register) in the form of dividends are not allowed and may be made only by way of a share capital reduction. Dividends may be paid only from the profits of the previous business year or brought forward from previous business years or if the corporation has freely distributable reserves, each as evidenced by the corporation’s audited annual standalone financial statements prepared pursuant to Swiss law, after allocations to reserves required by Swiss law and the articles of association have been deducted and the corporation’s statutory auditors have confirmed that the dividend proposal complies with Swiss law and the corporation’s articles of association.

Authorization, Creation and Issuance of New Shares
Shareholder approval is required to authorize capital stock in excess of that provided in the certificate of incorporation. However, directors may issue authorized shares without shareholder approval.

Creation of new shares must be approved by the board of directors, pursuant to authority expressly vested in the board of directors by the provisions of the corporation’s certificate of incorporation.

All creation of shares requires approval by shareholders.

The creation of a capital band or conditional share capital requires approval from holders of at least two-thirds of the voting rights represented at the general meeting of shareholders and holders of an absolute majority of the nominal amount (par value) of shares represented at such meeting. The board of directors may issue shares out of the capital band during a period of up to five years. Shares are created and issued out of conditional share capital through the exercise of options or of conversion rights.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Indemnification of Directors and Officers
Subject to Swiss law, the New Articles provide for indemnification of the existing and former members of our Board of Directors and Executive Committee and their heirs, executors and administrators against liabilities arising in connection with the performance of their duties in such capacity, and permit us to advance the expenses of defending any act, suit or proceeding to such persons to the extent not included in insurance coverage or advanced by third parties. Prior to the completion of the Spin-Off, we expect to enter into indemnification agreements with all of the members of our Board of Directors and Executive Committee that provide them and certain of their affiliated parties with additional indemnification and related rights.
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.
We expect to purchase and maintain directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers or any person who is or was or has agreed to become our director or officer or is or was serving or who has agreed to serve at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and that covers us for reimbursement of payments to its directors and officers and such persons in respect of such liabilities and expenses; provided that such insurance is available on acceptable terms, which determination shall be made by our Board of Directors from time to time as appropriate.
Sale of Unregistered Securities
On    , we issued     Company Shares to Parent in exchange for    . We did not register the issuance of these securities under the Securities Act because each issuance did not constitute a public offering and therefore was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.
Stock Exchange Listing
As of the date of this information statement, the Company is a wholly-owned subsidiary of Parent. Accordingly, a public market for Company Shares does not currently exist. We intend to apply to list Company Shares on the Stock Exchange under the symbol “    .” We expect that Company Shares will commence trading on a standalone basis on the Stock Exchange at 9:30 a.m., New York City time, on the Ex-Dividend Date.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to the Company Shares being distributed as contemplated by this registration statement. This information statement is a part of, and does not contain all of the information included in, the registration statement and the exhibits and schedules thereto. References in this information statement to any of our contracts or other documents are not necessarily complete, and each such reference is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. For additional information about us and the Company Shares, you should refer to the registration statement and the exhibits thereto, which are available on the internet website maintained by the SEC at www.sec.gov.
As a result of the Distribution, we will become subject to the reporting and information requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic and current reports, proxy statements and other information with the SEC. We expect to make these reports and other information filed with or furnished to the SEC available, free of charge, through our website at      as soon as reasonably practicable after the reports and other information are filed with or furnished to the SEC. Additionally, the SEC maintains an internet website that contains such reports and other information filed electronically with the SEC at www.sec.gov.
Information contained on, or connected to, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part. We intend to furnish holders of Company Shares with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed by an independent registered public accounting firm.
You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Holcim Ltd
Opinion on the Financial Statements
We have audited the accompanying Combined Balance Sheets of Evertect AG (the Company) as of December 31, 2023 and 2022, the related Combined Statements of Operations, Combined Statements of Comprehensive Income, Combined Statements of Cash Flows and Combined Statements of Equity for each of the three years in the period ended December 31, 2023, and the related notes (collectively, the Combined Financial Statements). In our opinion, the Combined Financial Statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the audits of the financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the Combined Financial Statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Building Envelope Goodwill Impairment Test
Description of the Matter
As of December 31, 2023 and 2022, the Building Envelope goodwill balance was $3,928 million and $3,192 million, respectively. As described in Notes 2 and 8 to the Combined Financial Statements, goodwill is tested for impairment at least annually at the reporting unit level. The Company performed a quantitative goodwill impairment test for the reporting units in the Building Envelope segment and therefore estimated the fair market value of these reporting units.
Auditing management’s quantitative impairment test for goodwill was complex and judgmental due to the significant estimation required to determine the fair value of the reporting units in the Building Envelope segment. In particular, the

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Company’s fair value estimates were sensitive to significant assumptions, specifically forecasted revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) margins, discount rates and long-term growth rates, which are forward-looking and affected by expectations about future market and economic conditions.
How We Addressed the Matter in Our Audit
To test the estimated fair value of the Building Envelope reporting units, we performed audit procedures that included testing the significant assumptions, discussed above, and the underlying data used by the Company. We compared the forecasted revenues, margins and long-term growth rates used by the Company to external economic forecasts and for consistency with other internal reporting, and the Company’s business plan. We tested the mathematical accuracy of the models used by the Company and to assess the historical accuracy of management’s prior estimates, we compared them to subsequent actual results. We performed sensitivity analyses of forecasted revenues, EBITDA margins and discount rates applied to evaluate the changes in the estimated fair value of the reporting units that would result from changes in such significant assumptions. With the assistance of our valuation specialists, we evaluated the methodologies used to determine the fair value by comparing against the requirement of ASC 820, Fair Value Measurement, and we assessed the discount rates used by the Company by comparing them with independently developed discount rates. We evaluated the adequacy of the Company’s disclosures in the Combined Financial Statements.
Fair Value of Customer Relationships as part of Business Combinations
Description of the Matter
As described in Note 4 to the Combined Financial Statements, the Company completed the acquisition of Elevate in March 2021 and Duro-Last in March 2023 for total purchase consideration of $3,352 million and $1,313 million, respectively. The acquired assets and liabilities included customer relationships at fair market value for Elevate and Duro-Last of $1,017 million and $372 million, respectively.
We identified the valuation of customer relationship intangible assets as a critical audit matter because the fair value determination requires management to make significant estimates and assumptions, specifically revenue growth rates, customer attrition rates and the discount rate. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort, including the involvement of our valuation specialists as these assumptions are forward looking and are impacted by external market forces and economic conditions.
How We Addressed the Matter in Our Audit
To test the estimated fair value of the customer relationship intangible assets, our procedures included, among others, evaluating the valuation methodology used by the Company including the significant assumptions discussed above and testing underlying data used by the Company. We tested the revenue growth by comparing the rates to past performance and available external market and industry data. We involved our valuation specialists to assess the customer attrition rates by benchmarking the rates against available market data and to determine an independent estimate of the discount rates. We performed sensitivity analysis of the above mentioned assumptions and tested the mathematical accuracy of the model. We evaluated the adequacy of the Company’s disclosures in the Combined Financial Statements.
/s/ Ernst & Young AG
We have served as the Company’s auditor since 2024.
Zurich, Switzerland
September 6, 2024

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Combined Statements of Operations
(In millions)

	For the years ended December 31,
	2023	2022	2021
Revenues	$11,677	$10,726	$8,132
Cost of revenues	(8,908)	(8,254)	(6,314)
Gross profit	2,769	2,472	1,818
Selling, general and administrative expenses	(898)	(752)	(552)
Gain on disposal of long-lived assets	32	36	22
Loss on impairments	(15)	(57)	—
Operating income	1,888	1,699	1,288
Interest expense, net	(549)	(248)	(178)
Other non-operating income (expense), net	(36)	9	5
Income before income tax expense and income from equity method investments	1,303	1,460	1,115
Income tax expense	(361)	(366)	(284)
Income from equity method investments	13	13	12
Net income	955	1,107	843
Net (income) loss attributable to noncontrolling interests	1	1	(2)
Net income attributable to the Company	$956	$1,108	$841

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Combined Statements of Comprehensive Income
(In millions)

	For the years ended December 31,
	2023	2022	2021
Comprehensive income:
Net income	$955	$1,107	$843
Other comprehensive income (loss), net of tax:
Foreign currency translation	92	(250)	4
Net change in fair value of cash flow hedges, net of tax (expense) benefit of $6 million, $1 million and $(3) million in 2023, 2022 and 2021, respectively	(19)	(5)	9
Actuarial gains (losses) and prior service credits (costs) for defined benefit pension plans and other postretirement benefit plans, net of tax (expense) benefit of $4 million, $(13) million and $(18) million in 2023, 2022 and 2021, respectively	(18)	51	50
Total other comprehensive income (loss), net of tax	55	(204)	63
Total comprehensive income	$1,010	$903	$906
Comprehensive (income) loss attributable to noncontrolling interests	1	1	(2)
Comprehensive income attributable to the Company	$1,011	$904	$904

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Combined Balance Sheets
(In millions)

	As of December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$1,107	$351
Accounts receivable, net	1,213	1,037
Due from related-party	36	37
Inventories	1,307	1,228
Related-party notes receivable	149	336
Prepaid expenses and other current assets	127	168
Total current assets	3,939	3,157
Property, plant and equipment, net	7,620	7,321
Goodwill	8,970	8,115
Intangible assets, net	1,884	1,443
Operating lease right-of-use assets, net	450	432
Other noncurrent assets	184	202
Total Assets	$23,047	$20,670
Liabilities and Equity
Current Liabilities:
Accounts payable	$1,248	$1,144
Due to related-party	96	65
Current portion of long-term debt	6	—
Current portion of related-party notes payable	125	348
Operating lease liabilities	137	137
Other current liabilities	831	557
Total current liabilities	2,443	2,251
Long-term debt	976	1,318
Related-party notes payable	7,665	6,305
Deferred income tax liabilities, net	998	944
Noncurrent operating lease liabilities	336	320
Other noncurrent liabilities	1,426	1,322
Total Liabilities	13,844	12,460
Commitments and contingencies (see Note 17)
Equity:
Net parent investment	9,520	8,581
Accumulated other comprehensive loss	(317)	(372)
Total Equity attributable to the Company	9,203	8,209
Noncontrolling interests	—	1
Total Equity	9,203	8,210
Total Liabilities and Equity	$23,047	$20,670

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Combined Statements of Cash Flows
(In millions)

	For the years ended December 31,
	2023	2022	2021
Cash Flows from Operating Activities:
Net income	$955	$1,107	$843
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	851	788	712
Loss on impairments	15	57	—
Share-based compensation	5	4	4
Gain on disposal of long-lived assets	(32)	(36)	(22)
Deferred tax (benefit) expense	11	66	105
Net periodic pension benefit (credit) cost	43	7	(11)
Operating lease expense	(8)	(8)	(6)
Amortization of debt issuance costs	1	1	1
Other items, net	78	(12)	(36)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(111)	64	(50)
Due from related-party	1	(3)	(4)
Inventories	(7)	(296)	(41)
Accounts payable	60	195	154
Due to related-party	28	54	(3)
Other assets	50	(45)	(20)
Other liabilities	128	72	(70)
Defined benefit pension plans and other postretirement benefit plans	(32)	(27)	(64)
Net cash provided by (used in) operating activities	2,036	1,988	1,492
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(630)	(488)	(394)
Acquisitions, net of cash acquired	(1,607)	(2,033)	(3,454)
Proceeds from disposals of long-lived assets	49	42	31
Proceeds from property and casualty insurance	—	10	7
Net (increase) decrease in short-term related-party notes receivable from cash pooling program	187	(77)	1,371
Other investing activities, net	(24)	25	(59)
Net cash provided by (used in) investing activities	(2,025)	(2,521)	(2,498)
Cash Flows from Financing Activities:
Transfers (to) from Parent, net	(20)	(188)	477
Repayments of long-term third-party debt	(335)	(337)	(1)
Net repayments of short-term related-party debt	(328)	(160)	(289)
Proceeds from issuances of long-term related-party debt	1,595	1,270	2,000
Repayments of long-term related-party debt	(130)	—	(905)
Payments of finance lease obligations	(55)	(48)	(44)
Other financing activities, net	7	(40)	(2)
Net cash provided by (used in) financing activities	734	497	1,236
Effect of exchange rate changes on cash and cash equivalents	11	(12)	(4)
Increase (decrease) in cash and cash equivalents	756	(48)	226
Cash and cash equivalents at the beginning of year	351	399	173
Cash and cash equivalents at the end of year	$1,107	$351	$399

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Combined Statements of Equity

	Net parent investment	Accumulated other comprehensive income (loss), net of tax	Equity attributable to noncontrolling interests	Total equity
Balance as of January 1, 2021	$9,840	$(231)	$(1)	$9,608
Net income (loss)	841	—	2	843
Other comprehensive income (loss), net of taxes	—	63	—	63
Net transfers (to) from Parent	491	—	—	491
Balance as of December 31, 2021	$11,172	$(168)	$1	$11,005
Net income (loss)	1,108	—	(1)	1,107
Other comprehensive income (loss), net of taxes	—	(204)	—	(204)
Net transfers (to) from Parent	(3,699)	—	—	(3,699)
Changes in equity attributable to noncontrolling interests	—	—	1	1
Balance as of December 31, 2022	$8,581	$(372)	$1	$8,210
Net income (loss)	956	—	(1)	955
Other comprehensive income (loss), net of taxes	—	55	—	55
Net transfers (to) from Parent	(17)	—	—	(17)
Balance as of December 31, 2023	$9,520	$(317)	$—	$9,203

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Note 1. Organization and basis of presentation
Organization
On January 28, 2024, Holcim Ltd (“Parent”) announced its intention to separate its North American business and list it in the United States. Evertect (the “Company”) is comprised of the business, activities and operations of Parent and its affiliates in the United States, Canada and Jamaica (the “Evertect Territories”), including the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions in the Evertect Territories, as well as certain support operations in Colombia and certain trading operations (collectively, the “Evertect Business”). The transaction (the “Spin-Off”) is expected to result in two independent, publicly traded companies: Parent and the Company. Completion of the Spin-Off will be subject to, among other things, the effectiveness of a registration statement on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”), final approval from the Parent Board of Directors and shareholders and other customary conditions.
The Company is a carve-out business of Parent and the largest pure-play North American building solutions company, providing high-performance, sustainable and innovative building solutions to its customers. The Company earns revenue from the sale of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions.
The Company is organized into two reportable segments — Building Materials and Building Envelope — that are aligned with the products and services it provides and based upon the information used by the chief operating decision maker (“CODM”) in evaluating the performance of the business and allocating resources and capital.
•
Building Materials: The building materials segment offers a range of branded solutions delivering high-performance products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.

•
Building Envelope: The building envelope segment offers advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems.

Basis of presentation
The Company is a wholly-owned subsidiary of Parent, and the results of the Evertect Business were historically consolidated under Parent and reported under its North America and Solutions & Products segments. The Company has no operating history as a standalone company. As a result, separate financial statements have not historically been prepared for the Company. The historical combined financial statements for the Company as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 (the “Combined Financial Statements”) were prepared on a “carve-out” basis in connection with the expected Spin-Off, and have been derived from the consolidated financial statements and historical accounting records of Parent. References in these Combined Financial Statements to the “Company” refer to the Evertect Business as historically managed by Parent.
These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The historical financial condition, results of operations and cash flows presented in these Combined Financial Statements may not reflect what the Company’s financial condition, results of operations or cash flows would have been had the Company been a standalone company during the periods presented. In addition, the historical financial condition, results of operations and cash flows presented in these Combined Financial Statements may not reflect what the Company’s financial condition, results of operations and cash flows may be in the future.
The Combined Balance Sheets reflect all of the assets and liabilities of Parent that are specifically identifiable or directly attributable to the Company, including Net parent investment as a component of equity. Net parent investment represents Parent’s historical investment in the Company and includes accumulated net income attributable to the Company and the net effect of transactions with Parent and its subsidiaries. See Note 20 (Net parent investment) for additional information. All intercompany balances and transactions within the Company have been eliminated in these Combined Financial Statements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The Company and Parent have historically had intercompany activity, resulting in revenues and expenses for both parties. As described in Note 18 (Related party), certain related-party transactions between the Company and Parent have been included in these Combined Financial Statements.
The Combined Statements of Operations include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to finance, treasury, supply chain, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company. These expenses have been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future. See Note 18 (Related party) for additional information.
Parent uses a centralized approach to cash management and financing of operations. Historically, a majority of the Company’s subsidiaries participate in Parent’s centralized cash management and financing function. While the Company maintains bank accounts in the name of its respective legal entities in order to conduct day-to-day business, cash is managed centrally as part of the overall treasury function and Parent oversees a cash pooling program whereby cash is swept from any subsidiary accounts, including the Company’s accounts, on a daily basis. As such, cash and cash equivalents held by Parent at the corporate level are not specifically identifiable or directly attributable to the Company and, therefore, have not been reflected in these Combined Financial Statements. Rather, the Company’s residual cash pooling balances as of the end of each reporting period are recorded within Related-party notes receivable. See Note 18 (Related party) for more information.
Further, Parent’s third-party debt and related interest expense have not been attributed to the Company because the Company is not considered the primary obligor of the debt, and the Company is not a named guarantor or joint and severally liable for any of Parent’s third-party debt. The Company has related-party note agreements in place with Parent for the financing of its capital needs, which are reflected as Related-party notes payable on the Combined Balance Sheets. Interest expense in the Combined Statements of Operations reflects interest on borrowing and funding associated with the related-party note agreements.
The Company’s employees do not participate in Parent’s employee benefit plans and therefore no costs associated with Parent’s employee benefit plans have been included in these Combined Financial Statements. The Combined Balance Sheets only include assets and liabilities relating to employee benefit plans for which the Company is the plan sponsor.
Certain change of control provisions exist related to the Company’s debt balances that may be triggered by the Spin-Off. Additionally, following the Spin-Off, certain services that Parent historically provided to the Company will continue to be provided to the Company by Parent on a transitional basis pursuant to a transition services agreement and certain other ancillary agreements between the Company and Parent. At the end of the transitional periods specified in these agreements, the Company will need to perform these services using the Company’s own resources or hire third-party service providers to perform these services on the Company’s behalf.
Note 2. Summary of significant accounting policies
Use of estimates
These Combined Financial Statements are prepared in accordance with U.S. GAAP, which requires management to make assumptions and estimates about future events and apply judgments that affect the amounts of assets, liabilities, revenues and expenses reported on these Combined Financial Statements and accompanying notes. Management’s assumptions, estimates and judgments are based on historical experience, current trends and other factors that management believes to be reasonable under the circumstances.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that these Combined Financial Statements are presented fairly and in accordance with U.S. GAAP, and the Company revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary.
Significant accounting estimates reflected in these Combined Financial Statements are used for, but are not limited to, the allowance for credit losses, inventory excess and obsolescence reserves, contingent liabilities, pension and other postretirement benefits, tax valuation allowances, uncertain tax positions, impairment for property and equipment, useful lives used in depreciation and amortization, impairment of goodwill and other intangible assets, asset retirement obligations, litigation and other loss contingencies, fair values of acquired assets and liabilities under the acquisition method of accounting and assumptions used for the allocation of general corporate expenses.
The Company makes estimates and assumptions concerning the future, including about climate-related matters. There is considerable uncertainty over these assumptions and how they will impact the Company’s business operations and cash flow projections. The Company consistently evaluates these assumptions to be consistent with risk management and the commitments made by the Company to its stakeholders. The estimates and assumptions, notably those relating to assets and goodwill impairment, useful life of assets, capital expenditures and research and development, inventory valuation, interest expense, recoverability of deferred tax assets, provisions and contingent liabilities and insurance costs have been based on the available information and regulations in place as of December 31, 2023.
Although these assumptions and estimates are based on management’s knowledge of, and experience with, past and current events, actual results could differ materially from these assumptions and estimates.
Revenue recognition
Revenues are recognized in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company earns revenue from the sale of Building Materials products (cement, aggregates, ready-mix concrete, asphalt and other construction materials) and Building Envelope products (advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems).
The Company recognizes revenue when it satisfies a performance obligation by transferring a promised good or service to a customer. This occurs when the customer obtains control of that good or service. The customer obtains control when the significant risks and rewards of products sold are transferred according to the specific delivery terms that have been formally agreed with the customer, which is generally upon delivery when the bill of lading is signed by the customer as evidence that they have obtained physical possession and accepted the products delivered to them. The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time, usually for promises to transfer goods, or over time, typically for promises to transfer services or for construction-related activities. For performance obligations satisfied over time, the Company recognizes revenue over time by selecting an appropriate method for measuring the Company’s progress towards complete satisfaction of that performance obligation. The objective when measuring progress is to depict the Company’s performance in transferring control of goods or services promised to a customer.
The Company often sells its core products with volume discounts. Revenue from these sales is recognized based on the price specified on the invoice, net of estimated discounts. Accumulated experience is used to estimate the discounts. A liability is recognized for expected volume discounts in relation to sales made until the end of the reporting period. No element of financing is deemed present as the sales are made with credit terms largely ranging between 30 days and 60 days depending on the specific terms agreed to with the Company, which is consistent with market practice. Generally, cement, aggregates, asphalt, concrete, and roofing systems are not returned as a customer will only accept these products once they have passed a stringent quality check at the point of delivery. The Company has elected to treat freight and delivery activities as fulfillment costs and recognize the costs within Cost of revenues on the Combined Statements of Operations at the time the related revenue is recognized.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The Company offers separately priced extended warranties, generally ranging from 5 to 30 years, on many of its roofing systems. Revenues from such activities are deferred and recognized in income over the life of the warranty on a straight-line basis. As such, a portion of the overall transaction price is allocated to these performance obligations and recognized in revenue over time, as the performance obligations are satisfied.
The Company is deemed to be an agent when collecting sales taxes from customers. Sales taxes collected are recorded as liabilities until remitted to taxing authorities and therefore are not reflected in the Combined Statements of Operations. The sales tax liability is recorded within Other current liabilities on the Combined Balance Sheets.
The transaction price recognized as revenue and accounts receivable is determined based upon a number of estimates, including primarily incentive-based volume rebates and adjustments for any early payment discounts. Costs to obtain and fulfill contracts are immaterial and are expensed as incurred when the expected amortization period is one year or less.
See Note 3 (Revenue) and Note 14 (Segment Information) for further information.
Contract assets and liabilities
The timing of revenue recognition under the cost-to-cost method of accounting may differ from the timing of invoicing to customers, which may result in a contract asset or a contract liability. Contracts from contracting services usually stipulate the timing of payment and are billed as work progresses in accordance with agreed upon contractual terms. Generally, billing to the customer occurs contemporaneous to revenue recognition.
Contract assets, which are the Company’s right to consideration that is conditional on something other than the passage of time, relate mainly to construction and paving activities. Contract assets occur when revenues are recognized under the cost-to-cost measure of progress, which exceeds amounts billed on uncompleted contracts. Such amounts will be billed as standard contract terms allow, usually based on various measures of performance or achievement. Contract assets are not considered a significant financing component as they are intended to protect the customer in the event the Company does not satisfy its obligations under the contract. Contract assets are recorded within Prepaid expenses and other current assets on the Combined Balance Sheets.
Contract liabilities, which are the Company’s obligation to transfer goods or services to a customer for which the Company has already received consideration, relate mainly to advance payments from customers and to volume incentive programs and warranty programs. A contract liability occurs when there are billings in excess of revenues recognized under the cost-to-cost measure of progress on uncompleted contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation. Contract liabilities are not considered to have a significant financing component as they are used to meet working capital requirements that generally are higher in the early stages of a contract and are intended to protect the Company from the other party failing to meet its obligations under the contract. Contract liabilities are recorded within Other current liabilities and Other noncurrent liabilities on the Combined Balance Sheets. See Note 3 (Revenues) for further information.
Business combinations
Acquisitions are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations, which requires the purchase price to be allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price is determined based on the fair value of consideration transferred to and liabilities assumed from the seller as of the date of acquisition. The Company allocates the purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed as of the date of acquisition. Any excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.
Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes the highest and best use of the asset by market participants.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received, including appraisals and other analyses which support underlying estimates within the measurement period, a period of no more than one year from the acquisition date. Measurement period adjustments are generally recorded as increases or decreases to goodwill, if any, recognized in the transaction.
The results of acquired businesses have been included in these Combined Financial Statements beginning on the acquisition date.
See Note 4 (Acquisitions) for further information.
Accounts receivable, net
The Company’s customers are primarily within the United States and Canada. No individual customer represents more than 10% of the Company’s Accounts receivable, net during any of the fiscal years presented. A trade receivable is recognized when the products are delivered to a customer as this is the point in time that the consideration becomes unconditional because only a passage of time is required before the payment is due. Accounts receivable is recorded net of an allowance for credit losses that are not expected to be recovered.
The Company recognizes the allowance for credit losses based on management’s expectation of the asset’s collectability. The allowance for credit losses is based on management’s assessment of the collectability considering various factors including historical experience with bad debts and the aging of such accounts receivable, as well as management’s expectations of conditions in the future, if applicable. Any balances that are eventually deemed uncollectible (after all means of collection have been exhausted and the potential for recovery is considered remote) are written off against the allowance for credit losses.
As of December 31, 2023, the Company has no significant concentration of credit risk with any single counterparty or group of counterparties.
See Note 5 (Accounts receivable, net) for further information.
Inventories
Inventories are stated at the lower of inventory cost and net realizable value. Inventory cost is determined using the weighted-average cost method. In determining the net realizable value, the Company considers factors such as deterioration, obsolescence, expected future demand and past experience. See Note 6 (Inventories) for further information.
Property, plant and equipment, net
Property, plant and equipment is stated at cost less accumulated depreciation, depletion and any accumulated impairments. Costs are only included in the asset’s carrying amount when it is probable that economic benefits will flow to the Company in future periods and the costs can be measured reliably. Costs include initial estimates for dismantling and removing the item and for restoring the site on which it is located. All other repair and maintenance expenses are charged to the Combined Statements of Operations during the period in which they are incurred. The Company capitalizes interest cost as a component of construction in progress on qualifying construction projects. No interest was capitalized for construction in progress for the years ended December 31, 2023, 2022 and 2021. Government grants earned related to capital projects are deducted from property, plant and equipment and reduce the depreciation charge accordingly.
The straight-line method of depreciation is used for substantially all of the assets for financial reporting purposes, except for land with raw material reserves which uses the units-of-production method of depreciation. Property, plant and equipment is depreciated over its useful life, which are based on management’s estimates of the period that the assets can be used by the Company or the number of units of output expected to be obtained by the Company. Depreciation and depletion expenses are recorded within Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The estimated useful lives of property, plant and equipment (excluding land with raw material reserves) are generally as follows:

Buildings and installations	20 to 35 years
Machines	10 to 30 years
Furniture, vehicles and tools	3 to 10 years

Property, plant and equipment are reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. An impairment loss is recognized if expected future undiscounted cash flows over the estimated remaining service life of the related asset group are less than the asset group’s carrying value.
See Note 7 (Property, plant and equipment, net) for further information.
Goodwill and intangible assets, net
Goodwill represents the excess purchase price paid for acquired businesses over the estimated fair value of identifiable assets and liabilities. Goodwill is tested for impairment once a year, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company assesses goodwill for impairment at the reporting unit level, which is at the operating segment level, or one level below. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that it is more likely than not that the fair value of the reporting unit is less than the carrying value of its net assets, then the Company proceeds with a quantitative goodwill impairment test. The Company may also choose to bypass the qualitative assessment for any reporting unit in its goodwill assessment and proceed directly to performing the quantitative assessment.
Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then the Company recognizes an impairment loss equal to that excess, up to the total amount of goodwill associated with that reporting unit. Under the quantitative impairment test, the Company calculates the estimated fair value of a reporting unit using the income approach. For this approach, the Company utilizes internally developed discounted cash flow models that incorporate various significant assumptions. These significant assumptions utilized in determining the fair values of our reporting units generally include forecasted revenues, expenses, resulting EBITDA Margins and related cash flows based on assumed long-term growth rates and demand trends, future projected investments to expand our reporting units, discount rates and terminal growth rates.
The Company’s long-lived intangible assets consist of customer lists, software, mining rights, patented and unpatented technology, trademarks and other intangible assets. Long-lived intangible assets are recognized and recorded at their acquisition date fair values. Long-lived intangible assets are amortized on a straight-line basis over their respective estimated useful lives to the estimated residual values, except for mining rights, which are depleted on a volume basis. The Company reviews long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived intangible assets may not be recoverable.
The estimated useful lives of long-lived intangible assets are as follows:

Customer lists	8 to 20 years
Patented and unpatented technology	8 to 20 years
Software	3 years
Trademarks, brand and other marketing-related items	20 to 25 years

The Company reported an immaterial long-lived intangible asset impairment for the year ended December 31, 2023 and no long-lived intangible asset impairment for the years ended December 31, 2022 and 2021.
See Note 8 (Goodwill and intangible assets, net) for further information.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Debt
Debt is recorded at the proceeds received by the Company, net of debt issuance costs. Debt is subsequently stated at amortized cost. Debt issuance costs are amortized to interest expense over the term of the debt. Debt issuance discounts and premiums are also amortized to interest expense using the effective interest rate method over the term of the debt.
See Note 10 (Debt) for further information.
Leases
The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date in accordance with ASC Topic 842, Leases. The lease liability is measured at the present value of future lease payments as of the lease commencement date. The ROU asset recognized is based on the lease liability adjusted for prepaid and deferred rent, initial direct costs and any unamortized lease incentives.
Leases are evaluated and classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term; (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised; (3) the lease term is for a major part of the remaining useful life of the asset; (4) the underlying asset is of such a specialized nature that is expected to have no alternative use to the lessor at the end of the lease term; or (5) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of the above criteria.
The subsequent measurement of finance leases is accounted for at amortized cost using the effective-interest method. The subsequent measurement of operating leases is accounted for using a single lease cost, resulting in straight-line lease expense recognition. Leases with an initial term of twelve months or less are not recorded on the Combined Balance Sheets but are instead expensed on a straight-line basis over the lease term. Variable lease payments are expensed as incurred.
For leases that do not specify the implicit discount rate, the Company uses its incremental borrowing rate, which is equal to the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Leases may include renewal options that could extend the lease term for a specified period of time. As of the commencement date of each lease, management determines if the Company is reasonably certain to exercise these options and adjusts the lease term accordingly.
Operating lease expense is recognized on a straight-line basis over the lease term and is included within Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations. Finance lease amortization is included within Selling, general and administrative expenses on the Combined Statements of Operations, and interest expense is included within Interest expense, net on the Combined Statements of Operations. The assets and liabilities relating to operating leases are included within Operating lease right-of-use assets, Operating lease liabilities and Noncurrent operating lease liabilities on the Combined Balance Sheets.
The estimated useful lives of the related leased assets are the lesser of the lease term or the following:

Land	Indefinite
Rail fleet equipment	25 years
Machinery and equipment	10 to 30 years
Buildings and installations	20 to 35 years
Furniture and fixtures	3 to 10 years
Land fleet equipment	3 to 15 years

The Company has elected to separate non-lease components for all classes of underlying assets, such as payments made for maintenance and other service charges, from the lease component and accounts for such components in Cost of revenues and Selling, general and administrative expenses on a cost incurred basis.
See Note 11 (Leases) for further information.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Asset retirement obligations
The Company recognizes asset retirement obligations (“AROs”) related to its mining, cement and aggregates plant operations. AROs are legal obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development or normal use of the underlying assets, such as legal obligations for land reclamation. The Company estimates its ARO liabilities for final reclamation and closure of operations based upon detailed calculations of the amount and timing of the future cash spending to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company recognizes AROs at the estimated fair value in the period incurred, and accretion of the liability is recorded within Cost of revenues on the Combined Statements of Operations. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount over the estimated useful life of the underlying long-lived asset. As changes in estimates occur (such as mine plan revisions, changes in estimated costs, or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company recognizes a gain or loss on settlement of an ARO if the ARO is settled for an amount other than the carrying amount of the liability.
See Note 12 (Asset retirement obligations) for further information.
Income taxes
The Company’s income tax provision was prepared using the separate return method. The separate return method applies the concepts of ASC Topic 740, Income Taxes, to the standalone financial statements of each member of the combined group as if the group members were separate taxpayers. Current obligations for taxes where the Company’s operations were included in tax returns with the activities of Parent are deemed settled with Parent as a component of Net parent investment for purposes of these Combined Financial Statements. The calculation of the Company’s income taxes using the separate return method requires judgment and use of both estimates and allocations. Furthermore, the tax treatment of certain items reflected in these Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of Parent. As a result, the income taxes of the Company as presented in these Combined Financial Statements may not be indicative of the income taxes that the Company will generate in the future.
The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company also recognizes deferred tax assets for net operating losses and tax credit carryforwards. Deferred tax assets are assessed for realizability and, where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to an amount that will, more likely than not, be realized in the future. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect of a change in tax law on deferred tax assets and liabilities is recognized in the provision for income taxes in the period that includes the enactment date. The Company releases tax effects from Accumulated other comprehensive loss when the underlying items affect earnings.
The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company determines if the weight of available evidence indicates that it is more likely than not that a tax position will be sustained on tax audit, assuming that all issues are audited and resolution of any related appeals or litigation processes are concluded. The tax benefit is then measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The reserves for uncertain tax positions are adjusted as facts and circumstances change, such as upon closing of a tax audit, expiration of statutes of limitation on potential assessments or refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such a determination is made. The provisions for income taxes include the impact of reserves for uncertain tax positions, along with the related interest and penalties.
See Note 13 (Income taxes) for further information.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Pension and other postretirement benefits
The Company sponsors defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees of the Company participate. The Company’s employees also participate in certain union-sponsored multiemployer pension plans to which the Company contributes along with other employers.
Defined benefit pension plans sponsored by the Company
The Company uses professionally qualified independent actuaries to value its defined benefit pension plan obligations on an annual basis. The liabilities and costs of pension benefits are determined using the projected unit credit method. The Company recognizes the funded status of its defined benefit pension plans and other postretirement benefit plans (the difference between the fair value of plan assets and the benefit obligation) as an asset or liability on the Combined Balance Sheets.
Actuarial gains and losses are recognized as a component of Other comprehensive income (loss), net of tax. Amounts recognized in Accumulated other comprehensive income (loss) on the Combined Balance Sheets are reclassified to Net income on the Combined Statements of Operations in a systematic manner over the average remaining service period of participants and the amount amortized is determined using a corridor approach. The pension and other postretirement benefit obligations are measured as the present value of estimated future cash flows using discount rates that are determined by reference to the interest rates on high quality corporate bonds, with the currency and terms of the corporate bonds consistent with the currency and estimated terms of the pension and other postretirement benefit obligations.
The cost for pension and other postretirement benefit plans charged to the Combined Statements of Operations consists of service cost, net interest expense, expected return on plan assets, amortization of actuarial gains and losses and curtailment and settlement gains and losses. The Company presents the service cost component of Net periodic pension benefit (credit) cost within Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations. The other components of Net periodic pension benefit (credit) cost are reported within Other non-operating income (expense), net on the Combined Statements of Operations.
Defined contribution plans sponsored by the Company
In addition to the defined benefit pension plans and other postretirement benefit plans described above, the Company sponsors defined contribution plans. The Company’s contributions to defined contribution plans are charged to Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations in the period to which the contributions relate.
Union-sponsored multiemployer pension plans
The Company participates in and contributes to 18 union-sponsored multiemployer pension plans for U.S. employees, 16 union-sponsored multiemployer pension plans and one union-sponsored registered retirement savings plan for Canadian employees, all of which are currently open plans. The Company’s contributions to union-sponsored multiemployer pension plans are charged to Cost of revenues on the Combined Statements of Operations in the period to which the contributions relate.
See Note 15 (Pension and other postretirement benefits) for further information.
Noncontrolling interests
Noncontrolling interests represent the portion of the equity of a subsidiary of the Company that is not attributable either directly or indirectly to the Company. Noncontrolling interests are presented separately on the Combined Statements of Operations and are presented within equity on the Combined Balance Sheets, but distinguished from the Company’s equity as represented by Total Equity attributable to the Company on the Combined Balance Sheets. Acquisitions of noncontrolling interests are accounted for as transactions with equity holders in their capacity as equity holders and therefore no goodwill is recognized as a result of such transactions. Noncontrolling interests are measured initially at fair value.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Foreign currency transactions and translation
These Combined Financial Statements are presented in U.S. dollars, which is the reporting currency of the Company. A portion of the Company’s revenues are in currencies other than its reporting currency due to the Company’s operations in Canada. As such, the Company has exposure to adverse changes in exchange rates.
Transactions in foreign currencies are recorded at the rate of exchange in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at the rate of exchange in effect at the balance sheet date. Non-monetary items are measured at historical rates. The impact of realized and unrealized gains and losses arising from foreign currencies is included in Interest expense, net and was immaterial in all of the periods presented.
Operating results and cash flows from subsidiaries whose functional currency is not the U.S. dollar have been translated into U.S. dollars at average exchange rates for the relevant periods, and the related balance sheets of such subsidiaries have been translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. The Company releases any related cumulative foreign currency translation adjustment into Net income on the Combined Statements of Operations only if the sale or transfer results in the complete or substantially complete liquidation or sale of the foreign entity. Adjustments arising on translation of the operating results and net assets of these subsidiaries and equity method investments are recognized as a component of Accumulated other comprehensive income (loss) and Noncontrolling interests on the Combined Balance Sheets.
Cash and cash equivalents
Cash and cash equivalents comprise short-term, highly liquid investments with original maturities of three months or less at the time of purchase. From time to time, the Company invests in money market funds and time deposits and includes the interest income generated from these investments within Interest expense, net on the Combined Statements of Operations. Interest income generated from these investments was $10 million, $2 million and $1 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Historically, a majority of the Company’s subsidiaries participate in a cash pooling arrangement under Parent’s centralized treasury function where cash is swept from subsidiary accounts, including the Company’s accounts, on a daily basis. The Company’s residual cash pooling balances as of the end of each reporting period are recorded within Related-party notes receivable.
See Note 18 (Related party) for more information.
Financial instruments
The Company mainly uses various derivative financial instruments in order to reduce its exposure to changes in commodity prices. Parent, through its centralized treasury function, has historically entered into swaps and options with external counterparties to manage its exposure to commodity risks. The Company has historically entered into internal contracts with Parent. As of December 31, 2023, these contracts primarily have a maximum remaining maturity of 24 months. The Company’s derivatives are not subject to master netting arrangements that allow for the offset of assets and liabilities.
The Company enters into derivatives to manage cash flow exposures. Cash flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities or forecasted transactions. When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair value hedge, a cash flow hedge or a net investment hedge. The Company’s derivatives are designated as cash flow hedges. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the Company assesses the effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that a hedge is not highly effective, then hedge accounting will be discontinued prospectively.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The Company’s derivatives are primarily classified as Level 2 (as defined below). The fair values of the Company’s derivatives are not material. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. Derivative assets, which are related-party in nature, are included within Other current assets and Other noncurrent assets, and derivative liabilities, which are related-party in nature, are included within Other current liabilities and Other noncurrent liabilities on the Combined Balance Sheets. Derivatives recognized in the Combined Balance Sheets at December 31 are as follows:

(In millions)	2023	2022
Cash Flow Hedges
Other current assets	$3	$14
Other noncurrent assets	2	7
Other current liabilities	12	7
Other noncurrent liabilities	14	9

Changes in fair value of derivatives that are designated as cash flow hedges are deferred in Accumulated other comprehensive income (loss) on the Combined Balance Sheets and are reclassified to Net income on the Combined Statements of Operations as the underlying hedged transaction affects Net income. Reclassification to Net income may take place in the period during which the hedged transaction occurs or if it becomes probable that the forecasted transaction will not occur. Provided the hedge remains highly effective, any ineffectiveness is deferred in Accumulated other comprehensive income (loss) on the Combined Balance Sheets and is reclassified to Net income on the Combined Statements of Operations as the underlying hedged transaction affects Net income.
Environmental remediation costs
The Company records accruals for environmental remediation liabilities within Other noncurrent liabilities on the Combined Balance Sheets in the period in which it is probable that a liability has been incurred and the appropriate amounts can be estimated reasonably. Such accruals are adjusted as further information is discovered or circumstances change. Generally, these costs are not discounted to their present value. See Note 17 (Commitments and contingencies) for further information.
Fair value measurements
Fair value accounting is applied for all financial assets and liabilities that are reported at fair value on these Combined Financial Statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820, Fair Value Measurement, establishes a defined framework to disclose the fair value of assets and liabilities on both the date of their initial measurement as well as all subsequent periods. The framework prioritizes the inputs used to measure fair value by the lowest level of input that is available and significant to the fair value measurement.
The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:
•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs for which market data are not available and that are developed using the best information available about the assumptions that market participants would use when pricing the asset or liability.

Considerable judgment may be required in interpreting market data used to develop the estimates of fair value.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
The fair value measurements of assets acquired and liabilities assumed are measured on a nonrecurring basis on the acquisition date using income, market or cost valuation techniques based on inputs that are not observable in the market and therefore represent Level 3 inputs. Such inputs may include the projection of cash flows, the estimated discount rate that reflects the level of risk associated with receiving future cash flows, comparable market transactions or replacement costs or reproduction costs. Intangible assets are often valued using inputs primarily for the income approach using the excess earnings method or relief from royalty method. The significant inputs used in estimating fair value include revenue projections of the business, including profitability, attrition rates and the estimated discount rate that reflects the level of risk associated with receiving future cash flows.
See Note 15 (Pension and other postretirement benefits) for further information about the fair value of the Company’s defined benefit pension plan assets and other postretirement benefit plan assets. See Note 10 (Debt) for further information about the fair value of the Company’s third-party long-term debt. See Note 4 (Acquisitions) for further information about the fair value of the Company’s acquired assets and liabilities.
The carrying values of the Company’s current assets and current liabilities approximate their fair values because of the short-term nature of these balances.
Advertising Costs
Advertising and promotion costs are expensed as incurred. Advertising and promotion expenses were $15 million, $10 million and $5 million for the years ended December 31, 2023, 2022 and 2021, respectively, and are recorded within Selling, general, and administrative expenses on the Combined Statements of Operations.
New accounting standards
Recently adopted accounting pronouncements
In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC Topic 606, Revenue from Contracts with Customers. Prior to the issuance of ASU 2021-08, contract assets and contract liabilities were recognized by the acquirer at fair value on the acquisition date. The amendments in ASU 2021-08 are effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2022, and should be applied prospectively to acquisitions occurring on or after the effective date. Early adoption is permitted. The adoption of ASU 2021-08 did not have a material effect on these Combined Financial Statements.
Recently issued accounting pronouncements not yet adopted
In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). ASU 2023-07 updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the CODM and included within each reported measure of a segment’s profit or loss. ASU 2023-07 also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 is effective for annual periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Adoption of ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. ASU 2023-07 will likely result in the Company including the additional required disclosures when adopted. The Company is currently evaluating the provisions of ASU 2023-07 and expects to adopt them for the year ending December 31, 2024.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. ASU 2023-09 is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company will include the required additional disclosures in these Combined Financial Statements once adopted.
Note 3. Revenue
The Company earns revenue from the sale of Building Materials products and Building Envelope products. Revenue is disaggregated by product line, which the Company believes best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following tables disaggregate revenues by product line for each of the Company’s reportable segments:

	For the years ended December 31,
(In millions)	2023	2022	2021
Building Materials
Cement	$4,561	$4,027	$3,400
Aggregates and other construction materials	4,671	4,276	3,739
Interproduct revenues	(668)	(579)	(476)
Building Envelope	3,113	3,002	1,469
Total Revenue	$11,677	$10,726	$8,132

Contract assets include estimated earnings in excess of billings on uncompleted construction contracts. Contract assets were $24 million and $23 million as of December 31, 2023 and 2022, respectively.
Contract liabilities
Contract liabilities relate to payments received in advance of performance under a contract, primarily related to extended service warranties in the Building Envelope segment. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract. The following table includes a summary of the change in contract liabilities:

(In millions)	2023	2022
Balance as of January 1	$296	$287
Revenue recognized	(28)	(25)
Revenue deferred	48	34
Balance as of December 31	$316	$296

The Company’s remaining performance obligations represent the transaction price allocated to performance obligations that are unsatisfied or partially satisfied, consisting of deferred revenue and backlog. Backlog includes unrecognized revenues that the Company reasonably expects to be realized. As of December 31, 2023, the Company’s remaining performance obligations were $888 million, including $572 million of backlog and $316 million of deferred revenue. The Company expects to recognize $282 million of the revenue during the year ending December 31, 2024 and the remaining $606 million thereafter.
Note 4. Acquisitions
The Company strategically acquires companies in order to increase its footprint and offer products that diversify its existing offerings. Acquisitions are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations. The results of acquired businesses have been included in these Combined Financial Statements beginning on the acquisition date.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
2023 Acquisitions
The Company completed five acquisitions in the year ended December 31, 2023 for total cash consideration of $1,607 million, net of cash acquired. Transaction fees and related costs incurred in connection with these acquisitions were $16 million for the year ended December 31, 2023 and have been included within Selling, general and administrative expenses on the Combined Statements of Operations.
On March 31, 2023, the Company acquired all of the outstanding ownership interests in Duro-Last, LLC, Critical Point, LLC, Oscoda Plastics, LLC, Plastatech Engineering Limited, LLC, Anvil Paints & Coatings, LLC and Tip-Top Screw Manufacturing, LLC (collectively, “Duro-Last”), a manufacturer of polyvinyl chloride roofing systems, for cash consideration of $1,303 million, net of cash acquired. As of December 31, 2023, the purchase price allocation was completed with no material refinements.
The fair value of the acquired receivables substantially equals the gross contractual amount to be collected. The fair value of customer relationships is determined using the excess earnings method, which relies on various assumptions such as revenue growth rates, customer attrition rates and discount rates. The goodwill arising from the acquisition amounts to $729 million. The goodwill is attributable to the favorable presence of synergies, industrial know-how, assembled workforce and economies of scale expected from the acquisition. The goodwill recognized is largely deductible for income tax purposes.
Duro-Last contributed $362 million of revenues and $39 million of net income for the period from April 1, 2023 to December 31, 2023.
In addition to Duro-Last, the Company acquired the following businesses during the year ended December 31, 2023:
•	Pioneer Landscape Centers, sand and aggregates quarries in the United States (January 2023)
•	Tezak Heavy Equipment, an aggregates producer in the United States (March 2023)
•	Westridge Quarries, an aggregates producer in Canada (April 2023)
•	Solhydroc Inc., a concrete producer in Canada (August 2023)
The operating results of Duro-Last are reported in the Building Envelope segment. The operating results of the other businesses acquired during the year ended December 31, 2023 are reported in the Building Materials segment.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The fair value of identifiable assets acquired, liabilities assumed and consideration related to these acquisitions were as follows:

(In millions)	Duro-Last	Others	Total 2023 Acquisitions
Cash consideration	$1,313	$304	$1,617
Total consideration	$1,313	$304	$1,617
Total Assets and Liabilities Acquired
Cash and cash equivalents	$10	$—	10
Accounts receivable	64	10	74
Inventories	52	15	67
Property, plant and equipment	70	146	216
Operating lease right-of-use assets	4	—	4
Intangible assets	484	110	594
Other assets	26	1	27
Accounts payable	(21)	(2)	(23)
Operating lease liabilities	(4)	—	(4)
Deferred income tax liabilities, net	(41)	(37)	(78)
Other liabilities	(60)	(22)	(82)
Total identifiable net assets at fair value	584	221	805
Goodwill	729	83	812
Total consideration	$1,313	$304	$1,617
Acquisitions of businesses, net of cash acquired
Cash consideration	$1,313	$304	$1,617
Less: cash and cash equivalents acquired	(10)	—	(10)
Total outflow in the Combined Statements of Cash Flows	$1,303	$304	$1,607

The purchase price allocated to identifiable intangible assets was as follows:

(In millions)	Duro-Last	Others	Total 2023 Acquisitions	Weighted Average Life (in years)
Customer relationships	$372	$—	$372	16
Trade names and trademarks	71	—	71	25
Developed technology	41	—	41	20
Others	—	110	110	—
Total identified intangible assets	$484	$110	$594

2022 Acquisitions
The Company completed nine acquisitions in the year ended December 31, 2022 for total cash consideration of $2,033 million, net of cash acquired. Transaction fees and related costs incurred in connection with these acquisitions were $25 million for the year ended December 31, 2022 and have been included within Selling, general and administrative expenses on the Combined Statements of Operations.
On February 28, 2022, the Company acquired all of the outstanding shares of Herbert Malarkey Roofing Company (“Malarkey”), a provider of residential roofing solutions, for cash consideration of $1,341 million, net of cash acquired. As of December 31, 2022, the purchase price allocation was completed with no material refinements.
The fair value of the acquired receivables substantially equals the gross contractual amount to be collected. The goodwill arising from the Malarkey acquisition amounts to $1,040 million. The goodwill is attributable to the favorable presence of synergies, industrial know-how, assembled workforce and economies of scale expected from the acquisition. The goodwill recognized is not deductible for income tax purposes.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
In addition to Malarkey, the Company acquired the following businesses during the year ended December 31, 2022:
•	Cajun Ready Mix Concrete, a ready-mix concrete supplier in the Baton Rouge, Louisiana metropolitan area (May 2022)
•	The Aggregate and Asphalt business segments of Mathers Group in Canada (June 2022)
•	SES Foam LLC, a spray foam insulation company in the United States (July 2022)
•	Basic Construction Company, a sand and gravel operation in the United States (August 2022)
•	The Polymers Sealants North America division of Illinois Tool Works, a leader in coating, adhesive and sealant solutions (October 2022)
•	CM Rubber Technologies, a rubber recycling operation in the United States (November 2022)
•	J-2 Contracting Co., an aggregates processor in the United States (December 2022)
•	Sumas Shale Ltd, an aggregate materials producer in Canada (December 2022)
Malarkey contributed $413 million of revenue and $35 million of net income for the period from March 1, 2022 to December 31, 2022. The operating results of Malarkey, SES Foam LLC and the Polymers Sealants North America division of Illinois Tool Works are reported in the Building Envelope segment. The operating results of the other businesses acquired during the year ended December 31, 2022 are reported in the Building Materials segment.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The fair value of identifiable assets acquired, liabilities assumed and consideration related to these acquisitions were as follows:

(In millions)	Malarkey	Others	Total 2022 Acquisitions
Cash consideration	$1,425	$694	$2,119
Deferred consideration	—	4	4
Total consideration	$1,425	$698	$2,123
Total Assets and Liabilities Acquired
Cash and cash equivalents	$84	$2	$86
Accounts receivable	40	48	88
Inventories	50	35	85
Property, plant and equipment	122	120	242
Operating lease right-of-use assets	17	7	24
Intangible assets	210	217	427
Other assets	9	4	13
Accounts payable	(18)	(24)	(42)
Operating lease liabilities	(17)	(7)	(24)
Deferred income tax liabilities, net	(50)	(2)	(52)
Other liabilities	(62)	(12)	(74)
Total identifiable net assets at fair value	385	388	773
Goodwill	1,040	310	1,350
Total consideration	$1,425	$698	$2,123
Acquisitions of businesses, net of cash acquired
Cash consideration	$1,425	$694	$2,119
Less: cash and cash equivalents acquired	(84)	(2)	(86)
Total outflow in the Combined Statements of Cash Flows	$1,341	$692	$2,033

The purchase price allocated to identifiable intangible assets acquired was as follows:

(In millions)	Malarkey	Others	Total 2022 Acquisitions	Weighted Average Life (in years)
Customer relationships	$73	$112	$185	12
Trade names and trademarks	50	6	56	25
Developed technology	87	27	114	9
Others	—	72	72	—
Total identified intangible assets	$210	$217	$427

2021 Acquisitions
The Company completed six acquisitions in the year ended December 31, 2021 for total cash consideration of $3,454 million, net of cash acquired. Transaction fees and related costs incurred in connection with these acquisitions were $16 million for the year ended December 31, 2021 and have been included within Selling, general and administrative expenses on the Combined Statements of Operations.
On March 31, 2021, the Company acquired all of the outstanding shares of Firestone Building Products Company, LLC (“Elevate”), a leader in commercial roofing and building envelope solutions based primarily in the United States, for cash consideration of $3,343 million, net of cash acquired. As of December 31, 2021, the purchase price allocation was completed with no material refinements.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The fair value of the acquired receivables substantially equals the gross contractual amount to be collected. The fair value of customer relationships is determined using the excess earnings method, which relies on various assumptions such as revenue growth rates, customer attrition rates and discount rates. The goodwill arising from the acquisition amounts to $1,884 million. The goodwill is attributable to the favorable presence of synergies, industrial know-how, assembled workforce and economies of scale expected from the acquisition. The goodwill recognized is largely deductible for income tax purposes.
Included in Other liabilities are $21 million of assumed legal contingencies which relate to the probable and reasonable estimable negative outcomes on such contingencies, based on settlements already entered, rulings and the advice of legal counsel. Significant judgment was required to determine both the probability and the estimated amount of any potential losses.
In addition to Elevate, the Company acquired the following businesses during the year ended December 31, 2021:
•	Beton Mobile du Quebec, a ready-mix concrete business in Quebec, Canada (April 2021)
•	Utelite Corporation, a lightweight aggregates producer in Coalville, Utah (September 2021)
•	Patriot Ready Mixed Concrete, LLC, a ready-mix concrete producer in Alexandria, Virginia (November 2021)
•	Marshall Concrete Products, a supplier of concrete products and services in Minneapolis/St. Paul, Minnesota (December 2021)
•	Cowden Inc., a ready-mix concrete and aggregates producer in Bellingham, Washington (December 2021)
Elevate contributed $1,469 million of revenues and $105 million of net income for the period from March 31, 2021 to December 31, 2021. The operating results of Elevate are reported in the Building Envelope segment. The operating results of the other businesses acquired during the year ended December 31, 2021 are reported in the Building Materials segment.
The fair value of identifiable assets acquired, liabilities assumed, and consideration related to these acquisitions were as follows:

(In millions)	Elevate	Others	Total 2021 Acquisitions
Cash consideration	$3,352	$111	$3,463
Total consideration	$3,352	$111	$3,463
Total Assets and Liabilities Acquired
Cash and cash equivalents	$9	$—	$9
Accounts receivable	349	1	350
Inventories	202	3	205
Property, plant and equipment	197	65	262
Operating lease right-of-use assets	61	—	61
Intangible assets	1,100	26	1,126
Other assets	138	—	138
Accounts payable	(138)	(1)	(139)
Operating lease liabilities	(61)	—	(61)
Long-term debt	(1)	—	(1)
Other liabilities	(388)	(4)	(392)
Total identifiable net assets at fair value	1,468	90	1,558
Goodwill	1,884	21	1,905
Total consideration	$3,352	$111	$3,463

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements

(In millions)	Elevate	Others	Total 2021 Acquisitions
Acquisitions of businesses, net of cash acquired
Cash consideration	$3,352	$111	$3,463
Less: cash and cash equivalents acquired	(9)	—	(9)
Total outflow in the Combined Statements of Cash Flows	$3,343	$111	$3,454

The purchase price allocated to identifiable intangible assets acquired was as follows:

(In millions)	Elevate	Others	Total 2021 Acquisitions	Weighted Average Life (in years)
Customer relationships	$1,017	$—	$1,017	17
Trade names and trademarks	77	—	77	5
Others	6	26	32
Total identified intangible assets	$1,100	$26	$1,126

Pro Forma Financial Information
The following table provides unaudited pro forma financial information, prepared in accordance with ASC Topic 805, Business Combinations, as if Duro-Last had been acquired as of January 1, 2022, and as if Elevate and Malarkey had been acquired as of January 1, 2021:

	Years ended December 31,
(In millions)	2022	2021
Revenues	$11,282	$9,044
Net income	$1,126	$926

This pro forma financial information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred if Duro-Last had been acquired as of January 1, 2022 or if Elevate and Malarkey had been acquired as of January 1, 2021, nor is it indicative of any future results. The pro forma adjustments include charges directly attributable to the acquisition, deferred revenue timing adjustments, and depreciation, depletion, amortization, accretion and cost of revenues expense adjustments related to the mark up to fair value of acquired assets. The pro forma adjustments include an adjustment to eliminate nonrecurring transaction costs of $14 million and $16 million for the years ended December 31, 2022 and 2021, respectively. This pro forma financial information does not reflect any cost savings, operating efficiencies or synergies as a result of these combinations. Pro forma financial information reflecting the effects of the remaining acquisitions for the year ended December 31, 2023 is not presented, as none of these business combinations, individually or in the aggregate, are material to the Company’s results of operations for this period.
Note 5. Accounts receivable, net
Accounts receivable, net were as follows:

	As of December 31,
(In millions)	2023	2022
Trade receivables	$1,215	$994
Less: allowance for credit losses	(49)	(31)
Other current receivables	47	74
Accounts receivable, net	$1,213	$1,037

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The changes in the allowance for credit losses were as follows:

(In millions)	2023	2022	2021
Balance at beginning of period	$31	$25	$18
Charge-offs	(3)	(6)	(2)
Provisions for credit losses	14	—	5
Foreign currency translation and other	7	12	4
Balance at end of period	$49	$31	$25

Note 6. Inventories
Inventories were as follows:

	As of December 31,
(In millions)	2023	2022
Raw materials, parts and supplies	$519	$516
Semi-finished and finished goods	788	712
Total Inventories	$1,307	$1,228

Note 7. Property, plant and equipment, net
Property, plant and equipment, net was as follows:

	As of December 31,
(In millions)	2023	2022
Land and mineral reserves	$3,430	$3,251
Buildings and installations	2,885	2,765
Machines, furniture, vehicles and tools	8,797	8,562
Construction in progress	522	403
Finance lease right-of-use assets	308	278
Total property, plant and equipment	15,942	15,259
Less: accumulated depreciation, depletion and impairment	(8,322)	(7,938)
Property, plant and equipment, net	$7,620	$7,321

Depreciation and depletion expense for the years ended December 31, 2023, 2022, and 2021 was $689 million, $683 million and $651 million, respectively. Depreciation expense is recorded within Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations and depletion expense is recorded within Cost of revenues on the Combined Statements of Operations.
During the years ended December 31, 2023 and 2022, the Company recorded impairment charges of $15 million related to assets no longer in service and $57 million due to obsolescence and replacement of assets no longer in service, respectively. There were no impairment charges recorded during the year ended December 31, 2021. Asset impairments are included in Loss on impairments on the Combined Statements of Operations.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Note 8. Goodwill and intangible assets, net
The changes in the carrying amount of goodwill by segment were as follows:

(In millions)	Building Materials	Building Envelope	Total
Balance as of January 1, 2022	$5,007	$1,883	$6,890
Acquisitions	41	1,309	1,350
Foreign currency translation adjustment	(125)	—	(125)
Balance as of December 31, 2022	4,923	3,192	8,115
Acquisitions	76	736	812
Foreign currency translation adjustment	43	—	43
Balance as of December 31, 2023	$5,042	$3,928	$8,970

For the periods ended December 31, 2023, 2022 and 2021, the Company elected to perform the qualitative goodwill impairment assessment for certain reporting units. Due to the recency of acquisitions within the Building Envelope segment, the Company elected to bypass the optional qualitative goodwill impairment assessment allowed by ASC Topic 350, Intangibles – Goodwill and Other, and performed a quantitative impairment test for the reporting units for each year ended December 31, 2023, 2022 and 2021. Based upon the results of the qualitative and quantitative assessments, the Company concluded that the fair values of each of its reporting units as of December 31, 2023, 2022 and 2021 were greater than their carrying values.
There have been no historical goodwill impairment losses recognized by the Company.
Intangible assets, net was as follows:

	As of December 31, 2023
(In millions)	Gross carrying amount	Accumulated amortization	Total intangible assets, net
Customer relationships	$1,574	$(212)	$1,362
Mining rights	258	(47)	211
Developed technology	161	(28)	133
Software	80	(75)	5
Trade names and trademarks	211	(66)	145
Other intangible assets	106	(78)	28
Intangible assets	$2,390	$(506)	$1,884

	As of December 31, 2022
(In millions)	Gross carrying amount	Accumulated amortization	Total intangible assets, net
Customer relationships	$1,202	$(107)	$1,095
Mining rights	129	(42)	87
Developed technology	114	(11)	103
Software	84	(74)	10
Trade names and trademarks	140	(37)	103
Other intangible assets	118	(73)	45
Intangible assets	$1,787	$(344)	$1,443

Amortization of long-lived intangible assets was $162 million, $105 million and $61 million for the years ended December 31, 2023, 2022, and 2021, respectively, and is included within Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations. The Company does not have any indefinite-lived intangible assets.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The estimated future amortization of long-lived intangible assets is as follows:

(In millions)
2024	$150
2025	140
2026	139
2027	139
2028	134
Thereafter	1,182
Total	$1,884

Note 9. Additional financial information
Prepaid expenses and other current assets consisted of the following:

	As of December 31,
(In millions)	2023	2022
Prepaid expenses	$87	$117
Other(1)	40	51
Total Prepaid expenses and other current assets	$127	$168

(1)	Other current assets primarily consist of other receivables and related-party derivative assets.
Other current liabilities consisted of the following:

	As of December 31,
(In millions)	2023	2022
Finance lease liabilities	$51	$36
Income tax payable	119	14
Employee-related liabilities other than pension	116	95
Short-term provisions	103	42
Contract liabilities	48	43
Asset retirement obligations	39	16
Pension liabilities	44	23
Other(1)	311	288
Total Other current liabilities	$831	$557

(1)	Other current liabilities primarily consist of payroll, property taxes and short-term obligations related to capital expenditures.
Other noncurrent liabilities consisted of the following:

	As of December 31,
(In millions)	2023	2022
Liabilities for unrecognized tax benefits	$186	$173
Finance lease liabilities	228	196
Asset retirement obligations	245	227
Pension liabilities	259	250
Contract liabilities	268	253
Environmental remediation liabilities	64	65
Other(1)	176	158
Total Other noncurrent liabilities	$1,426	$1,322

(1)
Other noncurrent liabilities primarily consist of insurance claims reserves, severance pay obligations, contingent liabilities arising from business combinations, end of lease costs and long-term related-party derivative liabilities.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Note 10. Debt
Third-party debt consisted of the following:

	Effective interest rate as of December 31,	Balance as of December 31,
(In millions, except for percentage data)	2023	2023	2022
3.50% Unsecured Notes due 2016–2026	3.59%	$400	$400
4.75% Unsecured Notes due 2016–2046	5.02%	590	590
Term loan 2019 -2022		—	250
Other		6	92
Total principal		996	1,332
Unamortized discounts and debt issuance costs		(14)	(14)
Total long-term debt		982	1,318
Less: current portion of long-term debt		(6)	—
Long-term debt		$976	$1,318

The Company’s long-term debt is not measured at fair value on the Combined Balance Sheets and the fair value is being provided for disclosure purposes only. The fair value of the Company’s unsecured notes was $926 million based on listed market prices and was categorized as Level 1 in the fair value hierarchy. The fair value of the Company’s other long-term debt approximates carrying value. The fair value of the Company’s long-term debt was as follows:

(In millions)	As of December 31, 2023
Carrying amount	$976
Fair value	$932

The Company recognized interest expense related to third-party debt of $49 million, $63 million, and $61 million for the years ended December 31, 2023, 2022, and 2021, respectively. Debt issuance costs of $1 million, $1 million, and $1 million were amortized to Interest expense, net on the Combined Statements of Operations for the years ended December 31, 2023, 2022 and 2021, respectively.
Unsecured notes
On September 22, 2016, Holcim Finance US LLC, a subsidiary of the Company, issued unsecured notes in two series, each of which is guaranteed by Parent. The first series had a principal amount of $400 million with interest of 3.50% and a maturity date of September 22, 2026. The second series had a principal amount of $600 million with interest of 4.75% and a maturity date of September 22, 2046. $10 million of the second series was repaid in 2020, leaving a remaining principal amount of $590 million.
On November 15, 2018, Holcim Finance US LLC issued senior notes in three series, each of which was guaranteed by Parent. The first series had a principal amount of $52 million with interest of 4.92% and a maturity date of November 15, 2027. The second series had a principal amount of $106 million with interest of 5.03% and a maturity date of November 15, 2030. The third series had a principal amount of $180 million with interest of 4.79% and a maturity date of November 15, 2025. All three series of senior notes were fully repaid on October 28, 2022 and had no outstanding balances as of December 31, 2023 or 2022.
Industrial revenue bonds
Holcim (US) Inc., a subsidiary of the Company, previously issued three series of industrial revenue bonds with an aggregate principal amount of $85 million and maturity dates ranging from 2032 to 2034. The rates for the bonds are determined on a weekly basis by a remarketing agent as the minimum rate required for the bonds to be priced at par. The weekly rates were closely correlated with the Securities Industry and Financial Markets Association index

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Evertect
Notes to Combined Financial Statements
(benchmark rate for short-term tax-exempt securities). The aggregate principal amount of $85 million was outstanding as of December 31, 2022. All three series of industrial revenue bonds were fully repaid in the year ended December 31, 2023 and had no outstanding balances as of December 31, 2023.
Bank credit
On July 16, 2019, the Company entered into an agreement for a $250 million term loan bearing interest based upon the Secured Overnight Financing Rate plus an applicable margin and maturing on December 17, 2022. This agreement was guaranteed by Parent. In 2020, the maturity date of the term loan was amended from 2022 to 2024. The term loan was fully repaid in 2023 and has no outstanding balance as of December 31, 2023.
In August 2018, the Company entered into a committed credit facility with a borrowing capacity of €200 million expiring March 31, 2024. There were no outstanding balances as of December 31, 2022 or 2023.
In October 2018, the Company entered into commercial paper agreements with various banks. There were no outstanding balances as of December 31, 2023 and 2022.
The Company has $60 million available in short-term lines of credit expiring December 31, 2024, payable on demand. During 2022 and 2023, the Company drew down from these lines of credit, all of which was repaid within one business day. There were no outstanding balances as of December 31, 2023 and 2022.
The Company has 40 million Canadian dollars available in short-term lines of credit, payable on demand. There were no outstanding balances against these lines of credit as of December 31, 2023 and 2022.
The total principal payments for third-party debt, including current maturities for the five years subsequent to December 31, 2023, and thereafter, are as follows:

(In millions)
2024	$6
2025	—
2026	400
2027	—
2028	—
Thereafter	590
Total	$996

As of December 31, 2023 and 2022, the Company had unutilized non-trade standby letters of credit of $194 million and $230 million, respectively, and no outstanding commercial paper.
The Company also has intercompany debt arrangements with Parent. See Note 18 (Related party) for additional detail.
Note 11. Leases
Lease accounting
The Company has significant operating and finance leases, including buildings and installations, land, machinery and equipment, furniture and fixtures, land fleet equipment, and rail fleet equipment located within the United States and Canada.
Combined Balance Sheet information related to leases was as follows:

	As of December 31,
(In millions)	2023	2022
Operating lease right-of-use assets, net	$450	$432
Finance lease right-of-use assets, net	254	210
Total lease assets, net	$704	$642
Current portion of operating lease liabilities	$137	$137

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements

	As of December 31,
(In millions)	2023	2022
Current portion of finance lease liabilities	51	36
Noncurrent portion of operating lease liabilities	336	320
Noncurrent portion of finance lease liabilities	228	196
Total lease liabilities	$752	$689

Finance lease right-of-use assets, net are included as a component of Property, plant and equipment, net on the Combined Balance Sheets. The current portion of finance lease liabilities are included within Other current liabilities on the Combined Balance Sheets, and the noncurrent portion of finance lease liabilities are included within Other noncurrent liabilities on the Combined Balance Sheets.
The maturity analysis for the lease liabilities arising from the Company’s leasing activities as of December 31, 2023 was as follows:

(In millions)	Operating Leases	Finance Leases
2024	$130	$83
2025	101	78
2026	77	63
2027	69	36
2028	46	21
Thereafter	131	28
Total minimum lease payments	$554	$309
Less: lease payments representing interest	(81)	(30)
Present value of future minimum lease payments	473	279
Less: Current portion of lease liabilities	(137)	(51)
Noncurrent portion of lease liabilities	$336	$228

The following table summarizes the components of lease expense recorded in the Combined Statements of Operations:

	For the years ended December 31,
(In millions)	2023	2022	2021
Operating lease expense	$153	$136	$123
Finance lease expense
Amortization of leased assets	66	58	52
Interest on lease liabilities	11	7	8
Short term lease cost	59	46	37
Variable lease cost	5	36	33
Total lease expense	$294	$283	$253

Lease terms and discount rates were as follows:

	As of December 31,
	2023	2022
Weighted-average remaining lease terms (years)
Operating leases	6	5
Finance leases	5	4
Weighted-average discount rate (%)
Operating leases	4.46%	3.76%
Finance leases	4.74%	3.74%

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Note 12. Asset retirement obligations
Asset retirement obligation costs related to accretion of the Company’s liabilities and depreciation of the related assets were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Accretion	$14	$12	$11
Depreciation	10	17	16
Total costs	$24	$29	$27

As of December 31, 2023 and 2022, the current portion of the Company’s liability for asset retirement obligations, which is included within Other current liabilities on the Combined Balance Sheets, was $39 million and $16 million, respectively, and the noncurrent portion of the Company’s liability for asset retirement obligations, which is included in Other noncurrent liabilities on the Combined Balance Sheets, was $245 million and $227 million, respectively. The following is a reconciliation of asset retirement obligations:

(In millions)	2023	2022
Asset retirement obligations, beginning of period	$243	$251
Accretion expense	14	12
Liabilities incurred	8	—
Liabilities settled	(21)	(22)
Revisions and acquisitions, net	38	7
Foreign currency translation adjustment	2	(5)
Asset retirement obligations, end of period	$284	$243

Note 13. Income taxes
Income tax provision
The Company’s income tax provision was prepared using the separate return method as if the Company were a separate group of companies under common ownership and had prepared a separate tax return in each tax jurisdiction. The components of income (loss) before income taxes are as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
U.S.	$773	$957	$694
Non-U.S.	530	503	421
Total income (loss) before income taxes	$1,303	$1,460	$1,115

The provision for income taxes consists of the following:

	For the years ended December 31,
(In millions)	2023	2022	2021
Current:
U.S. – Federal	$182	$178	$57
U.S. – State	55	37	14
Non-U.S.	113	85	108
Total current	350	300	179
Deferred:
U.S. – Federal	(8)	30	97
U.S. – State	3	14	13
Non-U.S.	16	22	(5)
Total deferred tax (benefit) expense	11	66	105
Total income tax expense	$361	$366	$284

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
For purposes of the effective tax rate reconciliation, the Company uses the U.S. statutory income tax rate of 21%. A reconciliation of the statutory U.S. federal tax rate and the Company’s effective tax rate is as follows:

	For the years ended December 31,
(In millions, except for percentage data)	2023	2022	2021
Tax expense at U.S. statutory rate	$274	$306	$234
State tax, net of federal tax benefit	47	40	22
Permanently disallowed deductions	5	4	(2)
Tax rate differentials	(6)	(12)	1
Uncertain tax positions	33	25	16
Tax credits	—	—	(11)
Prior year accrual adjustment	21	15	15
Withholding Tax / Minimum Taxes	3	3	28
Depletion adjustment	(17)	(14)	(14)
Other	1	(1)	(5)
Total tax expense	$361	$366	$284
Effective income tax rate	27.8%	25.1%	25.6%

The Company’s effective income tax rate for the year ended December 31, 2023 varied from the statutory tax rate due to the Company’s jurisdictional mix of earnings, return to provision adjustments and changes in uncertain tax positions, partially offset by permanent differences. The Company’s effective income tax rate for the year ended December 31, 2022 varied from the statutory rate due to the Company’s jurisdictional mix of earnings, return to provision adjustment and changes in uncertain tax positions, partially offset by permanent differences. The Company’s effective income tax rate for the year ended December 31, 2021 varied from the statutory rate due to the Company’s withholding taxes and changes in uncertain tax positions, partially offset by permanent differences.
Deferred income tax liabilities, net
The components of Deferred income tax liabilities, net were as follows:

	As of December 31,
(In millions)	2023	2022
Deferred tax assets:
Deferred expenses and defined benefit pension plan obligations	$241	$179
Lease liabilities	122	115
Site restoration	36	57
Net operating loss	25	39
Other	91	81
Total deferred tax assets	515	471
Less: valuation allowances	(12)	(12)
Total deferred tax assets after valuation allowances	$503	459
Deferred tax liabilities:
Cost depletion	$(75)	$(84)
Property, plant and equipment	(1,075)	(1,055)
Intangible and other long-lived assets	(208)	(113)
Leased right-of-use assets	(114)	(108)
Total deferred tax liabilities	(1,472)	(1,360)
Total net deferred tax liabilities	$(969)	$(901)

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements

	As of December 31,
(In millions)	2023	2022
Reported as:
Deferred tax liabilities	$(998)	$(944)
Other noncurrent assets	29	43
Deferred tax liabilities, net	$(969)	$(901)

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company also recognizes deferred tax assets for net operating losses and tax credit carryforwards. Deferred tax assets are assessed for realizability and, where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to an amount that will, more likely than not, be realized in the future. Judgment is applied in assessing the realizability of these deferred tax assets and the need for any valuation allowances. In determining the amount of deferred tax assets that are more likely than not to be realized, the Company’s management considers all positive and negative evidence, including the Company’s historical results and forecasts of future taxable income by jurisdiction, as well as the expected timing of the reversals of existing temporary differences and tax planning strategies.
As of December 31, 2023 and 2022, the Company had $273 million and $449 million, respectively, of net operating loss carryforwards, of which approximately $230 million and $388 million, respectively, related to U.S. state net operating loss carryforwards. The net operating loss carryforwards have various expiration dates from 2036 to an indefinite carryforward period.
The net change in the total valuation allowance for the years ended December 31, 2023 and 2022 was $0.5 million and $1 million, respectively. The valuation allowance relates primarily to certain net operating loss carryforwards for which the Company has concluded it is more likely than not that a tax benefit will not be realized in the ordinary course of operations.
Tax uncertainties
A reconciliation of the changes in the gross amount of unrecognized tax benefits is as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Balance at beginning of period	$128	$103	$87
Increase related to current period tax positions	27	29	7
Increase related to prior period tax positions	8	1	10
Decrease related to settlements with taxing authorities	—	—	—
Decrease related to prior period tax positions	—	—	(1)
Decreases from lapse in statutes of limitations	(2)	(5)	—
Balance at end of period	$161	$128	$103

As of December 31, 2023, the Company had $161 million of unrecognized tax benefits, which would favorably impact the Company’s future tax rates in the event that the tax benefits are eventually recognized. The Company recorded $4 million, $3 million and $10 million for interest and penalties related to uncertain tax positions in the provision for income taxes for the years ended December 31, 2023, 2022 and 2021, respectively. Accrued liabilities for interest and penalties were $32 million for the year ended December 31, 2023. Interest and penalties are recorded as a component of the provision for income taxes on the Combined Statements of Operations.
The calculation of the Company’s tax liabilities involves interpretation of complex tax laws and regulations in the United States, Canada and Switzerland. The Company is subject to ongoing tax examinations in these jurisdictions. The Company regularly assesses the likelihood of the outcomes resulting from these ongoing tax examinations as part of the assessment of uncertain tax positions. The specific timing of when the resolution of each

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
tax position will be reached is uncertain. Tax controversies with applicable taxing authorities are open for tax years as early as 2011. As of December 31, 2023, the Company does not believe that there are any positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.
No deferred tax provision has been recorded on approximately $8 billion of cumulative unremitted earnings of the Company’s U.S. and Canadian subsidiaries as of December 31, 2023 and 2022, since the Company plans to reinvest these earnings indefinitely. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.
OECD Pillar Two
In December 2023, Switzerland enacted the relevant Ordinance for implementing the OECD/G20 Qualified Domestic Minimum Tax (QDMTT), effective as of January 1, 2024. Pillar Two legislation has also been enacted in 2023 in Canada, effective for the financial year beginning January 1, 2024. As the jurisdictions in which the Company operates are in scope of the Pillar Two legislation, the Company has performed an assessment of the potential exposure to Pillar Two income taxes which may arise upon the Spin-Off. Based on 2023 profitability, the Company may incur Pillar Two income taxes of up to $30 million per year following the Spin-Off.
Note 14. Segment information
The Company is organized into two reportable segments — Building Materials and Building Envelope — that are aligned with the products and services it provides and based upon the information used by the CODM in evaluating the performance of the business and allocating resources and capital. The Building Materials segment offers a range of branded solutions delivering high-performance products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials. The Building Envelope segment offers advanced roofing systems, including single-ply membranes, insulation, shingles, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing systems.
The Company determines its operating segments based on the discrete financial information that is regularly evaluated by its CODM in deciding how to allocate resources and in assessing performance. The CODM evaluates the performance of the Company’s segments and allocates resources to them based on Segment EBIT. Segment EBIT excludes the impact of Loss on impairments, Interest expense, net, Other non-operating income (expenses), net and certain other items, such as costs related to acquisitions, litigation and restructuring and charges associated with non-core sites. The accounting policies applicable to each segment are consistent with those used on these Combined Financial Statements.
The key performance indicators for the Company’s reportable segments were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Revenues:
Building Materials	$8,564	$7,724	$6,663
Building Envelope	3,113	3,002	1,469
Total revenues	$11,677	$10,726	$8,132
Segment EBIT:
Building Materials	$1,666	$1,404	$1,283
Building Envelope	482	519	145
Corporate	(155)	(112)	(108)
Total Segment EBIT	$1,993	$1,811	$1,320

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements

	For the years ended December 31,
(In millions)	2023	2022	2021
Reconciling items:
Corporate / eliminations:
Loss on impairments	$(15)	$(57)	$—
Other(1)	(90)	(55)	(32)
Interest expense, net	(549)	(248)	(178)
Other non-operating income (expenses), net	(36)	9	5
Income before income tax expense and income from equity method investments:	$1,303	$1,460	$1,115

(1)	Other primarily consists of costs related to acquisitions, litigation and restructuring and charges associated with non-core sites.
The Company’s capital expenditures by segment were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Capital expenditures(1):
Building Materials	$555	$415	$362
Building Envelope	75	73	32
Total capital expenditures	$630	$488	$394

(1)	Capital expenditures for the years ended December 31, 2023, 2022 and 2021 exclude noncash transactions for capital expenditure-related accounts payable.
The Company’s assets by segment were as follows:

	As of December 31,
(In millions)	2023	2022
Segment assets(1):
Building Materials	$7,154	$6,931
Building Envelope	466	390
Total segment assets	7,620	7,321
Other assets	15,427	13,349
Total assets as reported in the Combined Balance Sheets	$23,047	$20,670

(1)
Segment assets is consistent with the definition of Long-lived assets, which represents Property, plant and equipment, net, which is comprised of land & mineral reserves, buildings & installations, machines, furniture, vehicles and tools.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Geographic Information
Revenues by geographic area, attributed to countries based on the invoicing legal entity, were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Revenues:
United States	$8,986	$8,218	$5,834
Canada	2,691	2,508	2,298
Total revenues	$11,677	$10,726	$8,132

Long-lived assets by geographic area were as follows:

	As of December 31,
(In millions)	2023	2022
Long-lived assets by geographical area(1):
United States	$5,375	$5,142
Canada	2,245	2,179
Total long-lived assets by geographical area	$7,620	$7,321

(1)	Long-lived assets, which represents Property, plant and equipment, net, is comprised of land & mineral reserves, buildings & installations, machines, furniture, vehicles and tools.
Information about major customers
The Company’s operations are primarily conducted in the United States and Canada, and its customers are primarily contractors, builders, infrastructure developers, transportation authorities and the residential market. The Company operates in several niche markets in which a large portion of its revenues are attributable to a few large distributors. However, no individual customer represents more than 10% of the Company’s revenues and there are no material dependencies or concentrations of individual customers that require disclosure.
Note 15. Pension and other postretirement benefits
The Company sponsors defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees of the Company participate. The Company’s employees also participate in certain union-sponsored multiemployer pension plans to which the Company contributes to along with other employers.
The majority of the defined benefit pension plans are closed to new entrants and frozen to future accruals. Buy-in contracts were secured from an insurance company to reimburse various U.S. and Canadian defined benefit pension plans for the covered portion of benefits when disbursed by the plans. Consequently, there is no net ongoing cash flow to the plans for the covered portion of benefits, as the buy-in contracts fund the cost of providing the benefits.
The Company decided to terminate its main Canadian defined benefit pension plan on February 28, 2023, and following regulatory approval will be obligated to settle plan benefits with payment of a final contribution necessary to transfer all remaining liabilities to the insurer.
The Company also terminated its main U.S. defined benefit pension plan as of May 31, 2023, and effective November 13, 2023, the buy-in contracts were converted to buy-out contracts in conjunction with the plan termination. All liabilities related to the Company’s main U.S. defined benefit pension plan were transferred to the insurer, which is recognized as a settlement loss of $33 million for the year ended December 31, 2023.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Defined benefit pension plans
The following table summarizes, with respect to defined benefit pension plans, the benefit obligation, fair value of plan assets, funded status, amounts recognized on the Combined Balance Sheets and weighted-average assumptions used to determine benefit obligations:

	As of December 31, Defined Benefit Pension Plans
	2023		2022
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, beginning of year	$735	$672	$1,002	$974
Service cost	—	2	—	4
Interest cost	38	33	29	27
Actuarial (gains) and losses	(53)	90	(236)	(232)
Benefits paid	(55)	(47)	(68)	(52)
Settlements	(583)	—	—	—
Curtailment (gains) and losses	—	(19)	—	—
Net transfer in	—	—	8	—
Foreign currency rate changes	—	16	—	(49)
Benefit obligation, end of year	$82	$747	$735	$672
Change in fair value of plan assets:
Fair value of plan assets, beginning of year	$650	$628	$924	$888
Actual return on plan assets	(22)	63	(212)	(171)
Employer contributions	10	11	6	8
Benefits paid	(55)	(47)	(68)	(52)
Settlements	(583)	—	—	—
Foreign currency rate changes	—	14	—	(45)
Fair value of plan assets, end of year	—	669	650	628
Funded status	$(82)	$(78)	$(85)	$(44)
Amounts recognized on the Combined Balance Sheets:
Noncurrent assets	$—	$13	$—	$19
Current liabilities	(6)	(26)	(6)	(4)
Noncurrent liabilities	(76)	(65)	(79)	(59)
Funded status at end of year	$(82)	$(78)	$(85)	$(44)
Amounts recognized in Accumulated other comprehensive income (loss):
Net actuarial (gain) loss	$(17)	$72	$13	$31
Total	$(17)	$72	$13	$31
Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.8%	4.6%	5.9%	5.0%
Rate of compensation increase	N/A	2.5%	N/A	2.5%
Interest crediting rate	3.0%	N/A	3.0%	N/A

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The following table summarizes, with respect to defined benefit pension plans, the components of Net periodic pension benefit (credit) cost, amounts recognized in Other comprehensive income (loss) and weighted-average assumptions used to determine Net periodic pension benefit (credit) cost:

	For the years ended December 31,
	Defined Benefit Pension Plans
	U.S.			Non-U.S.
(In millions, except for percentage data)	2023	2022	2021	2023	2022	2021
Components of Net periodic pension benefit (credit) cost:
Service cost	$—	$—	$—	$2	$4	$5
Interest cost	38	29	26	33	27	27
Expected return on assets	(34)	(32)	(38)	(32)	(28)	(38)
Amortization of actuarial (gain) loss	—	—	—	—	1	1
Settlement (gain) loss	33	—	—	—	—	—
Net periodic pension benefit (credit) cost	$37	$(3)	$(12)	$3	$4	$(5)
Changes in plan assets and benefit obligations recognized in Other comprehensive (income) loss:
Net actuarial (gain) loss	$3	$8	$11	$40	$(33)	$(63)
Amortization of actuarial (gain) loss	(33)	—	—	—	(1)	(1)
Foreign currency rate changes	—	—	—	1	(3)	1
Total recognized in Other comprehensive (income) loss	$(30)	$8	$11	$41	$(37)	$(63)
Total recognized in Net periodic pension benefit (credit) cost and Other comprehensive (income) loss	$7	$5	$(1)	$44	$(33)	$(68)
Weighted-average assumptions used to determine Net periodic pension benefit (credit) cost:
Discount rate	5.9%	2.9%	2.5%	5.0%	2.9%	2.5%
Rate of compensation increase	N/A	N/A	N/A	2.5%	2.5%	2.5%
Expected long-term rate of return on plan assets	5.9%	3.5%	4.0%	5.2%	3.3%	4.5%
Interest crediting rate	3.0%	3.0%	3.0%	N/A	N/A	N/A

The defined benefit pension plans for which the accumulated benefit obligation or projected benefit obligation exceeds the fair value of the respective plan assets were as follows:

	As of December 31,
	2023		2022
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Defined benefit pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	$82	$582	$735	$71
Fair value of plan assets	$—	$491	$650	$7
Defined benefit pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$82	$582	$735	$64
Fair value of plan assets	$—	$491	$650	$—

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Other postretirement benefit plans
The following table summarizes, with respect to other postretirement benefit plans, the benefit obligation, fair value of plan assets, funded status, amounts recognized on the Combined Balance Sheets and weighted-average assumptions used to determine benefit obligations:

	As of December 31,
	Other Postretirement Benefit Plans
	2023		2022
(In millions, except for percentage data)	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, beginning of year	$62	$63	$82	$90
Service cost	—	1	—	1
Interest cost	3	3	2	3
Actuarial (gains) and losses	(3)	10	(14)	(21)
Benefits paid	(7)	(4)	(8)	(5)
Foreign currency rate changes	—	2	—	(5)
Benefit obligation, end of year	$55	$75	$62	$63
Change in fair value of plan assets:
Fair value of plan assets, beginning of year	$—	$—	$—	$—
Employer contributions	7	4	8	5
Benefits paid	(7)	(4)	(8)	(5)
Fair value of plan assets, end of year	—	—	—	—
Funded status	$(55)	$(75)	$(62)	$(63)
Amounts recognized on the Combined Balance Sheets:
Current liabilities	(8)	(4)	(10)	(3)
Noncurrent liabilities	(47)	(71)	(52)	(60)
Funded status at end of year	$(55)	$(75)	$(62)	$(63)
Amounts recognized in Accumulated other comprehensive income (loss):
Net actuarial (gain) loss	$(22)	$(18)	$(21)	$(30)
Total	$(22)	$(18)	$(21)	$(30)
Weighted-average assumptions used to determine benefit obligations:
Discount rate	4.8%	4.7%	4.9%	5.2%
Rate of compensation increase	N/A	2.5%	N/A	2.5%

The following table summarizes, with respect to other postretirement benefit plans, the components of Net periodic pension benefit (credit) cost, amounts recognized in Other comprehensive income (loss), and weighted-average assumptions used to determine Net periodic pension benefit (credit) cost:

	For the years ended December 31,
	Other Postretirement Benefit Plans
	U.S.			Non-U.S.
(In millions, except for percentage data)	2023	2022	2021	2023	2022	2021
Components of Net periodic pension benefit (credit) cost:
Service cost	$—	$—	$—	$1	$1	$2
Interest cost	3	2	2	3	3	2
Amortization of actuarial (gain) loss	(2)	—	—	(2)	—	—
Net periodic pension benefit (credit) cost	$1	$2	$2	$2	$4	$4

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements

	For the years ended December 31,
	Other Postretirement Benefit Plans
	U.S.			Non-U.S.
(In millions, except for percentage data)	2023	2022	2021	2023	2022	2021
Changes in plan assets and benefit obligations recognized in Other comprehensive (income) loss:
Net actuarial (gain) loss	$(3)	$(14)	$(7)	$10	$(21)	$(9)
Amortization of actuarial (gain) loss	2	—	—	2	—	—
Total recognized in Other comprehensive (income) loss	$(1)	$(14)	$(7)	$12	$(21)	$(9)
Total recognized in Net periodic pension benefit (credit) cost and Other comprehensive (income) loss	$—	$(12)	$(5)	$14	$(17)	$(5)
Weighted-average assumptions used to determine Net periodic pension benefit (credit) cost:
Discount rate	4.9%	2.4%	1.9%	5.2%	3.0%	2.6%
Rate of compensation increase	N/A	N/A	N/A	2.5%	2.5%	2.5%

The other postretirement benefit plans for which the accumulated postretirement benefit obligation exceeds the fair value of plan assets were as follows:

	As of December 31,
	2023		2022
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Other postretirement benefit plans with accumulated postretirement benefit obligations in excess of plan assets:
Accumulated postretirement benefit obligation	$55	$75	$62	$63

The assets of the Company’s defined benefit pension plans and other postretirement benefit plans are managed by fiduciary committees in the United States and Canada, with support from third party investment consultants, for the benefit of the plan members. Consideration is given to the financial needs and circumstances of the plans, the long-term nature of the benefit obligations and time horizon available for investment, and the nature of the plans cash flows and liabilities. The investment strategy is set at the plan level, typically to maintain a diversified portfolio of assets to reduce risk with the objective of minimizing volatility and meeting future obligations and long-term cash requirements as they become due. The investment policy for each plan specifies the investment objectives, responsibilities, asset allocation guidelines, and investment monitoring requirements.
The expected long-term rate of return on plan assets is developed based on a targeted asset allocation range, considering investment community forecasts and current market conditions to develop expected returns for each of the asset classes used by the plans. These expected returns are weighted to reflect the asset allocation of each plan.
The following is a description of the methods and assumptions used to estimate the fair value of the defined benefit pension plan and other postretirement benefit plan assets:
•	Cash and cash equivalents: Cash and all highly liquid securities with original maturities of three months or less are classified as Cash and cash equivalents. These assets are classified as Level 1.
•
Equity instruments: Individual securities that are valued at the closing price or last trade reported on the major market on which they are traded are classified as Level 1. Commingled funds that are publicly traded are valued based upon market quotes and are classified as Level 1. Non-publicly traded funds that require one or more significant unobservable inputs reflecting assumptions that market participants would be expected to use in pricing the assets are classified as Level 3.

•
Debt instruments: Debt instruments are valued based on prices derived from observable inputs and are classified as Level 2. Level 2 investments may also include commingled funds that have a readily determinable fair value based on observable prices of the underlying securities.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
•
Insurance contracts: Buy-in annuity contracts are valued based on the estimated surrender value of the contracts, which are classified as Level 3 of the fair value hierarchy. The fair values of the insurance contracts are determined by the insurance company’s valuation models and represent the value the Company would receive upon surrender of these policies as of the measurement date.

The Company’s target allocation ranges by asset class were as follows:

Defined Benefit Pension Plans 2023 Target allocation ranges Non-U.S. Plans(1)
Cash and cash equivalents	30%
Equity instruments	25—35%
Debt instruments	35—45%

(1)	There are no target asset allocations for the United States as the U.S. defined benefit pension plans have no assets as of December 31, 2023.
The Company’s asset allocations by asset class were as follows:

	Defined Benefit Pension Plans Fair Values As of December 31, 2023
	U.S. Plans				Non-U.S. Plans
(In millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$—	$—	$—	$—	$63	$—	$—	$63
Equity instruments	—	—	—	—	30	—	26	56
Debt instruments	—	—	—	—	—	82	—	82
Insurance contracts	—	—	—	—	—	—	468	468
Total	$—	$—	$—	$—	$93	$82	$494	$669

There were no other postretirement benefit plan assets as of December 31, 2023.
The Company’s asset allocations by asset class were as follows:

	Defined Benefit Pension Plans Fair Values As of December 31, 2022
	U.S. Plans				Non-U.S. Plans
(In millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$11	$—	$—	$11	$3	$—	$—	$3
Equity instruments	—	—	—	—	30	—	27	57
Debt instruments	—	—	—	—	—	122	—	122
Insurance contracts	—	—	639	639	—	—	446	446
Total	$11	$—	$639	$650	$33	$122	$473	$628

There were no other postretirement benefit plan assets as of December 31, 2022.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The reconciliation for Level 3 pension plan assets by asset class were as follows:

	For the year ended December 31, 2023
	U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Change due to exchange rate changes	Ending balance
Insurance contracts	$639	$(24)	$(615)	$—	$—
Total	$639	$(24)	$(615)	$—	$—

	For the year ended December 31, 2023
	Non-U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Change due to exchange rate changes	Ending balance
Equity instruments	$27	$(1)	$—	$—	$26
Insurance contracts	446	44	(32)	10	468
Total	$473	$43	$(32)	$10	$494

	For the year ended December 31, 2022
	U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Change due to exchange rate changes	Ending balance
Insurance contracts	$670	$(131)	$100	$—	$639
Total	$670	$(131)	$100	$—	$639

	For the year ended December 31, 2022
	Non-U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Change due to exchange rate changes	Ending balance
Equity instruments	$50	$(2)	$(19)	$(2)	$27
Insurance contracts	248	(68)	290	(24)	446
Total	$298	$(70)	$271	$(26)	$473

The assumed healthcare cost trend rates were as follows:

	As of December 31,
	U.S. Plans			Non-U.S. Plans
	2023	2022	2021	2023	2022	2021
Healthcare cost trend rate assumed for next year	7.2%	6.4%	6.6%	4.6%	4.4%	4.2%
Rate to which the cost trend rate gradually declines	4.5%	4.5%	4.5%	4.0%	4.0%	4.0%
Year the rate reaches the ultimate rate	2031	2030	2028	2040	2040	2040

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The following table presents the expected future benefit payments to be made over the next 10 years:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
2024	$7	$526	$9	$4
2025	7	15	8	4
2026	7	15	7	4
2027	7	15	5	4
2028	7	15	5	4
2029-2033	$31	$72	$18	$23

The Company expects that it will contribute $7 million to the U.S. defined benefit pension plans, $39 million to the non-U.S. defined benefit pension plans, $9 million to the U.S. other postretirement benefit plans and $4 million to the non-U.S. other postretirement benefit plans during the year ending December 31, 2024. As a result of the planned termination of the Company’s main Canadian defined benefit plans, the Company expects to transfer $512 million of liabilities to the insurer in 2024.
Defined contribution plans
In addition to the defined benefit pension plans and other postretirement benefit plans, the Company sponsors various defined contribution plans for U.S. and Canadian employees. Expense recognized associated with the defined contribution plans totaled $70 million, $66 million, and $55 million for the years ended December 31, 2023, 2022 and 2021, respectively, and is included within Cost of revenues and Selling, general and administrative expenses on the Combined Statements of Operations.
Union-sponsored multiemployer pension plans
The Company participates in and contributes to various union-sponsored multiemployer pension plans for U.S. and Canadian employees. The risks of participating in multiemployer pension plans differ from single employer plans as follows:
•	Assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to employees of other participating employers;
•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and
•
If the Company chooses to stop participating in one or more of the multiemployer pension plans to which it contributes, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

None of the union-sponsored multiemployer pension plans in which the Company participates are individually significant. Total contributions to union-sponsored multiemployer pension plans were $35 million, $33 million and $32 million during the years ended December 31, 2023, 2022 and 2021, respectively.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Note 16. Accumulated other comprehensive income (loss)
The changes in the balances for each component of Accumulated other comprehensive income (loss), net of tax, were as follows:

(In millions)	Foreign Currency Translation Adjustment	Net Change in Fair Value of Effective Portion of Cash Flow Hedges	Actuarial Losses and Prior Service Costs for Defined Benefit Pension Plans and Other Postretirement Benefit Plans	Total
Balance as of January 1, 2021	$(136)	$(1)	$(94)	$(231)
Other comprehensive income (loss) before reclassifications	4	(25)	50	29
Amounts reclassified from Accumulated other comprehensive income (loss) to Net income	—	34	—	34
Net current-period Other comprehensive income (loss)	4	9	50	63
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of December 31, 2021	$(132)	$8	$(44)	$(168)
Other comprehensive income (loss) before reclassifications	(250)	(6)	51	(205)
Amounts reclassified from Accumulated other comprehensive income (loss) to Net income	—	1	—	1
Net current-period Other comprehensive income (loss)	(250)	(5)	51	(204)
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of December 31, 2022	$(382)	$3	$7	$(372)
Other comprehensive income (loss) before reclassifications	92	17	(44)	65
Amounts reclassified from Accumulated other comprehensive income (loss) to Net income	—	(36)	26	(10)
Net current-period Other comprehensive income (loss)	92	(19)	(18)	55
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of December 31, 2023	$(290)	$(16)	$(11)	$(317)

The following amounts were reclassified from Accumulated other comprehensive income (loss) to Net income:

	For the years ended December 31,
(In millions)	2023	2022	2021
Net change in fair value of effective portion of cash flow hedges
Cost of revenues	$(48)	$1	$45
Income tax (benefit) expense	12	—	(11)
Total	$(36)	$1	$34
Actuarial losses and prior service costs for defined benefit pension plans and other postretirement benefit plans
Other non-operating (income) expense, net	$34	$—	$—
Income tax (benefit) expense	(8)	—	—
Total	$26	$—	$—
Total amounts reclassified from Accumulated other comprehensive income (loss) to Net income	$(10)	$1	$34

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Note 17. Commitments and contingencies
Commitments
In the ordinary course of business, the Company enters into purchase commitments for goods and services including various products and capital expenditures for property, plant and equipment. The Company had purchase commitments for capital expenditures of $192 million and other contractual commitments for products and intangibles of $676 million as of December 31, 2023.
Contingencies
In the ordinary course of conducting its business activities, the Company is involved in judicial, administrative and regulatory investigations and proceedings, as well as lawsuits and claims of various natures, involving both private parties and governmental authorities, relating to product liability, general and commercial liability, competition, environmental, employment, health and safety and other matters. These claims and proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class-action basis.
The Company’s policy is to record a liability for those contingencies when the incurrence of a loss is probable and the amount can be reasonably estimated, and to record legal fees as incurred. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is probable or reasonably possible and which are material, the Company discloses the nature of the contingency and, in some circumstances, an estimate of the possible loss. Accruals are based on the best information available, but in situations management is unable to estimate an amount or range of a reasonably possible loss, including, but not limited to, when: (1) the damages are indeterminate, (2) the proceedings are in the early stages, (3) numerous parties are involved, or (4) the matter involves novel or unsettled legal theories.
Consistent with industry practice, the Company provides warranties on many of its products. The Company may experience costs of warranty claims when its products are not performing to the satisfaction of the customer even though they have not caused harm to others or property. The Company has received and may in the future receive notices of claims arising from such warranties. The Company estimates its future warranty costs based on historical trends and product sales, but may fail to accurately estimate those costs.
Environmental matters
The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to, among other things, environmental matters (including climate change and greenhouse gas emissions), health and safety matters (including related to the use of hazardous materials) and other regulatory matters. Environmental operating permits, which are subject to modification, renewal and revocation, may be required for the Company’s operations. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.
It is reasonably possible that our exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites and lawsuits, such amounts are not reasonably estimable. The Company had accrued environmental remediation obligations of $71 million and $74 million for cleanup, restoration and ongoing maintenance and monitoring requirements as of December 31, 2023 and 2022, respectively, which are included in Other current liabilities and Other noncurrent liabilities on the Combined Balance Sheets.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Off Balance Sheet Arrangements
Periodically, we enter into off balance sheet commitments, including surety bonds and letters of credit, to fulfill certain obligations related to specific projects, insurance and site restoration. As of December 31, 2023, 2022 and 2021 we had outstanding commitments amounting to $742 million, $560 million and $557 million, respectively. We did not have any other off balance sheet arrangements as of December 31, 2023, 2022 and 2021.
Parent Lease Guarantee
The Company has a lease agreement with a third party for a plant in Salt Lake City, Utah with an estimated lease liability of $75 million that was guaranteed by Parent as of December 31, 2023.
Note 18. Related party
Related-party transactions
The Company and Parent have historically had intercompany activity, resulting in revenues and expenses for both parties. Transactions between the Company and other businesses of Parent are considered related-party transactions. Revenues for products and services provided to Parent by the Company were $65 million, $95 million and $67 million for the years ended December 31, 2023, 2022 and 2021, respectively. The costs incurred by the Company related to products and services purchased from Parent were $4 million and $13 million for the years ended December 31, 2023 and 2022 and are contained within Cost of revenues on the Combined Statements of Operations. There were no costs incurred by the Company related to products and services purchased from Parent for the year ended December 31, 2021. The Company also generated revenues from its equity method investees of $15 million, $14 million and $11 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Certain related-party transactions between the Company and Parent have been included in these Combined Financial Statements. Trade receivables and payables between the Company and Parent are cash settled and have been presented on the Combined Balance Sheets as Due from related-party and Due to related-party, respectively. The net effect of the settlement of these intercompany transactions is reflected within Cash flows from operating activities on the Combined Statements of Cash Flows. As of December 31, 2023 and 2022, trade receivables from Parent were $36 million and $37 million, respectively, and trade payables due to Parent were $11 million and $20 million, respectively.
Allocation of corporate expenses
The Combined Statements of Operations include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to finance, treasury, supply chain, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company. These expenses have been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future.
All such amounts have been deemed to have been incurred and settled by the Company in the period in which the costs were recorded and are included within Net parent investment on the Combined Balance Sheets.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
Allocations for management costs and corporate support services provided to the Company were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Cost of revenues	$27	$21	$18
Selling, general and administrative expenses	120	97	92
Total	$147	$118	$110

Following the Spin-Off, certain services that Parent historically provided to the Company will continue to be provided to the Company by Parent on a transitional basis pursuant to a transition services agreement and certain other ancillary agreements between the Company and Parent. At the end of the transitional periods specified in these agreements, the Company will need to perform these services using the Company’s own resources or hire third-party service providers to perform these services on the Company’s behalf.
Cash management and financing
Historically, a majority of the Company’s subsidiaries participate in Parent’s centralized cash management and financing function. While the Company maintains bank accounts in the name of its respective legal entities in order to conduct day-to-day business, cash is managed centrally as part of the overall treasury function and Parent oversees a cash pooling program whereby cash is swept from any subsidiary accounts, including the Company’s accounts, on a daily basis. This mechanism optimizes cash management and is used to ensure all of Parent’s businesses have the working capital needed to run their day-to-day activities.
Depending on the Company’s contributions and withdrawals to and from the cash pool, it can either be in a net lending or borrowing position. No maturity dates nor payment schedules are outlined in the agreements governing the cash pooling program and there is no periodic cash settlement as part of the cash pooling program. As of December 31, 2023 and 2022, the Company had outstanding receivables related to amounts provided to Parent’s centralized cash management and financing function of $149 million and $336 million, respectively, which are included in Related-party notes receivable on the Combined Balance Sheets. For the years ended December 31, 2023, 2022 and 2021, the Company paid interest expense of $9 million, $2 million and $0, respectively, on borrowings from Parent’s centralized cash management and financing function, and received interest income of $4 million, $2 million and $4 million, respectively, on amounts contributed to the cash pooling program.
Related-party notes payable
The Company has short-term and long-term borrowing arrangements with Parent. These borrowings have been included in both current and noncurrent liabilities within Related-party notes payable on the Combined Balance Sheets.
The borrowing arrangements with Parent are primarily for working capital needs and for financing certain acquisitions and have an aggregate principal balance of $7,790 million and $6,653 million as of December 31, 2023 and 2022, respectively, with varying maturities from 2024 to 2038 and stated rates varying from 3.70% to 8.29% as of December 31, 2023 and from 3.70% to 8.27% as of December 31, 2022. The weighted average effective interest rate of the related-party notes payable was 5.95% and 6.13% as of December 31, 2023 and 2022, respectively. The Company recognized interest expense from related-party notes payable of $460 million, $152 million, and $112 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
The total principal payments of related-party debt, including current maturities for the five years subsequent to December 31, 2023, are as follows:

(In millions)
2024	$125
2025	125
2026	105
2027	412
2028	545
Thereafter	6,478
Total	$7,790

Note 19. Supplemental cash flow information
Cash expenditures were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Interest paid	$504	$222	$208
Income taxes paid	211	170	220
Operating cash flows used for operating leases	(161)	(144)	(130)
Operating cash flows used for finance leases	(11)	(7)	(8)
Financing cash flows used for finance leases	$(55)	$(48)	$(44)

Noncash investing and financing transactions were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Purchases of property, plant and equipment included in Accounts payable	$23	$18	$15
Right-of-use assets obtained in exchange for new operating lease liabilities	166	175	136
Right-of-use assets obtained in exchange for new finance lease liabilities	89	36	25
Debt assumed in connection with a business combination	$3	$7	$—

Note 20. Net parent investment
Net parent investment in the Combined Balance Sheets and Combined Statements of Equity represents Parent’s historical investment in the Company, the net effect of transactions with Parent and allocations from Parent, and the Company’s accumulated earnings. Net transfers (to) from Parent are included within Net parent investment. The components of Net transfers (to) from Parent on the Combined Statements of Cash Flows and the reconciliation to the corresponding amounts presented within the Combined Statements of Equity, which includes certain non-cash elements, were as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Net transfers (to) from Parent as reflected on the Combined Statements of Cash Flows(1)	$(20)	$(188)	$477
Capital contribution of related-party note(2)	—	(3,500)	—
Other non-cash activities with Parent, net	3	(11)	14
Net transfers (to) from Parent as reflected on the Combined Statements of Equity	$(17)	$(3,699)	$491

(1)	Net transfers (to) from Parent as reflected on the Combined Statements of Cash Flows includes general financing activities and allocation of Parent’s corporate expenses.

Confidential Treatment Requested by Evertect AG Pursuant to 17 C.F.R. § 200.83
Evertect
Notes to Combined Financial Statements
(2)
Certain financing transactions, including the issuance of a $3,500 million related-party note payable during the year ended December 31, 2022 for the contribution of legal entities and related assets and liabilities within the carve-out perimeter from Parent at their historical carrying amounts through an internal reorganization transaction, are non-cash in nature and therefore have not been reflected in the Combined Statements of Cash Flows.

Note 21. Equity method investments
The Company uses the equity method of accounting for its investments in entities over which the Company has the ability to exercise significant influence over operating and financial policies or exercise joint control with other investors but does not control and is not the primary beneficiary. Equity method investments are initially recognized at cost and are included within Other noncurrent assets on the Combined Balance Sheets. The Company’s proportionate interest in the operating results of the entity is included within Income from equity method investments on the Combined Statements of Operations.
Equity method investments consisted of the following:

	Ownership percentage	Balance as of December 31,		Share of income (loss) for the year ended December 31,
(In millions, except for percentage data)		2023	2022	2023	2022	2021
Quality Concrete Inc.	30%	$22	$22	$2	$2	$2
Nelson Aggregate Co Partnership	50%	19	16	6	6	5
Others		20	19	5	5	5
Total		$61	$57	$13	$13	$12

Note 22. Subsequent events
The Company has evaluated events and transactions that occurred through September 6, 2024, the date these Combined Financial Statements were available for issuance, for potential recognition or disclosure in these Combined Financial Statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure.